 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 15, 1997
                                                     REGISTRATION NO. 333-33787
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 2 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                            ALLIANCE IMAGING, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
        DELAWARE                     8099                    33-0239910
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                               ----------------
                   1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                (714) 688-7100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                             MR. RICHARD N. ZEHNER
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                (714) 688-7100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                WITH COPIES TO:
         ANTHONY T. ILER, ESQ.                  JOHN J. SUYDAM, ESQ.
          IRELL & MANELLA LLP             O'SULLIVAN GRAEV & KARABELL, LLP
   333 SOUTH HOPE STREET, SUITE 3300            30 ROCKEFELLER PLAZA
     LOS ANGELES, CALIFORNIA 90071            NEW YORK, NEW YORK 10112
            (213) 620-1555                         (212) 408-2400
                               ----------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
At the effective time of the Recapitalization (as defined herein), which shall occur as soon as practicable after the effective date of this Registration
   Statement and the satisfaction of all conditions to the closing thereof.

  If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                            ALLIANCE IMAGING, INC.
                   1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                (714) 688-7100

                                                                October  , 1997

Dear Fellow Stockholders:

  You are invited to attend a special meeting of the stockholders of Alliance Imaging, Inc. ("Alliance") to vote on the Agreement and Plan of Merger dated as of July 23, 1997, between Alliance and Newport Investment LLC (the "Investor"), a Delaware limited liability company formed and wholly owned by certain affiliates of Apollo Management, L.P. (such affiliates and the Investor are collectively referred to as "Apollo"), as amended by Amendment No. 1 dated as of August 13, 1997 and Amendment No. 2 dated as of October 13, 1997 (the "Recapitalization Merger Agreement"). The Recapitalization Merger Agreement provides for, among other things, (1) the merger of Newco Acquisition Corp. ("Newco"), a corporation to be formed solely for the purpose of this transaction and wholly owned by the Investor, with and into Alliance (the "Recapitalization"), as a result of which the shares of common stock of Newco will be converted into 3,363,636 shares of common stock of Alliance, 727,273 shares of common stock of Alliance, par value $.01 per share (the "Alliance Common Stock"), will be retained by Alliance's existing stockholders and the balance of the outstanding shares of Alliance Common Stock (other than shares of Alliance Common Stock held by Alliance's stockholders, if any, who dissent from the Recapitalization and comply with all of the provisions of the Delaware General Corporation Law concerning the right of stockholders to seek appraisal of their shares ("Dissenting Shares")) will be converted into the right to receive $11.00 per share in cash, (2) the Board of Directors of Newco to become the Board of Directors of Alliance upon the consummation of the Recapitalization, (3) the acquisition by Alliance (the "SMT Acquisition") of all of the outstanding capital stock of Three Rivers Holding Corp., which is wholly owned by Apollo and is the owner of all of the outstanding shares of common stock of SMT Health Services Inc., in exchange for the issuance to Apollo of 3,181,818 shares of Alliance Common Stock and (4) the amendment and restatement of Alliance's Restated Certificate of Incorporation. A copy of the Recapitalization Merger Agreement is attached as Annex A to the enclosed Proxy Statement/Prospectus.

  If the Recapitalization Merger Agreement is approved by holders of a majority of the shares of Alliance Common Stock, then at the effective time of the Recapitalization, the separate corporate existence of Newco will cease, Alliance will continue as the surviving corporation, and 727,273 shares of Alliance Common Stock, or approximately 5% of the presently issued and outstanding shares of Alliance Common Stock (assuming conversion of all shares of preferred stock of Alliance) will be retained by Alliance's existing stockholders and the remainder, approximately 95% of the presently issued and outstanding shares (assuming conversion of all shares of preferred stock of Alliance and assuming there are no Dissenting Shares), will be converted into the right to receive $11.00 per share in cash. If stockholders of Alliance entitled to vote at the special meeting elect in the aggregate to retain more or less than 727,273 shares of Alliance Common Stock, the number of shares to be retained will be prorated among holders. Consequently, at the time stockholders of Alliance vote in respect of the Recapitalization Merger Agreement and decide whether to elect to retain shares of Alliance Common Stock, they will not know if they will be entitled to retain all of the shares they elect to retain or if they will be required to retain shares of Alliance Common Stock which they do not elect to retain.

  Pursuant to the Recapitalization Merger Agreement, Apollo will receive a total of 6,545,454 shares of common stock of Alliance (3,363,363 shares issued upon conversion of common stock of Newco in the Recapitalization and 3,181,818 shares issued pursuant to the SMT Acquisition). Consequently, immediately after the Recapitalization and the SMT Acquisition, Alliance will have 7,272,727 shares of common stock outstanding, of which Apollo will own 6,545,454 shares (or approximately 90%) and Alliance's existing stockholders will own 727,273 shares (or approximately 10%). Immediately after consummation of the transactions, Apollo intends to sell 431,818 shares of Alliance Common Stock owned by Apollo to BT Capital Corporation for $11.00 per share (or approximately $4.8 million in the aggregate) in cash, the amount paid to Alliance's existing stockholders for shares of Alliance Common Stock. In addition, options to acquire 1,310,578 shares of Alliance Common Stock will be held by management of Alliance and SMT after consummation of the Recapitalization and the SMT Acquisition.

  Pursuant to a stockholder agreement dated as of July 23, 1997 (the "Stockholder Agreement"), among the Investor and stockholders (the "Principal Stockholders") owning approximately 54.4% of the issued and outstanding shares of Alliance Common Stock (approximately 66.0% assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of Alliance Common Stock), Apollo has the right to cause a majority of the outstanding shares of Alliance Common Stock to be voted in favor of the Recapitalization Merger Agreement and has a currently exercisable option to acquire all of such shares (which option terminates, in general, on December 31, 1997 or earlier if the Recapitalization Merger Agreement is terminated) and, therefore, beneficially owns such shares. Apollo intends to cause the shares of common stock subject to the Stockholder Agreement to be voted in favor of the Recapitalization Merger Agreement, thereby ensuring the approval of the Recapitalization Merger Agreement without the vote of any additional stockholders. The Principal Stockholders will be entitled to participate in the proration of the retained shares in the same manner as Alliance's other stockholders, unless the Investor exercises the option (in which case, the Principal Stockholders would receive cash for their shares and would not be subject to proration). The Investor has advised the Company that it does not currently intend to exercise the Option, and would do so only if a third party sought to acquire Alliance prior to consummation of the Transactions or the termination of the Recapitalization Merger Agreement. If the Investor does exercise the options, all 727,273 of the retained shares would be prorated among Alliance's existing public stockholders, who own approximately 34% of the issued and outstanding shares of Alliance Common Stock (assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of Alliance Common Stock). Except as described in this paragraph, Apollo currently does not have any interest in any shares of Alliance Common Stock.

  The Recapitalization Merger Agreement contains various conditions, including the receipt of the necessary stockholder approval and financing, the Investor having received advice from Ernst & Young LLP that the Recapitalization qualifies for recapitalization accounting treatment, Alliance having taken appropriate steps to arrange the payment or prepayment of certain obligations, the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Recapitalization and there not having occurred any material adverse change in respect of Alliance. The Recapitalization Merger Agreement also contains certain customary conditions relating to the accuracy of the representations and warranties, the performance of the covenants and agreements, consents having been obtained or filings having been made and holders of less than 10% of the outstanding shares of Alliance Common Stock having validly elected to demand appraisal of their shares. In addition, although the obligations of the parties under the Recapitalization Merger Agreement are not expressly conditioned on the consummation of the SMT Acquisition, the proposed financing for the Recapitalization is contingent upon the simultaneous consummation of the Recapitalization and the SMT Acquisition.

  THE BOARD OF DIRECTORS OF ALLIANCE HAS UNANIMOUSLY APPROVED THE
RECAPITALIZATION MERGER AGREEMENT AND HAS DETERMINED, AMONG OTHER THINGS, THAT THE RECAPITALIZATION MERGER AGREEMENT (INCLUDING THE RECAPITALIZATION AND THE SMT ACQUISITION) IS FAIR TO AND IN THE BEST INTERESTS OF ALLIANCE'S STOCKHOLDERS, AND RECOMMENDS THAT ALLIANCE'S STOCKHOLDERS APPROVE THE RECAPITALIZATION MERGER AGREEMENT.

  THE BOARD OF DIRECTORS OF ALLIANCE HAS RECEIVED THE WRITTEN OPINION OF SALOMON BROTHERS INC, DATED AS OF JULY 22, 1997, THAT, BASED UPON AND SUBJECT TO THE MATTERS SET FORTH THEREIN, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED AND RETAINED BY ALLIANCE'S STOCKHOLDERS PURSUANT TO THE
RECAPITALIZATION IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH
STOCKHOLDERS.

                                          Yours very truly,

                                          Richard N. Zehner
                                          Chairman of the Board, President and
                                          Chief Executive Officer

                            ALLIANCE IMAGING, INC.
                   1065 NORTH PACIFICENTER DRIVE, SUITE 200
                           ANAHEIM, CALIFORNIA 92806
                                (714) 688-7100

                               ----------------

To the Stockholders of Alliance Imaging, Inc.

  NOTICE IS HEREBY GIVEN that a Special Meeting of the stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Alliance Imaging, Inc., a Delaware corporation ("Alliance"), will be held at the offices of Alliance, 1065 North PacifiCenter Drive, Suite 200, Anaheim, California 92806 on November , 1997, at 8:00 a.m., Pacific Time, for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of July 23, 1997, between Alliance and Newport Investment LLC (the "Investor"), a Delaware limited liability company formed and wholly owned by certain affiliates of Apollo Management, L.P. (such affiliates and the Investor are collectively referred to as "Apollo"), as amended by Amendment No. 1 dated as of August 13, 1997 and Amendment No. 2 dated as of October 13, 1997 (the "Recapitalization Merger Agreement"). A copy of the Recapitalization Merger Agreement is attached as Annex A to the accompanying Proxy Statement/Prospectus.

  2. To transact such other business as may properly come before the Special Meeting.

  The Recapitalization Merger Agreement provides for, among other things, (1) the merger of Newport Acquisition Corp. ("Newco"), a Delaware corporation to be formed and wholly owned by the Investor, with and into Alliance (the "Recapitalization"), as a result of which the shares of common stock of Newco will be converted into 3,363,636 shares of common stock of Alliance, an aggregate of 727,273 shares of common stock of Alliance will be retained by Alliance's existing shareholders and the balance of the outstanding shares of common stock of Alliance (other than shares of common stock of Alliance held by Alliance's stockholders, if any, who dissent from the Recapitalization and comply with all of the provisions of the Delaware General Corporation Law concerning the right of stockholders to seek appraisal of their shares) will be converted into the right to receive $11.00 per share in cash, (2) the Board of Directors of Newco to become the Board of Directors of Alliance upon the consummation of the Recapitalization, (3) the acquisition by Alliance (the "SMT Acquisition") of all of the outstanding capital stock of Three Rivers Holding Corp., which is wholly owned by Apollo and is the owner of all of the outstanding shares of common stock of SMT Health Services Inc., in exchange for the issuance to Apollo of 3,181,818 shares of common stock of Alliance and
(4) the amendment and restatement of Alliance's Restated Certificate of Incorporation.

  The affirmative vote of the holders of a majority of the shares of common stock of Alliance entitled to vote thereon is required to approve the Recapitalization Merger Agreement. However, pursuant to a stockholder agreement dated as of July 23, 1997 (the "Stockholder Agreement"), among the Investor and stockholders (the "Principal Stockholders") owning approximately 54.4% of the issued and outstanding shares of common stock of Alliance (approximately 66.0% assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of common stock of Alliance), Apollo has the right to cause a majority of the outstanding shares of common stock of Alliance to be voted in favor of the Recapitalization Merger Agreement and has a currently exercisable option to acquire all of such shares (which option terminates, in general, on December 31, 1997 or earlier if the Recapitalization Merger Agreement is terminated) and, therefore, beneficially owns such shares. Apollo intends to cause the shares of common stock subject to the Stockholder Agreement to be voted in favor of the Recapitalization Merger Agreement, thereby ensuring the approval of the Recapitalization Merger Agreement without the vote of any additional stockholders. The Principal Stockholders will be entitled to participate in the proration of the retained shares in the same manner as Alliance's other stockholders, unless the Investor exercises the option (in which case, the Principal Stockholders would receive cash for their shares and would not be subject to proration). The Investor has advised the Company that it does not currently intend to exercise the option and would do so only if a third party sought to acquire Alliance prior to consummation of the Transactions or the termination of the Recapitalization Merger Agreement. If the Investor does exercise the options, all 727,273 of the retained shares would be prorated among Alliance's existing public stockholders, who own approximately 34% of the issued and outstanding shares of common stock of Alliance (assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of common stock of Alliance). Except as described in this paragraph, Apollo currently does not have any interest in any shares of common stock of Alliance.

  Only common stockholders of record on September 22, 1997 will be entitled to notice of and to vote at the Special Meeting.

  A list of Alliance's stockholders entitled to vote at the Special Meeting will be available for examination by Alliance's stockholders, for proper purposes, during normal business hours, at Alliance's corporate offices, commencing two business days after the date of this Notice of Special Meeting and continuing through the date of the Special Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Terrence M. White
                                          Secretary

Anaheim, California
October  , 1997

 YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF ALLIANCE COMMON
  STOCK YOU  OWN.  REGARDLESS OF  WHETHER  YOU  PLAN TO  ATTEND  THE SPECIAL
   MEETING, YOU ARE REQUESTED  TO MARK, SIGN, DATE  AND RETURN THE ENCLOSED
    PROXY WITHOUT  DELAY IN  THE ENCLOSED  POSTAGE-PAID ENVELOPE.  YOU MAY
     REVOKE  YOUR PROXY AT  ANY TIME  PRIOR TO ITS  EXERCISE. IF  YOU ARE
      PRESENT  AT THE  SPECIAL MEETING,  YOU MAY REVOKE  YOUR PROXY  AND
       VOTE  PERSONALLY  ON THE  MATTERS  PROPERLY BROUGHT  BEFORE  THE
        SPECIAL MEETING.

                               ----------------

 STOCKHOLDERS ELECTING  TO  RETAIN  SHARES OF  ALLIANCE  COMMON  STOCK SHOULD
  RETURN  THE   ENCLOSED  ELECTION   FORM,   TOGETHER  WITH   DULY  ENDORSED
   CERTIFICATES REPRESENTING SHARES OF  ALLIANCE COMMON STOCK AS INSTRUCTED
    IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

 EXCEPT FOR CERTIFICATES REPRESENTING  ALLIANCE COMMON STOCK SURRENDERED WITH
  AN   ELECTION    FORM   AS    DESCRIBED   IN   THE    ACCOMPANYING   PROXY
   STATEMENT/PROSPECTUS UNDER "THE  SPECIAL MEETING--PROCEDURE FOR RETAINED
    SHARE  ELECTION,"  ALLIANCE'S STOCKHOLDERS  SHOULD  NOT FORWARD  STOCK
     CERTIFICATES  TO THE  EXCHANGE AGENT  UNTIL THEY  HAVE RECEIVED  THE
       LETTER OF TRANSMITTAL.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS SHALL NOT CONSTITUTE AN + +OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY + +SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR +
+SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE       +
+SECURITIES LAWS OF ANY SUCH STATE.                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 15, 1997

                             ALLIANCE IMAGING, INC.
                           PROXY STATEMENT/PROSPECTUS

                                  -----------

  This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") is being furnished to stockholders of Alliance Imaging, Inc., a Delaware corporation ("Alliance"), in connection with the solicitation of proxies by the Board of Directors of Alliance (the "Board of Directors") for use at the Special Meeting of Alliance's stockholders, including any adjournments or postponements thereof, scheduled to be held on November , 1997 at 8:00 a.m., Pacific Time, at the offices of Alliance, 1065 North PacifiCenter Drive, Suite 200, Anaheim, California 92806 (the "Special Meeting"). This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger dated as of July 23, 1997, between Alliance and Newport Investment LLC (the "Investor"), a Delaware limited liability company, as amended by Amendment No. 1 dated as of August 13, 1997 and Amendment No. 2 dated as of October 13, 1997 (the "Recapitalization Merger Agreement").

  The Investor was formed and is wholly owned by Apollo Investment Fund III, L.P., a Delaware limited partnership ("AIF III"), Apollo Overseas III, L.P., a Delaware limited partnership ("Overseas Partners"), and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of England ("UK Partners," and together with AIF III, Overseas Partners and the Investor, "Apollo"), in connection with the Recapitalization. For information concerning Apollo, see "THE INVESTOR, NEWCO AND APOLLO."

  The Recapitalization Merger Agreement provides for, among other things, (1) the Merger of Newco Acquisition Corp., a corporation to be formed and wholly owned by the Investor ("Newco"), with and into Alliance (the "Recapitalization"), as a result of which the shares of common stock of Newco will be converted into 3,363,636 shares of common stock of Alliance (the "Alliance Common Stock"), 727,273 shares of Alliance Common Stock will be retained by Alliance's existing stockholders and the balance of the outstanding shares of Alliance Common Stock (other than shares of Alliance Common Stock held by Alliance's stockholders, if any, who dissent from the Recapitalization and comply with all of the provisions of the Delaware General Corporation Law (the "DGCL") concerning the right of stockholders to seek appraisal of their shares ("Dissenting Shares")) will be converted into the right to receive $11.00 per share in cash (the "Cash Merger Price"), (2) the Board of Directors of Newco to become the Board of Directors of Alliance upon consummation of the Recapitalization, (3) the acquisition by Alliance (the "SMT Acquisition") of all outstanding capital stock of Three Rivers Holding Corp. ("Three Rivers"), which is wholly owned by Apollo and is the owner of all of the outstanding shares of common stock of SMT Health Services Inc. ("SMT"), in exchange for the issuance to Apollo of 3,181,818 shares of Alliance Common Stock and (4) the amendment and restatement of Alliance's Restated Certificate of Incorporation.

  If the Recapitalization Merger Agreement is approved by holders of a majority of the shares of Alliance Common Stock, then at the effective time of the Recapitalization (the "Recapitalization Effective Time"), the separate corporate existence of Newco will cease, Alliance will continue as the surviving corporation, and 727,273 shares of Alliance Common Stock, or approximately 5% of the presently issued and outstanding shares of Alliance Common Stock (assuming conversion of all shares of preferred stock of Alliance), will be retained by Alliance's existing stockholders and the remainder, approximately 95% of the presently issued and outstanding shares of Alliance Common Stock (assuming conversion of all shares of preferred stock of Alliance and assuming there are no Dissenting Shares), will be converted into the right to receive $11.00 per share in cash. Each stockholder of Alliance entitled to vote at the Special Meeting may elect to retain shares of Alliance Common Stock by following the procedures set forth in "THE TRANSACTIONS-- Proration." If Alliance's stockholders elect to retain more or less than an aggregate of 727,273 shares of Alliance Common Stock, the number of shares to be retained will be prorated as described in "THE TRANSACTIONS--Proration." Consequently, at the time holders of shares of Alliance Common Stock vote in respect of the Recapitalization Merger Agreement and decide whether to elect to retain shares of Alliance Common Stock, they will not know if they will be entitled to retain all of the shares they elect to retain or if they will be required to retain shares of Alliance Common Stock which they do not elect to retain.

  Pursuant to the Recapitalization Merger Agreement, Apollo will receive a total of 6,545,454 shares of Alliance Common Stock (3,363,636 shares issued upon conversion of common stock of Newco in the Recapitalization and 3,181,818 shares issued pursuant to the SMT Acquisition). Consequently, immediately after the Recapitalization and the SMT Acquisition, Alliance will have 7,272,727 shares of common stock outstanding, of which Apollo will own 6,545,454 shares (or approximately 90%) and Alliance's existing stockholders will own 727,273 shares (or approximately 10%). Immediately after consummation of the transactions, Apollo intends to sell 431,818 shares of Alliance Common Stock owned by Apollo to BT Capital Corporation ("BT") for $11.00 per share (or approximately $4.8 million in the aggregate) in cash, the per share amount paid to Alliance's existing stockholders for shares of Alliance Common Stock. The value and marketability of retained shares may change due to the inability of the existing shareholders to receive a premium if the retained shares are sold due to the concentration in ownership by Apollo. See "RISK FACTORS-- Possible Delisting; Loss of Liquidity" and "--Control by Apollo." In addition, options to acquire 1,310,578 shares of Alliance Common Stock will be held by management of Alliance and SMT after consummation of the Transactions. See
"THE TRANSACTIONS--Interests of Certain Persons in the Recapitalization," "CERTAIN RELATED AGREEMENTS--The New Option Plan" and "CERTAIN RELATED AGREEMENTS--Three Rivers Rollover and Options."

  The aggregate cash consideration to be received by Alliance's stockholders in respect of shares of Alliance Common Stock (other than retained shares) will be approximately $146.2 million. See "SOURCES AND AMOUNT OF FUNDS."

  The affirmative vote of the holders of a majority of the shares of Alliance Common Stock entitled to vote thereon is required to approve the Recapitalization Merger Agreement. However, pursuant to a stockholder agreement dated as of July 23, 1997 (the "Stockholder Agreement"), among the Investor and stockholders (the "Principal Stockholders") owning approximately 54.4% of the issued and outstanding shares of Alliance Common Stock (approximately 66.0% assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of Alliance Common Stock), Apollo has the right to cause a majority of the outstanding shares of Alliance Common Stock to be voted in favor of the Recapitalization Merger Agreement and has a currently exercisable option to acquire all of such shares (which option terminates, in general, on December 31, 1997 or earlier if the Recapitalization Merger Agreement is terminated) and, therefore, beneficially owns such shares. Apollo intends to cause the shares of Alliance Common Stock subject to the Stockholder Agreement to be voted in favor of the approval of the Recapitalization Merger Agreement, thereby ensuring the approval of the Recapitalization Merger Agreement without the vote of any additional stockholders. See "THE SPECIAL MEETING--Required Vote." The Principal Stockholders will be entitled to participate in the proration of the retained shares in the same manner as Alliance's other stockholders, unless the Investor exercises the option (in which case, the Principal Stockholders would receive cash for their shares and would not be subject to proration). The Investor has advised the Company that it does not currently intend to exercise the option and would do so only if a third party sought to acquire Alliance prior to consummation of the Transactions or the termination of the Recapitalization Merger Agreement. If the Investor does exercise the options, all 727,273 of the retained shares would be prorated among Alliance's existing public stockholders, who own approximately 34% of the issued and outstanding shares of Alliance Common Stock (assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of Alliance Common Stock). Except as provided in this paragraph, Apollo currently does not have any interest in any shares of Alliance Common Stock.

  As a result of the Stockholder Agreement, Alliance's stockholders lack the ability to control whether the Recapitalization occurs. The holders of shares of Alliance Common Stock will be entitled to appraisal rights under Delaware law in connection with the Recapitalization as described herein. See "DISSENTING STOCKHOLDERS' RIGHTS."

  This Proxy Statement/Prospectus also constitutes a prospectus of Alliance with respect to the shares of Alliance Common Stock to be retained by stockholders in the Recapitalization.

  THE BOARD OF DIRECTORS OF ALLIANCE HAS UNANIMOUSLY APPROVED THE
RECAPITALIZATION MERGER AGREEMENT AND HAS DETERMINED, AMONG OTHER THINGS, THAT THE RECAPITALIZATION MERGER AGREEMENT (INCLUDING THE RECAPITALIZATION AND THE SMT ACQUISITION) IS FAIR TO AND IN THE BEST INTERESTS OF ALLIANCE'S STOCKHOLDERS, AND RECOMMENDS THAT ALLIANCE'S STOCKHOLDERS APPROVE THE RECAPITALIZATION MERGER AGREEMENT.

  IN CONSIDERING THE RECOMMENDATION OF THE BOARD OF DIRECTORS WITH RESPECT TO THE RECAPITALIZATION MERGER AGREEMENT, STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF MANAGEMENT OF ALLIANCE AT THE TIME OF THE BOARD OF DIRECTOR'S APPROVAL OF THE RECAPITALIZATION MERGER AGREEMENT HAD, AND CURRENTLY HAVE, CERTAIN INTERESTS WHICH MAY PRESENT THEM WITH POTENTIAL CONFLICTS OF INTEREST IN CONNECTION WITH THE RECAPITALIZATION. SEE "THE TRANSACTIONS--INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION."

  THE BOARD OF DIRECTORS OF ALLIANCE HAS RECEIVED THE WRITTEN OPINION OF SALOMON BROTHERS INC, DATED AS OF JULY 22, 1997, THAT, BASED UPON AND SUBJECT TO THE MATTERS SET FORTH THEREIN, AS OF SUCH DATE, THE CONSIDERATION TO BE RECEIVED AND RETAINED BY ALLIANCE'S STOCKHOLDERS PURSUANT TO THE
RECAPITALIZATION IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH
STOCKHOLDERS.

  THE RECOMMENDATION BY THE BOARD OF DIRECTORS OF ALLIANCE THAT ALLIANCE'S STOCKHOLDERS APPROVE THE RECAPITALIZATION MERGER AGREEMENT IS NOT A RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD RETAIN SHARES OF ALLIANCE COMMON STOCK.

  Alliance Common Stock is listed for trading on the Nasdaq SmallCap Market under the symbol "SCAN." On October , 1997, the last reported sale price of
Alliance Common Stock was $   per share. On July 22, 1997, the last trading
day before public announcement of the execution of the Recapitalization Merger Agreement, the last sale price of Alliance Common Stock as reported on the Nasdaq SmallCap Market was $10.25 per share. See "RISK FACTORS--Possible Delisting; Loss of Liquidity" and "RISK FACTORS--Termination of SEC Reporting."

  This Proxy Statement/Prospectus, the accompanying form of proxy (the "Proxy"), the Election Form (as hereinafter defined) and the other enclosed documents are dated and are first being mailed to Alliance's stockholders on or about October , 1997.

                               ----------------

 SEE "RISK FACTORS" BEGINNING ON PAGE  24 FOR A DISCUSSION OF CERTAIN FACTORS
  THAT  SHOULD  BE  CONSIDERED  BY  HOLDERS  OF  ALLIANCE  COMMON  STOCK  IN
   CONNECTION WITH THEIR CONSIDERATION OF THE RECAPITALIZATION.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES AND EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMIS-
       SION  PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROXY
        STATEMENT/PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY IS A
          CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

  Alliance and SMT are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Alliance or SMT with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Alliance and SMT, which file electronically with the Commission. Such information is available at the offices of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C., 20006.

  This Proxy Statement/Prospectus also constitutes a prospectus of Alliance filed as part of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"). Alliance is registering the shares of Alliance Common Stock that will be retained in connection with the Recapitalization and is distributing this Proxy Statement/Prospectus in connection therewith. Approval by the stockholders of Alliance of the Recapitalization Merger Agreement and the election to retain shares constitute investment decisions by such holders with respect to the 727,273 shares of Alliance Common Stock to be retained by Alliance's stockholders in the Recapitalization. This Proxy Statement/Prospectus omits certain information contained in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to Alliance and the Alliance Common Stock. Such materials can be inspected and copied at the places and in the manner set forth above. Any statement herein, or in any document incorporated herein by reference, concerning any contract, agreement or other document is not necessarily complete, and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Alliance incorporates by reference herein the following documents filed with the Commission pursuant to the Exchange Act:

   I   Alliance's Annual Report on Form 10-K for the fiscal year ended December
        31, 1996;
   II  Alliance's Quarterly Reports on Form 10-Q for the fiscal quarters ended
       March 31, 1997 and June 30, 1997; and
   III Alliance's Current Report on Form 8-K dated August 1, 1997.

  In addition, all documents and reports filed by Alliance pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

  THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY, INCLUDING STATEMENTS UNDER THE CAPTIONS "UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." THESE FORWARD LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH MATTERS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER

MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE SMT ACQUISITION CANNOT BE FULLY REALIZED; (2) COMPETITIVE PRESSURE IN THE COMPANY'S INDUSTRY INCREASES SIGNIFICANTLY; (3) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF ALLIANCE AND SMT ARE GREATER THAN EXPECTED; AND (4) GENERAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF THE COMPANY AND SUCH FORWARD LOOKING STATEMENTS IS INCLUDED IN THE SECTION HEREIN ENTITLED "RISK FACTORS."

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   4
SUMMARY...................................................................   8
 The Company..............................................................   8
 The Special Meeting......................................................   8
 The Transactions.........................................................  10
 Sources and Amount of Funds..............................................  16
 Transaction Structure....................................................  18
 Risk Factors.............................................................  19
 Recent Operating Results.................................................  19
 Summary Historical Financial Information.................................  19
 Summary Pro Forma Combined Consolidated Financial Data...................  23
 Market For Alliance Common Stock.........................................  24
RISK FACTORS..............................................................  25
 Control by Apollo........................................................  25
 Possible Delisting; Loss of Liquidity....................................  25
 Termination of SEC Reporting.............................................  25
 Substantial Leverage.....................................................  25
 Restrictive Debt Covenants...............................................  26
 Regulation...............................................................  27
 Reimbursement of Health Care Costs; Cost Containment Pressures;
  Contracts...............................................................  28
 Risk of Integration; Acquisition Strategy................................  28
 Technological Change and Obsolescence....................................  29
 Fraudulent Transfer Considerations.......................................  29
 Reliance on Key Personnel................................................  29
 Competition..............................................................  30
 Federal Income Tax Treatment.............................................  30
PRO FORMA CAPITALIZATION..................................................  31
SOURCES AND AMOUNT OF FUNDS                                                 32
 Sources and Amount of Funds..............................................  32
 Credit Agreement.........................................................  32
 Notes....................................................................  34
THE SPECIAL MEETING.......................................................  36
 Time and Place...........................................................  36
 Record Date; Stock Entitled to Vote; Quorum..............................  36
 Matters to be Considered.................................................  36
 Required Vote............................................................  37
 Voting; Revocation of Proxies............................................  37
 Dissenters' Rights.......................................................  38
 Solicitation of Proxies..................................................  38
THE TRANSACTIONS..........................................................  39
 Background of the Recapitalization.......................................  39
 Background of the SMT Acquisition........................................  43
 Recommendation of the Board of Directors; Reasons for the
  Recapitalization........................................................  43

                                                                            PAGE
                                                                            ----
 Opinion of Financial Advisor..............................................  44
 Interests of Certain Persons in the Recapitalization......................  49
 Effect of the Recapitalization............................................  52
 Procedure for Retained Share Election.....................................  53
 Revocation of Retained Share Elections....................................  53
 Role of the Exchange Agent................................................  54
 Proration.................................................................  54
 Effective Time of the Recapitalization....................................  56
 Retention of Shares; Procedures for Exchanging Certificates...............  56
 Fractional Shares.........................................................  57
 Conduct of Business Pending the Recapitalization..........................  57
 Conditions to the Consummation of the Recapitalization....................  57
 Anticipated Accounting Treatment..........................................  58
 Effect on Warrants and Alliance Stock Options.............................  58
 Effect on Preferred Stock.................................................  58
 Possible Delisting; Termination of SEC Reporting..........................  59
 Resale of Alliance Common Stock Following the Recapitalization............  59
 Conversion of Newco Stock.................................................  59
 Certain Tax Consequences of the Recapitalization..........................  59
CERTAIN PROVISIONS OF THE RECAPITALIZATION MERGER AGREEMENT................  63
CERTAIN RELATED AGREEMENTS.................................................  73
 Stockholder Agreement.....................................................  73
 Employment Agreements and Agreement Not to Compete........................  73
 The New Option Plan.......................................................  74
 The SMT Acquisition.......................................................  74
 Three Rivers Rollover and Options.........................................  75
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................  76
REGULATORY APPROVALS.......................................................  76
 Antitrust.................................................................  76
 Other.....................................................................  77
DISSENTING STOCKHOLDERS' RIGHTS............................................  77
THE INVESTOR, NEWCO AND APOLLO.............................................  81
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION............  82

                                                                            PAGE
                                                                            ----
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE........   89
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SMT.............   91
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   93
 Overview.................................................................   93
 Results of Operations of Alliance........................................   94
 Results of Operations of SMT.............................................   98
 Recent Operating Results.................................................   98
 Liquidity and Capital Resources..........................................  102
INDUSTRY..................................................................  104
BUSINESS..................................................................  106
 General..................................................................  106
 Competitive Strengths....................................................  106
 Business Strategy........................................................  108
 Operations...............................................................  109
 Customer Support.........................................................  110
 Sales and Marketing......................................................  111
 Maintenance..............................................................  111
 Reimbursement............................................................  111
 Regulation...............................................................  112

                                                                            PAGE
                                                                            ----
 Liability Insurance....................................................... 113
 Competition............................................................... 114
 Employees................................................................. 114
 Properties................................................................ 114
 Legal Proceedings......................................................... 114
MANAGEMENT................................................................. 115
 Executive Officers and Directors of the Company........................... 115
 Executive Compensation.................................................... 116
 Summary Compensation Table................................................ 116
PRINCIPAL STOCKHOLDERS..................................................... 122
DESCRIPTION OF ALLIANCE COMMON STOCK....................................... 123
 General................................................................... 123
 Voting Rights............................................................. 124
 Dividend Rights........................................................... 124
 Liquidation Rights........................................................ 124
 Amended and Restated Certificate of Incorporation......................... 124
LEGAL MATTERS.............................................................. 124
EXPERTS.................................................................... 124
OTHER INFORMATION AND STOCKHOLDER PROPOSALS................................ 125
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................. F-1

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus or in the documents incorporated herein by reference. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement/Prospectus and in the documents incorporated by reference herein. Unless the context otherwise requires, the term "Alliance" refers to Alliance Imaging, Inc. and its subsidiaries, the term "SMT" refers to SMT Health Services Inc. and its subsidiaries, and the term "Company" refers to Alliance and SMT on a pro forma combined basis.

THE COMPANY

  The Company is a leading nationwide provider of diagnostic imaging services and the largest operator of state-of-the-art mobile diagnostic imaging systems and related outsourced radiology services in the United States. The Company primarily provides magnetic resonance imaging ("MRI") systems and services to hospitals and other health care providers on a mobile, shared user basis. The Company also provides dedicated, full-time MRI systems and services as well as full-service management of imaging operations for selected hospitals. The Company's services enable small to mid-size hospitals to gain access to advanced diagnostic imaging technology and related value-added services without making a substantial investment in equipment and personnel. Alliance is a Delaware corporation with its principal executive offices located at 1065 North PacifiCenter Drive, Suite 200, Anaheim, California 92806. The telephone number of Alliance at such offices is (714) 688-7100.

  In connection with the Recapitalization, Alliance intends to effect the SMT Acquisition. SMT is a leading provider of mobile MRI services in the Mid-Atlantic region of the United States.

  The Company operates a fleet of 111 MRI systems and services over 420 MRI customers in 36 states under exclusive contracts with an average remaining length of approximately 25 months as of July 31, 1997. Pro forma combined revenues, EBITDA (as defined below) and loss before extraordinary gain of the Company for the six months ended June 30, 1997 were $52.9 million, $25.1 million and $0.1 million, respectively. See "--Summary Pro Forma Combined Consolidated Financial Data."

THE SPECIAL MEETING

  Time and Place. The Special Meeting of Alliance's stockholders will be held at the offices of Alliance, 1065 North PacifiCenter Drive, Suite 200, Anaheim, California 92806, on November , 1997, beginning at 8:00 a.m., Pacific Time (the "Special Meeting Date").


  Record Date; Stock Entitled to Vote; Quorum. Only record holders of Alliance Common Stock at the close of business on September 22, 1997 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by proxy, at the Special Meeting of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present but will not be counted as votes cast in favor of the Recapitalization Merger Agreement. See "THE SPECIAL MEETING--Record Date; Stock Entitled to Vote; Quorum."

  Matters to be Considered. The purpose of the Special Meeting is to vote on the Recapitalization Merger Agreement. The Recapitalization Merger Agreement provides for, among other things, (1) the Recapitalization, (2) the Board of Directors of Newco to become the Board of Directors of Alliance upon the consummation of the Recapitalization, (3) the SMT Acquisition and (4) the amendment and restatement of Alliance's Restated Certificate of Incorporation. See "THE SPECIAL MEETING--Matters to be Considered."

  Required Vote. The affirmative vote of the holders of a majority of the shares of Alliance Common Stock entitled to vote thereon is required to approve the Recapitalization Merger Agreement. However, pursuant to the

Stockholder Agreement, Apollo has the right to cause a majority of the outstanding shares of Alliance Common Stock to be voted in favor of the Recapitalization Merger Agreement and has an option to acquire all of such shares. Apollo intends to cause the shares of Alliance Common Stock subject to the Stockholder Agreement to be voted in favor of the approval of the Recapitalization Merger Agreement, thereby ensuring the approval of the Recapitalization Merger Agreement without the vote of any additional stockholders. See "THE SPECIAL MEETING --Required Vote" and "CERTAIN RELATED AGREEMENTS--Stockholder Agreement."

  Voting; Revocation of Proxies. Shares of Alliance Common Stock represented by all properly executed Proxies received in time for the Special Meeting (and not properly revoked) will be voted in the manner specified in such Proxies. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in favor of such matter.

  Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Special Meeting by (1) attending and voting in person at the Special Meeting, (2) giving notice of revocation of the Proxy at the Special Meeting or
(3) delivering to the Secretary of Alliance (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy.

  If the Special Meeting is adjourned, for whatever reason, the approval of the matters to be considered at the Special Meeting shall be considered and voted upon by stockholders at the subsequent, reconvened meeting, if any. See "THE SPECIAL MEETING--Voting; Revocation of Proxies."

  Solicitation of Proxies. The cost of soliciting Proxies will be borne by Alliance. Alliance may solicit Proxies and Alliance's directors, officers and employees may also solicit Proxies by telephone, telegram or personal interview. These persons will receive no additional compensation for their services. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Alliance Common Stock. Such persons will be reimbursed for reasonable out-of-pocket expenses. See "THE SPECIAL MEETING--Solicitation of Proxies." EXCEPT FOR CERTIFICATES REPRESENTING ALLIANCE COMMON STOCK SURRENDERED WITH AN ELECTION FORM AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS UNDER "THE SPECIAL MEETING--PROCEDURE FOR RETAINED SHARE ELECTION," ALLIANCE'S STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

  Dissenters' Rights. Under Section 262 of the DGCL, any stockholder of Alliance may dissent from the Recapitalization and seek to obtain payment for the fair value of such stockholder's shares of Alliance Common Stock. In order to dissent, (i) the dissenting stockholder must deliver to Alliance, prior to the vote being taken on the Recapitalization Merger Agreement and the Recapitalization at the Special Meeting, a written demand for appraisal of such stockholder's shares of Alliance Common Stock and (ii) the dissenting stockholder must not vote in favor of the Recapitalization Merger Agreement. See "DISSENTING STOCKHOLDERS' RIGHTS."

  Recommendation of the Board of Directors. The Board of Directors of Alliance has unanimously approved the Recapitalization Merger Agreement and has determined, among other things, that the Recapitalization Merger Agreement (including the Recapitalization and the SMT Acquisition) are fair to and in the best interests of Alliance's stockholders, and recommends that Alliance's stockholders approve the Recapitalization Merger Agreement. See "THE SPECIAL MEETING--Matters to be Considered" and "THE TRANSACTIONS--Recommendation of the Board of Directors; Reasons for the Recapitalization."

  The recommendation by the Board of Directors of Alliance that Alliance's stockholders approve the Recapitalization Merger Agreement is not a recommendation as to whether stockholders should retain shares of Alliance Common Stock.

  Interests of Certain Persons in the Recapitalization. In considering the recommendation of the Board of Directors with respect to the Recapitalization Merger Agreement, stockholders should be aware that certain members of management of Alliance at the time of the Board of Director's approval of the Recapitalization Merger Agreement had, and currently have, certain interests which may present them with potential conflicts of interest in connection with the Recapitalization. Although all Alliance stockholders will participate in the Recapitalization on the same basis (assuming the option granted pursuant to the Stockholder Agreement is not exercised), the Recapitalization will cause the acceleration of substantially all of the outstanding unvested stock options held by management and members of the Board of Directors of Alliance. Certain members of management will be permitted to retain certain options to acquire 260,581 shares of Alliance Common Stock, which options have an approximate aggregate value of $1.9 million. The Recapitalization will also cause the acceleration of certain long-term incentive payments previously earned by management in the approximate aggregate amount of $2.1 million, and will trigger "change of control" payments of approximately $1.8 million pursuant to the employment agreements with certain members of management. In addition, Alliance has entered into employment agreements, each dated as of July 23, 1997, with Richard N. Zehner to act as Chief Executive Officer and with Vincent S. Pino to act as Chief Operating Officer (the "Employment Agreements"), in each case, to be effective upon consummation of the Recapitalization, and the Investor has entered into an agreement with Messrs. Zehner and Pino that contains, among other things, covenants not to compete with Alliance. The Board of Directors was aware of these interests and considered them in addition to the other matters described under "THE TRANSACTIONS--Background of the Recapitalization" and "THE TRANSACTIONS--Recommendation of the Board of Directors; Reasons for the Recapitalization." See "THE TRANSACTIONS--Interests of Certain Persons in the Recapitalization" and "CERTAIN RELATED AGREEMENTS--Employment Agreements and Agreement Not to Compete."

  Opinion of Financial Advisor. Salomon Brothers Inc ("Salomon Brothers") was retained as financial advisor to Alliance and has delivered to the Board of Directors its written opinion dated as of July 22, 1997, that, based upon and subject to the matters set forth therein, as of such date, the consideration to be received and retained by holders of shares of Alliance Common Stock in the proposed Recapitalization is fair, from a financial point of view, to such stockholders. Alliance will pay Salomon Brothers the following fees for these services: (a) $100,000, which was earned upon Alliance's execution of the Recapitalization Merger Agreement, plus (b) an additional fee of $400,000, which was earned upon the initial submission of the Salomon Brothers' fairness opinion to the Board of Directors of Alliance on July 22, 1997, plus (c) an additional fee of approximately $2.4 million, which is contingent upon the consummation of the Recapitalization. See "THE TRANSACTIONS--Opinion of the Financial Advisor."

  A copy of the opinion of Salomon Brothers, which sets forth the assumptions made, procedures followed, matters considered and scope of review, is attached to this Proxy Statement/Prospectus as Annex C and should be read carefully in its entirety. See "THE TRANSACTIONS--Opinion of Financial Advisor," which contains a summary of the fairness opinion, the analyses underlying the fairness opinion and a discussion of the fees to be paid to Salomon Brothers and the conditions under which such fees are payable. The amount of consideration payable in the Recapitalization was the result of arm's length negotiations between the Investor and Alliance, in consultation with their respective financial advisors and other representatives, and was not established by Salomon Brothers. See "THE TRANSACTIONS--Opinion of the Financial Advisor."

THE TRANSACTIONS

  Reasons for the Recapitalization. The Board of Directors of Alliance has unanimously approved the Recapitalization Merger Agreement and has determined, among other things, that the Recapitalization Merger Agreement (including the Recapitalization and the SMT Acquisition) are fair to and in the best interests of Alliance's stockholders, and recommends that Alliance's stockholders approve the Recapitalization Merger Agreement, because of, among other things, the following factors: a balancing of the risks and benefits of the Recapitalization against the risks and benefits of the other strategic alternatives available to Alliance, including continuing as an independent entity; the consideration to be paid and retained in the Recapitalization, valued at $11.00 per share of Alliance Common Stock, represents a premium for Alliance Common Stock, compared to its historical price levels; the written opinion of Salomon Brothers with respect to the fairness of the consideration to be received and retained by Alliance's stockholders in the Recapitalization; the terms and conditions of the

Recapitalization Merger Agreement; the fees and expenses to be paid to an affiliate of Apollo; the terms and conditions of the Stockholder Agreement; and that the proposed structure of the Recapitalization treats all stockholders equally by giving all stockholders the opportunity to receive cash for their shares or to retain shares of Alliance Common Stock (subject in each case to proration). See "THE TRANSACTIONS--Recommendation of the Board of Directors; Reasons for the Recapitalization."

  Effect of the Recapitalization. Pursuant to the Recapitalization Merger Agreement, Newco will be merged with and into Alliance. At the Recapitalization Effective Time, the separate corporate existence of Newco will cease, Alliance will continue as the surviving corporation, the shares of common stock of Newco will be converted into 3,363,636 shares of Alliance Common Stock, 727,273 shares of outstanding Alliance Common Stock will be retained by Alliance's existing shareholders and the balance of the shares of Alliance Common Stock issued and outstanding immediately prior to the Recapitalization Effective Time (other than Dissenting Shares) will be converted into the right to receive $11.00 in cash.

  If the Recapitalization Merger Agreement is approved by holders of a majority of the shares of Alliance Common Stock, then 727,273 shares of Alliance Common Stock, or approximately 5% of the presently issued and outstanding shares of Alliance Common Stock (assuming the conversion of all outstanding shares of preferred stock of Alliance), will be retained by Alliance's existing stockholders and the remainder, approximately 95% of the presently issued and outstanding shares of Alliance Common Stock (assuming the conversion of all outstanding shares of preferred stock of Alliance and assuming there are no Dissenting Shares) will be converted into the right to receive $11.00 per share in cash. Each stockholder of Alliance may elect to retain shares of Alliance Common Stock by following the procedures set forth in "THE TRANSACTIONS-- Proration." If Alliance's stockholders elect in the aggregate to retain more or less than 727,273 shares of Alliance Common Stock, the number of shares to be retained will be prorated as described in "THE TRANSACTIONS--Proration." Consequently, at the time holders of shares of Alliance Common Stock vote in respect of the Recapitalization Merger Agreement and decide whether to elect to retain shares of Alliance Common Stock, they will not know if they will be entitled to retain all of the shares they elect to retain or if they will be required to retain shares of Alliance Common Stock which they do not elect to retain. The Principal Stockholders will be entitled to participate in the proration of the retained shares in the same manner as Alliance's other stockholders, unless the Investor exercises the option (in which case, the Principal Stockholders would receive cash for their shares and would not be subject to proration). The Investor has advised the Company that it does not currently intend to exercise the option and would do so only if a third party sought to acquire Alliance prior to consummation of the Transactions or the termination of the Recapitalization Merger Agreement. If the Investor does exercise the options, all 727,273 of the retained shares would be prorated among Alliance's existing public stockholders, who own approximately 34% of the issued and outstanding shares of Alliance Common Stock (assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of Alliance Common Stock. See "THE TRANSACTIONS--Merger Consideration."

  Pursuant to the Recapitalization Merger Agreement, Apollo will receive a total of 6,545,454 shares of Alliance Common Stock (3,363,636 shares issued upon conversion of common stock of Newco in the Recapitalization and 3,181,818 shares issued pursuant to the SMT Acquisition). Consequently, immediately after the Recapitalization and the SMT Acquisition, Alliance will have 7,272,727 shares outstanding, of which Apollo will own 6,545,454 shares (or approximately 90%) and Alliance's existing stockholders will own 727,273 shares (or approximately 10%). Immediately after consummation of the transactions, Apollo intends to sell 431,818 shares of Alliance Common Stock owned by Apollo to BT for $11.00 per share (or approximately $4.8 million in the aggregate) in cash, the per share amount paid to Alliance's existing stockholders for their shares of Alliance Common Stock. In addition, options to acquire 1,310,578 shares of Alliance Common Stock will be held by management of Alliance and SMT after consummation of the Transactions. See "THE TRANSACTIONS--Interests of Certain Persons in the Recapitalization," "CERTAIN RELATED AGREEMENTS--The New Option Plan" and "CERTAIN RELATED AGREEMENTS--Three Rivers Rollover and Options."

  There is no valuation difference between a share of Alliance Common Stock that is to be converted into the right to receive the Cash Merger Price and a share of Alliance Common Stock that is to be retained. As of the consummation of the Transactions, each share of Alliance Common Stock has an implied value of $11.00. However, following consummation of the Transactions, the value of the retained shares will be subject to change and there can be no assurance that the value of the retained shares will not materially decrease following the consummation of the Transactions. See "RISK FACTORS--Possible Delisting; Loss of Liquidity."

  Procedure for Retained Share Election. Each person who is a record holder of shares of Alliance Common Stock at the close of business on the Record Date will be entitled, with respect to all or any portion of his or its shares of Alliance Common Stock (the "Elected Retained Shares"), to make an election to retain such shares as set forth herein, and subject to the provisions relating to proration as set forth herein (the "Retained Share Election").

  A Retained Share Election shall have been validly made only if American Stock Transfer & Trust Company (the "Exchange Agent") shall have received, on or prior to the Special Meeting Date, the form for making such election (the "Election Form"), properly completed and signed in accordance with such rules as the Exchange Agent may establish pursuant to the Recapitalization Merger Agreement, and accompanied by either (i) certificates for the shares of Alliance Common Stock to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Alliance, or
(ii) an appropriate guarantee of delivery of such certificates as set forth in such Election Form from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States (a "Notice of Guaranteed Delivery"). See "THE TRANSACTIONS-- Procedure for Retained Share Election."

  Proration. Pursuant to the Recapitalization Merger Agreement, if the aggregate number of Elected Retained Shares (the "Elected Retained Share Number") exceeds 727,273 (the "Actual Retained Share Number"), then the number of shares of Alliance Common Stock that will be retained will be reduced by such excess number of shares (each such share included among such excess, a "Non-Elected Cash Share"). In such event, each holder of Elected Retained Shares shall be allocated Non-Elected Cash Shares in lieu of Elected Retained Shares such that (after giving effect to adjustments for fractional shares) each such holder shall be deemed to hold Non-Elected Cash Shares in an amount equal to (x) the total number of Elected Retained Shares held by such holder less (y) the product of (A) a fraction, the numerator of which is the Actual Retained Share Number and the denominator of which is the Elected Retained Share Number, multiplied by (B) the total number of Elected Retained Shares held by such holder. For example, if Alliance's existing stockholders elected in the aggregate to retain a number of shares of Alliance Common Stock which is twice as great as the Actual Retained Share Number, each stockholder would be allowed to retain only one-half of the number of shares of Alliance Common Stock which such stockholder elected to retain.

  Pursuant to the Recapitalization Merger Agreement, if the Actual Retained Share Number is greater than the Elected Retained Share Number, then the aggregate number of shares of Alliance Common Stock which shall be converted into the right to receive cash shall be decreased by a number of shares equal to the excess of the Actual Retained Share Number over the Elected Retained Share Number (each share included among such excess, a "Non-Elected Retained Share"). In such event, each holder of Elected Cash Shares (other than the Investor) shall be allocated a portion of the Non-Elected Retained Shares in lieu of Elected Cash Shares (after giving effect to adjustments for fractional shares) equal to (i) the number of Elected Cash Shares held by such holder, multiplied by (ii) a fraction, the numerator of which is the number of Non-Elected Retained Shares and the denominator of which is the aggregate number of Elected Cash Shares held by all holders (other than the Investor). For example, if Alliance's existing stockholders elected in the aggregate to retain 627,273 shares of Alliance Common Stock (i.e., 100,000 less than the Actual Retained Share Number), each stockholder would retain all of the shares of Alliance Common Stock which such stockholder had elected to retain plus such stockholder's portion of the 100,000 additional shares of Alliance Common Stock required to be retained by Alliance's stockholders, which additional shares would be allocated among stockholders in proportion to the number of shares of Alliance Common Stock each stockholder had requested be converted into the right to receive cash. If none of Alliance's existing stockholders made a Retained Share Election, a holder of 100 shares of Alliance Common Stock would be entitled to receive $1,045 in cash (95 shares at $11.00 per share) and would retain 5 shares of Alliance Common Stock. See "THE TRANSACTIONS--Proration."

  The Principal Stockholders will be entitled to participate in the proration of the retained shares in the same manner as Alliance's other stockholders, unless the Investor exercises the option (in which case, the Principal Stockholders would receive cash for their shares and would not be subject to proration). The Investor has advised the Company that it does not currently intend to exercise the option and would do so only if a third party sought to acquire Alliance prior to consummation of the Transactions or the termination of the Recapitalization Merger Agreement. If the Investor does exercise the options, all 727,273 of the retained shares would be prorated among Alliance's existing public stockholders, who own approximately 34% of the issued and outstanding shares of Alliance Common Stock (assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of Alliance Common Stock).

  Retention of Shares; Procedures for Exchanging Certificates. The retention of shares of Alliance Common Stock or the conversion of shares of Alliance Common Stock into the right to receive cash (other than shares as to which dissenters' rights are properly exercised) pursuant to the Recapitalization will occur, in each case, at the Recapitalization Effective Time.

  As soon as practicable after the Recapitalization Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Alliance Common Stock. The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Alliance Common Stock in exchange for cash and, under certain circumstances, certificates representing shares of Alliance Common Stock to be retained in the Recapitalization and the amount of cash in lieu of any fractional interest in a share of Alliance Common Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Recapitalization Merger Agreement.

  As soon as practicable after the Recapitalization Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Alliance Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Alliance Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Recapitalization Merger Agreement and a certificate or certificates representing the number of full shares of Alliance Common Stock, if any, to be retained by the holder thereof pursuant to the Recapitalization Merger Agreement.

  After the Recapitalization Effective Time, there will be no further transfer on the records of Alliance or its transfer agent of certificates representing shares of Alliance Common Stock which have been converted, in whole or in part, pursuant to the Recapitalization Merger Agreement into the right to receive cash, and if such certificates are presented to Alliance for transfer, they will be canceled against delivery of cash and, if appropriate, certificates for retained shares of Alliance Common Stock.

  No dividends or other distributions with a record date after the Recapitalization Effective Time will be paid with respect to any shares of retained Alliance Common Stock represented by any unsurrendered certificate, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to the Recapitalization Merger Agreement, until the surrender of such certificate in accordance with the Recapitalization Merger Agreement. See "THE TRANSACTIONS--Retention of Shares; Procedures for Exchanging Certificates."

  Conduct of Business Pending the Recapitalization. Pursuant to the Recapitalization Merger Agreement, Alliance has agreed to carry on its business and that of its subsidiaries prior to the Recapitalization Effective Time in the ordinary course of business consistent with past practice. See "THE TRANSACTIONS--Conduct of Business Pending the Recapitalization."

  Conditions to the Consummation of the Recapitalization. The Recapitalization Merger Agreement contains various conditions, including the receipt of the necessary stockholder approval and financing, the Investor having received advice from Ernst & Young LLP that the Recapitalization qualifies for recapitalization accounting treatment, Alliance having taken appropriate steps to arrange the payment or prepayment of certain obligations, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which waiting period has expired, the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Recapitalization and there not having occurred any material adverse change in respect of Alliance. The Recapitalization Merger Agreement also contains certain customary conditions relating to the accuracy of the representations and warranties, the performance of the covenants and agreements, consents having been obtained or filings having been made and holders of less than 10% of the outstanding shares of Alliance Common Stock having validly elected to demand appraisal of their shares. In addition, although the obligations of the parties under the Recapitalization Merger Agreement are not expressly conditioned on the consummation of the SMT Acquisition, the proposed financing for the Transactions is contingent upon the simultaneous consummation of the Recapitalization and the SMT Acquisition. If the SMT Acquisition does not occur, there can be no assurances that alternative sources of financing for the Recapitalization will be obtained. Subject to applicable law, each of the conditions, other than the condition requiring stockholder approval, may be waived. Alliance does not intend to resolicit a vote of its stockholders on the Recapitalization Merger Agreement in the event any material conditions are waived, unless such waiver results in a fundamental change in the Transactions, in which event Alliance has undertaken to resolicit the vote of its shareholders. However, the Investor has agreed, pursuant to the Stockholder Agreement, not to waive any condition so as to reduce the value of the consideration payable in the Recapitalization, materially adversely affect the timing of the closing of the Recapitalization, reduce the Cash Merger Price or otherwise adversely affect the interests of the Principal Stockholders. See "THE TRANSACTIONS--Conditions to the Consummation of the Recapitalization."

  Possible Delisting; Termination of SEC Reporting. Following the consummation of the Recapitalization, Alliance may be required to or may seek to have the Alliance Common Stock, which is currently traded on the Nasdaq SmallCap Market, delisted and may deregister under the Exchange Act. Any delisting of Alliance Common Stock, together with the substantial decrease in the number of shares of Alliance Common Stock to be held by holders thereof other than the Investor, is expected to result in a substantial decrease in the liquidity of Alliance Common Stock, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder. If the Company ceases to be a reporting company under the Exchange Act, the Company does not plan to provide any reports or information to public stockholders other than pursuant to the right of such stockholders to inspect the books and records of the Company as required by the DGCL. As a result, the information available to stockholders on the business and financial condition of the Company would be reduced, which could have a material adverse effect on the value of the Alliance Common Stock. See "RISK FACTORS--Possible Delisting; Loss of Liquidity" and "RISK FACTORS--Termination of SEC Reporting."

  Resale of Alliance Common Stock following the Recapitalization. Alliance Common Stock to be retained in connection with the Recapitalization will be freely transferable, except that shares retained by any stockholder who is an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, executive officers and beneficial owners of 10% or more of a class of capital stock) of Alliance for purposes of Rule 145 under the Securities Act will not be transferable except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover sales of Alliance Common Stock retained by any person who is an affiliate of Alliance. See "THE TRANSACTIONS--Resale of Alliance Common Stock Following the Recapitalization."

  Treatment of Alliance Stock Options and Warrants. Substantially all of the options to purchase Alliance Common Stock under Alliance's 1991 Amended and Restated Stock Option Plan shall vest and become exercisable as a result of the Recapitalization. Except as noted below, all outstanding options and warrants to purchase Alliance Common Stock shall be cancelled at the Recapitalization Effective Time and Alliance shall pay the holder thereof an amount equal to the number of shares of Alliance Common Stock subject to the option or warrant times the excess of the Cash Merger Price over the exercise price of the warrant or option. Such options are held by management and other Alliance employees, and substantially all of such warrants are held by certain of Alliance's current and former institutional lenders. The total value of the options and warrants to be paid is approximately $10.6 million. Notwithstanding the foregoing, options to purchase 260,581 shares of Alliance Common Stock held by members of Alliance's management will remain outstanding following the Recapitalization Effective Time. See "THE TRANSACTIONS--Interests of Certain Persons in the Recapitalization"; "--Effect on Warrants and Alliance Stock Options."

  Certain Tax Consequences of the Recapitalization. For U.S. federal income tax purposes, Newco will be disregarded as a transitory entity, and the merger of Newco with and into Alliance will be treated, with respect to cash received in exchange for shares of Alliance Common Stock, as a sale of a portion of such Alliance Common Stock to the Investor and as a redemption of a portion of such Alliance Common Stock by Alliance. There will be no gain or loss recognized for U.S. federal income tax purposes with the respect to shares of Alliance Common Stock retained by a stockholder. However, under certain circumstances, a stockholder that actually retains some, but not all, of such stockholder's shares of Alliance Common Stock may be required to treat the receipt of a portion of the cash received in the Recapitalization as the receipt of a dividend (rather than as the receipt of proceeds from the sale of the shares of Alliance Common Stock, which would generally receive capital gain treatment). Alliance has received an opinion from Irell & Manella LLP regarding certain federal income tax consequences of the Recapitalization. See "THE TRANSACTIONS--Certain Tax Consequences of the Recapitalization."

  Termination of the Recapitalization Merger Agreement. The Recapitalization Merger Agreement provides that it may be terminated in certain circumstances at any time prior to the Recapitalization Effective Time, whether before or after approval of the Recapitalization Merger Agreement and the Recapitalization by the stockholders of Alliance. See "CERTAIN PROVISIONS OF THE RECAPITALIZATION MERGER AGREEMENT."

  Certain Related Agreements. Agreements related to the Recapitalization include, among other agreements, the Stockholder Agreement, two Employment Agreements, Covenants Not to Compete and the New Option Plan (each as defined herein). See "CERTAIN RELATED AGREEMENTS."

  The SMT Acquisition. On June 24, 1997, Three Rivers, which is wholly owned by Apollo, and Three Rivers Acquisition, which is wholly owned by Three Rivers, entered into an Agreement and Plan of Merger with SMT, pursuant to which Three Rivers Acquisition commenced an offer to purchase all outstanding shares of common stock of SMT for $11.75 per share. Following the expiration of the offer on August 5, 1997, Three Rivers Acquisition acquired approximately 91.9% of the issued and outstanding shares of common stock of SMT. On September 29, 1997, SMT became a wholly owned subsidiary of Three Rivers.

  Upon consummation of the SMT Acquisition, SMT will become an indirect wholly owned subsidiary of Alliance, with Apollo to receive 3,181,818 shares of Alliance Common Stock in connection with the SMT Acquisition. In connection with the acquisition of SMT by Three Rivers, Three Rivers has agreed to convert certain options to acquire shares of common stock of SMT held by officers and employees of SMT into options to acquire shares of Three Rivers Common Stock. The aggregate value of the SMT options to be converted is $1.4 million. See "CERTAIN RELATED AGREEMENTS--Three Rivers Rollover and Options." It is expected that following the SMT Acquisition, all options to acquire shares of Three Rivers Common Stock (including the options to acquire shares of common stock of SMT that were converted into options to acquire shares of Three Rivers Common Stock as well as newly issued options to purchase shares of Three Rivers Common Stock) will be converted into options to purchase 522,724 shares of Alliance Common Stock.

  The consummation of the SMT Acquisition is subject to the following conditions: (1) the Recapitalization shall have been consummated in accordance with the terms and subject to the conditions of the Recapitalization Merger Agreement; (2) Three Rivers shall own all of the capital stock of SMT; (3) the waiting period applicable to the consummation of the SMT Acquisition under the HSR Act shall have expired or shall have been terminated; and (4) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity that prohibits or restricts the consummation of the SMT Acquisition or makes such consummation illegal.

  The SMT Acquisition is expected to occur simultaneously with the Recapitalization. Although the obligations of the parties under the Recapitalization Merger Agreement are not conditioned on the consummation of the SMT Acquisition, the financing for the Recapitalization and related transactions, is contingent upon, among other things, the simultaneous consummation of the Recapitalization and the SMT Acquisition. If the SMT Acquisition does not occur, there can be no assurances that alternative sources of financing for the Recapitalization will be obtained. See "CERTAIN RELATED AGREEMENTS--The SMT Acquisition."

SOURCES AND AMOUNT OF FUNDS

  Approximately $326.7 million will be required to finance the Recapitalization and the SMT Acquisition, to refinance certain existing indebtedness of Alliance and SMT (the "Refinancings"), to pay the fees and expenses in connection with the foregoing and to provide for the Company's working capital.

  In connection with the Recapitalization, the SMT Acquisition, the Refinancing and the payment of related fees and expenses, the Company intends to (i) enter into an agreement (the "Credit Agreement") consisting of a $150 million revolving loan facility (the "Revolving Loan Facility") and a $50 million term loan facility (the "Term Loan Facility"), pursuant to which it will borrow approximately $88 million and (ii) issue approximately $170 million aggregate principal amount of its Senior Subordinated Notes due 2005 (the "Notes") in a public offering registered under the Securities Act (the "Offering"). Immediately following consummation of the Transactions, it is expected that the Company will have approximately $112 million of availability under the Revolving Loan Facility. The unused portion of the Revolving Loan Facility will be available for the Company's working capital requirements and to finance acquisitions.

  Apollo's equity investment (the "New Equity Investment") in Alliance after the Recapitalization Effective Time will consist of (i) a cash equity contribution to the Investor in an aggregate amount of approximately $35.1 million, which the Investor intends to contribute to Newco and (ii) a cash equity contribution of $33.6 million to Three Rivers, the parent company of SMT (which common stock will be exchanged for 3,181,818 shares of Alliance Common Stock pursuant to the SMT Acquisition). Following the Recapitalization Effective Time, the New Equity Investment will be available to the Company. The total investment in Alliance after the Recapitalization Effective Time will be $80 million, consisting of (1) $37.0 million (consisting of approximately $35.1 million contributed by Apollo and continuing options held by Alliance management having a net option value of approximately $1.9 million), (2) $8.0 million implied value of the shares of Alliance Common Stock to be retained by Alliance's existing stockholders and (3) $35.0 million (consisting of approximately $33.6 million contributed to Three Rivers and approximately $1.4 million of net option value of SMT options held by SMT management to be converted into options to acquire shares of Alliance Common Stock).

  The Recapitalization, the SMT Acquisition, the Refinancings, the borrowings under the Credit Agreement as of the Recapitalization Effective Time, the Offering and the New Equity Investment are collectively referred to as the "Transactions."

  Pursuant to the Recapitalization Merger Agreement, Apollo will receive a total of 6,545,454 shares of Alliance Common Stock (3,363,636 shares issued upon conversion of common stock of Newco and 3,181,818 shares issued pursuant to the SMT Acquisition). Consequently, immediately after the Recapitalization and the SMT Acquisition, Alliance will have 7,272,727 shares of Common Stock outstanding, of which Apollo will own

6,545,454 shares (or approximately 90%) and Alliance's existing stockholders will own 727,273 shares (or approximately 10%). Immediately after consummation of the transactions, Apollo intends to sell 431,818 shares of Alliance Common Stock owned by Apollo to BT Capital Corporation for $11.00 per share (or approximately $4.8 million in the aggregate) in cash, the amount paid to Alliance's existing stockholders for their shares of Alliance Common Stock. In addition, options to acquire 1,310,578 shares of Alliance Common Stock will be held by management of Alliance and SMT after consummation of the Transactions. See "THE TRANSACTIONS--Interests of Certain Persons in the Recapitalization," "CERTAIN RELATED AGREEMENTS--The New Option Plan" and "CERTAIN RELATED AGREEMENTS--Three Rivers Rollover and Options."

  The consummation of the Transactions will be concurrent. The approximate sources and amount of funds in connection with the Transactions are presented in the following table, assuming the Transactions occurred as of June 30, 1997 (dollars in millions):

     SOURCES OF FUNDS:
     Term Loan Facility................................................. $ 50.0
     Revolving Loan Facility............................................   38.0
     Notes..............................................................  170.0
     New Equity Investment..............................................   68.7
                                                                         ------
         Total Sources.................................................. $326.7
                                                                         ======
     AMOUNT OF FUNDS:
     Payment of cash consideration in Recapitalization(1)............... $160.7
     Repay outstanding indebtedness of Alliance.........................   70.5
     Acquisition of SMT(2)..............................................   88.3
     Less cash on hand..................................................  (12.7)
     Estimated fees and expenses........................................   19.9
                                                                         ------
         Total Uses..................................................... $326.7
                                                                         ======

--------

(1) Comprised of (a) payment for shares of Alliance Common Stock (approximately $146.2 million), (b) payments with respect to outstanding warrants and options and change of control payments under employment agreements (approximately $12.4 million) and (c) payments pursuant to Alliance's Long-Term Incentive Plan (approximately $2.1 million).
(2) Comprised of equity investment by Apollo in SMT (approximately $33.6 million) and repayment of SMT debt incurred in connection with the August 1997 acquisition of SMT by Three Rivers (approximately $54.7 million).

  It is a condition to the obligations of the parties to the Recapitalization that sufficient funds have been received to pay the consideration in the Recapitalization and to consummate the transactions contemplated by the Recapitalization Merger Agreement. The parties to the Recapitalization Merger Agreement have agreed to use all commercially reasonable efforts to satisfy the conditions, including the financing condition, under the Recapitalization Merger Agreement. However, there can be no assurance that sufficient funding will be obtained. In addition, although the obligations of the parties under the Recapitalization Merger Agreement are not conditioned on the consummation of the SMT Acquisition, the Offering and borrowings under the Credit Agreement are contingent upon the simultaneous consummation of the Recapitalization and the SMT Acquisition. If the SMT Acquisition does not occur, there can be no assurance that alternative sources of financing for the Recapitalization will be obtained. See "SOURCES AND AMOUNT OF FUNDS."

TRANSACTION STRUCTURE

  The following charts depict the organization and ownership of Alliance and SMT at different stages of the transaction.


                             [CHART APPEARS HERE]



--------
(1) Represents shares of Alliance Common Stock owned beneficially by the Investor pursuant to the Stockholder Agreement and held of record by the Principal Stockholders (assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of Alliance Common Stock).
(2) Assumes that Apollo has contributed shares of Alliance Common Stock that it received in the SMT Acquisition to the Investor or has contributed shares of Three Rivers to the Investor immediately prior to the SMT Acquisition.

RISK FACTORS

  Alliance's stockholders should consider carefully the information set forth under the caption "Risk Factors," and all other information set forth in this Proxy Statement/Prospectus, in evaluating whether to retain shares of Alliance Common Stock and/or vote in favor of the Recapitalization Merger Agreement and the Recapitalization.

RECENT DEVELOPMENTS


  For the three months ended September 30, 1997, the combined revenues of Alliance and SMT were $29.8 million as compared to $22.5 million for the three months ended September 30, 1996, an increase of 32.1%. The increase resulted primarily from the addition of new MRI equipment and routes and increases in scan volumes at existing customers.

  For the three months ended September 30, 1997, the combined EBITDA of Alliance and SMT was $13.2 million as compared to $10.1 million for the three months ended September 30, 1996, an increase of 30.9%. EBITDA for the three months ended September 30, 1997 includes a $1.4 million noncash compensation expense charge related to the rollover of certain SMT stock options in connection with the acquisition of SMT by Three Rivers. Excluding such noncash charge, EBITDA increased 45.2%. Such increase was a result of scan volumes and revenues increasing at a greater rate than the increases in costs, reflecting the operating leverage inherent in the provision of MRI services. In addition, EBITDA for the three months ended September 30, 1997 does not reflect any portion of the identified net expense reductions of $2.9 million on an annual basis expected to result from the elimination of duplicate corporate overhead and facilities and the consolidation of mobile MRI routes.

  For the three months ended September 30, 1997, the combined net income of Alliance and SMT was $2.7 million as compared to $2.9 million for the three months ended September 30, 1996. Net income for the three months ended September 30, 1997 includes compensation expense of $0.9 million (net of tax benefit) related to the rollover of certain SMT stock options. In addition, net income for the three months ended September 30, 1997 does not reflect the after tax effect of the anticipated expense reductions discussed in the preceding paragraph.

  The above information does not include the effects of pro forma adjustments similar to those made in the Company's Unaudited Pro Forma Combined Consolidated Financial Statements and, accordingly, is not directly comparable thereto. SMT amounts included in the September 30, 1997 totals were compiled by adding its financial information from July 1, 1997 through its acquisition by Three Rivers on August 5, 1997 to those following such acquisition through September 30, 1997.

SUMMARY HISTORICAL FINANCIAL INFORMATION

  The summary historical consolidated financial information of Alliance and SMT with respect to each year in the three-year period ended December 31, 1996, respectively, is derived from the consolidated financial statements of Alliance and SMT. With respect to Alliance, such consolidated financial statements have been audited by Ernst & Young LLP, independent auditors. In the case of SMT, such consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The financial information of Alliance and SMT for the six months ended June 30, 1996 and June 30, 1997 are unaudited, but in the opinion of Alliance's and SMT's managements, respectively, reflect all adjustments necessary for a fair presentation of such information. Operating results of Alliance and SMT for the six months ended June 30, 1997, are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997. The summary historical consolidated financial information provided below should be read in conjunction with the consolidated financial statements and notes thereto of Alliance and SMT included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

                             ALLIANCE IMAGING, INC.

                                                                   SIX MONTHS
                              YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                          ----------------------------------  ----------------------
                            1994         1995        1996        1996        1997
                          ---------   ----------  ----------  ----------  ----------
                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Revenues................  $  57,875   $   58,065  $   68,482  $   31,302  $   39,911
Operating expenses,
 excluding depreciation.     31,093       28,342      32,344      15,019      17,815
Selling, general and
 administrative
 expenses...............      6,284        6,294       8,130       3,160       3,990
Depreciation expense....     13,424       12,202      12,737       6,048       7,144
Amortization expense,
 primarily goodwill.....        943        1,345       1,952         745       1,165
Interest expense, net...     10,758        5,053       5,758       2,683       3,557
Net income (loss)(1)....    (19,066)       4,102      12,801       3,102       5,447
Earnings (loss) per
 common share:
  Income before items
   below................  $   (2.68)  $     0.28  $     0.48  $     0.23  $     0.31
  Excess of carrying
   amount of preferred
   stock repurchased
   over consideration
   paid.................        --           --         0.15         --         0.14
                          ---------   ----------  ----------  ----------  ----------
  Income (loss) before
   extraordinary gains..      (2.68)        0.28        0.63        0.23        0.45
  Extraordinary gains,
   net of taxes.........        --           --         0.55         --         0.10
                          ---------   ----------  ----------  ----------  ----------
  Income (loss)
   applicable to common
   stock................  $   (2.68)  $     0.28  $     1.18  $     0.23  $     0.55
                          =========   ==========  ==========  ==========  ==========
  Weighted average
   common and common
   equivalent shares
   outstanding..........  7,124,000   11,158,000  11,494,000  11,416,000  13,456,000
                          =========   ==========  ==========  ==========  ==========
CONSOLIDATED BALANCE
 SHEET DATA
 (AT END OF PERIOD):
Cash and short-term
 investments............  $   2,478   $   11,128  $   10,867  $   11,180  $   13,817
Total assets............    102,527      103,327     128,510     120,055     143,270
Total long-term debt,
 including current
 maturities.............     79,208       75,880      89,025      86,031      80,548
Redeemable preferred
 stock..................     15,500       16,430       4,694      15,965         --
Stockholders' equity
 (deficit)..............     (1,665)       1,604      16,360       5,129      41,368
OTHER DATA:
EBITDA(2)...............  $  20,498   $   23,429  $   28,008  $   13,123  $   18,106
EBITDA margin(3)........       35.4%        40.3%       40.9%       41.9%       45.4%
Cash flows provided by
 (used in):
  Operating activities..  $  12,784   $   18,043  $   21,731  $   10,866  $   13,693
  Investing activities..    (19,861)      (7,789)    (27,936)    (14,447)    (19,545)
  Financing activities..      1,135       (1,604)      5,944       3,633       8,802
Capital expenditures(4).     22,361       11,383      34,376      17,943      20,333
Number of MRI systems at
 end of period..........         72           76          86          87          90
Comparable customer
 revenue growth(5)......       (0.1)%        6.9%        8.8%       15.7%       17.3%
Average scans per MRI
 system per day.........        5.8          5.8         6.7         6.5         7.0
Ratio of earnings to
 fixed charges(6).......        --           1.9x        2.1x        2.2x        2.6x

                                                              (footnotes follow)

                            SMT HEALTH SERVICES INC.

                                                               SIX MONTHS
                             YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                          -------------------------------  --------------------
                            1994       1995       1996       1996       1997
                          ---------  ---------  ---------  ---------  ---------
                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Revenues................  $  13,235  $  15,020  $  19,022  $   8,725  $  13,014
Operating expenses,
 excluding depreciation.      5,892      5,396      6,280      2,891      4,153
Selling, general and
 administrative
 expenses...............      1,894      2,472      2,877      1,373      1,907
Depreciation and
 amortization...........      3,164      3,679      4,725      2,109      3,194
Interest expense, net...      1,590      1,620      1,851        862        805
Net income(1)...........        410      1,373      2,411      1,020      1,459
EARNINGS PER COMMON
 SHARE:
 Primary:
  Continuing operations.  $    0.20  $    0.46  $    0.61  $    0.27  $    0.30
  Discontinued
   operations...........      (0.05)       --         --         --         --
  Extraordinary loss....        --         --         --         --       (0.03)
                          ---------  ---------  ---------  ---------  ---------
  Earnings per common
   share................  $    0.15  $    0.46  $    0.61  $    0.27  $    0.27
                          =========  =========  =========  =========  =========
 Fully diluted:
  Continuing operations.  $    0.20  $    0.46  $    0.59  $    0.27  $    0.30
  Discontinued
   operations...........      (0.05)       --         --         --         --
  Extraordinary loss....        --         --         --         --       (0.03)
                          ---------  ---------  ---------  ---------  ---------
  Earnings per common
   share................  $    0.15  $    0.46  $    0.59  $    0.27  $    0.27
                          =========  =========  =========  =========  =========
Weighted average shares
 outstanding............  2,705,000  2,770,000  3,233,000  2,919,000  5,081,000
                          =========  =========  =========  =========  =========
CONSOLIDATED BALANCE
 SHEET DATA
 (AT END OF PERIOD):
Cash and short-term
 investments............  $   2,317  $   3,942  $   5,043  $   3,830  $  13,913
Total assets............     20,623     23,348     39,498     28,844     50,736
Total long-term debt,
 including current
 maturities.............     16,212     17,091     27,210     20,522     23,080
Stockholders' equity....      3,653      5,402     11,400      7,367     25,375
OTHER DATA:
EBITDA(2)...............  $   5,449  $   7,152  $   9,865  $   4,461  $   6,954
EBITDA margin(3)........       41.2%      47.6%      51.9%      51.1%      53.4%
Cash flows provided by
 (used in):
  Operating activities..  $   3,630  $   5,477  $   7,441  $   3,024  $   6,782
  Investing activities..       (261)    (1,380)    (2,567)    (1,637)    (2,976)
  Financing activities..     (3,548)    (3,604)    (2,573)    (1,168)     5,064
Capital expenditures(4).      4,584      5,069     18,112      7,104      5,985
Number of MRI systems at
 end of period..........          9         11         18         13         20
Comparable customer
 revenue growth(5)......        5.2%       0.1%      12.9%       9.7%      22.0%
Average scans per MRI
 system per day.........        9.0       10.4       10.9       10.9       11.5
Ratio of earnings to
 fixed charges(6).......        1.4x       2.0x       2.7x       2.5x       3.4x

                                                         (footnotes follow)

--------
(1) Alliance's net income (loss) includes special charges of $13.3 million for the year ended December 31, 1994 related to an equipment exchange transaction, the impairment of certain equipment, debt restructuring and employee severances; extraordinary gains (net of tax) of $6.3 million for the year ended December 31, 1996 related to the early extinguishment of debt; and an extraordinary gain (net of tax) of $1.3 million for the six months ended June 30, 1997 related to the early extinguishment of debt. SMT's net income includes a loss on disposal of discontinued operations of $132,000 for the year ended December 31, 1994 and an extraordinary loss (net of tax) of $181,000 for the six months ended June 30, 1997 related to the early extinguishment of debt.
(2) EBITDA is defined herein as income before income taxes, plus depreciation, amortization, net interest expense and other non-recurring items (principally non-cash). EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

(3) EBITDA margin is defined herein as EBITDA divided by revenues. The Company believes EBITDA margin provides a comparative reference to measure EBITDA performance from period to period and against comparable sized companies in the industry and, as such, provides a supplemental mechanism to evaluate efficiency and overall operating performance.
(4) The substantial majority of Alliance's historical capital expenditures have related to either major upgrades to existing systems or the replacement of older, less-advanced systems with new, state-of-the-art technologically advanced systems. SMT's capital expenditures related to substantially upgrading its MRI systems as well as purchasing new systems to expand the size of its fleet. As a result of these historical investments, the Company believes that it has upgraded substantially all of its systems and expects most of its capital expenditures for at least the next three to five years to relate to net fleet additions through new system purchases.
(5) Represents period over period revenue growth for customers that generated revenues for the entire term of both periods.
(6) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and one-third of the rent expense from long-term equipment operating leases, which management believes is a reasonable approximation of an interest factor. Alliance's earnings were insufficient to cover fixed charges by $18.0 million for the year ended December 31, 1994.

SUMMARY PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA

  The following table sets forth certain unaudited pro forma combined consolidated financial data for the Company for the year ended December 31, 1996, and as of and for the six months ended June 30, 1997, and certain financial ratios derived therefrom which are presented to reflect the pro forma effect of the Transactions. The summary unaudited pro forma combined consolidated statements of operations for the six months ended June 30, 1997 and for the year ended December 31, 1996 give effect to the Transactions as if they had occurred on January 1, 1997 and January 1, 1996, respectively. The summary unaudited pro forma combined consolidated balance sheet data gives effect to the Transactions as if they occurred on June 30, 1997. The unaudited pro forma combined consolidated financial data do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had the Transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The unaudited pro forma combined consolidated financial data (i) have been derived from and should be read in conjunction with the "UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA" and the notes thereto included elsewhere in this Proxy Statement/Prospectus and (ii) should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the separate historical consolidated financial statements of Alliance and SMT and the notes thereto included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

                                                YEAR ENDED      SIX MONTHS ENDED
                                           DECEMBER 31, 1996(1) JUNE 30, 1997(1)
                                           -------------------- ----------------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER
                                                        SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DA-
 TA:
Revenues.................................       $  87,504          $  52,925
Operating expenses, excluding deprecia-
 tion....................................          38,624             21,968
Selling, general and administrative ex-
 penses..................................          10,707              5,897
Depreciation expense.....................          16,085              9,381
Amortization expense, primarily goodwill.           4,795              2,575
Interest expense, net....................          26,480             13,240
Loss before extraordinary gains..........          (9,187)              (136)
Pro forma loss per share before
 extraordinary gains.....................         $(1.26)             $(0.02)
                                                =========          =========
Pro forma weighted average shares
 outstanding.............................       7,272,727          7,272,727
                                                =========          =========
OTHER DATA:
EBITDA(2)................................       $  38,173          $  25,060
EBITDA margin............................            43.6%              47.4%
Cash interest expense(3).................       $  25,459          $  12,729
Capital expenditures.....................          52,488             26,318
Number of MRI systems at end of period...             104                110
Comparable customer revenue growth.......             9.7%              18.5%
Average scans per MRI system per day.....             7.4                7.8
Ratio of EBITDA to cash interest expense.             1.5x               2.0x
Ratio of earnings to fixed charges(4)....             --                 --
                                                                AT JUNE 30, 1997
                                                                ----------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and short-term investments...............................     $   1,204
Total assets..................................................       227,900
Total long-term debt, including current maturities............       270,178
Stockholders' equity (deficit)................................       (62,847)

--------

(1) Does not reflect identified expense reductions expected to result from the elimination of duplicate overhead and facilities and the consolidation of identified functions, facilities and mobile MRI routes. Operating expenses and selling, general and administrative expenses are expected to be reduced annually by approximately $3.4 million. These savings will be partially offset by an annual management fee payable to Apollo Management, L.P. of $500,000.

(2) EBITDA is defined herein as income before income taxes, plus depreciation, amortization, net interest expense and other non-recurring items (principally non-cash). EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

(3) Consists of interest expense, net of interest income, excluding deferred financing costs. A 1/8% variance in interest rates would change annual interest expense by approximately $322,000.

(4) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and one-third of the rent expense from long-term equipment operating leases, which management believes is a reasonable approximation of an interest factor. Pro forma earnings were insufficient to cover fixed charges by $9.2 million for the year ended December 31, 1996 and by $0.1 million for the six months ended June 30, 1997.

MARKET FOR ALLIANCE COMMON STOCK

  The Alliance Common Stock trades on the Nasdaq SmallCap Market under the symbol SCAN. The high and low prices as reported on the Nasdaq SmallCap Market are set forth below for the periods indicated. As of September 22, 1997, there
were    record holders and approximately    beneficial holders of Alliance
Common Stock.

                                   1997            1996               1995
                                 ------------    -------------      ------------
                                 HIGH     LOW    HIGH      LOW      HIGH     LOW
                                 ----     ---    ----      ---      ----     ---
     First Quarter..............  8 3/8    5 3/4  4 1/8     2 7/8    1 7/16     7/16
     Second Quarter............. 10 5/8    6 5/8  6 1/8     3 13/16  2 1/2    1 1/4
     Third Quarter.............. 11 1/8    10     6 3/8     3 7/8    3 1/8     2
     Fourth Quarter(1).......... 11 3/16  10 3/4  5 15/16   4 5/8    3 3/8    2 3/8

--------

(1) Fourth Quarter 1997 reflects the high and low prices through October 10, 1997.

  On July 22, 1997, the last trading day before public announcement of the execution of the Recapitalization Merger Agreement, the last sale price of Alliance Common Stock as reported on the Nasdaq SmallCap Market was $10.25 per
share. On October    , 1997, the most recent practicable date prior to the
printing of this Proxy Statement/Prospectus, the last sale price of Alliance
Common Stock as reported on the Nasdaq SmallCap Market was $   per share.

  Alliance has never paid any cash dividends on shares of Alliance Common Stock and does not intend to pay cash dividends on shares of Alliance Common Stock following the consummation of the Transactions.

  ALLIANCE'S STOCKHOLDERS SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR ALLIANCE COMMON STOCK.

                                 RISK FACTORS

  Alliance's stockholders should consider carefully the factors set forth below as well as the other information set forth in this Proxy
Statement/Prospectus in evaluating whether to retain shares of Alliance Common Stock and/or vote in favor of the Recapitalization Merger Agreement and the Recapitalization.

CONTROL BY APOLLO

  Upon consummation of the Transactions, Apollo will own approximately 84% of the outstanding shares of Alliance Common Stock (approximately 71% on a fully diluted basis). Accordingly, Apollo and its general partner will control the Company, have the ability to obtain a change-in-control premium on the sale of its shares (which premium may not be available to Alliance's public stockholders) and have the power to elect all of its directors, appoint new management and approve any action requiring the approval of the holders of shares of Alliance Common Stock, including adopting amendments to Alliance's certificate of incorporation and approving mergers or sales of substantially all of Alliance's assets.

POSSIBLE DELISTING; LOSS OF LIQUIDITY

  Following the consummation of the Transactions and depending on the number of holders of shares of Alliance Common Stock remaining, Alliance anticipates that it may be necessary and/or desirable to have Alliance's Common Stock, which is currently traded on The Nasdaq SmallCap Market, delisted. Any delisting of Alliance Common Stock, together with the substantial decrease in the number of shares of Alliance Common Stock to be held by holders thereof other than the Investor, is expected to result in a substantial decrease in the liquidity of Alliance Common Stock, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder. Upon any such delisting, shares of Alliance Common Stock would trade only in the over-the-counter market. Although prices in respect of trades would be published periodically by the National Association of Securities Dealers, Inc. in the "pink sheets," quotes for such shares may not be readily available. As a result, it is anticipated that such shares would have a lower trading volume than the trading volume of such shares prior to the Recapitalization.

TERMINATION OF SEC REPORTING

  If, as a result of the Recapitalization, shares of Alliance Common Stock are held by fewer than 300 stockholders of record the Company will deregister the Alliance Common Stock under the Exchange Act. If the Alliance Common Stock is so deregistered, the Company will not be required to comply with the proxy or periodic reporting requirements of the Exchange Act and does not plan to provide any reports or information to public stockholders other than pursuant to the right of such stockholders to inspect the books and records of the Company as required by the DGCL. As a result, the information available to stockholders on the business and financial condition of the Company would be reduced, which could have a material adverse effect on the value of the Alliance Common Stock. The Company currently plans to file with the Commission and distribute to holders of the Notes copies of the financial information that would have been contained in annual reports and quarterly reports, including management's discussion and analysis of financial condition and results of operations, that the Company would have been required to file with the Commission pursuant to the Exchange Act. However, the Company will remain subject to such reporting obligations only until the Notes are repaid or, by their terms, no longer require the Company to be subject to such reporting obligations.

SUBSTANTIAL LEVERAGE

  After giving effect to the Transactions, the Company's consolidated indebtedness will be approximately $270.2 million. This high level of indebtedness of the Company in comparison to that of Alliance and SMT on a historical basis may reduce the flexibility of the Company to respond to changing business and economic conditions, as well as limit capital expenditures of the Company. The Credit Agreement and the Indenture (as defined in "SOURCES AND AMOUNT OF FUNDS--Notes") will include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness. On a pro forma basis after giving effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by $9.2 million for the year ended December 31, 1996 and by $0.1 million for the six months ended June 30, 1997.

  The Company's high degree of leverage may have important consequences for the Company, including: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes, if necessary, may be impaired or such financing may not be on terms favorable to the Company; (ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense, which will reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (iii) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company may be more highly leveraged than its competitors which may place it at a competitive disadvantage; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or obtain additional financing, as needed, would have a material adverse effect on the Company. A significant portion of the indebtedness to be incurred by the Company to finance the Transactions will bear interest at variable rates. Any increase in the interest rates on the Company's indebtedness will reduce funds available to the Company for its operations and future business opportunities and will exacerbate the consequences of the Company's leveraged capital structure. It is also expected that the Company will have a substantial stockholders' deficit (approximately $62.8 million on a pro forma basis at June 30, 1997) as a result of the Transactions because the cash paid to stockholders, as well as all of the expenses of the Transactions, will be charged to stockholders' equity. In addition, the substantial leverage will have a negative effect on the Company's net income.

RESTRICTIVE DEBT COVENANTS

  The Credit Agreement is expected to contain a number of significant covenants that, among other things, will restrict the ability of the Company to (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or purchase debt, including the Notes, (iii) incur liens and engage in sale-leaseback transactions, (iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements, (vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) enter into transactions with affiliates and
(x) alter the business it conducts. The indebtedness outstanding under the Credit Agreement will be guaranteed by substantially all of the Company's domestic subsidiaries and will be secured by a first priority lien on substantially all of the properties and assets of the Company and its subsidiaries, now owned or acquired later, including a pledge of all of the shares of the Company's existing and future subsidiaries and up to 65% of the shares of the Company's future foreign subsidiaries which are owned by the Company or one of its subsidiaries. In addition, under the Credit Agreement, the Company will also be required to comply with financial covenants with respect to (i) a maximum leverage ratio; (ii) minimum consolidated EBITDA;
(iii) a minimum interest coverage ratio; and (iv) a minimum fixed charge coverage ratio. If the Company were unable to borrow under the Credit Agreement due to a default, it would be left without sufficient liquidity. See "SOURCES AND AMOUNT OF FUNDS--Credit Agreement."

  In addition, the indenture pursuant to which the Notes will be issued (the "Indenture") will contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to (i) incur additional indebtedness, (ii) incur liens, (iii) pay dividends or make certain other restricted payments, (iv) consummate certain asset sales, (v) enter into certain transactions with affiliates, (vi) merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company and (vii) impose restrictions on the ability of certain subsidiaries to pay certain dividends or make certain payments to the Company. See "SOURCES AND AMOUNT OF FUNDS--Notes."

REGULATION

  Many aspects of the medical industry in the United States, including the Company's business, are subject to extensive federal and state government regulation. Although the Company believes that its operations comply with applicable regulations, there can be no assurance that subsequent adoption of laws or interpretations of existing laws will not regulate, restrict or otherwise adversely affect the Company's business.

  The marketing and operation of the Company's MRI and computed axial tomography ("CT") systems are subject to state laws prohibiting the practice of medicine by non-physicians. Management believes that its operations do not involve the practice of medicine because all professional medical services relating to its operations, such as the interpretation of the scans and related diagnoses, are separately provided by licensed physicians not employed by the Company. Further, the Company believes that its operations do not violate state laws with respect to the rebate or division of fees.

  The Company is subject to federal and state laws which govern financial and other arrangements between health care providers. These include the federal Medicare and Medicaid anti-kickback statutes which prohibit bribes, kickbacks, rebates and any other direct or indirect remuneration in return for or to induce the referral of an individual to a person for the furnishing, directing or arranging of services, items or equipment for which payment may be made in whole or in part under Medicare, Medicaid or other federal health care programs. Violation of the anti-kickback statute may result in criminal penalties and exclusion from the Medicare and other federal health care programs. Many states have enacted similar statutes which are not necessarily limited to items and services paid for under Medicare or a federally funded health care program. In recent years, there has been increasing scrutiny by law enforcement authorities, the U.S. Department of Health and Human Services ("HHS"), the courts and Congress of financial arrangements between health care providers and potential sources of patient and similar referrals of business to ensure that such arrangements are not designed as mechanisms to pay for patient referrals. HHS interprets the anti-kickback statute broadly to apply to distributions of partnership and corporate profits to investors who refer federal health care program patients to a corporation or partnership in which they have an ownership interest and to payments for service contracts and equipment leases that are designed to provide direct or indirect remuneration for patient referrals or similar opportunities to furnish reimbursable items or services. In July 1991, HHS issued "safe harbor" regulations that set forth certain provisions which, if met, will assure that health care providers and other parties who refer patients or other business opportunities, or who provide reimbursable items or services, will be deemed not to violate the anti-kickback statute. The Company is also subject to separate laws governing the submission of false claims. The Company is a party to a partnership for provision of MRI services. The Company believes that the partnership is in compliance with the anti-kickback statute. The Company believes that its other operations likewise comply with the anti-kickback statutes.

  A federal law, commonly known as the "Stark Law," also imposes civil penalties and exclusions for referrals for "designated health services" by physicians to certain entities with which they have a financial relationship (subject to certain exceptions). "Designated health services" include, among other things, MRI services. While implementing regulations have been issued relating to referrals for clinical laboratory services, no implementing regulations have been issued regarding the other designated health services, including MRI services. In addition, several states in which the Company operates have enacted or are considering legislation that prohibits "physician self-referral" arrangements or requires physicians to disclose any financial interest they may have with a health care provider to their patients to whom they recommend that provider. Possible sanctions for violating these provisions include loss of licensure and civil and criminal sanctions. Such state laws vary from state to state and seldom have been interpreted by the courts or regulatory agencies. Nonetheless, strict enforcement of these requirements is likely. The Company believes its operations comply with these federal and state physician self-referral laws.

  In some states, a certificate of need ("CON") or similar regulatory approval is required prior to the acquisition of high-cost capital items including diagnostic imaging systems or provision of diagnostic imaging services by the Company or its customers. CON regulations may limit or preclude the Company from providing diagnostic imaging services or systems. A significant increase in the number of states regulating the Company's business within the CON or state licensure framework could adversely affect the Company. Conversely, repeal of existing CON regulations in jurisdictions where the Company has obtained or operates under a CON could also adversely affect the Company. This is an area of continuing legislative activity, and there can be no assurance that the Company will not be subject to CON and licensing statutes in other states in which it operates or may operate in the future. See "BUSINESS--Regulation."

REIMBURSEMENT OF HEALTH CARE COSTS; COST CONTAINMENT PRESSURES; CONTRACTS

  The majority of payments to the Company are received directly from health care providers, rather than from private insurers, other third party payors or governmental entities. To a lesser extent, the Company's revenues are generated from direct billings to patients or their medical payors which are recorded net of contractual discounts and other arrangements for providing services at discounted prices. Under current reimbursement regulations, the Company is prohibited from billing the insurer or the patient directly for services provided for hospital inpatients or outpatients. Payment to health care providers by third party payors for the Company's diagnostic services depends substantially upon such payors' reimbursement policies. Consequently, those policies have a direct effect on health care providers' ability to pay for the Company's services and an indirect effect on the Company's level of charges. Ongoing concerns about rising health care costs may cause more restrictive reimbursement policies to be implemented in the future. Restrictions on reimbursements to health care providers may affect such providers' ability to pay for the services offered by the Company and could indirectly adversely affect the Company's financial performance. See "BUSINESS--Reimbursement" and "BUSINESS--Regulation."

  The current health care environment is characterized by cost containment pressures which the Company believes have resulted in decreasing revenues per scan. Although scan prices appear to have stabilized, the Company expects modest continuing downward pressure on pricing levels. Although the Company has experienced increased scan volumes in 1995, 1996 and the first half of 1997, it has also had periods of declining volumes in prior years, and there can be no assurance that the recent positive trends will continue. Among other things, the Company is subject to the risk that customers will cease using the Company's MRI services upon expiration of contracts and purchase or lease their own MRI systems. In the past, when this has occurred, the Company has generally been able to obtain replacement customers. However, it is not always possible to immediately obtain replacement customers, and some replacement customers have been smaller facilities and have had lower scan volumes.

RISK OF INTEGRATION; ACQUISITION STRATEGY

  The anticipated benefits of the SMT Acquisition will require the integration of Alliance's and SMT's administrative, finance, sales and marketing organizations, the coordination of their sales efforts, the incorporation and coordination of their scanning services in an efficient manner, and the implementation of appropriate operations and financial and management systems and controls in order to capture the efficiencies and the cost reductions that are expected to result therefrom. Such integration will require substantial attention from the Company's management team, which is not experienced in integrating the operations of companies the size of Alliance and SMT. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of the Company. There can be no assurance that the Company will be able to successfully integrate the operations of Alliance and SMT or any future acquisitions.

  The Company's expansion and acquisition strategy may require substantial capital, and no assurance can be given that the Company will be able to raise any necessary additional funds through bank financing or the issuance of equity or debt securities. Sufficient funds may not be available on terms acceptable to the Company, if at all.

TECHNOLOGICAL CHANGE AND OBSOLESCENCE

  The Company's services require the use of state-of-the-art medical equipment that has been characterized by rapid technological advances. Although the Company believes that substantially all the MRI and CT systems it provides can be upgraded to maintain their state-of-the-art character, the development of new technologies or refinements of existing ones might make the Company's existing systems technologically or economically obsolete, or cause a reduction in the value of, or reduce the need for, the Company's systems. MRI systems are currently manufactured by numerous companies. Competition among manufacturers for a greater share of the MRI systems market may result in technological advances in the capacity of these new systems. Consequently, the obsolescence of the Company's systems may be accelerated. Although the Company is aware of no substantial technological change, should such change occur, there can be no assurance that the Company will be able to acquire the new or improved systems which may be required to service its customers.

FRAUDULENT TRANSFER CONSIDERATIONS

  The payment of the consideration in the Recapitalization to the stockholders of Alliance and the related financing (including the issuance of the Notes and the incurrence of the guarantees thereunder) may be subject to review under federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, if a court in a lawsuit by a creditor or a representative of creditors of Alliance, such as a trustee in bankruptcy or one of such entities as debtor-in-possession, were to find that, at the time of or after and giving effect to the Transactions, Alliance (i) was insolvent or rendered insolvent thereby, (ii) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, or (iv) intended to hinder, delay or defraud creditors and, in the case of clauses (i), (ii) and (iii), that Alliance did not receive reasonably equivalent value or fair consideration in the Recapitalization, such court could avoid all or a part of the payment of the consideration in the Recapitalization and require that the stockholders, including stockholders exercising appraisal rights, return such consideration to Alliance or to a fund for the benefit of their respective creditors. In addition, if a court were to find that Alliance came within any of clauses (i) through (iv) above, Alliance, or its respective creditors or trustees in bankruptcy, could seek to avoid the grant of security interests to the lenders under the Credit Agreement or to subordinate or void altogether the Notes and the guarantees thereunder. This would result in an event of default with respect to such indebtedness which, under the terms of such indebtedness (subject to applicable law), would allow the lenders to terminate their obligations thereunder and to accelerate payment of such indebtedness.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. There can be no certainty as to what law a court would apply pursuant to applicable choice of law provisions, although it is likely that a court would apply the law of the state of incorporation of Alliance, federal bankruptcy law, the law of the jurisdiction in which the headquarters of Alliance is located or the law of the jurisdiction in which the Recapitalization is deemed to have occurred. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of such company's debts is greater than all such company's property at a fair valuation, or if the present fair saleable value of such company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. There can be no assurance, however, that a court would not determine that Alliance was insolvent at the time of or after and giving effect to the Recapitalization. In addition, there can be no assurance that a court would not determine, regardless of whether Alliance was solvent, that the Recapitalization constituted a fraudulent transfer on another of the grounds listed above. Management believes that Alliance will be solvent following the consummation of the Transactions.

RELIANCE ON KEY PERSONNEL

  The Company's success depends in large part upon a number of key management personnel, principally Messrs. Zehner and Pino. The loss of the service of one or more of its executive officers or other key management personnel could have a material adverse effect on the Company. Messrs. Zehner and Pino have entered into the Employment Agreements with Alliance and an agreement not to compete with Alliance which will become effective at the Recapitalization Effective Time. See "MANAGEMENT."

COMPETITION

  The market for diagnostic imaging services and imaging systems is highly competitive. In addition to direct competition from other mobile providers, the Company competes with free-standing imaging centers and health care providers that have their own diagnostic imaging systems and with equipment manufacturers that sell or lease imaging systems to health care providers for full-time installation. Some of the Company's direct competitors that provide contract MRI services may have access to greater financial resources than the Company. In addition, some of the Company's customers are capable of providing the same services to their patients directly, subject only to their decision to acquire a high-cost diagnostic imaging system, assume the associated financial risk, employ the necessary technologists and satisfy applicable licensure and CON requirements, if any.

FEDERAL INCOME TAX TREATMENT

  A stockholder that actually retains less than all of such stockholder's Alliance Common Stock may, under certain circumstances, be required to treat the receipt of a portion of any cash received in the Recapitalization as the receipt of a dividend (rather than as the receipt of proceeds from the sale of the Alliance Common Stock, which would generally receive capital gains treatment). No such dividend treatment should be applicable to stockholders who do not actually retain and are not deemed for tax purposes to retain any shares of Alliance Common Stock and receive cash for all of their shares in the Recapitalization. See "THE TRANSACTIONS--Certain Tax Consequences of the Recapitalization."

                           PRO FORMA CAPITALIZATION

  The following table sets forth the pro forma capitalization of the Company, assuming the Transactions had occurred on June 30, 1997. This table should be read in conjunction with the information contained in "SOURCE AND AMOUNT OF FUNDS," "UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION" and the notes thereto and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," as well as Alliance's and SMT's financial statements and the notes thereto included elsewhere in this Proxy Statement/Prospectus.

                                                                   PRO FORMA AT
                                                                   JUNE 30, 1997
                                                                   -------------
                                                                   (IN MILLIONS)
      Cash and short-term investments.............................    $  1.2
                                                                      ======
      Long-term debt, including current portion:
        Term Loan Facility........................................    $ 50.0
        Revolving Loan Facility(1)................................      38.0
        Other debt(2).............................................      12.2
        Notes.....................................................     170.0
                                                                      ------
          Total debt..............................................     270.2
      Stockholders' equity (deficit):
        Stockholders' equity (deficit)............................     (25.0)
        Accumulated deficit.......................................     (37.8)
                                                                      ------
          Total stockholders' equity (deficit)....................     (62.8)
                                                                      ------
            Total capitalization..................................    $207.4
                                                                      ======

--------
(1) The Revolving Loan Facility provides for borrowings of up to $150 million. See "SOURCES AND AMOUNT OF FUNDS--Credit Agreement."
(2) Consists of capitalized lease obligations and purchase money obligations secured by equipment.

                          SOURCES AND AMOUNT OF FUNDS

  The approximate sources and amount of funds in connection with the Transactions are set forth in the following table, assuming the Transactions occurred as of June 30, 1997.

SOURCES AND AMOUNT OF FUNDS
(IN MILLIONS)

                               SOURCES OF FUNDS

      Term Loan Facility................................................ $ 50.0
      Revolving Loan Facility...........................................   38.0
      Notes.............................................................  170.0
      Equity Investment.................................................   68.7
                                                                         ------
        Total Sources .................................................. $326.7
                                                                         ======

                                AMOUNT OF FUNDS

      Payment of cash consideration in Recapitalization(1).............. $160.7
      Refinance outstanding indebtedness of Alliance....................   70.5
      Acquisition of SMT(2).............................................   88.3
      Less cash on hand.................................................  (12.7)
      Estimated fees and expenses.......................................   19.9
                                                                         ------
        Total Uses...................................................... $326.7
                                                                         ======

--------

(1) Comprised of (a) payment for shares of Alliance Common Stock (approximately $146.2 million), (b) payments with respect to outstanding warrants and options and change of control payments under employment agreements (approximately $12.4 million) and (c) payments pursuant to Alliance's Long Term Incentive Plan (approximately $2.1 million).
(2) Comprised of the amount of Apollo's equity investment in SMT (approximately $33.6 million) and repayment of SMT debt incurred in connection with the August 1997 acquisition of SMT by Three Rivers (approximately $54.7 million).

  It is a condition to the obligations of the parties to the Recapitalization that sufficient funds have been received to pay the consideration in the Recapitalization and to consummate the transactions contemplated by the Recapitalization Merger Agreement. In addition, although the obligations of the parties under the Recapitalization Merger Agreement are not conditioned on the consummation of the SMT Acquisition, the Offering and borrowings under the Credit Agreement are contingent upon, among other things, the simultaneous consummation of the Recapitalization and the SMT Acquisition. The parties to the Recapitalization Merger Agreement have agreed to use all commercially reasonable efforts to satisfy the conditions, including the financing condition, under the Recapitalization Merger Agreement. There can be no assurance that sufficient funding will be obtained or that the SMT Acquisition will occur.

  Other than scheduled repayments of the Term Loan Facility and the Notes, Alliance currently has no specific plans or arrangements for the repayment of the funds borrowed under the Credit Agreement and the Notes, but expects to be able to repay such borrowings out of internally generated funds of the Company. See "RISK FACTORS--Substantial Leverage."

CREDIT AGREEMENT

  General. Pursuant to a commitment letter dated as of July 22, 1997 from Bankers Trust Company (the "Agent") to Apollo (the "Commitment Letter") and subject to the negotiation, execution and delivery of definitive documentation, the Agent has committed to lend to the Company (the "Loans"), $50 million in the form of the Term Loan Facility and up to $150 million in the form of the Revolving Loan Facility for an aggregate principal amount of up to $200 million (the "Commitment").

  Pursuant to the Commitment Letter, the Agent reserves the right to syndicate all or a portion of the Commitment to one or more financial institutions (including the Agent, each, a "Lender"), such institutions being subject to the Company's approval. Upon the acceptance of the commitment of any Lender to provide a portion of the Commitment, the Agent will be released from that portion of the Commitment. In addition, the Agent agrees to serve as administrative and syndication agent in connection with the Loans, as well as fronting bank in connection with the letters of credit issued under the Revolving Loan Facility.

  The following terms and descriptions of the Loans are based upon the terms set forth in the Commitment Letter and are subject to the final negotiation and execution of the Credit Agreement and related documents. As a result, the final terms of the Loans may vary from those set forth below.

  Use of Proceeds; Maturity. The Loans are expected to be made available to the Company to finance in part the Recapitalization, the SMT Acquisition and certain related costs and expenses, and to refinance certain existing indebtedness of Alliance and SMT. The full amount to be borrowed under the Term Loan Facility must be drawn in a single drawing on the date the Term Loan Facility is closed, which is expected to be the date on which the Transactions close (the "Closing Date"). The Revolving Loan Facility is expected to be available at the Closing Date and thereafter to finance (including through the making of revolving loans and the issuance of letters of credit) working capital requirements and general corporate purposes of the Company. The Term Loan Facility matures on the sixth anniversary of the Closing Date. The Revolving Loan Facility will mature on the fifth anniversary of the Closing Date. The Credit Agreement will require the Company to reduce the commitments under the Revolving Loan Facility to $75 million on the fourth anniversary of the Closing Date and to make annual amortization payments of $0.5 million per year in the first five years and $47.5 million in the sixth year.

  Prepayments. Loans are required to be prepaid with (a) 100% of the net proceeds of all non-ordinary-course asset sales or other dispositions of the property by the Company and its subsidiaries, subject to limited exceptions,
(b) 100% of the net proceeds of issuances of debt obligations and certain preferred stock by the Company and its subsidiaries, subject to limited exceptions, (c) 50% of the net proceeds from common equity and certain preferred stock issuances by the Company and its subsidiaries, subject to limited exceptions, (d) 75% of annual excess cash flow and (e) 100% of certain insurance proceeds, subject to limited exceptions. Such mandatory prepayments will be allocated as follows: first, to the Term Loan Facility and second, to the Revolving Loan Facility.

  Voluntary prepayments will be permitted in whole or in part, at the option of the Company, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lender's re-deployment costs in the case of prepayment of Reserve Adjusted Eurodollar Loans (as defined in the Commitment Letter) other than on the last day of the relevant interest period.

  Interest and Fees. The interest rates under the Loans will be as follows:

  (a) Term Loan Facility: At the option of the Company, (i) 1.50% in excess of the higher of (A) 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate and (B) the rate that the Agent announces from time to time as its prime lending rate, as in effect from time to time, and
(ii) 2.50% in excess of the Reserve Adjusted Eurodollar Rate, in each case, subject to decreases based upon the Company's leverage ratio.

  (b) Revolving Loan Facility: At the option of the Company, (i) 1.25% in excess of the higher of (A) 1/2 of 1% in excess of the Federal Reserve reported certificate of deposit rate and (B) the rate that the Agent announces from time to time as its prime lending rate, as in effect from time to time, and (ii) 2.25% in excess of the Reserve Adjusted Eurodollar Rate, in each case, subject to decreases based upon the Company's leverage ratio.

  The Company may elect interest periods of 1, 2, 3 or 6 months for Reserve Adjusted Eurodollar Loans. With respect to Reserve Adjusted Eurodollar Loans, interest will be payable at the end of each interest period and, in any event, at least every 3 months. With respect to Base Rate Loans (as defined in the Commitment Letter), interest will be payable quarterly on the last business day of each fiscal quarter. In each case, calculation of interest will be on the basis of actual number of days elapsed in a year of 360 days.

  The Commitment Letter provides for payment by the Company in respect of outstanding letters of credit of (i) a per annum fee equal to the spread over the Reserve Adjusted Eurodollar Rate for the Revolving Loan Facility from time to time in effect, (ii) a fronting fee equal to 1/4 of 1% on the aggregate outstanding stated amounts of such letters of credit, plus (iii) customary administrative charges. The Company will also pay a commitment fee equal to 1/2 of 1% per annum on the undrawn portion of the available Commitment, subject to decreases based on the Company's leverage ratio.

  Collateral and Guarantees. The Loans will be guaranteed by all of the Company's existing and future direct and indirect wholly owned domestic subsidiaries. The Loans will be secured by a first priority lien in substantially all of the properties and assets of the Company and its direct and indirect wholly owned domestic subsidiaries, now owned or acquired later, including a pledge of all capital stock and notes owned by the Company and its subsidiaries; provided that, in certain cases, no more than 65% of the stock of foreign subsidiaries of the Company shall be required to be pledged.

  Representations and Warranties and Covenants. The Commitment Letter provides that the Credit Agreement documentation will contain certain customary representations and warranties by the Company. In addition, the Credit Agreement is expected to contain customary covenants restricting the ability of the Company to, among others (i) declare dividends or redeem or repurchase capital stock; (ii) prepay, redeem or purchase debt; (iii) incur liens and engage in sale-leaseback transactions; (iv) make loans and investments; (v) incur additional indebtedness; (vi) amend or otherwise alter debt and other material agreements; (vii) make capital expenditures; (viii) engage in mergers, acquisitions and asset sales; (ix) transact with affiliates; and (x) alter the business it conducts. It is also expected that the Company will be required to indemnify the Agent and comply with specified financial covenants and make certain customary affirmative covenants.

  Events of Default. Events of default under the Credit Agreement are expected to include (i) the Company's failure to pay principal or interest when due;
(ii) the Company's material breach of any representation or warranty contained in the loan documents; (iii) covenant defaults; (iv) events of bankruptcy; and
(v) a change of control of the Company.

NOTES

  Alliance has received a letter dated as of July 22, 1997 from BT Alex. Brown Incorporated ("BT Alex. Brown"), and a letter dated as of July 16, 1997 from Smith Barney Inc. (collectively, the "Highly Confident Letters") relating to the offering of the Notes. Alliance currently contemplates offering the Notes in connection with the Transactions. The Notes will be issued pursuant to an indenture (the "Indenture") to be entered into by and among Alliance, certain guarantors and an indenture trustee (the "Trustee").

  Principal and Maturity. The Notes are expected to be limited in aggregate principal amount to $270.0 million, of which $170.0 million will be issued in the Offering, and will mature in 2005.

  Use of Proceeds. The Company intends to use the net proceeds from the Offering to partially fund the Transactions. See "SOURCES AND AMOUNT OF FUNDS."

  Ranking. The Notes are expected to be general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including the obligations of the Company under the Credit Agreement, and are expected to be guaranteed by the Company's principal domestic subsidiaries.

  Change of Control. The Indenture is expected to provide that, upon the occurrence of a Change of Control (as defined in the Indenture), each holder will have the right to require that the Company purchase all or a portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

  Covenants. The Indenture is expected to contain certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company and impose restrictions on the ability of a subsidiary to pay certain dividends or make certain payments to the Company. The Indenture also is expected to subject the Company to certain reporting requirements.

  Events of Default. The Indenture is expected to contain events of default relating to (i) the failure to pay interest on any Notes (subject to a 30-day grace period), (ii) the failure to pay the principal of any Notes, (iii) a default in the observance or performance of any other covenant or agreement (subject to a 30-day grace period), (iv) the failure to pay principal of certain other indebtedness or the acceleration of the maturity of such other indebtedness, (v) judgments in an aggregate amount in excess of $5.0 million (subject to a 60-day grace period for settlement of such judgment),
(vi) certain events of bankruptcy and (vii) guarantees from subsidiaries ceasing to be in full force and effect, being declared null and void and unenforceable or found to be invalid.

                              THE SPECIAL MEETING

TIME AND PLACE

  The Special Meeting of Alliance's stockholders will be held at the offices of Alliance, 1065 North PacifiCenter Drive, Suite 200, Anaheim, California 92806, on the Special Meeting Date.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

  Only record holders of Alliance Common Stock at the close of business on the Record Date, September 22, 1997, will be entitled to receive notice of and to vote at the Special Meeting. At the close of business on the Record Date, Alliance had outstanding and entitled to vote 11,016,352 shares of Alliance Common Stock. The presence, in person or by proxy, at the Special Meeting of the holders of at least a majority of the votes entitled to be cast at the Special Meeting is necessary to constitute a quorum for the transaction of business. Shares of Alliance Common Stock represented by Proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters but will not be counted as votes cast in favor of the Recapitalization Merger Agreement. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

MATTERS TO BE CONSIDERED

  The purpose of the Special Meeting is to vote on the Recapitalization Merger Agreement. The Recapitalization Merger Agreement provides for, among other things, (1) the Recapitalization, (2) the resignation of members of Alliance's current Board of Directors and the election of persons designated by the Investor to Alliance's Board of Directors, (3) the SMT Acquisition and (4) the amendment and restatement of Alliance's Restated Certificate of Incorporation.

  If the Recapitalization Merger Agreement is approved by holders of a majority of the shares of Alliance Common Stock, then at the Recapitalization Effective Time, the separate corporate existence of Newco will cease, the Company will continue as the surviving corporation, the shares of common stock of Newco will be converted into 3,363,636 shares of Alliance Common Stock, 727,273 shares of Alliance Common Stock will be retained by Alliance's existing stockholders and the balance of the outstanding shares of Alliance Common Stock (other than Dissenting Shares) will be converted into the right to receive $11.00 per share in cash.

  The Recapitalization Merger Agreement provides that an aggregate of 727,273 shares of Alliance Common Stock will be retained by Alliance's existing stockholders. Each stockholder of Alliance may elect to retain shares of Alliance Common Stock by following the procedures set forth in "THE TRANSACTIONS--Proration." If Alliance's stockholders elect to retain more or less than 727,273 shares of Alliance Common Stock, the number of shares to be retained will be prorated as described in "THE TRANSACTIONS--Proration." Consequently, at the time holders of shares of Alliance Common Stock vote in respect of the Recapitalization Merger Agreement and decide whether to elect to retain shares of Alliance Common Stock, they will not know if they will be entitled to retain all of the shares they elect to retain or if they will be required to retain shares of Alliance Common Stock which they do not elect to retain. The Principal Stockholders will be entitled to participate in the proration of the retained shares in the same manner as Alliance's other stockholders, unless the Investor exercises the option (in which case, the Principal Stockholders would receive cash for their shares and would not be subject to proration). The Investor has advised the Company that it does not currently intend to exercise the option and would do so only if a third party sought to acquire Alliance prior to consummation of the Transactions or the termination of the Recapitalization Merger Agreement. If the Investor does exercise the options, all 727,273 of the retained shares would be prorated among Alliance's existing public stockholders, who own approximately 34% of the issued and outstanding shares of Alliance Common Stock (assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of Alliance Common Stock). See "THE TRANSACTIONS--Proration."

  Pursuant to the Recapitalization Merger Agreement, Apollo will receive a total of 6,545,454 shares of Alliance Common Stock (3,363,636 shares issued upon conversion of common stock of Newco in the Recapitalization and 3,181,818 shares issued pursuant to the SMT Acquisition). Consequently, immediately after the Recapitalization and the SMT Acquisition, Alliance will have 7,272,727 shares outstanding, of which Apollo will own 6,545,454 shares (or approximately 90%) and Alliance's existing stockholders will own 727,273 shares (or approximately 10%). Immediately after consummation of the transactions, Apollo intends to sell 431,818 shares of Alliance Common Stock owned by Apollo to BT for $11.00 per share (or approximately $4.8 million in the aggregate) in cash, the amount paid to Alliance's existing stockholders for their shares of Alliance Common Stock. In addition, options to acquire 1,310,578 shares of Alliance Common Stock will be held by management of Alliance and SMT after consummation of the Transactions. See "THE TRANSACTIONS--Interests of Certain Persons in the Recapitalization," "CERTAIN RELATED AGREEMENTS--The New Option Plan" and "CERTAIN RELATED AGREEMENTS-- Three Rivers Rollover and Options."

  After the SMT Acquisition, all of the then issued and outstanding Three Rivers Common Stock will be owned directly by Alliance and all of the then issued and outstanding shares of Common Stock of SMT will be owned indirectly by Alliance. The Recapitalization Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A. See "THE TRANSACTIONS" and "CERTAIN PROVISIONS OF THE RECAPITALIZATION MERGER AGREEMENT."

  THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE RECAPITALIZATION MERGER AGREEMENT AND HAS DETERMINED, AMONG OTHER THINGS, THAT THE RECAPITALIZATION MERGER AGREEMENT (INCLUDING THE RECAPITALIZATION AND THE SMT ACQUISITION) IS FAIR TO AND IN THE BEST INTERESTS OF ALLIANCE'S STOCKHOLDERS, AND RECOMMENDS THAT ALLIANCE'S STOCKHOLDERS APPROVE THE RECAPITALIZATION MERGER AGREEMENT.

  THE RECOMMENDATION BY THE BOARD OF DIRECTORS THAT ALLIANCE'S STOCKHOLDERS APPROVE THE RECAPITALIZATION MERGER AGREEMENT IS NOT A RECOMMENDATION AS TO WHETHER STOCKHOLDERS SHOULD RETAIN SHARES OF ALLIANCE COMMON STOCK.

REQUIRED VOTE

  The affirmative vote of the holders of a majority of the shares of Alliance Common Stock entitled to vote thereon is required to approve the Recapitalization Merger Agreement. However, pursuant to the Stockholder Agreement, Apollo has the right to cause a majority of the outstanding shares of Alliance Common Stock to be voted in favor of the Recapitalization Merger Agreement and has an option to acquire all of such shares. Apollo intends to cause the shares of Alliance Common Stock subject to the Stockholder Agreement to be voted in favor of the approval of the Recapitalization Merger Agreement, thereby ensuring the approval of the Recapitalization Merger Agreement without the vote of any additional stockholders. See "CERTAIN RELATED AGREEMENTS-- Stockholder Agreement."

VOTING; REVOCATION OF PROXIES

  Shares of Alliance Common Stock represented by all properly executed Proxies received in time for the Special Meeting (and not properly revoked) will be voted in the manner specified in such Proxies. Proxies that do not contain any instruction to vote for or against or to abstain from voting on a particular matter will be voted in favor of such matter. It is not expected that any matter other than those referred to herein will be brought before the stockholders at the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their best judgment with respect to such matters, unless authority to do so is withheld in the Proxy. The persons appointed as proxies may not exercise their discretionary voting authority to vote any such Proxy in favor of any adjournments or postponements of the Special Meeting if instruction is given to vote against the approval of the Recapitalization and any other proposals.

  Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the shares represented by such Proxy are voted at the Special Meeting (1) by attending and voting in person at the

Special Meeting, (2) by giving notice of revocation of the Proxy at the Special Meeting or (3) by delivering to the Secretary of Alliance (a) a written notice of revocation or (b) a duly executed Proxy relating to the same shares and matters to be considered at the Special Meeting, bearing a date later than the Proxy previously executed. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: 1065 North PacifiCenter Drive, Suite 200, Anaheim, California 92806, Attention: Secretary, and must be received before the taking of the votes at the Special Meeting.

  If the Special Meeting is adjourned, for whatever reason, the approval of the matters to be considered at the Special Meeting shall be considered and voted upon by stockholders at the subsequent, reconvened meeting, if any.

DISSENTERS' RIGHTS

  Under Section 262 of the DGCL, a stockholder of Alliance may dissent from the Recapitalization and seek to obtain payment for the fair value of such stockholder's shares of Alliance Common Stock. In order to dissent, (i) the dissenting stockholder must deliver to Alliance, prior to the vote being taken on the Recapitalization at the Special Meeting, a written demand for appraisal of such stockholder's shares of Alliance Common Stock and (ii) the dissenting stockholder must not vote in favor of the Recapitalization Merger Agreement. See "DISSENTING STOCKHOLDERS' RIGHTS".

SOLICITATION OF PROXIES

  The cost of soliciting Proxies will be borne by Alliance. Alliance may solicit Proxies and Alliance's directors, officers and employees may also solicit Proxies by telephone, telegram or personal interview. These persons will receive no additional compensation for their services. Arrangements will be made to furnish copies of proxy materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Alliance Common Stock. Such persons will be reimbursed for their reasonable out-of-pocket expenses. EXCEPT FOR CERTIFICATES REPRESENTING ALLIANCE COMMON STOCK SURRENDERED WITH AN ELECTION FORM AS DESCRIBED BELOW UNDER "--PROCEDURE FOR RETAINED SHARE ELECTION," ALLIANCE'S STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

                               THE TRANSACTIONS

BACKGROUND OF THE RECAPITALIZATION

  In late June 1996, senior management and consultants of U.S. Diagnostics Labs, Inc. ("USDL") contacted senior management of Alliance to discuss a possible business combination. During the first two weeks of August 1996, management of the respective companies attempted to negotiate the terms of a transaction involving the issuance of USDL stock in exchange for shares of outstanding Alliance Common Stock. The Board of Directors and the management of Alliance were attracted to a possible transaction with USDL based on a number of factors, including the rapid growth of USDL and the resulting superior liquidity in its stock and the possibility for synergies in the combination of the two companies' businesses. Among other things, the Board of Directors and management perceived that a combination with USDL would provide enhanced access to capital and a superior medium to make acquisitions, in the form of USDL's stock, in order to take advantage of consolidation opportunities.

  Alliance engaged Salomon Brothers to assist it in connection with a possible transaction with USDL pursuant to an engagement letter dated August 15, 1996. On the same date, the Board of Directors of Alliance met to receive a report by management on the terms of a proposed merger with USDL. On August 16, 1996, based upon rumors in the marketplace concerning a possible sale of Alliance, Alliance issued a press release indicating that it was in discussions for a possible stock-for-stock merger with USDL in which shares of Alliance would be valued at approximately $6.00-6.50 per share. The press release indicated that the transaction was subject to a number of contingencies, including satisfactory completion of due diligence by both companies and reaching agreements with the holders of Alliance's senior notes, senior subordinated debentures and Series A Preferred Stock with respect to the treatment of those securities in the proposed transaction. Following additional due diligence and negotiations and communications with the holders of those securities, discussions between Alliance and USDL were terminated. On August 28, 1996, Alliance issued a press release indicating that USDL informed Alliance that the exchange ratio initially discussed by the parties could not be justified by USDL and that USDL had been unsuccessful in reaching a mutually acceptable agreement with the holders of certain of Alliance's senior notes, senior subordinated debentures and Series A Preferred Stock.

  Following the termination of discussions with USDL, Alliance continued to consider means of improving its operating flexibility in order to permit it to take advantage of opportunities in the MRI marketplace. Management of Alliance determined that certain restrictive provisions of Alliance's senior notes and senior subordinated debentures were prejudicing Alliance's ability to take advantage of these opportunities. As a result, beginning in the third quarter of 1996 and continuing through the first quarter of 1997, Alliance arranged the sale of its outstanding senior notes by the holders thereof to General Electric Company and DVI Financial Services, Inc. and made substantial modification to the terms of such senior notes. In addition, Alliance negotiated with General Electric Company for new financing to enable Alliance to retire its senior subordinated debentures and a series of preferred stock previously outstanding. These financing transactions were concluded in March 1997. As a result, Alliance significantly improved its operating flexibility by achieving the elimination or substantial easing of various restrictive covenants.

  Beginning in the second quarter of 1997, Alliance, with the assistance of Salomon Brothers, began to seek a strategic investment or relationship to assist in taking advantage of consolidation opportunities in the MRI marketplace. In addition, during the same period, Alliance engaged in discussions with other MRI service providers regarding the potential acquisition of such providers by Alliance. Such potential acquisitions were identified by Alliance based on its knowledge of the MRI services industry.

  Salomon Brothers identified several different potential investors based upon Salomon Brothers' knowledge of the investors interested in the health care services industry and the investment criteria typically utilized by such investors. On behalf of Alliance, Salomon Brothers contacted a number of these potential investors and arranged for the execution of confidentiality agreements with three strategic and financial investors, each of which conducted due diligence with respect to Alliance. In May 1997, senior management of Alliance met with representatives of a financial investor, which indicated that it was prepared, subject to certain conditions, to make a substantial minority investment in Alliance. Based upon discussions between the financial investor and Salomon Brothers, Alliance believes that any proposed transaction would have been for convertible debt or convertible preferred stock having a per share value of $8.00 to $9.00 per share. Discussions were not pursued with the financial investor because Alliance management believed that the price discussed did not adequately reflect Alliance's future growth prospects. On April 24, 1997, management of Alliance met for the first time with representatives of Apollo and had subsequent meetings with representatives of Apollo on April 30 and May 12. During this period, Apollo conducted preliminary due diligence with respect to Alliance. On June 3, 1997, Apollo's representatives preliminarily suggested the possibility of a cash change of control transaction and provided to Alliance management a worksheet which indicated a valuation of Alliance at approximately $9.00 to $9.50 per share. The proposed Apollo transaction was subject to a number of terms and conditions, including that management of Alliance roll over approximately one-half of their personal holdings in Alliance's stock. As a result, and based upon the proposed valuation, which Alliance management believed did not adequately reflect Alliance's future growth prospects, discussions were not continued at that time.

  On May 20, 1997, management of Alliance first met with senior management of a publicly-traded healthcare company (the "Healthcare Company"). According to publicly available information, as of July 31, 1997, the Healthcare Company had total assets of approximately $323 million, and a market capitalization of approximately $311 million. Representatives of the Healthcare Company also suggested a change of control transaction, but proposed a stock-for-stock merger rather than a cash transaction. On June 4, 1997, the Board of Directors met to receive a report from management on the meetings conducted to date regarding significant transactions. In view of such meetings and the possibility that a transaction might be proposed that would result in a change of control of Alliance, the Board established a committee of its members to oversee discussions and, possibly, negotiations for a transaction involving either a strategic investment in or change of control of Alliance (the "Special Committee"). Douglas Hayes and Robert Waley-Cohen, both non-management directors of Alliance, were appointed to constitute the Special Committee.

  During the next week, management of Alliance continued discussions with senior management of the Healthcare Company. As a result of substantial progress in these discussions, a meeting of the Special Committee was convened on June 11, 1997. Management indicated that the Healthcare Company transaction was a stock-for-stock proposal at a fixed exchange ratio that would value Alliance's Common Stock at approximately $11.00 per share, based upon the current price of the Healthcare Company's stock. Accordingly, the value of the stock-for-stock proposal would change with changes in the price of the Healthcare Company's stock. Management explained to the members of the Special Committee that the Healthcare Company requested a detailed letter of intent but that, based upon the advice of Salomon Brothers and Alliance's outside counsel, Irell & Manella LLP, Alliance had rejected that approach and instead proposed moving directly to a definitive agreement, pending the completion of due diligence by both parties and other prerequisites to signing. The Healthcare Company thereupon requested an "exclusivity" agreement to ensure that Alliance would not pursue discussions with other parties during a relatively brief period of time to enable the parties to negotiate a definitive agreement. The Special Committee authorized management to execute a confidentiality agreement containing an exclusivity provision through June 27, 1997 to enable this process to continue.

  On June 14, 1997, Richard N. Zehner, Alliance's Chairman, Chief Executive Officer and president, was contacted by telephone by Joshua Harris of Apollo. Mr. Harris indicated that Apollo would be interested in pursuing discussions concerning a possible transaction if Alliance sought to do so. Mr. Zehner responded that he was precluded pursuant to an agreement with a third party from discussing any possible transaction with Apollo. Mr. Harris indicated that Apollo's initial indication of value was not final, and that Mr. Harris believed that the valuation of Alliance's common shares could likely be improved. On June 16, 1997, Mr. Harris distributed by facsimile a letter to Mr. Zehner with a copy to the Board of Directors indicating that Apollo remained interested in making a proposal for a significant transaction involving Alliance.

  On June 16, 1997, the Board of Directors of Alliance met to receive a report from management concerning progress in discussions with the Healthcare Company and to consider the communications from Apollo. The Board of Directors was informed, among other things, that the stock-for-stock transaction proposed by the Healthcare Company was currently valued at approximately $11.00 per share of Alliance Common Stock. The

Board of Directors considered the advantages and disadvantages of a stock-for-stock transaction versus a possible cash transaction. A principal advantage of a stock-for-stock transaction was that stockholders could continue to participate in any appreciation of the combined companies following the transaction. An important disadvantage of the stock-for-stock proposal was that it would not provide liquidity to all stockholders. In addition, the proposal was conditioned on achieving pooling-of-interests accounting treatment and tax-free treatment, which would require the holders of a large percentage of holders of Alliance's stockholders to provide representations as to a lack of current intention to sell shares. The Board of Directors was aware that certain of the Principal Stockholders might not be willing to provide such a representation and that as a result, there was a material risk that such a stock-for-stock transaction might not be completed. The advantages of a cash transaction included the fact that it would provide liquidity for stockholders as well as the lack of a necessity that a large percentage of Alliance's stockholders provide representations as to a lack of current intention to sell shares. In view of Apollo's communications, the Board of Directors determined that Alliance should not execute a definitive agreement with the Healthcare Company until first having had an opportunity to obtain additional details concerning Apollo's communications. The Board of Directors instructed management to continue to make as much progress as possible on the proposed transaction with the Healthcare Company, but to inform that entity of the fact that a communication had been received from Apollo.

  On or about June 17, 1997, the Healthcare Company was contacted by Salomon Brothers and advised that Alliance had received a communication from Apollo. On June 20, 1997, the Healthcare Company released Alliance to provide information to and engage in negotiations with Apollo through June 24, 1997. During the period from June 20, 1997 through June 24, 1997, Alliance focused on providing information to and conducting discussions with representatives of Apollo. On June 24, 1997, Alliance received a written proposal from Apollo for a recapitalization transaction involving a total consideration of $11.00 per share, consisting of approximately $10.50 per share in cash and approximately $0.50 per share in retained shares of Alliance.

  On June 26, 1997, the Board of Directors of Alliance met to receive a report from Salomon Brothers concerning the respective transactions proposed by the Healthcare Company and Apollo. Representatives of Salomon Brothers summarized for the Board of Directors the activities conducted on behalf of Alliance during the preceding approximately six months, culminating in the two competing proposals. Salomon Brothers then provided a comparative analysis of the two proposals. Salomon Brothers indicated that the proposal from the Healthcare Company was conditioned on achieving pooling-of-interests accounting treatment and tax-free treatment, while Apollo's proposal was conditioned on recapitalization accounting treatment and obtaining financing, and summarized the resulting impact on the risk of either transaction not being completed. The Board of Directors of Alliance took notice that the stock-for-stock transaction would require a large percentage of Alliance's stockholders to provide representations as to a lack of current intention to sell shares, and that certain of the Principal Stockholders might not be willing to provide such a representation. Salomon Brothers indicated that, based upon the closing price of the Healthcare Company's stock on June 25, 1997, that entity's proposal was valued at approximately $11.00 per share of Alliance Common Stock. Salomon Brothers further provided a valuation analysis for the "stub" equity of Alliance in Apollo's proposal. A representative of General Electric Company ("GE") who participated pursuant to GE's Board of Directors' observation rights (provided to GE in the agreement pursuant to which GE purchased its Series D Preferred Stock from Alliance), indicated to the Board that GE generally favored the proposal presented by Apollo.

  Based on all of the factors considered by the Board, including that the risk of non-completion associated with the stock-for-stock proposal appeared to be greater than that associated with the Apollo proposal, the Board of Directors instructed management of Alliance to permit the existing exclusivity agreement with the Healthcare Company to expire so that Alliance could engage in further discussions with Apollo. The Board of Directors authorized management to enter into an exclusivity agreement with Apollo which would expire not later than July 17, 1997. In addition, the Board of Directors appointed James Buncher and John Wallace to the Special Committee, so that the Special Committee thereupon consisted of all four independent directors of Alliance.

  On June 27, 1997, the exclusivity agreement with the Healthcare Company expired and discussions with that company were not continued. On June 28, 1997, Alliance executed an exclusivity agreement with Apollo expiring at the close of business on July 15, 1997.

  Beginning on June 28, 1997, and continuing for approximately two weeks, representatives of Apollo and their legal, accounting and other advisors conducted a detailed due diligence review of Alliance. During the same period, Apollo and Alliance, through their respective counsel, exchanged numerous iterations of a draft of the Recapitalization Merger Agreement. Apollo's counsel also supplied a draft Stockholder Agreement, pursuant to which the Principal Stockholders of Alliance would agree to vote their shares of Alliance for the Recapitalization, against any alternative transaction and to grant Apollo an option to acquire their shares. Related and ancillary documentation, including the Employment Agreements and the principal terms of the New Option Plan, was also prepared during this period.

  On July 9, 1997, Alliance extended the exclusivity agreement to 11:59 p.m., on July 17, 1997. On July 14, 1997, the Board of Directors met to address another requested extension, received from Apollo, of the exclusivity period. Representatives of Salomon Brothers reported that substantial progress had been made on the draft Recapitalization Merger Agreement. They also again summarized the requirements to achieve recapitalization accounting. The Board of Directors authorized management to extend the exclusivity period with Apollo through July 22, 1997.

  On July 16, 1997, representatives of Alliance, Apollo, their respective counsel and Salomon Brothers met at Alliance's offices in Anaheim, California in an attempt to resolve remaining open issues in the draft Recapitalization Merger Agreement. On July 17, 1997, Alliance extended the exclusivity period through 11:59 p.m. on July 22, 1997.

  From July 17, 1997 through July 22, 1997, representatives of Alliance, Salomon Brothers and Apollo contacted certain of Alliance's large, institutional stockholders in order to apprise them of the terms of the proposed transaction. Further, it was explained to the institutional stockholders that Apollo had required, as a condition to executing the Recapitalization Merger Agreement with Alliance, that at least a majority of the outstanding Alliance Common Stock be subject to the Stockholder Agreement. Representatives of the institutional holders and their counsel submitted requests for a number of changes to the Stockholder Agreement, which was finalized on July 23, 1997.

  On July 22, 1997, the Board of Directors met to consider the proposed Recapitalization Merger Agreement. Mr. Zehner and Mr. Pino summarized for the Board of Directors the status of the Recapitalization Merger Agreement and the Stockholder Agreement. Salomon Brothers then delivered its presentation (and subsequently summarized the terms of the proposed financing and the pro forma capital structure in connection with the Recapitalization and the SMT Acquisition), and Salomon Brothers rendered its opinion that the consideration to be received and retained by holders of Alliance Common Stock in the proposed Recapitalization is fair, from a financial point of view, to such stockholders.

  The Special Committee met separately to consider the proposed Employment Agreements to be entered into by Alliance with each of Mr. Zehner and Mr. Pino in connection with the execution of the Recapitalization Merger Agreement, such agreements to become effective when and if the Recapitalization is consummated. Representatives of Irell & Manella LLP indicated that such Employment Agreements appeared to be customary in form and provided salary, bonus and termination benefits consistent with past levels for the affected executives. The Special Committee rejoined the full Board meeting and unanimously determined to recommend the execution of the Recapitalization Agreement and related definitive documentation to the Board of Directors. The Board of Directors of Alliance thereupon unanimously approved the Recapitalization Agreement in substantially the form summarized to the Board of Directors and authorized management to execute it.

  On July 23, 1997, Alliance extended the exclusivity period with Apollo through 11:59 p.m. that day. On the same day, final points in the Recapitalization Agreement and ancillary documents were resolved, and the Recapitalization Merger Agreement was executed. Similarly, on that date Apollo and the other parties to the Stockholder Agreement executed that agreement. Later that day, Alliance and the Investor issued a press release announcing the transaction.

  Alliance and the Investor entered into Amendment No. 1 to the Recapitalization Merger Agreement as of August 13, 1997.

BACKGROUND OF THE SMT ACQUISITION

  On June 24, 1997, Three Rivers, an affiliate of Apollo, entered into an agreement to acquire SMT pursuant to a cash tender offer followed by a merger of Three Rivers Acquisition Corp. with and into SMT. During the negotiations between Apollo and Alliance with respect to the terms of the Recapitalization Merger Agreement, Apollo indicated that if it acquired 100% of the outstanding capital stock of SMT, it desired to combine SMT with Alliance, and therefore required that the Recapitalization Merger Agreement contain a provision requiring Alliance to acquire SMT upon consummation of the Recapitalization Merger. The Board of Directors considered the impact of the SMT Acquisition (principally the effect of the SMT Acquisition on the value of the Common Stock to be retained by existing stockholders) in reaching its decision to approve the Recapitalization Merger Agreement. However, because the SMT Acquisition would not occur if the Recapitalization does not occur, the Board of Directors did not evaluate the SMT Acquisition independent of the Recapitalization.

  At the expiration of the SMT tender offer, approximately 91.9% of the outstanding shares of SMT's common stock had been tendered in the offer, all of which were accepted for payment by Three Rivers Acquisition Corp. On September 29, 1997, SMT became a wholly owned subsidiary of Three Rivers.

RECOMMENDATION OF THE BOARD OF DIRECTORS; REASONS FOR THE RECAPITALIZATION

  At its meeting on July 22, 1997, the Board of Directors unanimously approved the Recapitalization Merger Agreement and determined, among other things, that the Recapitalization Merger Agreement (including the Recapitalization and the SMT Acquisition) are fair to and in the best interests of Alliance's stockholders and that Alliance's stockholders approve the Recapitalization Merger Agreement. In reaching these conclusions, the Board of Directors consulted with Salomon Brothers and Alliance's legal counsel and considered, among other things, the following factors:

(A) A balancing of the risks and benefits of the Recapitalization against the risks and benefits of the other strategic alternatives available to Alliance, including continuing as an independent entity. Of the strategic alternatives available to Alliance, the Recapitalization was determined by the Board of Directors to be the alternative which would yield the best results to the stockholders of Alliance from a financial point of view. First, the Recapitalization was, on balance, the most favorable acquisition proposal received by Alliance since it initiated a search for an investor/partner to assist in taking advantage of consolidation opportunities in the MRI marketplace. Second, the Recapitalization was determined to be more favorable to stockholders than Alliance continuing as an independent entity because Alliance's future growth prospects as an independent entity could be limited inasmuch as Alliance did not have the ability, as an independent entity, to fully take advantage of consolidation opportunities in the MRI marketplace. See "--Background of the Recapitalization." The Board of Directors also considered that a substantially all cash transaction, such as the Apollo transaction, provided superior liquidity to Alliance's stockholders.

(B) That the consideration to be paid and retained in the Recapitalization, valued at $11.00 per share of Alliance Common Stock, represents a premium for Alliance Common Stock of approximately 7.3% over the closing price of $10.25 per share of Alliance Common Stock on July 22, 1997, the trading day preceding the announcement of the proposed Recapitalization. The Board of Directors considered the value of the "stub equity" to be retained by stockholders of Alliance in determining the value of the consideration provided by the Recapitalization, and considered the fact that the "stub equity" to be retained would likely not be as marketable or liquid as Alliance Common Stock prior to the Recapitalization; however, the Board considered that this disadvantage was offset by the provision of a substantial amount of liquidity in the closing of the Recapitalization. The Board of Directors considered that shares of Alliance Common Stock have traded as low as $2.00 per share within the last two years and as low as $6 3/8 per share during the second quarter of 1997, meaning that the Recapitalization offered a substantial premium to stockholders compared to recent historical price levels of Alliance Common Stock.

(C) The written opinion of Salomon Brothers to the effect that, based upon and subject to various considerations (and the analyses presented to the Board of Directors of Alliance underlying such opinion) set forth in such opinion, as of July 22, 1997, the consideration to be received and retained by Alliance's stockholders in the Recapitalization is fair, from a financial point of view, to such stockholders. See "--Opinion of Financial Advisor."

(D) The terms and conditions of the Recapitalization Merger Agreement and related matters, including closing conditions, the requirement that Alliance accomplish the SMT Acquisition, termination rights, the requirement that Alliance pay termination fees to the Investor under certain circumstances, the cash-out of Alliance stock options and Alliance's and the Investor's representations and warranties, all of which were the product of arm's length negotiations in which Alliance was assisted by its financial advisor, Salomon Brothers and its legal counsel, Irell & Manella LLP. See "CERTAIN PROVISIONS OF THE RECAPITALIZATION MERGER AGREEMENT."

(E) The fees and expenses to be paid to an affiliate of Apollo in consideration for (i) arranging the transactions contemplated by the Recapitalization Agreement (including the financing thereof) and (ii) the agreement of an affiliate of Apollo to provide financial advisory and other management services after consummation of the Transactions, which include, in addition to reimbursement of out-of-pocket expenses, a fee of $2.5 million in connection with the Recapitalization and related transactions, a fee of $1.0 million in connection with the merger of Three Rivers Acquisition Corp. into SMT and related transactions and an annual fee of $500,000 for management and other financial advisory services to be provided to Alliance after consummation of the Transactions.

(F) The terms and conditions of the Stockholder Agreement, pursuant to which, among other things, the Principal Stockholders owning approximately 54.4% of the issued and outstanding shares of Alliance Common Stock (approximately 66.0% assuming the exercise by such Principal Stockholders of all of their securities convertible into or exercisable for shares of Alliance Common Stock) (i) have agreed to vote and have granted a related proxy to vote their shares of Alliance Common Stock in favor of the Recapitalization Merger Agreement, (ii) have granted to the Investor the option to acquire all shares of Alliance Common Stock owned by such stockholders at $11.00 per share in cash and (iii) have agreed to convert or exercise all of their securities that are convertible into or exercisable for shares of Alliance Common Stock to the extent that such Principal Stockholders receive notice of exercise of the Option. The Board of Directors considered that the Stockholder Agreement effectively provided the Investor with a "lock-up" of Alliance and weighed that against the overall benefits of the Recapitalization.

(G) That the proposed structure of the Recapitalization treats all stockholders equally by giving all stockholders the opportunity to receive cash for their shares or to retain shares of Alliance Common Stock (subject to proration).

  The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but includes all material factors considered by the Board of Directors. In reaching its determination to approve the Recapitalization Merger Agreement, and in view of the variety of factors considered by the Board of Directors in connection with its evaluation of the Recapitalization Merger Agreement, the Board of Directors did not assign any relative or specific weights to the various factors considered by it nor did it specifically characterize any factors as positive or negative (except as described above). In addition, individual directors may have given different weights to different factors and may have viewed certain factors more positively or negatively than others.

  The recommendation by the Board of Directors that Alliance's stockholders approve the Recapitalization Merger Agreement is not a recommendation as to whether stockholders should retain shares of Alliance Common Stock.

OPINION OF FINANCIAL ADVISOR

  Alliance retained Salomon Brothers pursuant to a letter agreement dated June 6, 1997 (the "Engagement Letter") to act as its financial advisor in connection with, among other things, a possible combination or sale transaction involving Alliance. Pursuant to the Engagement Letter, Salomon Brothers rendered financial advisory services relating to Alliance in connection with the Recapitalization. Salomon Brothers rendered an opinion to the Board of Directors on July 22, 1997 that the consideration to be received and retained by the holders of Alliance Common Stock in the Recapitalization is fair to such holders from a financial point of view. Salomon Brothers' opinion was reconfirmed in writing as of the date of this Proxy Statement/Prospectus.

  The full text of the Salomon Brothers fairness opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is attached as Annex C to this Proxy Statement/Prospectus. This opinion is substantially identical to the opinion rendered on July 22, 1997, and Stockholders are urged to read this opinion in its entirety. The Salomon Brothers opinion is directed only to the fairness, from a financial point of view, to the holders of Alliance Common Stock of the consideration to be received and retained by such holders in the Recapitalization and does not address Alliance's underlying business decision to effect the Recapitalization or the SMT Acquisition or constitute a recommendation to any holder of Alliance Common Stock as to how such stockholder should vote with respect to the Recapitalization Merger Agreement and the Recapitalization, or what election such holder should make with respect to the retention of such holder's shares of Alliance Common Stock. The summary of the Salomon Brothers opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Annex C. STOCKHOLDERS ARE URGED TO READ THE SALOMON BROTHERS OPINION IN ITS ENTIRETY.

  In connection with rendering its opinion, Salomon Brothers reviewed and analyzed the following: (i) the draft of the Recapitalization Merger Agreement provided to the Board of Directors in connection with the meeting on July 22, 1997, at which the Recapitalization Merger Agreement and the Recapitalization were approved; (ii) certain publicly available information concerning Alliance, including the Annual Reports on Form 10-K for each of the years in the three-year period ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) certain other internal information, primarily financial in nature concerning the business and operations of Alliance furnished to it by Alliance for purposes of its analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Alliance Common Stock; (v) certain publicly available information concerning SMT, including the Annual Report on Form 10-K for the year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (vi) certain other internal information, primarily financial in nature concerning the business and operations of SMT furnished to it by officers of the Investor for purpose of its analysis; (vii) the Agreement and Plan of Merger dated as of June 24, 1997, among Three Rivers, Three Rivers Acquisition and SMT; (viii) the Tender Offer Statement on Schedule 14D-1 filed by Three Rivers Acquisition and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by SMT in connection therewith; (ix) certain publicly available information with respect to certain other companies that Salomon Brothers believed to be comparable to Alliance and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that Salomon Brothers considered relevant to its inquiry. Salomon Brothers also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Brothers also discussed the foregoing, as well as other matters it believed relevant to its inquiry, with the management of Alliance and officers of the Investor.

  In its review and analysis and in arriving at its opinion, Salomon Brothers assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information. Salomon Brothers did not conduct a physical inspection of any of the properties or facilities of Alliance or SMT, nor did it make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. With respect to projections, Salomon Brothers assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Alliance and officers of the Investor as to the future financial performance of Alliance and SMT. Salomon Brothers expressed no view with respect to such projections or the assumptions on which they were based. Salomon Brothers assumed that the definitive Recapitalization Merger Agreement would not, when executed, contain any terms or conditions that differed materially from the terms and conditions contained in the draft of such document it reviewed, the conditions precedent to the Recapitalization Merger contained in the Recapitalization Merger Agreement would be satisfied and the Recapitalization would be consummated in accordance with the terms of the Recapitalization Merger Agreement. Salomon Brothers also assumed that, if the SMT Acquisition is consummated, it will be consummated in accordance with the terms of the Recapitalization Merger Agreement, and, prior thereto, the conditions precedent to the merger of Three Rivers Acquisition Corp. into SMT will have been satisfied.

  In conducting its analysis and arriving at its opinion as expressed herein, Salomon Brothers considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of Alliance and SMT; (ii) the business prospects of Alliance and SMT; (iii) the historical and current market for the Alliance Common Stock and for the equity securities of certain other companies that Salomon Brothers believed to be comparable to Alliance; and (iv) the nature and terms of certain other acquisition transactions that Salomon Brothers believed to be relevant. Salomon Brothers also took into account its assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuation generally. Salomon Brothers also considered the process that resulted in the negotiation of the Recapitalization Merger Agreement, including discussions with other potential acquirors. The Salomon Brothers opinion necessarily was based upon conditions as they existed and could be evaluated on the date thereof and Salomon Brothers assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after such date. Salomon Brothers' opinion did not constitute an opinion or imply any conclusion as to the likely trading range for shares of the Alliance Common Stock following consummation of the Recapitalization or the SMT Acquisition. Salomon Brothers' opinion was for the sole benefit of Alliance (including its management and directors) in its consideration of the Recapitalization and was, in any event, limited to the fairness, from a financial point of view, of the consideration to be received and retained by the holders of Alliance Common Stock in the Recapitalization and did not address Alliance's underlying business decision to effect the Recapitalization or the SMT Acquisition or constitute a recommendation to any holder of Alliance Common Stock as to how such holder should vote with respect to the Recapitalization Merger Agreement and the Recapitalization, or what election such holder should make with respect to the retention of such holder's shares of Alliance Common Stock.

  Salomon Brothers has consented to the inclusion in this Proxy Statement/Prospectus of its fairness opinion attached as Annex C and the description of the Salomon Brothers fairness opinion contained herein. Salomon Brothers has advised the Board of Directors that, based on an express disclaimer in the Engagement Letter, Salomon Brothers does not believe that any person (including a stockholder of Alliance), other than Alliance or the Board of Directors, has a legal right to rely upon its fairness opinion to support any claims against Salomon Brothers arising under applicable state law and that, should any such claims be brought against Salomon Brothers by any such person, this assertion will be raised as a defense. In the absence of applicable state law authority, the availability of such a defense will be resolved by a court of competent jurisdiction. Resolution of the question of the availability of such a defense, however, will have no effect on the rights and responsibilities of the Board of Directors under applicable state law and the availability of such a state law defense to Salomon Brothers would not have any effect on the rights and responsibilities of either Salomon Brothers or the Board of Directors under the federal securities laws.

  In connection with the delivery of its fairness opinion, Salomon Brothers made a presentation to the Board of Directors on July 22, 1997, with respect to certain financial analyses performed by Salomon Brothers in evaluating the consideration to be received and retained in the Recapitalization by the holders of Alliance Common Stock. The following is a summary of Salomon Brothers' July 22 presentation.

  Overview of Recapitalization. As part of its presentation, Salomon Brothers provided an overview of the Recapitalization and of the events leading up to the negotiation of the terms of the transaction. In this part of the presentation, the material terms of the transaction and the background of events described in detail elsewhere in this Proxy Statement/Prospectus were summarized. In connection with its description of the terms of the Recapitalization, Salomon Brothers analyzed the consideration to be received and retained by the holders of shares of Alliance Common Stock. In analyzing the value of the consideration to be received and retained, Salomon Brothers calculated the pro rata per share cash value of the consideration based on the $11.00 per share cash conversion of the maximum number of shares of Alliance Common Stock, which resulted in a deemed per share cash value of the consideration equal to $10.43 (assuming 10,943,138 shares of Alliance Common Stock outstanding, the conversion of Alliance's Series C and Series D convertible preferred stock into 3,077,520 shares of Alliance Common Stock prior to the consummation of the Transactions and that the outstanding warrants and options would receive 100% cash consideration equal to the Net Amount (as defined below)). Salomon Brothers then analyzed the "stub" equity to be retained by the holders of Alliance Common Stock. Based on projected EBITDA for the Company for 1998, without synergies from the SMT Acquisition and applying a range of multiples of EBITDA of 5.5x to 6.5x and a range of discount rates, and based on the Company's projected weighted average cost of capital, of 15% to 25%, Salomon Brothers derived a pro rata per share value of the "stub" equity consideration retained by holders of shares of Alliance Common Stock equal to between $0.41 and $0.81, and centered around $0.60. Based on this analysis, Salomon Brothers used a valuation of $11.00 per share ($10.43 in cash and $0.57 in stock) for the consideration received and retained by holders of shares of Alliance Common Stock in the Recapitalization for purposes of its other analyses discussed below.

  Historical Price and Volume Analysis. Salomon Brothers reviewed certain information concerning the trading price and volume of shares of Alliance Common Stock from January 1, 1996 through July 18, 1997. Salomon Brothers noted that the shares of Alliance Common Stock had (i) ranged in price between $4.00 per share and $11.125 per share in the last twelve months and traded lightly during such period, (ii) weighted average trading prices between approximately $7.00 and $9.00 per share over the past twelve months and (iii) increased in price per share in the past approximately two months, which could be attributable in part to speculation concerning takeover activity in the diagnostic imaging industry in general and, possibly, Alliance in particular. Salomon Brothers also noted that from January 1, 1996 through July 18, 1997, the price of Alliance Common Stock had outperformed the Nasdaq Composite Index and an index reflecting the average of the common stock prices of several comparable companies in the diagnostic imaging sector.

  Analysis of Selected Publicly-Traded Comparable Companies. Salomon Brothers reviewed certain publicly available financial, operating and stock market information for Alliance, SMT and three other publicly traded diagnostic imaging companies (Diagnostic Health Services, Inc., InSight Health Services ("InSight") and Medical Resources, Inc. (excluding Alliance, each of which is a "Comparable Company," and collectively referred to as "Comparable Companies")). Salomon Brothers considered the Comparable Companies to be somewhat similar to Alliance, but noted that there are very few public companies in Alliance's industry and none of these companies is identical to Alliance. Accordingly, the analysis described below is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of Alliance, SMT and the Comparable Companies and other factors that could affect public trading value. Additionally, Salomon Brothers observed that the valuation multiples in the diagnostic imaging sector were highly variable. Salomon Brothers noted that, in its view, the comparable company analysis was of somewhat limited utility.

  For Alliance and each of the Comparable Companies, Salomon Brothers calculated, among other things, multiples of trading price (as of July 18, 1997 and as of May 23, 1997 for SMT and Alliance which was 30 days prior to the public announcement of the acquisition of SMT by Three Rivers) to LTM earnings per share ("EPS"), estimated calendar 1997 EPS and estimated calendar 1998 EPS, and of Firm Value (equity market capitalization plus net debt) to LTM revenues, LTM EBITDA and LTM EBIT. (Estimated EPS was based upon First Call Corporation consensus estimates as of July 18, 1997.)

  Taking into account Alliance's financial performance relative to the Comparable Companies, Salomon Brothers derived a reference range of multiples of Firm Value to LTM EBITDA (5.5x to 7.0x), Firm Value to 1997 EBITDA (5.0x to 6.4x) and Firm Value to 1998 EBITDA (4.5x to 5.7x) using, in particular, data for two companies, SMT and InSight, that it viewed as the closest comparables given their primary mobile focus. These ranges were narrower than the ranges based solely on calculations from the public data based on subjective and qualitative judgments applied by Salomon Brothers to such calculations to more accurately reflect the valuation sensitivity provided by this analysis. Using such derived range of multiples, Salomon Brothers derived a valuation range for the Implied Equity Value per share of Alliance of $8.00 to $11.50, with particular focus on the valuation based on the 1997 EBITDA multiples.

  Analysis of Selected Mergers/Acquisition Transactions. Salomon Brothers also analyzed certain publicly available financial, operating and stock market information for nine selected merger or acquisition transactions in the diagnostic imaging industry over the past three years. Salomon Brothers considered the precedent mergers and acquisition transactions to be reasonably comparable to the Recapitalization, but not identical to the Recapitalization. Accordingly, the analysis described below is not purely mathematical. Rather it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of Alliance, the companies involved in the precedent merger and acquisition transactions and other factors that could affect the private market valuation. For each such transaction, Salomon Brothers calculated the multiples of, among other things, Firm Value to LTM revenue, Firm Value to LTM EBITDA, Firm Value to LTM EBIT and offer price to LTM EPS.

  Giving special weight to the SMT transaction, Salomon Brothers derived a reference range of multiples of Firm Value to LTM EBITDA (5.5x to 6.5x), Firm Value to 1997 EBITDA (5.2x to 6.2x) and Firm Value to 1998 EBITDA (4.6x to 5.5x). This range was narrower than the range based solely on calculations from the public data based on certain subjective and qualitative judgments applied by Salomon Brothers to such public data. Using such derived range of multiples, Salomon Brothers derived a valuation range for the Implied Equity Value per share of Alliance of $9.00 to $11.00, with particular focus on the valuation based on the 1997 EBITDA multiples.

  Discounted Cash Flow Analysis. Salomon Brothers performed a discounted cash flow analysis of the projected unlevered free cash flows of Alliance for the fiscal years 1997 through 2001 based on financial projections provided by management of Alliance. In conducting the discounted cash flow analysis, Salomon Brothers utilized discount rates ranging from 11.5%to 13.5% (with particular focus on discount rates of 12.0% to 13.0%), that were derived by using the median unlevered beta for the Comparable Companies and certain other assumptions about capital structure, and market risk, and terminal multiples of year 2001 EBITDA ranging from 4.5x to 6.5x (with particular focus on terminal multiples of 5.0x to 6.0x). From this analysis, Salomon Brothers derived a present value of the firm range of $197.2 million to $240.0 million for Alliance at June 30, 1997, from which Salomon Brothers derived a valuation range of the implied present value per share of $9.00 to $11.50.

  In connection with the opinion dated as of the date of this Proxy Statement/Prospectus, Salomon Brothers performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Salomon Brothers did not perform any analyses in addition to those described above in updating its opinion.

  The foregoing summary does not purport to be a complete description of the analyses performed by Salomon Brothers or of its presentations to the Board of Directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Brothers made no attempt to assign specific weight to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Brothers believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Brothers, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Brothers and its opinion. In its analyses, Salomon Brothers made numerous assumptions with respect to Alliance, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Alliance. Any estimates contained in Salomon Brothers' analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Salomon Brothers does not assume responsibility if future results or actual values differ materially from the estimates. Salomon Brothers' analyses were prepared solely as part of Salomon Brothers' analysis of the fairness of consideration to be received and retained by holders of Alliance Common Stock in the Recapitalization and were provided to the Board of Directors of Alliance in that connection. The opinion of Salomon Brothers was one of the factors taken into consideration by the Board of Directors of Alliance in making its determination to approve the Recapitalization.

  Salomon Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Salomon Brothers has previously rendered certain investment banking and financial advisory services to Alliance and to certain affiliates of the Investor, for which it has received customary compensation. In addition, in the ordinary course of its business, Salomon Brothers may actively trade the debt and equity securities of Alliance for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. In addition, since the time of rendering its fairness opinion to the Board of Directors, Salomon Brothers has been invited and has agreed to participate as syndication agent and as a Lender (as defined in the Credit Agreement) under the Credit Agreement, and to participate as co-manager in the Offering, to fund the cash payments to be made in the Recapitalization, and will receive customary compensation. See "SOURCES AND AMOUNT OF FUNDS."

  Pursuant to the Engagement Letter, Alliance will pay Salomon Brothers the following fees: (a) $100,000, which was earned upon Alliance's execution of the Recapitalization Merger Agreement; plus (b) an additional fee of $400,000, which was earned upon the initial submission of Salomon Brothers' fairness opinion to the Board of Directors on July 22, 1997 (which has not yet been paid); plus (c) an additional fee of approximately $2.4 million, which is contingent upon the consummation of the Recapitalization. Alliance has also agreed to reimburse Salomon Brothers for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Brothers against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the Federal securities laws.

  As noted under the caption "THE TRANSACTIONS--Recommendation of the Board of Directors; Reasons for the Recapitalization," the fairness opinion of Salomon Brothers was one of several factors considered by the Board of Directors in determining to approve the Recapitalization Agreement and the Recapitalization. The amount of consideration payable in the Recapitalization was determined by arms' length negotiations between the Investor and Alliance, in consultation with their respective financial advisors and other representatives, and was not established by such financial advisors.

INTERESTS OF CERTAIN PERSONS IN THE RECAPITALIZATION

  In considering the recommendation of the Board of Directors with respect to the Recapitalization Merger Agreement, stockholders should be aware that certain members of management of Alliance at the time of the Board of Director's approval of the Recapitalization Merger Agreement had, and currently have, certain interests which may present them with potential conflicts of interest in connection with the Recapitalization. In addition, each member of the Board of Directors (including the members of the Special Committee) holds stock options which will be accelerated as a result of the Recapitalization. The interests of executive officers and the directors of Alliance in the Recapitalization are summarized below. The Board of Directors was aware of these interests and considered them in addition to the other matters described under "--Background of the Recapitalization," "-- Recommendation of the Board of Directors; Reasons for the Recapitalization" and "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

  Executive Officers of Alliance Following the Recapitalization. All of the current executive officers of Alliance will remain executive officers of Alliance following the Recapitalization. Messrs. Zehner and Pino have entered into Employment Agreements with Alliance, effective as of the Recapitalization Effective Time, which will replace their current employment agreements. In addition, Messrs. Zehner and Pino will continue as directors of Alliance following the Recapitalization. See "MANAGEMENT" and "CERTAIN RELATED AGREEMENTS--Employment Agreements and Agreement Not to Compete."

  Alliance's Amended and Restated 1991 Stock Option Plan. Certain executive officers and directors of Alliance have previously received stock options pursuant to Alliance's Amended and Restated 1991 Stock Option Plan (the "1991 Plan"). Notwithstanding the vesting schedule otherwise applicable to such stock options, as a result of the Recapitalization, substantially all such stock options will become fully vested. At the Recapitalization Effective Time, each outstanding option will either (i) pursuant to agreements entered into between Alliance and certain officers of Alliance, remain outstanding following the Recapitalization Effective Time or (ii) be canceled in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of shares of Alliance Common Stock subject to such option immediately prior to the Recapitalization Effective Time and (y) the excess of $11.00 over the per share exercise price of such option. The following table shows, for each of the executive officers and directors of Alliance, (i) the number of options granted to such individual since December 31, 1996, (ii) the total number of outstanding options held by such individual as of the date of this Proxy Statement/Prospectus, (iii) the value of such individual's options that will be cancelled in exchange for cash (before federal and state income taxes) at the Recapitalization Effective Time and
(iv) the aggregate value of all the stock options held by such individual. The value of each option was calculated by subtracting the exercise price per share of Alliance Common Stock from the Cash Merger Price.

                                                  OPTIONS     TOTAL     TOTAL
                                                 GRANTED IN NUMBER OF  VALUE OF
   NAME                                             1997     OPTIONS   OPTIONS*
   ----                                          ---------- --------- ----------
Richard N. Zehner...............................  100,000     460,000 $3,761,875
Vincent S. Pino.................................   80,000     205,025  1,284,873
Terrence M. White...............................   60,000     150,025    935,811
Jay A. Mericle..................................   25,000     128,050  1,096,122
Terry A. Andrues................................   25,000     128,050  1,096,122
Neil M. Cullinan, Ph.D .........................   25,000      45,000    322,188
Cheryl A. Ford..................................   25,000      58,050    356,747
Michael W. Grismer..............................   10,000      45,000    328,438
James E. Buncher................................   30,000      40,000    231,875
Douglas M. Hayes................................   10,000      10,000     31,250
Robert B. Waley-Cohen...........................   30,000      50,000    245,625
John C. Wallace.................................   30,000      40,000    226,250
                                                  -------   --------- ----------
    Total.......................................  450,000   1,359,200 $9,917,176
                                                  =======   ========= ==========

--------

* The total value of options includes the following amounts to be paid to the option holder at the recapitalization effective time: Mr. Zehner $2,943,747; Mr. Pino $648,364; Mr. White $787,061; Mr. Mericle $984,559; Mr. Andrues $984,559; Dr. Cullinan $322,188; Ms. Ford $245,184; Mr. Grismer $328,438;
  Mr. Buncher $231,875; Mr. Hayes $31,250; Mr. Waley-Cohen $245,625; Mr.
  Wallace $226,250. The remaining option value and related options will remain outstanding and substantially all of such options will be fully vested.

  All of the options granted in 1997 were granted on March 25, 1997, with an exercise price of $6.5625 per share, except for the options granted to Mr. Hayes which were granted on May 15, 1997 with an exercise price of $7.875 per share. The exercise price with respect to such option is equal to the fair market value of one share of Alliance Common Stock on the date of grant of such option.

  Certain members of management will be permitted to retain certain options to acquire 260,581 shares of Alliance Common Stock following the Recapitalization, which options have an approximate aggregate value of $1.9 million. The terms of the options that remain outstanding following the consummation of the Recapitalization will not change materially, except that the provision which specified that such options would no longer be exercisable 90 days after termination of employment will no longer apply to options which are not incentive stock options. Alliance does not intend to redeem such options that remain outstanding for cash at a future date.

  Long Term Incentive Plan. Pursuant to the terms of Alliance's Amended and Restated Long Term Incentive Plan (the "LTIP"), at the Recapitalization Effective Time, Alliance's executive officers will be paid the amounts (before federal and state income taxes) earned by them pursuant to the LTIP through the date of the Recapitalization, as set forth below:

                                   AMOUNT PAYABLE UNDER LTIP AT RECAPITALIZATION
   NAME                                           EFFECTIVE TIME
   ----                            ---------------------------------------------
Richard N. Zehner.................                  $  543,750
Vincent S. Pino...................                     435,000
Terrence M. White.................                     326,250
Jay A. Mericle....................                     217,500
Terry A. Andrues..................                     217,500
Cheryl A. Ford....................                     217,500
Neil M. Cullinan, Ph.D............                     108,750
                                                    ----------
    Total.........................                  $2,066,250
                                                    ==========

  The LTIP was amended on July 22, 1997, immediately prior to Alliance's entering into the Recapitalization Merger Agreement, to provide that the participants in the LTIP will be eligible to earn (subject to satisfying the goals set forth in the LTIP) the potential LTIP awards for 1998, not to exceed $125,000 for all participants in the aggregate. Absent such amendment, the LTIP would have terminated at the Recapitalization Effective Time and the executives would not have been eligible to earn the aggregate amount set forth in the preceding sentence.

  Payments Under Employment Agreements. The employment agreements for Alliance's executive officers provide for certain benefits and rights upon the occurrence of a "change of control." Alliance's executive officers have agreed that the execution of the Recapitalization Merger Agreement and the Stockholder Agreement does not, on its own, constitute a change of control for the purposes of such employment agreements. However, the consummation of the Recapitalization will constitute a "change of control" for the purposes of such employment agreements.

   The employment agreements for Ms. Ford and for Messrs. Andrues, Mericle, Cullinan and Grismer provide that (i) if Alliance takes actions which constitute Constructive Discharge (as defined in such agreements) or terminates such executive without Just Cause (as defined in such agreements) within one year before or one year after a change of control or (ii) the executive quits for any reason within one year following a change of control, then such executive shall be entitled to receive: (x) a cash amount equal to the sum of the executive's salary at the time of termination and the executive's target bonus for the year of termination and (y) a continuation of benefits (including car allowance, health insurance and 401(k) plan benefits) for a period of 12 months following termination.

  The employment agreements for Messrs. Zehner, Pino and White were amended on May 15, 1997 to provide that upon the occurrence of a change in control, such executives are entitled to receive (i) a cash amount equal to 2.5 times (two times in the case of Mr. White) the sum of the executive's salary at the time of the change of control and the executive's target bonus for the year in which the change of control occurs and (ii) a continuation of benefits (including car allowance, health insurance and 401(k) plan benefits) for a period of 30 months (24 months in the case of Mr. White) following the change of control. Absent the May 15, 1997 amendments, such payments would have been made, and such benefits would have been provided, only if (i) Alliance were to take actions which constitute Constructive Discharge (as defined in such agreements) or to terminate such executive without Just Cause (as defined in such agreements) within one year before or one year after the change of control, or (ii) the executive were to quit for any reason within one year following a change of control.

  All of the employment agreements discussed above prohibit the provision of payments and benefits to the extent such payments or benefits would cause Alliance to be unable to deduct amounts pursuant to the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), which imposes a limit on certain payments made by a corporation that are contingent upon a change of control. As a result of such limits, it is estimated that the amount of payments that Alliance will make to Messrs. Zehner, Pino and White as a result of the consummation of the Recapitalization pursuant to the employment agreements (prior to federal and state income taxes) will be reduced to equal $850,000, $500,000 and approximately $420,000, respectively.

  Agreements Not to Compete. Alliance, the Investor and Messrs. Zehner and Pino have entered into an agreement that contains, among other things, covenants not to compete with Alliance. Pursuant to these covenants, Alliance will be required under certain circumstances to make payments to Messrs. Zehner and Pino following the termination of their employment with Alliance. See "CERTAIN RELATED AGREEMENTS--Employment Agreements and Agreement Not to Compete."

  Indemnification and Insurance. All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Recapitalization Effective Time in effect as of the date of the Recapitalization Merger Agreement in favor of the current or former directors, officers and employees of Alliance, shall continue in full force and effect without amendment in accordance with their terms for a period of not less than five years after the Recapitalization Effective Time. Currently, Alliance indemnifies directors and officers to the fullest extent permitted by law with respect to any claims or proceedings relating to or arising out of their service as an officer or director. Directors and officers have the right to be paid by Alliance for expenses incurred in defending any such claim or proceeding in advance of its final disposition.

  In addition, for a period of at least five years after the Recapitalization Effective Time, Alliance has agreed to maintain in effect standard policies of directors' and officers' liability insurance in an aggregate coverage amount not less than the coverage amounts maintained by Alliance as of the date of the Recapitalization Merger Agreement, and including coverage with respect to claims arising from facts or events which occurred before the Recapitalization Effective Time to the extent available.

  New Option Plan. The Company intends to adopt the New Option Plan as of the Recapitalization Effective Time. See "CERTAIN RELATED AGREEMENTS--The New Option Plan."

EFFECT OF THE RECAPITALIZATION

  Pursuant to the Recapitalization Merger Agreement, Newco will be merged with and into Alliance. At the Recapitalization Effective Time, the separate corporate existence of Newco will cease, Alliance will continue as the surviving corporation, the shares of common stock of Newco will be converted into 3,363,636 shares of Alliance Common Stock, 727,273 shares of Alliance Common Stock will be retained by Alliance's existing stockholders and the balance of the shares of Alliance Common Stock issued and outstanding immediately prior to the Recapitalization Effective Time (other than Dissenting Shares) will be converted into the right to receive $11.00 in cash.

  The Recapitalization Merger Agreement provides that 727,273 shares of Alliance Common Stock, or approximately 5% of the presently issued and outstanding shares of Alliance Common Stock (assuming conversion of all shares of preferred stock of Alliance), will be retained by Alliance's existing stockholders and the remainder, approximately 95% of the issued and outstanding shares of Alliance Common Stock (assuming conversion of all shares of preferred stock of Alliance and assuming there are no Dissenting Shares) will be converted into the right to receive $11.00 per share in cash. The Recapitalization Merger Agreement provides that an aggregate of 727,273 shares of Alliance Common Stock will be retained by Alliance's existing stockholders. Each stockholder of Alliance may elect to retain shares of Alliance Common Stock by following the procedures set forth in "THE TRANSACTIONS--Proration." If Alliance's stockholders elect to retain more or less than 727,273 shares of Alliance Common Stock, the number of shares to be retained will be prorated as described in "THE TRANSACTIONS--Proration." Consequently, at the time holders of shares of Alliance Common Stock vote in respect of the Recapitalization Merger Agreement and decide whether to elect to retain shares of Alliance Common Stock, they will not know if they will be entitled to retain all of the shares they elect to retain or if they will be required to retain shares of Alliance Common Stock which they do not elect to retain. The Principal Stockholders will be entitled to participate in the proration of the retained shares in the same manner as Alliance's other stockholders, unless the Investor exercises the option (in which case, the Principal

Stockholders would receive cash for their shares and would not be subject to proration). The Investor has advised the Company that it does not currently intend to exercise the option and would do so only if a third party sought to acquire Alliance prior to consummation of the Transactions or the termination of the Recapitalization Merger Agreement. If the Investor does exercise the options, all 727,273 of the retained shares would be prorated among Alliance's existing public stockholders, who own approximately 34% of the issued and outstanding shares of Alliance Common Stock (assuming the conversion or exercise by the Principal Stockholders of all of their securities which are convertible into or exercisable for shares of Alliance Common Stock).

  Pursuant to the Recapitalization Merger Agreement, Apollo will receive a total of 6,545,454 shares of Alliance Common Stock (3,363,636 shares issued upon conversion of common stock of Newco in the Recapitalization and 3,181,818 shares issued pursuant to the SMT Acquisition). Consequently, immediately after the Recapitalization and the SMT Acquisition, Alliance will have 7,272,727 shares of common stock outstanding, of which Apollo will own 6,545,454 shares (or approximately 90%) and Alliance's existing stockholders will own 727,273 shares (or approximately 10%). Immediately after consummation of the transactions, Apollo intends to sell 431,818 shares of Alliance Common Stock owned by Apollo to BT for $11.00 per share (or approximately $4.8 million in the aggregate) in cash, the amount paid to Alliance's existing stockholders for their shares of Alliance Common Stock. In addition, options to acquire 1,310,578 shares of Alliance Common Stock will be held by management of Alliance and SMT after consummation of the Recapitalization. See "THE TRANSACTIONS--Interests of Certain Persons in the Recapitalization," "CERTAIN RELATED AGREEMENTS--The New Option Plan" and "CERTAIN RELATED AGREEMENTS--Three Rivers Rollover and Options."

  The aggregate cash consideration to be received by Alliance's stockholders in respect of shares of Alliance Common Stock (other than retained shares) will be approximately $146.2 million. Assuming all securities convertible into or exercisable for shares of Alliance Common Stock were converted or exercised, the aggregate cash consideration to be received by Alliance's stockholders would be approximately $165.9 million.

PROCEDURE FOR RETAINED SHARE ELECTION

  Each person who is a record holder of shares of Alliance Common Stock on or prior to 5:00 p.m., New York City time, on the Record Date, will be entitled to make a Retained Share Election with respect to all or any portion of his or its shares of Alliance Common Stock. The Election Form for making a Retained Share Election is being mailed to holders of record of shares of Alliance Common Stock as of the Record Date, together with this Proxy Statement/Prospectus. A RETAINED SHARE ELECTION SHALL HAVE BEEN VALIDLY MADE ONLY IF THE EXCHANGE AGENT SHALL HAVE RECEIVED, ON OR PRIOR TO THE SPECIAL MEETING DATE, AN ELECTION FORM, PROPERLY COMPLETED AND SIGNED IN ACCORDANCE WITH SUCH RULES AS THE EXCHANGE AGENT MAY ESTABLISH PURSUANT TO THE RECAPITALIZATION MERGER AGREEMENT, AND ACCOMPANIED BY EITHER (I) CERTIFICATES FOR THE SHARES OF ALLIANCE COMMON STOCK TO WHICH SUCH ELECTION FORM RELATES, DULY ENDORSED IN BLANK OR OTHERWISE IN FORM ACCEPTABLE FOR TRANSFER ON THE BOOKS OF ALLIANCE, OR (II) AN APPROPRIATE NOTICE OF GUARANTEED DELIVERY OF SUCH CERTIFICATES AS SET FORTH IN SUCH ELECTION FORM FROM A FIRM WHICH IS A MEMBER OF A REGISTERED NATIONAL SECURITIES EXCHANGE OR OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., OR FROM A COMMERCIAL BANK OR TRUST COMPANY HAVING AN OFFICE OR CORRESPONDENT IN THE UNITED STATES. Notwithstanding anything to the contrary contained herein, any Election Form accompanied by a Notice of Guaranteed Delivery shall be deemed not validly made if the certificate or certificates are in fact delivered to the Paying Agent after three (3) Nasdaq SmallCap Market trading days after the date of execution of such Notice of Guaranteed Delivery. The Exchange Agent may, with the mutual agreement of the Investor and Alliance, make such rules as are consistent with the Recapitalization Merger Agreement for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

REVOCATION OF RETAINED SHARE ELECTIONS

  Any Election Form may be revoked by the stockholder submitting such Election Form if a written notice of revocation is received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Special Meeting Date. In addition, all Election Forms will be revoked automatically if the Recapitalization Merger Agreement is terminated pursuant to the terms of the Recapitalization Merger Agreement. If an Election Form is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the shares of Alliance Common Stock to which such Election Form relates will be returned by the Exchange Agent to the stockholder submitting the same to the Exchange Agent.

ROLE OF THE EXCHANGE AGENT

  The Exchange Agent will determine (i) whether or not Retained Share Elections have been validly made or validly revoked and (ii) when elections and revocations have been received by it. If the Exchange Agent determines that any Retained Share Election was not validly made, then, subject to any proration, such shares of Alliance Common Stock will be converted in the Recapitalization into the right to receive the Cash Merger Price. The Exchange Agent will also make all computations as to the allocation and the proration described below. All determinations and calculations by the Exchange Agent will be conclusive and binding on the holders of shares of Alliance Common Stock.

PRORATION

  Pursuant to the Recapitalization Merger Agreement, if the Elected Retained Share Number exceeds the Actual Retained Share Number, then the number of shares of Alliance Common Stock which will be retained will be reduced by such excess number of shares. In such event, each holder of Elected Retained Shares shall be allocated Non-Elected Cash Shares in lieu of Elected Retained Shares such that (after giving effect to adjustments for fractional shares) each such holder shall be deemed to hold Non-Elected Cash Shares in an amount equal to
(x) the total number of Elected Retained Shares held by such holder less (y) the product of (A) a fraction, the numerator of which is the Actual Retained Share Number, and the denominator of which is the Elected Retained Share Number, multiplied by (B) the total number of Elected Retained Shares held by such holder.

  Pursuant to the Recapitalization Merger Agreement, if the Actual Retained Share Number is greater than the Elected Retained Share Number, then the aggregate number of shares of Alliance Common Stock which shall be converted into the right to receive cash shall be decreased by a number of shares equal to the excess of the Actual Retained Share Number over the Elected Retained Share Number. In such event, each holder of Elected Cash Shares (other than the Investor) shall be allocated a portion of the Non-Elected Retained Shares in lieu of Elected Cash Shares (after giving effect to adjustments for fractional shares) equal to (i) the number of Elected Cash Shares held by such holder, multiplied by (ii) a fraction, the numerator of which is the number of Non-Elected Retained Shares and the denominator of which is the aggregate number of Elected Cash Shares held by all holders (other than the Investor).

  The following examples illustrate the potential effects of proration, assuming 14,023,350 outstanding shares of Alliance Common Stock as of the time of the Recapitalization (the number of shares of Alliance Common Stock outstanding assuming conversion of all shares of preferred stock of Alliance).

A. HOLDER A OWNS 100 SHARES AND DOES NOT ELECT TO RETAIN ANY SHARES.

  (1) If Alliance's other stockholders elect to retain, in the aggregate, a number of shares of Alliance Common Stock that is at least equal to the Actual Retained Share Number, then Holder A would receive cash for all of its shares of Alliance Common Stock.

  (2) If Alliance's other stockholders elect to retain, in the aggregate, a number of shares of Alliance Common Stock that is less than the Actual Retained Share Number, then Holder A would not be able to receive cash for all 100 of its shares and would be required to retain a number of Non-Elected Retained Shares so that the aggregate number of shares to be retained by all of Alliance's existing stockholders is equal to the Actual Retained Share Number. However, even in the case of maximum proration (i.e., no stockholders elect to retain shares), Holder A would be entitled to receive at least $1,045 in cash (95 shares at $11.00 per share) and would retain 5 shares of Alliance Common Stock.

B. HOLDER B OWNS 100 SHARES AND ELECTS TO RETAIN ALL OF ITS SHARES.

  (1) If Alliance's stockholders (including Holder B) elect to retain, in the aggregate, a number of shares of Alliance Common Stock that is less than the Actual Retained Share Number, then Holder B would be able to retain all 100 of its Elected Retained Shares. As described in example A.(2) above, if elections to retain shares are received in respect of less than the Actual Retained Share Number, non-electing stockholders would retain a number of Non-Elected Retained Shares so that the aggregate number of shares to be retained by all of Alliance's existing stockholders is equal to the Actual Retained Share Number.

  (2) If Alliance's stockholders (including Holder B) elect to retain, in the aggregate, a number of shares of Alliance Common Stock that is more than the Actual Retained Share Number, then Holder B would not be able to retain all 100 of its Elected Retained Shares and would be required to receive some cash so that the aggregate number of shares of Alliance Common Stock to be retained by all of Alliance's existing stockholders is equal to the Actual Retained Share Number. For example, if stockholders elect to retain 1,000,000 shares in the aggregate, then each holder, including Holder B, would be able to retain only approximately 72% of the shares sought to be retained by such stockholder so that the number of shares of Alliance Common Stock to be retained by all of Alliance's existing stockholders is equal to the Actual Retained Share Number. Therefore, Holder B would be able to retain only 72 Elected Retained Shares (or 72% of its 100 Elected Retained Shares) and would receive $308 in cash (28 shares at $11.00 per share), after giving effect to the cash payment for fractional shares. In the case of maximum proration (i.e., all stockholders elect to retain their shares), Holder B would be able to retain only 5 Elected Retained Shares (or 5%) and would receive $1,045 in cash (or 95%).

C. HOLDER C OWNS 100 SHARES AND ELECTS TO RETAIN 50 OF ITS SHARES.

  (1) If Alliance's stockholders (including Holder C) elect to retain a number of shares of Alliance Common Stock that is equal to the Actual Retained Share Number, then Holder C would be able to retain exactly 50 of its Elected Retained Shares and would receive $550 in cash (50 shares at $11.00 per share).

  (2) If Alliance's stockholders (including Holder C) elect to retain, in the aggregate, a number of shares of Alliance Common Stock that is more than the Actual Retained Share Number, then Holder C would not be able to retain all 50 Elected Retained Shares and would be required to receive some cash in lieu of some of such 50 Elected Retained Shares so that the aggregate number of shares of Alliance Common Stock to be retained by all of Alliance's existing stockholders is equal to (and not more than) the Actual Retained Share Number. For example, if Alliance's stockholders elect to retain 1,000,000 shares in the aggregate, then each stockholder, including Holder C, would be able to retain only approximately 72% of its Elected Retained Shares so that the aggregate number of shares of Alliance Common Stock to be retained by all of Alliance's existing stockholders is equal to the Actual Retained Share Number. Therefore, Holder C would be able to retain only 36 Elected Retained Shares (or 72% of its 50 Elected Retained Shares) and would receive $704 in cash (64 shares at $11.00 per share). If the stockholders elect to retain more than 1,000,000 shares in the aggregate, then Holder C would receive fewer Elected Retained Shares than in the example above, but would receive a greater amount of cash.

  (3) If Alliance's stockholders (including Holder C) elect to retain, in the aggregate, a number of shares less than the Actual Retained Share Number, then Holder C would be required to retain a number of Non-Elected Retained Shares (in addition to the 50 Elected Retained Shares) so that the aggregate number of shares of Alliance Common Stock to be retained by all of Alliance's existing stockholders is equal to (and not less than) the Actual Retained Share Number. For example, if stockholders elected to retain 400,000 shares in the aggregate, then all stockholders must collectively retain an additional 327,273 Non-Elected Retained Shares so that the aggregate number of shares of Alliance Common Stock to be retained by all of Alliance's existing stockholders is equal to the Actual Retained Share Number. In this example, Holder C would be required to retain one additional Non-Elected Retained Share (for a total of 51 Non-Elected Retained Shares) and would receive $539 in cash (49 shares at $11 per share). The additional Non-Elected Retained Shares is calculated by multiplying the 50 shares in respect of which Holder C wants to receive cash by a fraction, the numerator of which is 327,273 and the denominator of which is the total number of outstanding shares less the 400,000 shares for which an election to retain such shares is made. If the stockholders elect to retain fewer than 400,000 Elected Retained Shares in the aggregate, then Holder C would receive more shares than in the example above, but would receive less cash.

  Fractional shares of Alliance Common Stock will not be issued in the Recapitalization. Holders of Alliance Common Stock otherwise entitled to a fractional share of Alliance Common Stock following the Recapitalization will be paid cash in lieu of such fractional share determined and paid as described under "--Fractional Shares" below.

  If a stockholder does not make a valid Retained Share Election prior to the Special Meeting Date (or validly revokes such election) and receives cash as a result of the proration procedures described above, such stockholder may receive dividend treatment (rather than capital gain treatment) for any cash received in the Recapitalization as a result of such proration procedures. See "THE TRANSACTIONS--Certain Tax Consequences of the Recapitalization-- Stockholders Receiving Cash" below.

EFFECTIVE TIME OF THE RECAPITALIZATION

  The Recapitalization will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Certificate of Merger. The filing of the Certificate of Merger for the Recapitalization will occur as soon as practicable on or after the Special Meeting Date unless another date is agreed to in writing by the Company and the Investor. Subject to certain limitations, the Recapitalization Merger Agreement may be terminated by either party if, among other reasons, the Recapitalization has not been consummated on or before December 31, 1997. See "CERTAIN PROVISIONS OF THE RECAPITALIZATION MERGER AGREEMENT--Conditions" and "CERTAIN PROVISIONS OF THE RECAPITALIZATION MERGER AGREEMENT--Termination of the Recapitalization Merger Agreement."

RETENTION OF SHARES; PROCEDURES FOR EXCHANGING CERTIFICATES

  The retention of shares of Alliance Common Stock or the conversion of shares of Alliance Common Stock into the right to receive cash (other than shares as to which dissenters' rights are properly exercised) pursuant to the Recapitalization will occur at the Recapitalization Effective Time.

  As soon as practicable as of or after the Recapitalization Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Alliance Common Stock. The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Alliance Common Stock in exchange for cash and, under certain circumstances, certificates representing shares of Alliance Common Stock to be retained in the Recapitalization and the amount of cash in lieu of any fractional interest in a share of Alliance Common Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Recapitalization Merger Agreement.

EXCEPT FOR CERTIFICATES REPRESENTING ALLIANCE COMMON STOCK SURRENDERED WITH AN ELECTION FORM AS DESCRIBED ABOVE UNDER "--PROCEDURE FOR RETAINED SHARE ELECTION," ALLIANCE'S STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

  As soon as practicable after the Recapitalization Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Alliance Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash, if any, into which the number of shares of Alliance Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to the Recapitalization Merger Agreement and a certificate or certificates representing the number of full shares of Alliance Common Stock, if any, to be retained by the holder thereof pursuant to the Recapitalization Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Recapitalization, there will be no further transfer on the records of Alliance or its transfer agent of certificates representing shares of Alliance Common Stock which have been converted, in whole or in part, pursuant to the Recapitalization Merger Agreement, into the right to receive cash, and if such certificates are presented to Alliance for transfer, they will be canceled against delivery of cash and, if appropriate, certificates for retained shares of Alliance Common Stock. Until surrendered as contemplated by the Recapitalization Merger Agreement, each certificate for shares of Alliance Common Stock will be deemed at any time after the Recapitalization Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Recapitalization Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Recapitalization or in lieu of any fractional shares of retained Alliance Common Stock.

  No dividends or other distributions with a record date after the Recapitalization Effective Time will be paid with respect to any shares of retained Alliance Common Stock represented by an unsurrendered certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to the Recapitalization Merger Agreement, until the surrender of such certificate in accordance with the Recapitalization Merger Agreement. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of retained Alliance Common Stock issued in connection therewith, without interest, (1) at the time of such surrender or as promptly after the sale of the Excess Shares (as defined below) as practicable, the amount of any cash payable in lieu of a fractional share of retained Alliance Common Stock to which such holder is entitled pursuant to the Recapitalization Merger Agreement and the proportionate amount of dividends or other distributions, if any, with a record date after the Effective Time of the Recapitalization theretofore paid with respect to such whole shares of retained Alliance Common Stock, and (2) at the appropriate payment date, the proportionate amount of dividends or other distributions, if any, with a record date after the Recapitalization Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole retained shares of Alliance Common Stock. The Company does not intend to pay dividends on shares of Alliance Common Stock following consummation of the Recapitalization.

FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of retained Alliance Common Stock will be issued in connection with the Recapitalization, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Alliance after the Recapitalization. Each holder of shares of Alliance Common Stock exchanged pursuant to the Recapitalization who would otherwise have been entitled to receive a fraction of a share of retained Alliance Common Stock (after taking into account all shares of Alliance Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent (following the deduction of applicable transaction costs), on behalf of all such holders, of the shares (the "Excess Shares") of retained Alliance Common Stock representing such fractions. Such sale shall be made as soon as practicable after the Recapitalization Effective Time.

CONDUCT OF BUSINESS PENDING THE RECAPITALIZATION

  Pursuant to the Recapitalization Merger Agreement, Alliance has agreed to carry on its business and that of its subsidiaries prior to the Recapitalization Effective Time in the ordinary course of business consistent with past practice. See "CERTAIN PROVISIONS OF THE RECAPITALIZATION MERGER AGREEMENT--Conduct of Business."

CONDITIONS TO THE CONSUMMATION OF THE RECAPITALIZATION

  The Recapitalization Merger Agreement contains various conditions, including the receipt of the necessary stockholder approval and financing, the Investor having received advice from Ernst & Young LLP that the Recapitalization qualifies for recapitalization accounting treatment, Alliance having taken appropriate steps to arrange the payment or prepayment of certain capital leases and other financing obligations, the expiration or termination of the waiting period under the HSR Act, which waiting period has expired, the absence of any injunction or other legal restraint or prohibition preventing the consummation of the Merger and there not having occurred any material adverse change in respect of Alliance. The Recapitalization Merger Agreement also contains certain customary conditions relating to the accuracy of the representations and warranties, the performance of the covenants and agreements, consents having been obtained or filings having been made and holders of less than 10% of the outstanding shares of Alliance Common Stock having validly elected to demand appraisal of their shares. In addition, although the obligations of the parties under the Recapitalization Merger Agreement are not conditioned on the consummation of the SMT Acquisition, the proposed financing for the Transactions is contingent upon the simultaneous consummation of the Recapitalization and the SMT Acquisition. If the SMT Acquisition does not occur, there can be no assurances that alternative sources of financing for the Recapitalization will be obtained. Subject to applicable law, each of the conditions other than the condition requiring shareholder approval, may be waived. Alliance does not intend to resolicit a vote of its shareholders on the Recapitalization Merger Agreement in the event any material conditions are waived, unless such waiver results in a fundamental change in the Transactions, in which event Alliance has undertaken to resolicit the vote of its shareholders. However, the Investor has agreed, pursuant to the Stockholder Agreement, not to waive any condition so as to reduce the value of the consideration payable in the Recapitalization, materially adverse affect the timing of the closing of the Recapitalization, reduce the Cash Merger Price or otherwise adversely affect the interests of the Principal Stockholders. See "CERTAIN PROVISIONS OF THE RECAPITALIZATION MERGER AGREEMENT--Conditions" and "REGULATORY APPROVALS."

ANTICIPATED ACCOUNTING TREATMENT

  The Recapitalization will be accounted for as a recapitalization. Accordingly, the historical basis of Alliance's assets and liabilities will not be impacted by the transaction.

EFFECT ON WARRANTS AND ALLIANCE STOCK OPTIONS

  Pursuant to the Recapitalization Merger Agreement, as soon as practicable following the date of the Recapitalization Merger Agreement but in no event later than the Recapitalization Effective Time, except as described below, Alliance (or, if appropriate, the Board of Directors of Alliance or any committee administering the Stock Option Plans (as defined below)) will take action, including by adopting resolutions or taking any other actions, so as to allow each outstanding option to purchase Shares (an "Alliance Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of Alliance (collectively, the "Stock Option Plans") and each outstanding warrant or other right or option to purchase Shares (a "Warrant"), in each case outstanding immediately prior to the date hereof, whether or not then exercisable, either (i) to be canceled at the Recapitalization Effective Time in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of shares of Alliance Common Stock subject to such Alliance Stock Option or Warrant immediately prior to the Recapitalization Effective Time and (y) the excess of the Cash Merger Price over the per share exercise price of such Alliance Stock Option or Warrant (the "Net Amount") or (ii) to be converted immediately prior to the Recapitalization Effective Time into the right solely to receive the Net Amount; provided, that no such cash payment has been made. The Company will continue to be obligated to pay the Net Amount to holders of any Alliance Stock Options or Warrants converted in accordance with the foregoing.

  Substantially all of the stock options held by Alliance's executive officers will become fully vested at the Recapitalization Effective Time. Pursuant to agreements entered into on October , 1997, between Alliance and certain of its executive officers, options to purchase 260,581 shares of Alliance Common Stock with an aggregate value of approximately $1.9 million (the "Rollover Amount") will not be cancelled but will instead remain outstanding following the Recapitalization Effective Time. The value of each option was calculated by subtracting the exercise price per share of Alliance Common Stock from the Cash Merger Price.

  Such options are held by management and other Alliance employees, and substantially all of Alliance's warrants are held by certain of Alliance's current and former institutional lenders. The total value of the options and warrants to be paid is approximately $10.6 million. See "THE TRANSACTIONS-- Interests of Certain Persons in the Recapitalization."

EFFECT ON PREFERRED STOCK

  The Recapitalization Merger Agreement requires Alliance to cause all of its outstanding shares of preferred stock (including the 3,876 shares of Series C Preferred Stock and 18,000 shares of Series D Preferred Stock) to be redeemed or converted into shares of Alliance Common Stock on or prior to the Special Meeting Date. Substantially all of the Series C Preferred Stock has been converted into Alliance Common Stock prior to the Record Date and, accordingly, holders thereof may vote on the Recapitalization. Holders of Series C Preferred Stock who did not exercise rights to convert their shares of Series C Preferred Stock into Alliance Common Stock prior to the Record Date will not vote on the Recapitalization. The Series C Preferred Stock was converted into Alliance Common Stock representing 0.6% of the outstanding Alliance Common Stock (assuming conversion of all outstanding preferred stock). The holder of the Series D Preferred Stock has agreed that its shares of Series D Preferred Stock shall be automatically converted into Alliance Common Stock immediately prior to the closing of the Recapitalization. The outstanding shares of Series D Preferred Stock are convertible into 3,000,000 shares of Alliance Common Stock, representing approximately 21.4% of the outstanding Alliance Common Stock (assuming conversion of all outstanding preferred stock). As of the Record Date, the holder of the Series D Preferred Stock did not convert its Series D Preferred Stock into Alliance Common Stock. Accordingly, such holder will not be entitled to vote on the Recapitalization.

POSSIBLE DELISTING; TERMINATION OF SEC REPORTING

  Following the consummation of the Recapitalization, Alliance may be required to or may seek to have the Alliance Common Stock, which is currently traded on the Nasdaq SmallCap Market, delisted and may deregister under the Exchange Act. See "RISK FACTORS--Possible Delisting; Loss of Liquidity" and "RISK FACTORS--Termination of SEC Reporting."

RESALE OF ALLIANCE COMMON STOCK FOLLOWING THE RECAPITALIZATION

  Alliance Common Stock to be retained in connection with the Recapitalization will be freely transferable, except that shares retained by any stockholder who is an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of Alliance for purposes of Rule 145 under the Securities Act will not be transferable except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act. This Proxy Statement/Prospectus does not cover sales of Alliance Common Stock retained by any person who is an affiliate of Alliance.

CONVERSION OF NEWCO STOCK

  By virtue of the Recapitalization, the shares of common stock, par value $.01, of Newco that are issued and outstanding immediately prior to the Recapitalization Effective Time will be converted into and become 3,363,636 shares of Alliance Common Stock.

CERTAIN TAX CONSEQUENCES OF THE RECAPITALIZATION

  Alliance has received an opinion from its counsel, Irell & Manella LLP, that the following are, under currently applicable law, the material United States federal income tax considerations generally applicable to the Recapitalization. This discussion is a general summary of the material United States federal income tax ("U.S. federal income tax") consequences of the Recapitalization and does not purport to be a complete analysis or discussion of all potential tax considerations or consequences relevant to a decision whether to vote for the approval of the Recapitalization. The discussion does not address all aspects of U.S. federal income taxation that may be applicable to Alliance stockholders in light of their status or personal investment circumstances including, without limitation, the alternative minimum tax. In particular, it does not address the U.S. federal income tax consequences of the Recapitalization that are applicable to Alliance's stockholders subject to special U.S. federal income tax treatment including (without limitation) persons who are not U.S. citizens or residents, foreign persons, insurance companies, tax-exempt entities, retirement plans, dealers in securities, persons who acquired their Alliance Common Stock pursuant to the exercise of employee stock options or otherwise as compensation and persons who hold their Alliance Common Stock as part of a "straddle," "hedge" or "conversion transaction."

  The discussion addresses neither the effect of any applicable state, local or foreign tax laws, nor the effect of any federal tax laws other than those pertaining to the U.S. federal income tax. THE FOLLOWING IS A DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE RECAPITALIZATION TO CERTAIN OF ALLIANCE'S STOCKHOLDERS AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOLLOWING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH STOCKHOLDER'S TAX STATUS AND ATTRIBUTES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOLLOWING MAY NOT APPLY TO EACH OF ALLIANCE'S STOCKHOLDERS. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE RECAPITALIZATION, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

  The discussion is based on the Code, the regulations proposed or promulgated thereunder and current administrative interpretations and judicial precedents relating thereto, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The discussion is also based on certain customary assumptions regarding the factual circumstances that will exist at the Recapitalization Effective Time. If any of these factual assumptions is inaccurate, the tax consequences of the Recapitalization could differ from those described herein. The discussion assumes that shares of Alliance Common Stock are held as capital assets (within the meaning of Section 1221 of the Code) at the Recapitalization Effective Time.

  Characterization of the Recapitalization for U.S. Federal Income Tax Purposes. For U.S. federal income tax purposes, Newco will be disregarded as a transitory entity, and the merger of Newco with and into Alliance will be treated as a sale of a portion of a stockholder's Alliance Common Stock to the Investor in connection with the Recapitalization and as a redemption of a portion of such stockholder's Alliance Common Stock by Alliance. The number of shares of Alliance Common Stock disposed of by a stockholder pursuant to the Recapitalization that will be treated as sold in the Recapitalization should be equal to the total number of shares surrendered by the stockholder multiplied by (a) the amount of cash contributed to Newco by the Investor in exchange for Newco stock (or otherwise) prior to the Recapitalization Effective Time (and not attributable to expenses) divided by (b) the aggregate amount of cash paid to stockholders pursuant to the Recapitalization. The remainder of the stockholder's shares of Alliance Common Stock disposed of in the Recapitalization will be treated as redeemed by Alliance. Because the Actual Retained Share Number is limited to 727,273 shares of Alliance Common Stock and stockholders making a Retained Share Election will be subject to pro rata reduction in the event the number of shares of Alliance Stock for which elections to retain such shares are validly made exceeds the Actual Retained Share Number, there can be no assurance that a stockholder making an election will be able to retain all of its shares of Alliance Common Stock. See "-- Stockholders Receiving Cash" below for a discussion of the consequences of cash being deemed paid in redemption of Alliance Common Stock. Stockholders should note that the Internal Revenue Service (the "Service") may attempt to recharacterize the tax treatment of the Recapitalization. If any such recharacterization by the Service were judicially sustained, the consequences of the Recapitalization could, perhaps materially, differ from those described herein.

  Stockholders Receiving Cash. As described more fully below, the U.S. federal income tax consequences of the Recapitalization with respect to a particular stockholder who receives cash (including cash paid to dissenters and cash paid in lieu of fractional shares) will depend upon, among other things, (i) the extent to which a stockholder is deemed to have sold its Alliance Common Stock in the Recapitalization or is deemed to have had its shares of Alliance Stock redeemed by Alliance and (ii) whether the deemed redemption of a holder's Alliance Common Stock by Alliance will qualify as a sale or exchange under
Section 302 of the Code. First, to the extent that a stockholder is considered to have sold Alliance Common Stock in the Recapitalization, such stockholder will recognize either capital gain or loss in an amount equal to the difference between (x) the number of shares treated as sold in the Recapitalization multiplied by $11.00 and (y) the stockholder's adjusted tax basis in such shares. Such gain or loss generally will be mid-term capital gain or loss, currently taxable at a maximum rate of 28% (for individuals), in respect of Alliance Common Stock held by the stockholder for more than one year and long-term capital gain or loss, currently taxable at a maximum rate of 20% (for individuals; which rate may be 10% for individuals in lower tax brackets), in respect of Alliance Common Stock held by the stockholder for more than 18 months. Second, a stockholder also will recognize either capital gain or loss equal to the difference between (x) the number of shares treated as redeemed by Alliance multiplied by $11.00 and (y) the stockholder's adjusted tax basis in such Common Stock, if such redemption is treated as a sale or exchange under Section 302 of the Code with respect to such stockholder. Such gain or loss will also generally be mid-term or long-term capital gain or loss in respect of Alliance Common Stock held by an individual stockholder for more than one year or 18 months, respectively.

  Under Section 302 of the Code, a redemption of Alliance Common Stock pursuant to the Recapitalization will, as a general rule, be treated as a sale or exchange if the redemption (a) results in a "complete termination" of the stockholder's interest in Alliance, (b) is "substantially disproportionate" with respect to the stockholder or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. In determining whether any of these
Section 302 tests is satisfied, stockholders must take into account not only Alliance Common Stock that they actually own, but also any Alliance Common Stock they are "deemed" to own under the constructive ownership rules set forth in Section 318 of the Code. Pursuant to these constructive ownership rules, a stockholder will be deemed to own stock that is actually or constructively owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such stockholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such stockholder (or a related person) has the right to acquire upon exercise of an option or conversion right. In addition, if a stockholder lives in a community property state, the community property laws of that state may have an effect on the constructive ownership rules. Stockholders who live in a community property state should consult their own advisors with respect to the impact of community property laws on the constructive ownership rules. Section 302(c)(2) of the Code provides certain exceptions to the family attribution rules for the purpose of determining a "complete termination." If a stockholder intends to rely upon these exceptions, the stockholder must file a "waiver of family attribution" statement with his tax return and must comply with certain other requirements set forth in the Code and Regulations.

  The redemption of a stockholder's shares of Alliance Common Stock will result in a "complete termination" of a stockholder's interest in Alliance if either (a) all Alliance Common Stock actually and constructively owned by the stockholder is redeemed or sold pursuant to the Recapitalization or (b) all of the Alliance Common Stock actually owned by the stockholder is redeemed or sold pursuant to the Recapitalization and the stockholder is eligible to waive, and does effectively waive in accordance with Section 302(c) of the Code, attribution of all Alliance Common Stock which otherwise would be considered to be constructively owned by such stockholder. Such waiver of attribution applies only to Alliance Common Stock that would be attributed to a stockholder from members of such stockholder's family. Stockholders should consult their own tax advisors with respect to the application of the "complete termination" test to their particular facts and circumstances.

  The redemption of a stockholder's Alliance Common Stock will be "substantially disproportionate" with respect to such stockholder if the percentage of Alliance Common Stock actually and constructively owned by such stockholder immediately following the Recapitalization is less than 80% of the percentage of Alliance Common Stock actually and constructively owned by such stockholder immediately prior to the Recapitalization and is less than 50% of the total Alliance Common Stock outstanding after the Recapitalization. Stockholders should consult their own tax advisors with respect to the application of the "substantially disproportionate" test to their particular facts and circumstances. Waiver of family attribution is not available in applying the "substantially disproportionate" test.

  Even if the redemption of a stockholder's Alliance Common Stock fails to satisfy the "complete termination" test and the "substantially disproportionate" test described above, the redemption of a stockholder's Alliance Common Stock may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's redemption of Alliance Common Stock pursuant to the Recapitalization results in a "meaningful reduction" in such stockholder's proportionate Alliance Common Stock interest in Alliance.

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

Whether the receipt of cash by a stockholder will be considered "not essentially equivalent to a dividend" will depend upon such stockholder's particular facts and circumstances. No general guidelines indicating the facts and circumstances under which a redemption will be considered to produce a meaningful reduction in proportionate interest have been provided by the courts or issued by the Service. However, the Service has clearly stated its position that if no reduction in percentage interest occurs, none of the
Section 302 tests will be satisfied. Stockholders should consult with their own tax advisors as to the application of this test in their particular situation. Waiver of family attribution is not available in the context of the "not essentially equivalent to a dividend" test.

  In assessing whether the redemption of a stockholder's shares of Alliance Common Stock satisfies the "substantially disproportionate" test or the "not essentially equivalent to a dividend" test described above, stockholders should consider the fact that the Recapitalization will substantially reduce the number of outstanding shares of Alliance Common Stock. As a result, if a stockholder elects to retain a portion of its Alliance Common Stock, the stockholder's percentage interest in Alliance Common Stock of Alliance may not be reduced even if the stockholder receives cash for a substantial portion of its Alliance Common Stock. Stockholders should consult their own tax advisors as to the impact of the reduction in the outstanding shares of Alliance Common Stock on the application of the "substantially disproportionate" and "not essentially equivalent to a dividend" tests described above.

  With respect to shares of Alliance Common Stock treated as redeemed, if a stockholder cannot satisfy any of the three tests described above and to the extent Alliance has sufficient current and/or accumulated earnings and profits, such stockholder will be treated as having received a dividend which will be includible in gross income (and treated as ordinary income) in an amount equal to that portion of the cash received with respect to the deemed redemption of the Alliance Common Stock. In addition, the stockholder's basis in such Alliance Common Stock disposed of will not offset the amount of cash received, but instead will be reallocated to shares of Alliance Common Stock still held by such stockholder or, although the matter is not free from doubt, if no shares are actually owned, reallocated to those shares constructively owned, under certain circumstances. To the extent that a portion of the cash received with respect to the deemed redemption of the shares of Alliance Common Stock exceeds the current and/or accumulated earnings and profits of Alliance attributable to the retained and (deemed) redeemed shares of Alliance Common Stock, such excess will first be treated as a non-taxable return of capital to the extent of the basis attributable to such retained and (deemed) redeemed shares and then as a capital gain. Such capital gain will be short-term, mid-term or long-term depending on the holding period for the retained shares. If a stockholder acquired shares of Alliance Common Stock at different times and/or at different prices, the application of the rules for basis reduction, gain recognition and type of capital gain is unclear. Stockholders in such situation should consult their tax advisors to determine an appropriate methodology for determining the amounts of basis reduction and gain recognition and type of capital gain, if any, recognized.

  To the extent that one of the three tests described above is satisfied, a stockholder will be treated as having sold its Alliance Common Stock, which will generally give rise to mid-term or long-term capital gain or loss in respect of Alliance Common Stock held by the individual stockholder for more than 12 or 18 months, respectively. While the marginal tax rates for dividends and capital gains are the same for corporate stockholders, the current maximum U.S. federal income tax rate on ordinary income and short-term capital gains of individuals (39.6%) exceeds the maximum tax rate on mid-term capital gains (28%) and on long-term capital gains (20%). In addition, capital gain can generally be offset by any capital loss that an individual stockholder may have incurred, whereas capital loss of a corporation may not offset ordinary income, and capital loss of an individual can only offset ordinary income to the extent of $3,000 per year (subject to carryover).

  In the case of a corporate stockholder, if the cash paid is treated as a dividend, such dividend income may be eligible for the 70% (or 80% if more than 20% of the vote and value of Alliance Common Stock is held by such corporate stockholder) dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate stockholder does not satisfy certain holding period requirements with respect to Alliance Common Stock or if Alliance Common Stock is treated as "debt financed

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

portfolio Stock" within the meaning of Code Section 246A(c). Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend" under Section 1059(a) of the Code, in which case a corporate stockholder's adjusted tax basis in Alliance Common Stock retained by such stockholder would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Any amount of the nontaxed portion of the dividend in excess of the corporate stockholder's adjusted tax basis generally will be subject to taxation when the extraordinary dividend is received. Corporate stockholders are urged to consult their own tax advisors as to the effect of Section 1059 of the Code.

  BECAUSE THE DETERMINATION OF WHETHER THE RECEIPT OF CASH WILL BE TREATED AS HAVING THE EFFECT OF THE DISTRIBUTION OF A DIVIDEND WILL GENERALLY DEPEND UPON THE FACTS AND CIRCUMSTANCES OF EACH ALLIANCE STOCKHOLDER, ALLIANCE'S STOCKHOLDERS ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF CASH RECEIVED IN THE RECAPITALIZATION.

  The ability to elect the type of consideration to be received pursuant to the Recapitalization affords each stockholder some flexibility in selecting the type of consideration that will best serve his or her personal tax and financial planning needs. However, each stockholder should be aware that his or her ability to satisfy (or, alternatively, fail to satisfy) any of the foregoing tests and thereby avoid (or, alternatively, obtain) dividend treatment may be affected by the various adjustments, pro-rations and allocations of the Recapitalization consideration. Stockholders may receive more or less cash than may be anticipated at the time an election to receive cash or retain shares is made.

  Stockholders Retaining Alliance Common Stock and Receiving No Cash. The Recapitalization should have no U.S. federal income tax consequences for stockholders who retain their Alliance Common Stock and receive no cash. Accordingly, a stockholder should not recognize any gain or loss on any Alliance Common Stock retained by such stockholder.

  Stockholders Retaining a Portion of their Alliance Common Stock and Receiving Cash. To the extent that a stockholder elects to retain a portion of its Alliance Common Stock and exchange a portion of its Alliance Common Stock for cash and does receive cash, or to the extent a stockholder receives cash in exchange for some portion of its Alliance Common Stock as a result of proration, the tax treatment of the stockholder's receipt of such cash will be the same as set forth above under "--Stockholders Receiving Cash."

  Information Reporting and Backup Withholding. Alliance must report annually to the Service and to each stockholder the amount of dividends paid to such stockholder and the backup withholding tax, if any, withheld with respect to such dividends. Backup withholding is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Payment of the proceeds of a sale of Alliance Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's U.S. federal income tax liability provided the required information is furnished to the Service.

          CERTAIN PROVISIONS OF THE RECAPITALIZATION MERGER AGREEMENT

  The following is a brief summary of the Recapitalization Merger Agreement, as amended, a copy of which appears as Annex A to this Proxy
Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Recapitalization Merger Agreement.

  Pursuant to the Recapitalization Merger Agreement, if the Recapitalization Merger Agreement is approved by the holders of a majority of Alliance's Common Stock eligible to vote at the Special Meeting and the other conditions to the Recapitalization are satisfied or waived, at the Recapitalization Effective Time, the separate corporate existence of Newco will cease, the Company will continue as the surviving corporation and each share

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

of Alliance Common Stock issued and outstanding immediately prior to the Recapitalization Effective Time, other than shares of Alliance Common Stock held by stockholders of Alliance, if any, who dissent from the Recapitalization and comply with all of the provisions of the DGCL concerning the right of holders of shares of Alliance Common Stock to seek appraisal of their shares of Alliance Common Stock, either (1) will be converted into the right to receive $11.00 in cash or (2) will be retained by such stockholder. See "THE TRANSACTIONS."

  Termination of the Recapitalization Merger Agreement. The Recapitalization Merger Agreement provides that it may be terminated at any time prior to the Recapitalization Effective Time, whether before or after approval of the terms of the Recapitalization Merger Agreement by the stockholders of Alliance, as follows:

    (a) by mutual written consent of the Investor and Alliance; (b) by either the Investor or Alliance if the Recapitalization Effective Time shall not have occurred on or before December 31, 1997 (provided that the right to terminate the Recapitalization Merger Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation under the Recapitalization Merger Agreement has been the cause of or resulted in the failure of the Recapitalization Effective Time to occur on or before such date); (c) by either the Investor or Alliance if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Recapitalization and such order, decree or ruling or other action shall have become final and nonappealable; (d) by either the Investor or Alliance if the approval of the Recapitalization Merger Agreement and the Recapitalization by Alliance's stockholders is not obtained by reason of the failure to obtain the required vote upon a vote held at a duly called meeting of stockholders or at any adjournment thereof; (e) by the Investor, if (x) any of the representations and warranties of Alliance contained in the Recapitalization Merger Agreement shall fail to be true and correct in any material respect, in each case either when made or (except for representations and warranties made only as of a specific date) have since become, and at the time of termination remain, untrue in any material respect, or (y) Alliance shall have breached or failed to comply in any material respect with any of its obligations under the Recapitalization Merger Agreement (other than as a result of a breach by the Investor or Newco of any of their obligations under the Recapitalization Merger Agreement) and such breach or failure shall continue unremedied for ten
  (10) days after Alliance has received written notice from the Investor or the Newco of the occurrence of such breach or failure; provided, however, that in remedying any such breach or failure Alliance shall not have spent any money, incurred any liabilities or undertaken any obligations that, individually or together with the breach or failure so remedied, would itself constitute a breach of or failure to perform any representation, warranty or covenant of the Recapitalization Merger Agreement; (f) by the Investor if there shall have occurred any change or event that, individually or in the aggregate, with any other change or event, is materially adverse to the assets, properties, business, financial condition, results of operations or prospects of Alliance, taken as a whole; (g) by either the Investor or Alliance if, prior to the Recapitalization Effective Time, (i) the Board of Directors determines that a Third Party Proposal (as defined below) for an Alternative Transaction (as defined below) constitutes a Superior Proposal (as defined below), (ii) Alliance promptly notifies the Investor of its determination in writing, which writing shall set forth the terms and conditions of the Third Party Proposal and the identity of the person making the Third Party Proposal,
  (iii) ten days have elapsed following receipt by the Investor of such written notice, (iv) during such ten day period Alliance cooperates with the Investor with the intent of enabling, but not obligating, the Investor and Alliance to agree to a modification of the terms and conditions of the Recapitalization Merger Agreement so that the transactions contemplated thereby may be effected and (v) at the end of such ten day period, the Board of Directors continues to believe that such Third Party Proposal constitutes a Superior Proposal and Alliance pays to the Investor the amount specified under the section below entitled "Fees and Expenses" or
  (h) by Alliance if (i) any of the representations and warranties of the Investor or Newco contained in the Recapitalization Merger Agreement shall fail to be true and correct in any material respect, in each case either when made or (except for representations and warranties made only as of a specific date) have since become, and at the time of termination remain, untrue in any material respect, or (ii) the Investor or the Newco shall have breached or failed to comply in any material respect with any of its obligations under the Recapitalization Merger Agreement (other than as a result of a breach by Alliance of any of its obligations under the Recapitalization Merger Agreement) and such breach or failure shall continue unremedied for ten (10) days after the Investor or the Newco has received written notice from Alliance of the occurrence of such breach or failure; provided, however, that in remedying any such breach or failure neither the Investor nor Newco shall have spent any money, incurred any liabilities or undertaken any obligations that, individually or together with the breach or failure so remedied, would itself constitute a breach of or failure to perform any representation, warranty or covenant of the Recapitalization Merger Agreement.

  For purposes of the Recapitalization Merger Agreement, a "Superior Proposal" means any Third Party Proposal to acquire, directly or indirectly, at least 80% of the shares of Alliance Common Stock or all or substantially all of the assets of Alliance; provided that (i) the Board of Directors of Alliance determines in its good faith judgment (following consultation with and the receipt of the advice of Alliance's financial advisor) that such Third Party Proposal is on terms that are more favorable to Alliance's stockholders than the Recapitalization (taking into account all factors that the Board of Directors reasonably deems relevant, including, in the judgment of the Board of Directors, the amount and form of consideration to be received in respect of shares of Alliance Common Stock, and the timing of, and likelihood of closing such proposal and the relative value of any non-cash consideration) and (ii) the Board of Directors of Alliance determines in its good faith judgment (following receipt of the written advice of its outside counsel) that the failure to recommend or accept such Third Party Proposal would violate the fiduciary duties of the Board of Directors of Alliance to its stockholders under applicable law.

  Alternative Transactions. The Recapitalization Merger Agreement provides that Alliance shall, shall cause each Subsidiary to and shall direct and use reasonable efforts to cause its and its Subsidiaries' officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Investor and Newco that may be ongoing with respect to an Alternative Transaction (as defined below). The Recapitalization Merger Agreement further provides that Alliance shall not, shall cause each of its Subsidiaries not to and shall not authorize and shall direct and use reasonable efforts to cause its and its Subsidiaries' officers, directors, employees and any investment banker, financial advisor, attorney, accountant or other representative retained by it not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that may lead to an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any proposed Alternative Transaction; provided, however, that if, during the 45 days following the date of the Recapitalization Merger Agreement, the Board of Directors determines in good faith, after consultation with its financial advisors, and following receipt of written advice from outside counsel, that action is required by reason of Alliance's Board of Directors' fiduciary duties to Alliance's stockholders under applicable law, Alliance may (subject to compliance with Alliance's notification obligations discussed below), during such 45 day period, in response to an unsolicited Third Party Proposal (as defined below), (A) furnish information with respect to Alliance to the person making such Third Party Proposal pursuant to a confidentiality agreement that is at least as protective of Alliance's interests as is the Confidentiality Agreement (as defined below), (B) participate in negotiations regarding such Third Party Proposal and (C) take any position (and disclose such position to its stockholders) with regard to such Third Party Proposal pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that in the case of clause (C), (x) Alliance shall have provided the Investor and Newco with as much advance notice of its position and proposed disclosure as is practicable under the circumstances and (y) neither Alliance nor its Board of Directors nor any committee thereof shall, except as permitted below, withdraw or modify its position with respect to the Recapitalization or the Recapitalization Merger Agreement or approve or recommend such Third Party Proposal.

  For purposes of the Recapitalization Merger Agreement, a "Third Party Proposal" means a bona fide proposal from a third party, which proposal did not result from a breach of the foregoing by Alliance and which third party the Board of Directors of Alliance determines in good faith, taking into account all factors that the Board of Directors reasonably deems relevant and upon the advice of Alliance's financial advisor, has the capacity and is reasonably likely to have the ability to consummate a Superior Proposal. For purposes of the Recapitalization Merger Agreement, an "Alternative Transaction" means any direct or indirect acquisition or purchase of assets of Alliance or any subsidiary thereof outside the ordinary course of business or any outstanding equity securities of Alliance or any subsidiary thereof, any tender offer or exchange offer that if consummated would result in any person beneficially owning equity securities of Alliance or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Alliance, other than the transactions contemplated by the Recapitalization Merger Agreement and other than the acquisition of shares of Alliance Common Stock pursuant to the exercise of Alliance Stock Options or Warrants that are issued and outstanding as of July 23, 1997 or the conversion of Alliance's Series C preferred stock (the "Alliance Series C Shares") or Alliance's Series D preferred stock (the "Alliance Series D Shares").

  Neither the Board of Directors nor any committee thereof shall (i) withdraw or modify the approval or recommendation by such Board of Directors or such committee of the Recapitalization Merger Agreement or the Recapitalization,
(ii) approve or recommend any Alternative Transaction or (iii) cause Alliance to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement, including any exclusivity agreement (an "Acquisition Agreement"), with respect to an Alternative Transaction unless the Board of Directors of Alliance shall have previously terminated the Recapitalization Merger Agreement pursuant to clause (g) under the Section above entitled "Termination of the Recapitalization Merger Agreement."

  In addition to the obligations of Alliance set forth above, the Recapitalization Merger Agreement requires Alliance (i) to immediately advise the Investor orally and in writing of any request for information or of any proposal or any inquiry regarding any Alternative Transaction, the material terms and conditions of such request, proposal or inquiry and the identity of the person making such request, proposal or inquiry and (ii) to keep the Investor fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry.

  Fees and Expenses. The Recapitalization Merger Agreement provides, in general, that all fees and expenses incurred in connection with the Recapitalization, the Recapitalization Merger Agreement and the transactions contemplated by the Recapitalization Merger Agreement shall be paid by the party incurring such fees or expenses, whether or not the Recapitalization is consummated. However, certain termination fees and expenses are payable under the Recapitalization Merger Agreement, as follows:

    (a) If the Recapitalization Merger Agreement is terminated (i) pursuant to clause (g) under the section above entitled "Termination of the Recapitalization Merger Agreement," (ii) by the Investor pursuant to clause
  (b) or clause (e) under the section above entitled "Termination of the Recapitalization Merger Agreement" as a result of any willful breach by Alliance of any covenant or agreement made in the Recapitalization Merger Agreement or (iii) by the Investor pursuant to clause (b) or clause (e) under the section above entitled "Termination of the Recapitalization Merger Agreement" as a result of any failure or failures to be true as of the date thereof of one or more of the representations and warranties made by Alliance in the Recapitalization Merger Agreement, which failures to be true are reasonably expected to have an aggregate negative impact on the value of Alliance and its subsidiaries, taken as a whole (a "Negative Impact"), of $25 million or more, Alliance shall pay to the Investor within 90 days of such termination (except for any termination pursuant to clause
  (g), in which case payment shall be made promptly upon such termination), $10 million (or, in the case of clause (iii), $5 million) plus all Expenses (as defined below).

    (b) If the Recapitalization Merger Agreement is terminated (i) by the Investor pursuant to clause (b) or clause (e) under the section above entitled "Termination of the Recapitalization Merger Agreement" as a result of any breach by Alliance, other than a willful breach, of any covenant or agreement made in the Recapitalization Merger Agreement, (ii) by the Investor pursuant to clause (b) or clause (e) under the section above entitled "Termination of the Recapitalization Merger Agreement" as a result of any failure or failures to be true as of the date of the Recapitalization Merger Agreement of one or more representations and warranties made by Alliance in the Recapitalization Merger Agreement which failures to be true in the aggregate have a Negative Impact of less than $25 million, (iii) by the Investor pursuant to clause (b) or clause (e) under the section above entitled "Termination of the Recapitalization Merger Agreement" as a result of any failure or failures to be true as of the time of such termination one or more representations and warranties, which representations and warranties were true as of the date of the Recapitalization Merger Agreement, (iv) by the Investor pursuant to clause (b) under the section above entitled "Termination of the Recapitalization Merger Agreement" as a result of a failure to satisfy the condition to the Investor's and Newco's obligations of no material adverse change having occurred or (v) pursuant to clause (f) under the section above entitled "Termination of the Recapitalization Merger Agreement," Alliance shall promptly pay to the Investor all Expenses (as defined below), and, if, within 180 days of such termination either an Alternative Transaction shall be consummated or Alliance shall enter into an Acquisition Agreement providing for an Alternative Transaction (in either event, the "Tail Condition"), then Alliance shall pay to the Investor, upon the closing of such transaction, if and whenever it occurs, $5 million.

    (c) If the Recapitalization Merger Agreement is terminated by the Investor pursuant to clause (b) under the section above entitled "Termination of the Recapitalization Merger Agreement" as a result of a failure to obtain the approval of the Recapitalization Merger Agreement and the Recapitalization or pursuant to clause (d) under the section above entitled "Termination of the Recapitalization Merger Agreement," Alliance shall pay to the Investor all Expenses, and if the Tail Condition is subsequently satisfied, shall pay to the Investor upon the closing of the relevant transaction, if and whenever it occurs, $10 million; provided, however that no amounts whatsoever shall be payable to the Investor under this clause (c) if, at the Special Meeting or any adjournments or postponements thereof, the Investor fails to vote or cause to be voted, or fails to grant or to cause the granting of consent or approval with respect to, any shares of Alliance Common Stock owned by Alliance or any Affiliate thereof or as to which it or any Affiliate thereof has voting rights in favor of the Recapitalization Merger and the adoption by Alliance of the Recapitalization Merger Agreement and Recapitalization.

    (d) If the Recapitalization Merger Agreement is terminated (i) by the Investor pursuant to clause (b) under the section above entitled "Termination of the Recapitalization Merger Agreement" in connection with the failure of any of the conditions set forth in any of the following: clause (b), (c) or (d) under the conditions to each party's obligations to effect the Recapitalization as set forth below in the section entitled "Conditions" or clause (b), (d), (e), (f), (g), (h) or (i) under the conditions to the Investor's and Newco's obligations to effect the Recapitalization as set forth below in the section entitled "Conditions" and the Tail Condition is subsequently satisfied or (ii) by the Investor pursuant to clause (c) under the section above entitled "Termination of the Recapitalization Merger Agreement" and the Tail Condition is subsequently satisfied, Alliance shall pay to the Investor, upon the closing of the relevant transaction, if and wherever it occurs, $5 million plus Expenses.

  For purposes of the Recapitalization Merger Agreement, "Expenses" means all reasonably documented out-of-pocket expenses incurred by the Investor and Newco in connection with the Recapitalization Merger Agreement (including the financing contemplated thereby), the Stockholder Agreement and the transactions contemplated by the Recapitalization Merger Agreement and thereby, including fees and expenses of its, and its financing sources', printer, consultants, attorneys, accountants, and other advisors; provided, however, that (i) such expenses shall not include any advisory or similar fees paid to the Investor or any Affiliate thereof or to any investment banking firm or placement agent retained in connection with the financing contemplated by the Recapitalization Merger Agreement and (ii) unless Alliance has previously agreed in writing to increase such amount, the aggregate amount of such Expenses shall not exceed (i) $3 million if such termination occurs prior to September 1, 1997, or (ii) $5 million if such termination occurs thereafter (the parties further agreeing that such amounts shall be reduced, dollar for dollar, to the extent that Alliance funds the expenses (excluding for the services of Alliance's professionals) of filing or printing this Proxy Statement/Prospectus or the solicitation of proxies with respect thereto).

  Conditions. The Recapitalization Merger Agreement provides that the respective obligations of each party to effect the Recapitalization are subject to the satisfaction or waiver, where permissible, prior to the Recapitalization Effective Time, of the following conditions:

    (a) Alliance's stockholders shall have approved the Recapitalization Merger Agreement and the Recapitalization as required by and in accordance with applicable law and Alliance's Second Restated Certificate of Incorporation.

    (b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity that prohibits or restricts the consummation of the Recapitalization or makes such consummation illegal (each party agreeing to use commercially reasonable efforts to have any such prohibition lifted).

    (c) The waiting period applicable to the consummation of the Recapitalization under the HSR Act shall have expired or been terminated.

    (d) The Registration Statement on Form S-4 (or an alternative form prescribed by the Commission) shall have been declared effective and shall not be the subject of any stop order, unless the parties shall have mutually determined that registration under the Securities Act is not required with respect to the Recapitalization.

  The Recapitalization Merger Agreement provides that the obligation of Alliance to effect the Recapitalization shall be subject to the satisfaction or waiver, prior to the proposed Recapitalization Effective Time, of the following conditions: All of the representations and warranties of the Investor and Newco set forth in the Recapitalization Merger Agreement shall be true and correct in all material respects as of the date of the Recapitalization Merger Agreement and (except for those that are expressly made only as of another date) as of the Recapitalization Effective Time as though made on and as of such time, and the Investor and Newco shall have performed in all material respects all covenants and agreements required to be performed by them under the Recapitalization Merger Agreement at or prior to the Recapitalization Effective Time.

  The Recapitalization Merger Agreement provides that the obligations of the Investor and Newco to effect the Recapitalization shall be subject to the satisfaction or waiver by the Investor and Newco, prior to the proposed Recapitalization Effective Time, of the following conditions:

    (a) All of the representations and warranties of Alliance set forth in the Recapitalization Merger Agreement shall be true and correct in all material respects as of the date thereof and (except for those that are expressly made only as of another date) as of the Recapitalization Effective Time as though made on and as of such time, and Alliance shall have performed in all material respects all covenants and agreements required to be performed by it under the Recapitalization Merger Agreement at or prior to the Recapitalization Effective Time.

    (b) None of the following shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions, or a disruption of or material adverse change in either the syndication market for credit facilities or the financial, banking or capital markets, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (iv) in the case of any of the foregoing existing as of July 23,1997, a material acceleration or worsening thereof.

    (c) There shall not have occurred any material adverse change.

    (d) The conditions set forth in the Financing Letters (as defined in the Recapitalization Merger Agreement) shall have been satisfied or waived and the funding referred to therein shall be available to the Investor and Newco on terms no less favorable to the Investor and Newco than are set forth in such Financing Letters, unless the failure of such conditions to be satisfied or waived, or the non-availability of such funds, is caused solely by any actions or failures to act of the Investor or Newco that constitute a breach of any representation, warranty or covenant of either of them set forth in the Recapitalization Merger Agreement.

    (e) All filings required to be made prior to the Recapitalization Effective Time with, and all consents, approvals, authorizations and permits required to be obtained prior to the Recapitalization Effective Time from, any governmental entity in connection with the consummation of the Recapitalization have been made and/or obtained, other than those the failure of which to be made and/or obtained would not reasonably be expected to have a material adverse effect on, or prevent or materially delay the consummation of, the Recapitalization.

    (f) All notices required to be given prior to the Recapitalization Effective Time with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Recapitalization Effective Time from, any third party in connection with the consummation of the Recapitalization and the finances thereof have been made and/or obtained (or, if the notice, consent, approval, authorization, waiver or amendment that is not so made and/or obtained is required pursuant to the terms of any of Alliance's indebtedness or obligations for money borrowed, Alliance has repaid such indebtedness or obligation on or prior to the Recapitalization Effective Time), other than those the failure of which to be made and/or obtained would not reasonably be expected to have a material adverse effect on, or prevent or materially delay the consummation of, the Recapitalization; provided that Alliance shall have obtained the consents set forth on Schedule 7.3(f) of the Recapitalization Merger Agreement.

    (g) The Investor shall have received advice from Ernst & Young LLP that the Recapitalization will qualify for recapitalization accounting treatment in accordance with generally accepted accounting principles consistently applied.

    (h) Alliance shall have taken appropriate steps to arrange for the payment or prepayment of capital leases, promissory notes and other loan or financing obligations (collectively, "Obligations"; provided, that such term shall not include (i) obligations under operating leases classified as such in accordance with generally accepted accounting principles or (ii) any obligations incurred from and after October 1, 1997) to which Alliance or any subsidiary thereof is a party or by which the assets or properties of Alliance or any subsidiary thereof is a party or by which the assets or properties of Alliance or any subsidiary thereof are bound (including those in respect of MRI Units and CT Units), such that, immediately following the Recapitalization Effective Time (and assuming the receipt of equity and debt financing by Alliance in connection with the Recapitalization, as contemplated by the Recapitalization Merger Agreement), Alliance will be able to pay (or prepay) the aggregate amount of all such Obligations, including the amount of any prepayment penalties or similar payments related thereto (but excluding from such aggregate amount (i) no more than an aggregate principal amount of $10 million of Obligations that Alliance elects to leave outstanding (the "Carryover Obligations") and (ii) accrued interest on the Obligations being paid), for an amount not to exceed $76 million (assuming that all regular payments due on or before October 1, 1997 in respect of the Obligations have been paid); provided, further, that
  (x) the consummation of the Recapitalization Merger will neither give rise to a right of acceleration of, nor constitute an event of default under the terms of, any Carryover Obligations, except, in either case, as set forth in Schedule 7.3(h) of the Recapitalization Merger Agreement and (y) Alliance will not incur additional indebtedness or financing obligations (again, excluding operating leases) during the fourth quarter of 1997 in excess of an aggregate principal or face amount thereof equal to $11 million.

    (i) The holders of less than 10% of the outstanding shares of Alliance Common Stock shall have validly elected to demand the appraisal of their shares of Alliance Common Stock pursuant to Section 262 of the DGCL.

  Subject to applicable law, each of the conditions, other than the condition requiring stockholder approval, may be waived. Alliance does not intend to resolicit a vote of its stockholders on the Recapitalization Merger Agreement in the event any material conditions are waived. However, the Investor has agreed, pursuant to the Stockholder Agreement, not to waive any condition so as to reduce the value of the consideration payable in the Recapitalization, materially adversely affect the timing of the closing of the Recapitalization, reduce the Cash Merger Price or otherwise adversely affect the interests of the Principal Stockholders.

  Conduct of Business. The Recapitalization Merger Agreement provides that until the Recapitalization Effective Time, subject to certain exceptions, Alliance shall, and shall cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others having significant business dealings with it. The Recapitalization Merger Agreement further provides that without limiting the generality of the foregoing, until the Recapitalization Effective Time, Alliance shall not and shall cause each of its subsidiaries not to (except as expressly permitted by the Recapitalization Merger Agreement or with the Investor's consent, which consent shall be deemed given after Investor's receipt of Alliance's written request for a waiver of a covenant, which request has not been rejected in writing by the Investor within three days after Investor's signed receipt thereof by overnight courier service):

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than regular dividends on Alliance Series D Shares in accordance with the terms of such securities, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of Alliance Common Stock or any capital stock of Alliance or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the conversion of Alliance Series D Shares and Alliance Series C Shares, in accordance with the terms of such securities and the issuance of shares of its capital stock upon the exercise of Alliance Stock Options or Warrants outstanding on July 23, 1997 in accordance with their present terms);

    (c) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

    (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any person, other than as set forth on
  Schedule 5.1 of the Recapitalization Merger Agreement, or (ii) any assets except for the purchase of (x) equipment as identified on the Commitments List (as defined in the Recapitalization Merger Agreement) or the schedule of anticipated commitments, as set forth on Schedule 5.1 of the Recapitalization Merger Agreement (the "Anticipated Commitments List"), or
  (y) equipment or other assets in the ordinary course of business, provided that the amount thereof does not exceed, individually or in the aggregate, $1 million, other than as set forth on Schedule 5.1 of the Recapitalization Merger Agreement;

    (e) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except
  (i) immaterial assets, (ii) in the ordinary course of business (including for trade-ins) and (iii) where the amount of such sales does not exceed, individually or in the aggregate, $1 million;

    (f) except as identified on the Commitments List (as defined in the Recapitalization Merger Agreement), the Anticipated Commitments List or in the ordinary course of business consistent with past practice, or as set forth in Schedule 5.1 of the Recapitalization Merger Agreement, (i) incur any indebtedness or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Alliance or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (ii) make any loans, advances (other than advances to its subsidiaries or among its subsidiaries) or capital contributions to, or investments in, any other person;

    (g) make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000, except as identified on the Commitments List (as defined in the Recapitalization Merger Agreement), the Anticipated Commitments List or otherwise in the ordinary course of business consistent with past practice in order to satisfy actual or expected contractual commitments to customers, or as set forth in Schedule 5.1 of the Recapitalization Merger Agreement;

    (h) make any material tax election or settle or compromise any material income tax liability;

    (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Alliance included in the SEC Documents (as defined in the Recapitalization Merger Agreement) or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which Alliance or any of its subsidiaries is a party;

    (j) modify, amend or terminate any commitment to which Alliance or any of its subsidiaries is a party, or waive, release or assign any rights or claims, other than in the ordinary course of business consistent with past practice;

    (k) enter into any commitment relating to the provision of services by Alliance or any of its subsidiaries, the maintenance of any MRI system or CT systems (as such terms are defined in the Recapitalization Merger Agreement) or the distribution, sale or marketing by third parties of Alliance's or its subsidiaries' services, including any commitment with any hospital, clinic, medical or healthcare provider, health maintenance organization or other customer or third party payer, other than in the ordinary course of business consistent with past practice;

    (l) except as required to comply with applicable law or with the Investor's consent, (i) adopt, enter into, terminate or amend any Benefit Plan (as defined in the Recapitalization Merger Agreement) or other arrangement for the benefit or welfare of any director, officer or current or former employee, other than, in the case of non-officer employees, in the ordinary course of business consistent with past practice,
  (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or officer (other than as set forth on Schedule
  5.1 of the Recapitalization Merger Agreement), (iii) pay any material benefit not provided for under any Benefit Plan, (iv) except as permitted in clause (ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or

    (m) authorize any of, or commit or agree to take any of, the foregoing actions.

  Representations and Warranties. The Recapitalization Merger Agreement contains representations and warranties of Alliance relating to, with respect to Alliance and its subsidiaries: (a) organization; (b) capitalization; (c) subsidiaries; (d) authority; (e) consents and approvals; no violations;
(f) SEC documents; financial statements; other financial information; (g) information supplied; (h) absence of certain changes or events; (i) litigation; (j) contracts; (k) compliance with laws; (l) environmental matters; (m) absence of changes in benefit plans; labor relations; (n) employment matters; affiliate transactions; (o) ERISA compliance; (p) taxes;
(q) title to properties; condition of assets; (r) intellectual property; (s) non-compete; (t) voting requirements; (u) state takeover statutes; (v) brokers; schedule of fees and expenses; (w) opinion of financial advisor; (x) certain additional regulatory matters; (y) Medicare/Medicaid participation and accreditation; (z) regulated customers; and (aa) insurance.

  The Recapitalization Merger Agreement also contains representations and warranties of the Investor relating to: (a) organization; (b) authority; (c) consents and approvals; no violations; (d) information supplied; (e) interim operations of Newco; (f) brokers and (g) financing. The financing representation and warranty provides that the Investor has sufficient sources of liquid capital funds, and concurrently with the Recapitalization Effective Time will fund, in cash, to the Company at least $35.1 million in equity capital. The Investor delivered financing letters to the Company and further represented and warranted that, assuming the satisfaction of all applicable conditions set forth in such financing letters and full funding thereunder, such financing, together with the New Equity Investment, will provide sufficient funds to finance the Transactions and pay certain related fees and expenses.

  Indemnification, Exculpation and Insurance. The Investor has agreed that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Recapitalization Effective Time (including with respect to the transactions contemplated by the Recapitalization Merger Agreement) existing as of the date of the Recapitalization Merger Agreement in favor of the current or former directors, officers and employees of Alliance, as provided in Alliance's or any of its Subsidiaries' Certificate of Incorporation and/or its By-laws and/or any indemnification agreements and pursuant to applicable law, shall be assumed by the Recapitalized Company in the Recapitalization, without further action, as of the Recapitalization Effective Time and shall survive the Recapitalization and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than five years after the Recapitalization Effective Time; provided, however, that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) under the Recapitalization Merger Agreement in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

  The Recapitalization Merger Agreement provides that for a period of at least five years after the Recapitalization Effective Time, the Recapitalized Company shall cause to be maintained in effect standard policies of directors' and officers' liability insurance in an aggregate coverage amount not less than the coverage amounts maintained by Alliance as of the date of the Recapitalization Merger Agreement and including coverage with respect to claims arising from facts or events which occurred before the Recapitalization Effective Time to the extent available.

  Redemption of Preferred Stock and Senior Debt. The Recapitalization Merger Agreement provides that Alliance shall cause (a) all of its outstanding shares of preferred stock (including the Series C Shares and the Series D Shares); provided that in the case of the Series C Shares, the Investor must give Alliance at least 35 days notice of the anticipated Special Meeting Date) to be redeemed or converted into shares of Alliance Common Stock on or prior to the Special Meeting Date in accordance with the terms set forth in the applicable Certificates of Designation and (b) all of its outstanding senior notes to be redeemed on or prior to the Special Meeting Date in accordance with their terms.

  Refinancing of Outstanding Indebtedness. The Recapitalization Merger Agreement provides that Alliance will use all commercially reasonable efforts to cause satisfaction of the conditions set forth in Section 7.3(h) of the Recapitalization Merger Agreement (payment of certain financial obligations).

  Reasonable Efforts. The Recapitalization Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Recapitalization Merger Agreement, each of the parties will use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Recapitalization and the other transactions contemplated by the Recapitalization Merger Agreement.

  Guaranty. AIF III has unconditionally and irrevocably guaranteed the obligations of the Investor under the Recapitalization Merger Agreement in an amount not to exceed $37.0 million. Such guaranty terminates upon the earlier of (a) the consummation of the Recapitalization and (b) subject to certain exceptions relating primarily to a breach of the Recapitalization Merger Agreement by the Investor, the termination of the Recapitalization Merger Agreement. Pursuant to the Guaranty, AIF III has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to the Investor.

                          CERTAIN RELATED AGREEMENTS

STOCKHOLDER AGREEMENT

  The following is a brief summary of certain provisions of the Stockholder Agreement, a copy of which appears as Annex B to this Proxy
Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to this Stockholder Agreement.

  Pursuant to the Stockholder Agreement, Principal Stockholders owning approximately 54.4% of the issued and outstanding shares of Alliance Common Stock (66% assuming the exercise by such Principal Stockholders and no others of all securities convertible into or exercisable for shares of Common Stock immediately prior to the Recapitalization Effective Time) have granted to the Investor the option to acquire (i) all shares of Alliance Common Stock owned by such Principal Stockholders, (ii) any other shares of Alliance Common Stock acquired by the Principal Stockholders during the term of the Stockholder Agreement (including without limitation, through the conversion of any convertible security or the exercise of any Alliance Stock Option or Warrants) (collectively, the "Subject Shares") for a purchase price per share of $11.00 in cash. The option is currently exercisable and terminates, in general, upon termination of the Stockholder Agreement, which, subject to certain exceptions, will be December 31, 1997 or earlier if the Recapitalization Merger Agreement is terminated.

  Each Principal Stockholder has further agreed (and the Stockholder Agreement includes an irrevocable proxy for the benefit of the Investor with respect to the shares of Alliance capital stock subject to the Stockholder Agreement owned by each Principal Stockholder) (1) to vote all Subject Shares beneficially owned by such persons at any meeting of Alliance's stockholders or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Recapitalization and the Recapitalization Merger Agreement is sought, in favor of the adoption of the Recapitalization Merger Agreement and the Recapitalization and (2) to vote such Subject Shares of Alliance Common Stock at any meeting of stockholders of Alliance or at any adjournment thereof or in any other circumstances upon which a stockholder's vote, consent or other approval is sought, against (x) any Alternative Transaction, (y) any amendment of Alliance's certificate of incorporation or by-laws or other proposal or transaction involving Alliance, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Recapitalization Merger Agreement, the Recapitalization or any of the transactions contemplated by the Recapitalization Merger Agreement or change in any manner the voting rights of each class of Alliance's capital stock or (z) any action that would cause Alliance to breach any representation, warranty or covenant contained in the Recapitalization Merger Agreement.

  Each Principal Stockholder has also agreed, until the Stockholder Agreement has terminated, among other things, not to: (1) sell, transfer, give, pledge or otherwise dispose of, or enter into any contract, option or other arrangement with respect to the sale, transfer, pledge, assignment or other disposition of, the subject shares owned by such Principal Stockholder other than pursuant to the terms of the Recapitalization Merger Agreement; (2) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Alternative Transaction; (3) directly or indirectly solicit, initiate or encourage the submission of, any proposal that may lead to an Alternative Transaction; or (4) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction (or, in each case, permit any investment banker, financial advisor, attorney, accountant or other representative retained by it to do any of the foregoing).

EMPLOYMENT AGREEMENTS AND AGREEMENT NOT TO COMPETE

  The following are brief summaries of the Employment Agreements and the Agreement Not to Compete, copies of which are filed as exhibits to the Registration Statement on Form S-4. Such summaries are qualified in their entirety by reference to such exhibits.

  Employment Agreements. Alliance has entered into an Employment Agreement with Richard N. Zehner to act as Chief Executive Officer and with Vincent S. Pino to act as Chief Operating Officer. Base compensation under the Employment Agreements is $315,000 per year for Mr. Zehner and $275,000 per year for Mr. Pino, subject in each case to increase by the Board of Directors. In addition, Mr. Zehner and Mr. Pino are entitled to

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

receive an annual cash bonus based upon Alliance's achievement of certain operating and/or financial goals, with an annual target bonus amount equal to a specified percentage of their then current annual base salary (75% in the case of Mr. Zehner and 60% in the case of Mr. Pino). Such bonus plan will be adopted and administered by the compensation committee of the Board of Directors (the "Compensation Committee"). In connection with the Employment Agreements, Mr. Zehner and Mr. Pino are entitled to receive 175,000 and 154,545 options, respectively, under the New Stock Option Plan described below.

  The term of each Employment Agreement is initially three years. After the first year, the Agreements will have a term of two years, with automatic extensions for additional three month periods if neither party gives notice that the term will not be so extended. Alliance may terminate Mr. Zehner's or Mr. Pino's employment at any time and for any reason and Mr. Zehner and Mr. Pino may resign at any time and for any reason.

  Agreement Not to Compete. In connection with the Recapitalization Merger Agreement, Mr. Zehner and Mr. Pino have entered into an agreement with the Investor that contains, among other things, covenants not to compete with Alliance. Pursuant to such covenants, Mr. Zehner and Mr. Pino have each agreed that they will not, prior to the later of five years following the Recapitalization Effective Time and two years after the date of their termination, (i) engage in any Competitive Business in the United States or
(ii) compete or participate as an agent, consultant, advisor, representative, owner, investor or otherwise in any enterprise engaged in a Competitive Business in the United States. Ownership of less than 5% of a publicly-traded entity engaged in a Competitive Business would not be a violation of the covenant to compete. For these purposes, "Competitive Business" means any imaging business or other business that becomes material to Alliance during the term of Mr. Zehner's or Mr. Pino's employment.

  In addition, prior to 24 months after the later of the date of termination of employment or the date of ceasing to receive payments under the agreement not to compete, Mr. Zehner and Mr. Pino, as the case may be, have each agreed not to make any contact with any customer of Alliance with respect to the provision of any service that is the same or substantially similar to any service provided to such customer by Alliance. Furthermore, prior to 12 months after the later of the date termination of employment or the date of ceasing to receive payments under the covenant not to compete, Mr. Zehner and Mr. Pino, as the case may be, have each agreed not to solicit or make any contact with any employee of Alliance with respect to any employment, service or other business relationship. Pursuant to such agreement, Alliance has agreed to make certain payments to Messrs. Zehner and Pino following the termination of their employment. However, in the event of a termination for cause, or due to death or disability or a resignation without good reason (as defined in the Employment Agreements), Alliance will be under no obligation to make such payments.

THE NEW OPTION PLAN

  After the consummation of the Recapitalization, the Company will adopt an employee option plan pursuant to which options (the "New Options") with respect to a total of 527,272 shares of Alliance Common Stock (the "New Option Shares") will be available for grant. The New Option Shares will be allocated in amounts agreed upon between the Investor and the Company. Richard Zehner will be allocated New Options to acquire 175,000 New Option Shares; Vincent Pino will be allocated New Options to acquire 154,545 New Option Shares. Fifty percent of the New Option Shares will vest in equal increments over four years. Fifty percent of the New Option Shares will vest after seven and one half years (subject to acceleration if certain per-share equity targets are achieved). Vesting of New Options occurs only during an employee's term of employment. The exercise price for the New Options is $11.00 per share and the New Options will expire ten years from the date of grant.

THE SMT ACQUISITION

  On June 24, 1997, Three Rivers, which is wholly owned by Apollo, and Three Rivers Acquisition, which is wholly owned by Three Rivers, entered into an Agreement and Plan of Merger with SMT, pursuant to which Three Rivers Acquisition commenced an offer to purchase all outstanding shares of common stock of SMT for

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

$11.75 per share. Following the expiration of the offer on August 5, 1997, Three Rivers Acquisition acquired approximately 91.9% of the issued and outstanding shares of common stock of SMT. On September 29, SMT became a wholly owned subsidiary of Three Rivers. Upon consummation of the SMT Acquisition, SMT will become an indirect wholly owned subsidiary of Alliance, with Apollo to receive 3,181,818 shares of Alliance Common Stock in connection with the SMT Acquisition.

  The consummation of the SMT Acquisition is subject to the following conditions: (1) the Recapitalization shall have been consummated in accordance with the terms and subject to the conditions of the Recapitalization Merger Agreement; (2) Three Rivers shall own all of the capital stock of SMT; (3) the waiting period applicable to the consummation of the SMT Acquisition under the HSR Act shall have expired or shall have been terminated; and (4) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental entity that prohibits or restricts the consummation of the SMT Acquisition or makes such consummation illegal.

  The SMT Acquisition is expected to occur simultaneously with the Recapitalization. Although the obligations of the parties under the Recapitalization Merger Agreement are not conditioned on the consummation of the SMT Acquisition, the financing for the Transactions is contingent upon, among other things, the simultaneous consummation of the Recapitalization and the SMT Acquisition. If the SMT Acquisition does not occur, there can be no assurances that alternative sources of financing for the Recapitalization will be obtained.

THREE RIVERS ROLLOVER AND OPTIONS

  In connection with the acquisition of SMT by Three Rivers, certain options to acquire shares of common stock of SMT held by officers and employees of SMT will be converted into options to acquire shares of Three Rivers Common Stock. The aggregate value of the options to acquire SMT common stock to be converted is approximately $1.4 million. The exercise price for converted options has been determined in a manner to provide the holders of SMT options with the benefit of the excess of the purchase price of shares of SMT common stock by Three Rivers ($11.75 per share) over the exercise price applicable to the shares of SMT common stock that would be acquired upon exercise of the SMT option being converted, adjusted to reflect the revised capitalization structure of Three Rivers (as compared to SMT). The average exercise price of the SMT options prior to the rollover was 36% of the $11.75 per share price paid by Three Rivers for shares of SMT common stock, or $4.23 per share. The average exercise price for shares of Three Rivers Common Stock issuable pursuant to options issued pursuant to the rollover is equal to 36% of the per share Three Rivers Equity Value (as defined below), or $36 per share of Three Rivers Common Stock. The "Three Rivers Equity Value" is equal to the sum of the cash contributed by Apollo (approximately $33.6 million) in connection with the acquisition of SMT by Three Rivers, plus the aggregate value of the SMT options being converted (approximately $1.4 million).

  In addition, Three Rivers has agreed that on or about October 14, 1997, Three Rivers will adopt an option plan (the "Three Rivers Option Plan"), pursuant to which Three Rivers will grant to certain officers and employees of SMT options to purchase in the aggregate up to approximately 10% of the outstanding shares of Three Rivers Common Stock (without giving effect to any options) at any time within ten years after the effectiveness of the merger of Three Rivers Acquisition into SMT. The exercise price for each share issuable upon exercise of options issued pursuant to the Three Rivers Option Plan will be $100, the per share equity value of Three Rivers. Subject to certain exceptions, one half of such options will vest over four years based solely on continued employment with SMT and the other half of such options will vest after seven and one-half years (subject to acceleration if certain per share equity targets are achieved) based on continued employment with the Company. Three Rivers has agreed to grant to Jeff D. Bergman and Daniel Dickman, pursuant to the Three Rivers Option Plan, options representing the right to acquire approximately 4.6% of the outstanding shares of Three Rivers Common Stock.

  It is expected that following the SMT Acquisition, all options to acquire shares of Three Rivers Common Stock will be converted into options to purchase, in the aggregate, 522,724 shares of Alliance Common Stock.

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

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  At the Recapitalization Effective Time, Alliance will pay to Apollo Management L.P. a fee of $2.5 million in connection with arranging the transactions contemplated by the Recapitalization (including the financings thereof). Thereafter, the Company will pay Apollo Management, L.P. an annual management fee of $500,000 and will continue to receive financial advisory services from Apollo Management L.P. on an ongoing basis, with compensation to be determined. At the effective time of the acquisition of SMT by Apollo, SMT paid a transaction fee of $1.0 million to Apollo Management L.P. as consideration for structuring such acquisition.

  Pursuant to an engagement letter, Alliance will pay Salomon Brothers the following fees: (a) $100,000, which was earned upon Alliance's execution of the Recapitalization Merger Agreement; plus (b) an additional fee of $400,000, which was earned upon the initial submission of Salomon Brothers' fairness opinion to the Board of Directors on July 22, 1997; plus (c) an additional fee of $2.4 million, which is contingent upon the consummation of the Recapitalization and payable at the closing thereof. In addition, Salomon Brothers will be an underwriter in the Offering and a lender under the Credit Agreement.

  Smith Barney Inc. is acting as an underwriter in the Offering and acted as an advisor to SMT with respect to Apollo's purchase of SMT, for which SMT paid to Smith Barney Inc. a fee of approximately $1.2 million. Smith Barney Inc. also acted as an advisor to an affiliate of Apollo with respect to the Recapitalization of Alliance, for which Smith Barney, Inc. will receive a fee of $1.75 million.

  BT Alex. Brown Incorporated, an affiliate of BT, will be an underwriter in the Offering, will be an agent and lender under the Credit Agreement and is an agent and lender under SMT's credit agreement. BT will purchase approximately $4.8 million of common stock in the Company from Apollo concurrently with the consummation of the Transactions.


  For a description of certain management arrangements in connection with the Transactions, see "THE TRANSACTIONS--Interests of Certain Persons in the Recapitalization" and "MANAGEMENT--Employment and Related Agreements."

                             REGULATORY APPROVALS

  The Recapitalization is subject to the expiration or termination of the applicable waiting period under the HSR Act. Certain aspects of the Recapitalization will require notification to, and filings with, certain governmental authorities, including jurisdictions where Alliance currently operates.

ANTITRUST

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Recapitalization may not be consummated until notifications have been filed with the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. The SMT Acquisition is exempt from the requirements of the HSR Act. On August 13, 1997, Alliance and the Investor filed Notification and Report Forms for the Recapitalization under the HSR Act with the FTC and the Antitrust Division and the waiting period under the HSR Act has expired. At any time before or after the Recapitalization Effective Time, notwithstanding that the waiting period under the HSR Act has expired the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Recapitalization or seeking divestiture of substantial assets of Alliance or SMT. At any time before or after the Recapitalization Effective Time, and notwithstanding that the waiting period under the HSR Act has expired, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include

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

seeking to enjoin the consummation of the Recapitalization or seeking divestiture of substantial assets of Alliance or SMT. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

  Based on information available to them, Alliance and Newco believe that the Recapitalization can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Recapitalization on antitrust grounds will not be made or that, if such a challenge were made, Alliance and Newco would prevail or would not be required to accept certain adverse conditions in order to consummate the Recapitalization.

OTHER

  The obligations of the Investor under the Recapitalization Merger Agreement are also subject to the receipt of all necessary licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are necessary in connection with the transactions contemplated by the Recapitalization.

                        DISSENTING STOCKHOLDERS' RIGHTS

  Holders of shares of Alliance Common Stock who do not vote in favor of the Recapitalization Merger Agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Recapitalization under Section 262 of the DGCL. Holders of shares of Alliance Common Stock will not be entitled to appraisal rights in connection with the SMT Acquisition.

  The obligations of the Investor under the Recapitalization Merger Agreement are conditioned upon holders of less than 10% of the outstanding shares of Alliance Common Stock having validly elected to demand the appraisal of their shares pursuant to Section 262 of the DGCL.

  THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX D. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "STOCKHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF ALLIANCE COMMON STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF ALLIANCE COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

  Under the DGCL, holders of shares of Alliance Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Alliance Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Recapitalization, together with a fair rate of interest, as determined by such court.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement/Prospectus shall constitute such notice to the holders of shares of Alliance Common Stock, and the applicable statutory provisions are attached to this Proxy Statement/Prospectus as Annex D. Any holder of shares of Alliance Common Stock who wishes to exercise such appraisal rights or who wishes to preserve such holder's right to do so should review the following discussion and Annex D carefully because

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

failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

  A holder of shares of Alliance Common Stock wishing to exercise appraisal rights must deliver to Alliance, before the vote on the Recapitalization at the Special Meeting, a written demand for appraisal and must not vote in favor of the Recapitalization. Because a duly executed proxy which does not contain voting instructions will, unless revoked, be voted for the Recapitalization, a holder of shares of Alliance Common Stock who votes by proxy and who wishes to exercise appraisal rights must either (1) vote against the Recapitalization or
(2) abstain from voting on the Recapitalization. A vote against the Recapitalization, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. In addition, a holder of shares of Alliance Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares until the Recapitalization Effective Time. If any holder of shares of Alliance Common Stock fails to comply with any of these conditions and the Recapitalization becomes effective, the holder of shares of Alliance Common Stock will be entitled to receive the consideration receivable with respect to such shares in the absence of a valid assertion of appraisal rights in accordance with the Recapitalization Merger Agreement.

  Only a holder of record of shares of Alliance Common Stock is entitled to assert appraisal rights for the shares of Alliance Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder of record's name appears on such holder of record's stock certificates, and must state that the stockholder intends thereby to demand appraisal of such stockholder's shares in connection with the Recapitalization. If the shares of Alliance Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Alliance Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds shares of Alliance Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Alliance Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Alliance Common Stock held for other beneficial owners. Stockholders who hold their shares of Alliance Common Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for making of a demand for appraisal by such a nominee.

  All written demands for appraisal pursuant to Section 262 should be sent or delivered to Alliance at 1065 North PacifiCenter Drive, Suite 200, Anaheim, CA 92806, Attention: Richard N. Zehner.

  Within 10 days after the Recapitalization Effective Time, Alliance, as the surviving corporation, must notify each holder of shares of Alliance Common Stock who has complied with Section 262 and has not voted in favor of or consented to the Recapitalization of the date that the Recapitalization has become effective. Within 120 days after the Recapitalization Effective Time, but not thereafter, Alliance or any holder of shares of Alliance Common Stock who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's shares of Alliance Common Stock. Notwithstanding the foregoing, at any time within 60 days after the Recapitalization Effective Time, any stockholder has the right to withdraw his demand for appraisal and to accept the terms offered in respect of the Recapitalization. Alliance is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of shares of Alliance Common Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the Recapitalization Effective Time, any holder of shares of Alliance Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Alliance a statement setting forth the aggregate number of shares of Alliance Common Stock not

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

voted in favor of the Recapitalization and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed to the stockholders within ten days after a written request therefor has been received by Alliance or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

  If a petition for an appraisal is timely filed by a holder of shares of Alliance Common Stock and a copy thereof is served upon Alliance, Alliance will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares of Alliance Common Stock who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those holders of shares of Alliance Common Stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Alliance Common Stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder.

  After determining the holders of shares of Alliance Common Stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Alliance Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Recapitalization, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of shares of Alliance Common Stock considering seeking appraisal should be aware that the fair value of their shares of Alliance Common Stock as determined by Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Recapitalization if they did not seek appraisal of their shares of Alliance Common Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under
Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Alliance Common Stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Alliance Common Stock entitled to be appraised.

  Any holder of shares of Alliance Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Alliance Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Alliance Common Stock (except dividends or other distributions payable to holders of record of shares of Alliance Common Stock as of a date prior to the Recapitalization Effective Time).

  If any stockholder who demands appraisal of such stockholder's shares of Alliance Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, as provided in the DGCL, the shares of Alliance Common Stock of such stockholder will be converted into the right to receive the Cash Merger Price pursuant to the Recapitalization Merger Agreement (without interest). A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if no petition for appraisal is filed by such holder within 120 days after the Recapitalization Effective Time, or if the stockholder delivers to Alliance a written withdrawal of his, hers or its demand for appraisal and an acceptance of the Recapitalization, except that any such attempt to withdraw made more than 60 days after the Recapitalization Effective Time will require the written approval of Alliance and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. It is not necessary

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

that each holder of shares of Alliance Common Stock properly demanding appraisal file a petition for appraisal in the Delaware Court of Chancery. Rather, a single valid petition suffices for the petitioning and non-petitioning holders of shares of Alliance Common Stock who have properly demanded appraisal.

  FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CASH MERGER PRICE IN ACCORDANCE WITH THE RECAPITALIZATION MERGER AGREEMENT FOR EACH SHARE OF ALLIANCE COMMON STOCK OWNED BY SUCH STOCKHOLDER).

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

                        THE INVESTOR, NEWCO AND APOLLO

  The Investor and Newco are entities formed by Apollo. The principal executive offices of the Investor and Newco are located at 2 Manhattanville Road, Purchase, New York 10577.

  Apollo is principally engaged in the business of investing in securities. The principal office of Apollo is c/o Apollo Advisors II, L.P., 2 Manhattanville Road, Purchase, New York 10577. Apollo Advisors II, L.P., a Delaware limited partnership ("Advisors"), is the general partner of AIF III and the managing general partner of Overseas Partners and UK Partners. Advisors is principally engaged in the business of providing advice regarding investments by, and serving as the general partner of, Apollo.

  Apollo Capital Management II, Inc., a Delaware corporation ("Apollo Capital"), is the general partner of Advisors. Apollo Capital is principally engaged in the business of serving as the general partner of Advisors. Apollo Management, L.P., a Delaware limited partnership ("Apollo Management"), serves as manager of Apollo and manages their day-to-day operations.

  AIF III Management, Inc., a Delaware corporation ("AIM"), is the general partner of Apollo Management. AIM is principally engaged in the business of serving as the general partner of Apollo Management.

  The respective addresses of the principal office of Advisors, Apollo Capital, Apollo Management and AIM are c/o Apollo Advisors II, L.P., 2 Manhattanville Road, Purchase, New York 10577.

  Apollo Fund Administration II LDC, a Cayman Islands LDS ("Administration"), is the administrative general partner of Overseas Partners and UK Partners. Administration is principally engaged in the business of serving as administrative general partner of Overseas Partners and UK Partners. The principal place of business of Administration is Apollo Fund Administration II LDC, c/o CIBC Bank and Trust Company (Cayman) Limited, Edward Street, Georgetown, Grand Cayman, Cayman Islands, British West Indies.

  Apollo Management (UK) Ltd., an English corporation ("Management UK"), is the resident general partner of UK Partners. Management UK is principally engaged in the business of serving as resident general partner of UK Partners. The address of the principal place of business of Management UK is Hill House, 1 Little New Street, London EC4A 3TR, England.

  The Investor is a Delaware limited liability company and Newco is a Delaware corporation, formed solely for the purpose of consummating the Recapitalization and carrying out the related transactions. The Investor owns all of the outstanding capital stock of Newco, and all of the membership interests of the Investor is owned by AIF III, Overseas Partners and UK Partners. Newco will not have any assets or liabilities other than those arising under the Recapitalization Merger Agreement or in connection with the Recapitalization, or engage in any activities other than those incident to its formation and capitalization and the Recapitalization and accordingly, no meaningful financial information regarding Newco is available. The address of the principal place of business of Newco and the Investor is at c/o Apollo Advisors II, L.P., 2 Manhattanville Road, Purchase, New York 10577.

        UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited pro forma combined consolidated balance sheet at June 30, 1997 reflects the historical consolidated balance sheets of Alliance and SMT adjusted to give effect to the Transactions as if they had occurred at June 30, 1997. The Recapitalization will be treated as a leveraged recapitalization in which there will be no changes to the carrying values of Alliance's net assets and the sales and purchases of Alliance's common stock will be accounted for as capital transactions at amounts received from or paid to stockholders. The SMT Acquisition will be accounted for using the purchase method pursuant to which the fair value of the shares issued to effect the SMT Acquisition will be allocated to the fair values of the net assets of SMT determined based on appraisals and other methods. The purchase price allocations reflected in the pro forma combined consolidated financial statements are based on preliminary estimates of the fair values of assets and liabilities which may differ from the actual allocations.

  The following unaudited pro forma combined consolidated statements of operations combine the historical operations of Alliance and SMT for the six months ended June 30, 1997 and for the year ended December 31, 1996, respectively, with adjustments to reflect the Transactions as if they had occurred as of January 1, 1997 for the six months ended June 30, 1997, and as of January 1, 1996 for the year ended December 31, 1996.

  The unaudited pro forma combined consolidated financial information is based on the consolidated financial statements of Alliance and SMT giving effect to the Transactions under the assumptions and adjustments outlined in the accompanying Notes to Unaudited Pro Forma Combined Consolidated Financial Information. Such pro forma adjustments are based upon available information and upon certain assumptions that the Company's management believes are reasonable under the circumstances. The unaudited pro forma combined consolidated balance sheet and statements of operations are provided for comparative purposes only and do not purport to represent the results that would have been obtained had the Transactions occurred on the dates indicated or that may be achieved in the future.

  The unaudited pro forma combined consolidated balance sheet and statements of operations and accompanying notes should be read in conjunction with the respective historical consolidated financial statements of Alliance and SMT included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

                             ALLIANCE IMAGING, INC.

            UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

                                 (IN THOUSANDS)

                                                                        PRO
                                 HISTORICAL HISTORICAL                 FORMA
                                  ALLIANCE     SMT     ADJUSTMENTS    COMBINED
                                 ---------- ---------- -----------    --------
ASSETS
Current assets:
  Cash and short-term
   investments..................  $ 13,817   $13,913    $ (26,526)(a) $  1,204
  Receivables, net..............     9,207     2,128          --        11,335
  Other current assets..........     1,053       679          --         1,732
                                  --------   -------    ---------     --------
    Total current assets........    24,077    16,720      (26,526)      14,271
Equipment, net..................    89,776    32,489          --       122,265
Intangible assets, net..........    27,256       590       53,320 (b)   81,166
Other assets....................     2,161       937        7,100 (c)   10,198
                                  --------   -------    ---------     --------
    Total assets................  $143,270   $50,736    $  33,894     $227,900
                                  ========   =======    =========     ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..............  $  2,773   $   887    $     --      $  3,660
  Accrued compensation and
   related expenses.............     2,855       117          --         2,972
  Other accrued liabilities.....     8,688     1,104       (1,000)(d)    8,792
  Current portion of long-term
   debt.........................    19,618     5,928      (22,026)(e)    3,520
                                  --------   -------    ---------     --------
    Total current liabilities...    33,934     8,036      (23,026)      18,944
Other liabilities...............     7,038       173       (2,066)(f)    5,145
Long-term debt..................    60,930    17,152      188,576 (e)  266,658
                                  --------   -------    ---------     --------
    Total liabilities...........   101,902    25,361      163,484      290,747
Stockholders' equity (deficit):
  Preferred stockholders'
   equity.......................    18,388       --       (18,388)(f)      --
  Common stockholders' equity
   (deficit)....................    36,280    24,635      (85,901)(f)  (24,986)
  Retained earnings (accumulated
   deficit) ....................   (13,300)      740      (25,301)(f)  (37,861)
                                  --------   -------    ---------     --------
    Total stockholders' equity
     (deficit)..................    41,368    25,375     (129,590)     (62,847)
                                  --------   -------    ---------     --------
    Total liabilities and
     stockholders' equity.......  $143,270   $50,736    $  33,894     $227,900
                                  ========   =======    =========     ========


                            See accompanying notes.

                            ALLIANCE IMAGING, INC.

       NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

  (a) Reflects the following:

                                                                 (IN THOUSANDS)
  Sources:
   Term Loan Facility...........................................    $ 50,000
   Revolving Loan Facility......................................      38,000
   Notes........................................................     170,000
   Equity Investment............................................      68,700
                                                                    --------
      Total sources.............................................    $326,700
                                                                    ========
  Uses:
   Repurchase Alliance equity...................................    $160,681
   Acquisition of SMT (see below)...............................      88,300
   Transaction costs............................................      12,800
   Repay current debt...........................................      17,218
   Repay long-term debt.........................................      53,330
   Deferred financing fees for the Credit Agreement and the
    Notes.......................................................       7,100
   Less cash on hand............................................     (12,729)
                                                                    --------
      Total uses................................................    $326,700
                                                                    ========
  Acquisition of SMT:
   Net equity of SMT............................................    $ 25,375
   Goodwill.....................................................      53,320
   Deferred loan fees*..........................................       2,500
   Repay current debt...........................................       5,308
   Repay long-term debt.........................................      15,594
   Less cash on hand............................................     (13,797)
                                                                    --------
      Total.....................................................    $ 88,300
                                                                    ========
  Adjustment to cash:
   Alliance.....................................................    $(12,729)
   SMT..........................................................     (13,797)
                                                                    --------
      Total.....................................................    $(26,526)
                                                                    ========

  --------
  * Incurred by Three Rivers and SMT subsequent to June 30, 1997 as a cost of obtaining new financing in connection with Three Rivers' acquisition of SMT. This amount will be expensed by Alliance at the time of the SMT Acquisition because the related debt will be concurrently repaid.

  (b) SMT is a provider of mobile MRI services. The SMT Acquisition will be accounted for as a purchase and the accounts of SMT will be included in Alliance's consolidated financial statements commencing with the date of its acquisition. For purposes of the pro forma presentation of combined results of operations, the acquisition is assumed to have occurred as of the beginning of each period presented. The pro forma balance sheet presents information as if the acquisition had occurred as of June 30, 1997. There are no contingent payments associated with the SMT Acquisition. Substantially all SMT Acquisition costs in excess of the fair value of net assets acquired are expected to be accounted for as goodwill and be amortized over a 20 year life. Goodwill is calculated by subtracting estimated fair value of the net equity of SMT of $22.9 million (which assumes the write-off on SMT's books of $2.5 million of deferred financing fees with respect to debt repaid in connection with the closing of the Transactions) from the accounting purchase price of $78.7 million. The accounting purchase price is calculated by subtracting $2.5 million (i.e., the deferred financing costs written off) and $7.1 million (representing SMT's debt to be immediately repaid at closing, net of cash acquired) from the total transaction value of $88.3 million. Based on a preliminary review, SMT's net equity approximately reflects the fair value of its net assets excluding intangibles resulting from the Three Rivers' acquisition of SMT.

                            ALLIANCE IMAGING, INC.

                                 JUNE 30, 1997

  (c) Reflects financing fees associated with the Credit Agreement and the Notes, which will be amortized over their respective terms, as follows:

                                                                       ANNUAL
                                                       AMORTIZATION AMORTIZATION
                  DESCRIPTION                   AMOUNT    PERIOD      EXPENSE
                  -----------                   ------ ------------ ------------
                                                     (DOLLARS IN THOUSANDS)
Term Loan Facility............................. $  500   6 years       $   83
Revolving Loan Facility........................  1,500   5 years          300
Notes..........................................  5,100   8 years          638
                                                ------                 ------
    Total...................................... $7,100                 $1,021
                                                ======                 ======

  (d) Reflects income tax benefit from write-off of deferred financing fees.

  (e) Reflects the following:

                                                                        LONG-
                                                             CURRENT     TERM
                                                             --------  --------
                                                              (IN THOUSANDS)
Term Loan Facility.......................................... $    500  $ 49,500
Revolving Loan Facility.....................................      --     38,000
Notes.......................................................      --    170,000
Retirement of existing current and long-term debt:
  Alliance..................................................  (17,218)  (53,330)
  SMT.......................................................   (5,308)  (15,594)
                                                             --------  --------
                                                             $(22,026) $188,576
                                                             ========  ========

  (f) Reflects the following:

                                                                          OTHER
                          PREFERRED   COMMON    RETAINED      TOTAL     LONG-TERM
                           EQUITY*    EQUITY    EARNINGS     EQUITY    LIABILITIES   TOTAL
                          ---------  ---------  --------    ---------  ----------- ---------
                                                 (IN THOUSANDS)
Repurchase Alliance
 equity.................  $(18,388)  $(129,966) $(10,261)** $(158,615)   $(2,066)  $(160,681)
Transaction costs.......       --          --    (12,800)     (12,800)       --      (12,800)
Write-off deferred
 financing costs from
 SMT Acquisition........       --          --     (2,500)      (2,500)       --       (2,500)
Income tax benefit from
 deferred financing
 costs write-off........       --          --      1,000        1,000        --        1,000
Proceeds from sale of
 stock in
 Recapitalization.......       --       35,100       --        35,100        --       35,100
Issuance of common stock
 in SMT Acquisition.....       --       33,600       --        33,600        --       33,600
Eliminate historical net
 equity of SMT..........       --      (24,635)     (740)     (25,375)       --      (25,375)
                          --------   ---------  --------    ---------    -------   ---------
                          $(18,388)  $ (85,901) $(25,301)   $(129,590)   $(2,066)  $(131,656)
                          ========   =========  ========    =========    =======   =========

--------
 * Alliance's Series C and Series D Convertible Preferred Stock will be converted into shares of Alliance Common Stock prior to the closing of the Transactions.
** Estimated cash used to settle outstanding employee stock options and change in control payments.

  The gross amount to be paid for Alliance Common Stock is $154.2 which represents the $11.00 per share repurchase price multiplied by 14,023,350 total shares. The total of 14,023,350 shares is comprised of the sum of: (1) 10,943,138 shares of Alliance Common Stock outstanding as of July 31, 1997;
(2) 80,212 shares of Alliance Common Stock to be issued with respect to the conversion of all Alliance Series C Convertible Preferred Stock; and (3) 3,000,000 shares of Alliance Common Stock to be issued with respect to the conversion of all outstanding shares of Alliance Series D Convertible Preferred Stock. The gross amount is then increased by $2.1 million in payment of the net value of warrants canceled and reduced by $8.0 million (727,273 shares at $11.00 per share) with respect to the retained shares, and $18.4 million related to the carrying value of Alliance's preferred equity converted to common shares, resulting in a net payment for Alliance equity of $129.97 million.

                             ALLIANCE IMAGING, INC.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              HISTORICAL HISTORICAL                 PRO FORMA
                               ALLIANCE     SMT     ADJUSTMENTS   COMBINED(A)(B)
                              ---------- ---------- -----------   --------------
Revenues....................   $39,911    $13,014     $   --        $  52,925
Costs and expenses:
  Operating expenses,
   excluding depreciation...    17,815      4,153         --           21,968
  Selling, general and
   administrative expenses..     3,990      1,907         --            5,897
  Depreciation expense......     7,144      3,117        (880)(c)       9,381
  Amortization expense,
   primarily goodwill.......     1,165         77       1,333 (c)       2,575
  Interest expense, net.....     3,557        805       8,878 (d)      13,240
                               -------    -------     -------       ---------
    Total costs and ex-
     penses.................    33,671     10,059       9,331          53,061
                               -------    -------     -------       ---------
Income (loss) before income
 taxes and extraordinary
 gain.......................     6,240      2,955      (9,331)           (136)
Income tax benefit (ex-
 pense).....................    (2,125)    (1,185)      3,310 (e)         --
                               -------    -------     -------       ---------
Income (loss) before
 extraordinary gain.........   $ 4,115    $ 1,770     $(6,021)      $    (136)
                               =======    =======     =======       =========
Pro forma loss per share
 before extraordinary gain..                                           $(0.02)
                                                                    =========
Pro forma weighted average
 shares outstanding.........                                        7,272,727
                                                                    =========
OTHER PRO FORMA DATA:
EBITDA......................                                        $  25,060
EBITDA margin...............                                             47.4%
Cash flows provided by (used
 in):
  Operating activities......                                        $  12,793
  Investing activities......                                          (22,521)
  Financing activities......                                           13,866
Capital expenditures........                                           26,318
Cash interest expense.......                                           12,729
Ratio of EBITDA to cash
 interest expense...........                                              2.0x
Ratio of earnings to fixed
 charges....................                                              -- (f)




                            See accompanying notes.

                             ALLIANCE IMAGING, INC.

       UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                              HISTORICAL HISTORICAL                  PRO FORMA
                               ALLIANCE     SMT     ADJUSTMENTS    COMBINED(A)(B)
                              ---------- ---------- -----------    --------------
Revenues....................   $68,482    $19,022    $    --         $  87,504
Costs and expenses:
  Operating expenses,
   excluding depreciation...    32,344      6,280         --            38,624
  Selling, general and
   administrative expenses..     8,130      2,577         --            10,707
  Depreciation expense......    12,737      4,548      (1,200)(c)       16,085
  Amortization expense,
   primarily goodwill.......     1,952        177       2,666 (c)        4,795
  Interest expense, net.....     5,758      1,851      18,871 (d)       26,480
                               -------    -------    --------        ---------
    Total costs and
     expenses...............    60,921     15,433      20,337           96,691
                               -------    -------    --------        ---------
Income (loss) before income
 taxes and extraordinary
 gain.......................     7,561      3,589     (20,337)          (9,187)
Income tax benefit
 (expense)..................    (1,060)    (1,178)      2,238 (e)          --
                               -------    -------    --------        ---------
Income (loss) before
 extraordinary gain.........   $ 6,501    $ 2,411    $(18,099)       $  (9,187)
                               =======    =======    ========        =========
Pro forma loss per share
 before extraordinary gain..                                            $(1.26)
                                                                     =========
Pro forma weighted average
 shares outstanding.........                                         7,272,727
                                                                     =========
OTHER PRO FORMA DATA:
EBITDA......................                                         $  38,173
EBITDA margin...............                                              43.6%
Cash flows provided by (used
 in):
  Operating activities......                                         $  11,672
  Investing activities......                                           (30,503)
  Financing activities......                                             3,371
Capital expenditures........                                            52,488
Cash interest expense.......                                            25,459
Ratio of EBITDA to cash
 interest expense...........                                               1.5x
Ratio of earnings to fixed
 charges....................                                               -- (f)




                            See accompanying notes.

                            ALLIANCE IMAGING, INC.

  NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

        SIX MONTHS ENDED JUNE 30, 1997 AND YEAR ENDED DECEMBER 31, 1996

(a) Does not reflect identified expense reductions expected to result from the elimination of duplicate corporate overhead and facilities and the consolidation of mobile MRI routes. Operating expenses and selling, general and administrative expenses are expected to be reduced annually by approximately $3.4 million. These savings will be partially offset by an annual management fee payable to Apollo Management, L.P. of $0.5 million.

(b) Non-recurring charges aggregating $23.7 million (comprised of $9.4 million used to settle outstanding employee stock options and other change in control payments, $12.8 million of transaction costs and a $1.5 million write-off of deferred financing costs from the SMT Acquisition, net of related estimated tax benefit) will be charged to operations upon the closing of the Recapitalization and SMT Acquisition. These amounts have not been reflected in the unaudited pro forma combined consolidated statements of operations. Additionally, $220,000 of nonrecurring professional fees related to the acquisition of SMT by Three Rivers charged to expense during the six months ended June 30, 1997 has been eliminated from SMT's historical statement of operations information for such period. This adjustment was necessary to show both the historical and pro forma combined income (loss) from continuing operations before nonrecurring charges or credits directly attributable to the transaction in the accompanying Unaudited Pro Forma Combined Consolidated Statements of Operations for all periods presented.


(c) Reflects a decrease in depreciation on SMT's equipment reflecting a change in accounting estimate from a five year life with a 20% residual value to an eight year life with a 20% residual value. The amounts also reflect the amortization of the excess of cost over the fair value of assets acquired over 20 years on a straight line basis.

(d) Interest expense, as adjusted, reflects the elimination of historical interest expense due to the retirement of substantially all of the existing debt obligations and assumes that the following indebtedness was outstanding as of the beginning of the respective reporting periods:

                                                                         ANNUAL
                                                                        INTEREST
                                                              PRINCIPAL EXPENSE
                                                              --------- --------
                                                                (IN THOUSANDS)
     Term Loan Facility, interest at LIBOR plus 2.50%
      (currently 8.25%).....................................  $ 50,000  $  4,125
     Revolving Loan Facility, interest at LIBOR plus 2.25%
      (currently 8.0%) (including 0.5% annual commitment fee
      on pro forma unutilized balance of $112 million)......    38,000     3,600
     Notes, assumed interest at 9.75%.......................   170,000    16,575
     Other debt, weighted average interest at approximately
      9.5%..................................................    12,178     1,159
                                                                        --------
     Cash interest expense..................................              25,459
     Amortization of deferred financing fees................               1,021
                                                                        --------
       Total interest expense...............................            $ 26,480
                                                                        ========

  A 1/8% variance in interest rates would change annual interest expense by $322,000.

(e) Income tax adjustments reflect estimated statutory rates applied to the pro forma adjustments excluding book/tax differences associated with nondeductible amortization expense. In accordance with FAS 109, "Accounting for Income Taxes", due to the occurrence of the loss before income taxes and extraordinary items, a tax benefit has not been recorded for the year ended December 31, 1996.

(f) Pro forma combined earnings were insufficient to cover fixed charges by $9.2 million for the year ended December 31, 1996, and by $0.1 million for the six months ended June 30, 1997.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ALLIANCE

  The following selected historical consolidated financial information of Alliance with respect to each year in the five-year period ended December 31, 1996 is derived from the consolidated financial statements of Alliance. The consolidated financial statements of Alliance for each of the years in the three-year period ended December 31, 1996, are included elsewhere in this Proxy Statement/Prospectus. Such consolidated financial statements have been audited by Ernst & Young LLP, independent auditors. The financial information for the six months ended June 30, 1996 and June 30, 1997 is unaudited, but in the opinion of management of Alliance reflects all adjustments necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997. The selected financial information provided below should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the consolidated financial statements of Alliance and the notes thereto included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

                                                                                      SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                           JUNE 30,
                          --------------------------------------------------------  ----------------------
                            1992       1993       1994         1995        1996        1996        1997
                          ---------  ---------  ---------   ----------  ----------  ----------  ----------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Revenues................  $  63,695  $  60,728  $  57,875   $   58,065  $   68,482  $   31,302  $   39,911
Costs and expenses:
 Operating expenses,
  excluding
  depreciation..........     32,043     31,768     31,093       28,342      32,344      15,019      17,815
 Selling, general and
  administrative
  expenses..............      5,842      6,538      6,284        6,294       8,130       3,160       3,990
 Depreciation expense...     12,408     13,617     13,424       12,202      12,737       6,048       7,144
 Amortization expense,
  primarily goodwill....        737        790        943        1,345       1,952         745       1,165
 Interest expense, net..     10,846     10,507     10,758        5,053       5,758       2,683       3,557
 Special charges........        --      17,500     13,339          --          --          --          --
                          ---------  ---------  ---------   ----------  ----------  ----------  ----------
   Total costs and
    expenses............     61,876     80,720     75,841       53,236      60,921      27,655      33,671
                          ---------  ---------  ---------   ----------  ----------  ----------  ----------
Income (loss) before
 income taxes and
 extraordinary gains....      1,819    (19,992)   (17,966)       4,829       7,561       3,647       6,240
Provision (benefit) for
 income taxes...........        766     (5,300)     1,100          727       1,060         545       2,125
                          ---------  ---------  ---------   ----------  ----------  ----------  ----------
Income (loss) before
 extraordinary gains....      1,053    (14,692)   (19,066)       4,102       6,501       3,102       4,115
Extraordinary gains, net
 of taxes...............        --         --         --           --        6,300         --        1,332
                          ---------  ---------  ---------   ----------  ----------  ----------  ----------
Net income (loss)(1)....  $   1,053  $ (14,692) $ (19,066)  $    4,102  $   12,801  $    3,102  $    5,447
                          =========  =========  =========   ==========  ==========  ==========  ==========
Earnings (loss) per
 common share:
 Income before items
  below.................  $    0.15  $   (2.07) $   (2.68)  $     0.28  $     0.48  $     0.23  $     0.31
 Excess of carrying
  amount of preferred
  stock repurchased
  over consideration
  paid..................        --         --         --           --         0.15         --         0.14
                          ---------  ---------  ---------   ----------  ----------  ----------  ----------
 Income (loss) before
  extraordinary gains...       0.15      (2.07)     (2.68)        0.28        0.63        0.23        0.45
 Extraordinary gains,
  net of taxes..........        --         --         --           --         0.55         --         0.10
                          ---------  ---------  ---------   ----------  ----------  ----------  ----------
Income (loss) applicable
 to common stock........  $    0.15  $   (2.07) $   (2.68)  $     0.28  $     1.18  $     0.23  $     0.55
                          =========  =========  =========   ==========  ==========  ==========  ==========
Weighted average common
 and common equivalent
 shares outstanding.....  6,949,000  7,114,000  7,124,000   11,158,000  11,494,000  11,416,000  13,456,000
                          =========  =========  =========   ==========  ==========  ==========  ==========
CONSOLIDATED BALANCE
 SHEET DATA
 (AT END OF PERIOD):
Cash and short-term
 investments............  $   4,508  $   8,420  $   2,478   $   11,128  $   10,867  $   11,180  $   13,817
Total assets............    133,920    117,096    102,527      103,327     128,510     120,055     143,270
Long-term debt,
 including current
 maturities.............     90,456     95,986     79,208       75,880      89,025      86,031      80,548
Redeemable preferred
 stock..................        --         --      15,500       16,430       4,694      15,965         --
Stockholders' equity
 (deficit)..............     29,601     14,909     (1,665)       1,604      16,360       5,129      41,368
OTHER DATA:
EBITDA(2)...............  $  25,810  $  20,022  $  20,498   $   23,429  $   28,008  $   13,123  $   18,106
EBITDA margin(3)........       40.5%      33.0%      35.4%        40.3%       40.9%       41.9%       45.4%
Cash flows provided by
 (used in):
  Operating activities..  $  15,952  $  12,708  $  12,784   $   18,043  $   21,731  $   10,866  $   13,693
  Investing activities..    (18,650)   (14,188)   (19,861)      (7,789)    (27,936)    (14,447)    (19,545)
  Financing activities..       (534)     5,392      1,135       (1,604)      5,944       3,633       8,802
Capital expenditures(4).     21,123     19,184     22,361       11,383      34,376      17,943      20,333
Number of MRI systems at
 end of period..........         70         71         72           76          86          87          90
Comparable customer
 revenue growth(5)......         NA         NA       (0.1)%        6.9%        8.8%       15.7%       17.3%
Average scans per MRI
 system per day.........        6.3        5.7        5.8          5.8         6.7         6.5         7.0
Ratio of earnings to
 fixed charges(6).......        1.2x       --         --           1.9x        2.1x        2.2x        2.6x

--------
(1) Net income (loss) includes special charges of $13.3 million for the year ended December 31, 1994 related to an equipment exchange transaction, the impairment of certain equipment, debt restructuring and employee severances; extraordinary gains (net of tax) of $6.3 million for the year ended December 31, 1996 related to the early extinguishment of debt; and an extraordinary gain (net of tax) of $1.3 million for the six months ended June 30, 1997 related to the early extinguishment of debt.
(2) EBITDA is defined herein as income before income taxes, plus depreciation, amortization, net interest expense and other non-recurring items (principally non-cash). EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

(3) EBITDA margin is defined herein as EBITDA divided by revenues. The Company believes EBITDA margin provides a comparative reference to measure EBITDA performance from period to period and against comparable sized companies in the industry and, as such, provides a supplemental mechanism to evaluate efficiency and overall operating performance.
(4) The substantial majority of historical capital expenditures have related to either major upgrades to existing systems or the replacement of older, less-advanced systems with new, state-of-the-art technologically advanced systems. As a result of these historical investments, the Company believes that it has upgraded substantially all of its systems and expects most of its capital expenditures for at least the next three to five years to relate to net fleet additions through new system purchases.
(5) Represents period over period revenue growth for customers that generated revenues for the entire term of both periods.
(6) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and one-third of the rent expense from long-term equipment operating leases, which management believes is a reasonable approximation of an interest factor. Earnings were insufficient to cover fixed charges by $20.0 million and $18.0 million for the years ended December 31, 1993 and 1994, respectively.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF SMT

  The selected historical consolidated financial information of SMT with respect to each year in the five-year period ended December 31, 1996 is derived from the consolidated financial statements of SMT. The consolidated financial statements of SMT for each of the years in the three-year period ended December 31, 1996, are included elsewhere in this Proxy Statement/Prospectus. Such consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent auditors. The financial information for the six months ended June 30, 1996 and June 30, 1997 is unaudited, but in the opinion of management of SMT reflects all adjustments necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 1997. The selected consolidated financial information provided below should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the consolidated financial statements of SMT and the notes thereto included elsewhere in this Proxy Statement/Prospectus. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

                                                                                 SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                       JUNE 30,
                          ----------------------------------------------------  -------------------
                            1992       1993       1994       1995      1996       1996      1997
                          ---------  ---------  ---------  --------- ---------  --------- ---------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Revenues................  $   8,629  $  11,844  $  13,235  $  15,020 $  19,022  $   8,725 $  13,014
Costs and expenses:
 Operating expenses,
  excluding
  depreciation..........      3,510      5,257      5,892      5,396     6,280      2,891     4,153
 Selling, general and
  administrative
  expenses..............      1,360      1,604      1,894      2,472     2,877      1,373     1,907
 Depreciation and
  amortization..........      2,070      2,756      3,164      3,679     4,725      2,109     3,194
 Interest expense, net..      1,462      1,654      1,590      1,620     1,851        862       805
 Other..................         16        678         59          2      (300)       --        220
                          ---------  ---------  ---------  --------- ---------  --------- ---------
   Total costs and
   expenses.............      8,418     11,949     12,599     13,169    15,433      7,235    10,279
                          ---------  ---------  ---------  --------- ---------  --------- ---------
Income (loss) from
 continuing operations
 before income taxes and
 extraordinary item.....        211       (105)       636      1,851     3,589      1,489     2,735
Provision (benefit) for
 income taxes...........        (32)       (36)        94        478     1,178        469     1,095
                          ---------  ---------  ---------  --------- ---------  --------- ---------
Income (loss) from
 continuing operations
 before extraordinary
 item...................        243        (69)       542      1,373     2,411      1,020     1,640
Discontinued operations,
net.....................        (92)    (2,242)      (132)       --        --         --        --
Extraordinary item, net
of income taxes.........        --         --         --         --        --         --       (181)
                          ---------  ---------  ---------  --------- ---------  --------- ---------
Net income (loss)(1)....  $     151  $  (2,311) $     410  $   1,373 $   2,411  $   1,020 $   1,459
                          =========  =========  =========  ========= =========  ========= =========
Earnings (loss) per
 common share:
 Primary:
  Continuing operations.  $    0.10  $   (0.04) $    0.20  $    0.46 $    0.61  $    0.27 $    0.30
  Discounted operations.      (0.02)     (0.94)     (0.05)       --        --         --        --
  Extraordinary (loss)..        --         --         --         --        --         --      (0.03)
                          ---------  ---------  ---------  --------- ---------  --------- ---------
  Earnings per common
   share................  $    0.08  $   (0.98) $    0.15  $    0.46 $    0.61  $    0.27 $    0.27
                          =========  =========  =========  ========= =========  ========= =========
 Fully diluted:
  Continuing operations.  $    0.10  $   (0.04) $    0.20  $    0.46 $    0.59  $    0.27 $    0.30
  Discontinued
   operations...........      (0.02)     (0.94)     (0.05)       --        --         --        --
  Extraordinary (loss)..        --         --         --         --        --         --      (0.03)
                          ---------  ---------  ---------  --------- ---------  --------- ---------
  Earnings per common
   share................  $    0.08  $   (0.98) $    0.15  $    0.46 $    0.59  $    0.27 $    0.27
                          =========  =========  =========  ========= =========  ========= =========
Weighted average shares
 outstanding............  2,110,000  2,468,000  2,705,000  2,770,000 3,233,000  2,919,000 5,081,000
                          =========  =========  =========  ========= =========  ========= =========
CONSOLIDATED BALANCE
 SHEET DATA (AT END OF
 PERIOD):
Cash and short-term
 investments............  $   2,695  $   2,227  $   2,317  $   3,942 $   5,043  $   3,830 $  13,913
Total assets............     18,739     18,392     20,623     23,348    39,498     28,844    50,736
Long-term debt and
 capital lease
 obligations including
 current maturities.....     12,321     14,292     16,212     17,091    27,210     20,522    23,080
Stockholders' equity....      5,554      3,243      3,653      5,402    11,400      7,367    25,375

                                                                       SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,                  JUNE 30,
                          -------------------------------------------  ------------------
                           1992     1993     1994     1995     1996      1996      1997
                          -------  -------  -------  -------  -------  --------  --------
                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
EBITDA(2)...............  $ 3,759  $ 4,983  $ 5,449  $ 7,152  $ 9,865  $  4,461  $  6,954
EBITDA margin(3)........     43.6%    42.1%    41.2%    47.6%    51.9%     51.1%     53.4%
Cash flows provided by
 (used in):
 Operating activities...  $ 1,608  $ 2,808  $ 3,630  $ 5,477  $ 7,441  $  3,024  $  6,782
 Investing activities...   (1,874)    (275)    (261)  (1,380)  (2,567)   (1,637)   (2,976)
 Financing activities...    2,579   (3,002)  (3,548)  (3,604)  (2,573)   (1,168)    5,064
Capital expenditures(4).    6,760    4,663    4,584    5,059   18,112     7,104     5,985
Number of MRI systems at
 end of period..........        8        9        9       11       18        13        20
Comparable customer
 revenue growth(5)......       NA       NA      5.2%     0.1%    12.9%      9.7%     22.0%
Average scans per MRI
 system per day.........      9.1      9.1      9.0     10.4     10.9      10.9      11.5
Ratio of earnings to
 fixed charges(6).......     1.1x      --      1.4x     2.0x     2.7x      2.5x      3.4x

--------
(1) Net income includes a loss on disposal of discontinued operations of $132,000 for the year ended December 31, 1994 and an extraordinary loss (net of tax) of $181,000 for the six months ended June 30, 1997 related to the early extinguishment of debt.
(2) EBITDA is defined herein as income before income taxes, plus depreciation, amortization, net interest expense and other non-recurring items (principally non-cash). EBITDA is presented because the Company believes it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles.

(3) EBITDA margin is defined herein as EBITDA divided by revenues. The Company believes EBITDA margin provides a comparative reference to measure EBITDA performance from period to period and against comparable sized companies in the industry and, as such, provides a supplemental mechanism to evaluate efficiency and overall operating performance.
(4) Capital expenditures relate to substantially upgrading MRI systems as well as purchasing new systems to expand the size of the fleet. As a result of these historical investments, the Company believes that it has upgraded substantially all of its systems and expects most of its capital expenditures for at least the next three to five years to relate to net fleet additions through new system purchases.
(5) Represents period over period revenue growth for customers that generated revenues for the entire term of both periods.
(6) For purposes of computing this ratio, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense and one-third of the rent expense from long-term equipment operating leases, which management believes is a reasonable approximation of an interest factor. Earnings were insufficient to cover fixed charges by $105,000 for the year ended December 31, 1993.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the results of operations and financial condition of Alliance and SMT should be read in conjunction with Alliance's and SMT's consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. Information with respect to Alliance (without SMT) is provided parenthetically.

OVERVIEW

  The Company is a leading nationwide provider of diagnostic imaging services and the largest operator of state-of-the-art mobile diagnostic imaging systems and related outsourced radiology services in the United States. The Company primarily provides MRI systems and services to hospitals and other health care providers on a mobile, shared user basis. The Company also provides dedicated, full-time MRI systems and services as well as full-service management of imaging operations for selected hospitals. The Company's services enable small to mid-size hospitals to gain access to advanced diagnostic imaging technology and related value-added services without making a substantial investment in equipment and personnel. The Company operates a fleet of 111 MRI systems (Alliance: 90) and services over 420 MRI customers (Alliance: 340) in 36 states under exclusive contracts with an average remaining length of approximately 25 months (Alliance: 24) as of July 31, 1997.

  The Company's revenues are principally a function of the number of systems in service, scan volumes and fees per scan. The Company generates substantially all of its revenues under exclusive one to eight-year contracts with hospitals and health care providers. The Company's contracts typically offer tiered pricing with lower fees per scan on incremental scans, allowing customers to benefit from increased scan volumes and the Company to benefit from the operating leverage associated with increased scan volumes. The Company expects modest continuing downward pressure on pricing levels as a result of cost containment measures in the health care industry. However, in many cases higher scan volumes justify lower prices on incremental scans.

  The principal components of the Company's operating costs include salaries paid to technologists and drivers, annual system maintenance costs, insurance and transportation costs. Because a majority of these expenses are fixed, increased revenues as a result of higher scan volumes significantly improve the Company's profitability while lower scan volumes result in lower profitability.

  Since the beginning of 1995, Alliance and SMT have each substantially increased revenues by adding new customers and increasing scan volumes at existing customer sites. During the same period, the growth rate of EBITDA for each of Alliance and SMT increased more rapidly than the growth rate of revenues as a result of spreading costs (which are primarily fixed) over a larger revenue base and implementing cost reduction and containment measures.

  Alliance has historically focused on maximizing cash flow and return on invested capital nationwide, deploying new and upgraded systems in high volume markets and redeploying older, less advanced systems with lower carrying values in lower volume markets. Alliance's ongoing equipment trade-in and upgrade program has substantially improved the marketability and productivity of its MRI systems. Because Alliance owns substantially all of its MRI systems, it periodically evaluates its older, less marketable MRI systems to determine if it is more beneficial to continue to use such systems in lower volume markets, which are profitable but produce less revenue, or to trade in such equipment in connection with new system purchases. Since January 1, 1995, Alliance has invested approximately $66 million to upgrade and expand its fleet and currently maintains one of the most advanced fleets in the industry.

  In the last three years, SMT has focused on the development of efficient routes and the maximization of capacity utilization across the Mid-Atlantic region of the United States. Since January 1, 1995, SMT has invested approximately $29 million to upgrade and expand its fleet of MRI systems and, accordingly, employs substantially all new or upgraded premium MRI systems. In 1996, SMT purchased seven new systems and upgraded three existing systems for a total investment of $18.1 million.

  The Company also provides CT services and imaging systems. Revenues from CT services and imaging systems accounted for less than 5% of the Company's revenues for the year ended December 31, 1996.

  On July 23, 1997, Alliance entered into the Recapitalization Merger Agreement, pursuant to which, among other things, a subsidiary of the Investor, subject to the terms and conditions of the Recapitalization Merger Agreement, will be merged with and into Alliance. On June 24, 1997, Three Rivers, which is wholly owned by Apollo, and Three Rivers Acquisition, which is wholly owned by Three Rivers, entered into an Agreement and Plan of Merger with SMT, pursuant to which Three Rivers Acquisition commenced an offer to purchase all outstanding shares of common stock of SMT for $11.75 per share. Following the expiration of the offer on August 5, 1997, Three Rivers Acquisition acquired approximately 91.9% of the issued and outstanding shares of common stock of SMT. On September 29, 1997, SMT became a wholly owned subsidiary of Three Rivers. Upon consummation of the SMT Acquisition, SMT will become an indirect wholly owned subsidiary of Alliance. Immediately following the Recapitalization and the SMT Acquisition, Apollo will own approximately 84% of the issued and outstanding common stock of Alliance and Alliance's existing shareholders will own approximately 10%. See "THE TRANSACTIONS." The pro forma effect of the Transactions is set forth under "UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL DATA" and the notes thereto included elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS OF ALLIANCE

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996.

  Revenues for the first six months of 1997 were $39,911,000, an increase of $8,609,000, or 27.5%, over 1996. This increase reflects a scan-based MRI revenue increase of $7,879,000, or 28.4%, ($2,309,000, or 8.3%, as a result of
MRI operations acquired subsequent to the first quarter of 1996), resulting from a 30.4% increase in total scan volume partially offset by a 1.6% decrease in the average revenue realized per MRI scan. The average daily scan volume per MRI system increased 7.7% to 7.0 from 6.5 in 1996. Management attributes the volume increase to Alliance's continuing MRI systems upgrade program, which has enabled Alliance to obtain new, long-term contracts from both existing and new customers, and to the effect of recently implemented marketing programs. Management believes the decrease in average revenue realized per scan is the result of: continuing competitive pressure in the MRI service industry and cost containment efforts by health care payors; obtaining contracts with customers that have high scan volumes which justify lower scan prices; and many customers achieving discount price levels on incremental scan volumes. CT revenues increased $397,000, or 21.6%, as a result of internal growth and the fourth quarter 1996 acquisition of a small CT business. Other revenues increased $300,000 primarily as a result of the implementation in late 1996 of a program providing management services for a large portfolio of imaging systems owned by others.

  Alliance operated 90 MRI systems at June 30, 1997 compared to 87 MRI systems at June 30, 1996. The average number of MRI systems operated by Alliance was 87 during the first half of 1997, compared to 82 during the first half of 1996.

  Operating expenses, excluding depreciation, totaled $17,815,000 in the first six months of 1997, an increase of $2,796,000, or 18.6%, from the first six months of 1996. Payroll and related employee expenses increased $1,250,000, or 18.5%, primarily as a result of an increase in operating staffing levels necessary to support revenue growth. Repairs and maintenance expense increased $364,000, or 50.5%, due to an increased number of systems in service. Fuel and other vehicle expenses collectively increased $291,000, or 46.9%, primarily due to increasing fuel prices and the addition of new mobile MRI systems. Preventative maintenance and cryogen contract expense increased $139,000, or 3.1%, due to the expiration of the warranties on an increased number of MRI systems. Other operating expenses (including insurance, equipment rental, supplies and professional services) increased $752,000, or 30.6%, as a result of the increased level of operations.

  Depreciation expense during the first six months of 1997 totaled $7,144,000, an increase of $1,096,000, or 18.1%, from the 1996 level principally due to a higher amount of depreciable assets associated with equipment additions and upgrades. Amortization expense during the first six months of 1997 increased $420,000, or 56.4%, over the 1996 period as a result of goodwill amortization associated with recent business acquisitions.

  Selling, general and administrative expenses totaled $3,990,000 in the first six months of 1997, an increase of $830,000, or 26.3%, from the same period in 1996. Professional services expenses increased $297,000, or 118.8%, primarily due to costs associated with increased investor relations efforts and merger and acquisition activity. Payroll and related expenses increased $228,000, or 8.9%, primarily as a result of increased staffing levels necessary to support Alliance's increased level of operations. Other expenses increased primarily as a result of expanded marketing programs and costs associated with relocating Alliance's corporate offices.

  Interest expense of $3,557,000 in the first six months of 1997 was $874,000, or 32.6%, higher than the same period in 1996, as a result of higher average outstanding debt balances during 1997 as compared to 1996. This increase was primarily related to the senior bridge loan (which was converted into Series D convertible preferred stock on March 26, 1997), to the financing of several new imaging systems during the first half of 1997, and to debt assumed in connection with acquisitions made subsequent to the first half of 1996.

  An income tax provision of $2,125,000 was recorded in the first six months of 1997, which was higher than the tax provision recorded in the same period in 1996 by $1,580,000, or 289.9%. The increase resulted from the increase in income before taxes and an increase in Alliance's effective tax rate. The effective income tax rate increased to 34.1% in 1997 from 14.9% in 1996 because Alliance's taxable income in 1997 is expected to exceed remaining available net operating loss carryforwards.

  Alliance's income before extraordinary gain was $4,115,000 in the first six months of 1997 compared to net income of $3,102,000 in the first six months of 1996, an increase of $1,013,000, or 32.7%, primarily attributable to the increase in revenues achieved without a proportionate increase in costs and administrative expenses. Alliance reported an extraordinary gain, net of income taxes, in the first quarter of 1997 of $1,332,000 on early extinguishment of debt in January 1997.

  Earnings per common share directly related to operations totaled $0.31 in the first six months of 1997, compared to earnings per common share of $0.23 for the same period in 1996, an increase of 34.8%. Alliance reported an extraordinary gain, net of income taxes, in the first quarter of 1997 of $1,332,000, or $0.11 per common share, on early extinguishment of debt in January 1997. In addition, Alliance recorded $1,906,000, or $0.16 per common share related to the excess of the carrying amount of the Series A 6% cumulative preferred stock repurchased over the consideration paid in January 1997. Although the preceding earnings per share amounts for the first six months of 1997 are not representative of operating performance in accordance with generally accepted accounting principles ("GAAP"), they have been provided to highlight the significant non-recurring elements contained within the GAAP earnings per share calculation. Earnings per common share totaled $0.55 in the first six months of 1997. The earnings per common share calculations reflect preferred dividend requirements of $468,000 in the first six months of 1996 and none in 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Revenues for 1996 were $68,482,000, an increase of $10,417,000, or 17.9%, over 1995. On April 26, 1996, Alliance acquired all of the outstanding shares of Royal Medical Health Services, Inc. ("Royal") and certain related assets. Excluding revenues of $2,895,000 from operations which were sold in the second half of 1995, the increase in revenues was $13,312,000, or 24.1%, with Royal accounting for $4,694,000, or 8.5% of the increase. This increase reflects a scan-based MRI revenues increase of $10,897,000, or 22.0%, ($4,532,000, or 9.2%, as a result of the Royal acquisition), resulting from a 23.4% increase in total scan volume partially offset by a 1.1% decrease in the average revenues realized per MRI scan. Royal accounted for 9.8% of the scan volume increase and 0.1% of the offsetting price per scan decrease. The average number of scans per day for each MRI system increased 15.5% to 6.7 in 1996 from 5.8 in 1995. Management attributes the non-Royal volume increase to Alliance's continuing MRI systems upgrade program, which has enabled Alliance to obtain new long-term contracts from both existing and new customers, and to the effect of some smaller acquisitions. Management believes the decrease in average revenues realized per scan is the result of: continuing competitive pressure in the MRI service industry and cost containment efforts by health care payors; obtaining contracts with customers that have high scan volumes which justify lower scan prices; and many customers achieving discount price levels on incremental scan volumes. Revenues under fixed fee contracts increased $893,000, or 43.8%, resulting from an increased number of MRI systems under such arrangements. Other revenues increased $891,000 primarily as a result of Alliance selling its investment in London-based Alliance Medical, Ltd. and recording a gain of $750,000. CT revenues increased $632,000, or 21.8%, primarily as a result of the third quarter 1995 and fourth quarter 1996 acquisitions of two CT businesses.

  Alliance operated 86 MRI systems at December 31, 1996 compared to 76 MRI systems at December 31, 1995. The average number of MRI systems operated by Alliance was 85 during 1996, compared to 74 during 1995.

  Operating expenses, excluding depreciation, totaled $32,344,000 in 1996, an increase of $4,002,000, or 14.1%, from 1995. Excluding expenses of $1,008,000 related to operations which were sold in the second half of 1995, the increase in operating expenses was $5,010,000, or 18.3%, with Royal contributing $2,333,000, or 8.5% of the increase. Payroll and related employee expenses increased $1,789,000, or 15.0%, which was in line with the revenue increase. Equipment rental expense increased $898,000, or 60.4%. The increase resulted from higher number of rented MRI systems in operation and Alliance's leasing of 20 new tractors in 1996. Other operating expenses increased $751,000, which was offset by a $761,000 decrease in preventive maintenance contract and cryogen expense, primarily as a result of more efficient systems and lower contract rates associated with Alliance's equipment upgrade program.

  Depreciation expense during 1996 totaled $12,737,000, an increase of $535,000, or 4.4%. Excluding depreciation expense of $638,000 related to operations which were sold in the second half of 1995, depreciation expense increased $1,173,000, or 10.1%, from the 1995 level principally due to a higher amount of depreciable assets associated with equipment additions and upgrades and the Royal acquisition. Amortization expense in 1996 increased $607,000, or 45.1%, over the 1995 period as a result of the Royal acquisition and four smaller acquisitions in late 1995 and 1996.

  Selling, general and administrative expenses totaled $8,130,000 in 1996, an increase of $1,836,000, or 29.2%, from 1995. Excluding expenses of $369,000 related to operations sold in the second half of 1995, selling, general and administrative expenses increased $2,205,000, or 37.2%. Payroll and related expenses increased $1,457,000, primarily as a result of increased employee compensation related to increased sales commissions, performance compensation in connection with the increase in net income, early achievement of long term incentive plan objectives and increased staffing levels. Bad debt expense increase $567,000 in 1996 compared to 1995.

  Interest expense of $5,758,000 in 1996 was $705,000, or 14.0%, higher than 1995, primarily as a result of higher average outstanding debt balances during 1996 as compared to 1995. This increase related to debt assumed in connection with the Royal acquisition and additional borrowing related to equipment additions.

  An income tax provision of $1,060,000 was recorded in 1996. Alliance's pre-tax income in 1996 was substantially offset by net operating loss carryforwards; however, certain federal alternative minimum taxes and state tax liabilities applied to this income, giving rise to the tax provision recorded. In 1995, an income tax provision of $727,000 was recorded, also related to certain federal alternative minimum taxes and state tax liabilities. Alliance's 1996 effective tax rate of approximately 14% of pre-tax income before extraordinary gains was comparable to the 1995 rate. At December 31, 1996, Alliance had approximately $26,400,000 of net operating loss carryovers available for federal regular income tax purposes to offset future taxable income, subject to certain limitations. Approximately $4,500,000 of this amount is not subject to such limitations; consequently, approximately $6,700,000 of operating loss carryovers is available in 1997 for regular federal income tax purposes. Alliance expects its future effective tax rate to increase as these net operating loss carryovers are fully utilized.

  Alliance's net income before extraordinary gains was $6,501,000 in 1996 compared to net income of $4,102,000 in 1995, an increase of $2,399,000, or 58.5%, primarily attributable to the increase in revenues achieved without a proportionate increase in operating and selling, general and administrative expenses. Alliance reported extraordinary gains, net of income taxes, in the fourth quarter of 1996 of approximately $6,300,000 on early extinguishment of debt.

  Earnings per common share directly related to operations (excluding gains on sales of assets) totaled $0.43 in 1996, compared to $0.26 for 1995, an increase of 65.4%. Earnings per common share in 1996 also included $0.05 related to Alliance's fourth quarter sale of its investment in Alliance Medical, Ltd. Alliance reported extraordinary gains, net of income taxes, in the fourth quarter of 1996 of approximately $6,300,000, or $0.55 per common share, on early extinguishment of debt. In addition, Alliance recorded earnings of $0.15 per common share related to the excess of the carrying amount of the Series A 6% cumulative preferred stock repurchased over the consideration paid and other charges. Although the preceding earnings per share amounts for 1996 are not representative of operating performance in accordance with GAAP, they have been provided to highlight the significant non-recurring elements contained within the GAAP earnings per share calculation. Earnings per common share totaled $1.18 in 1996. The earnings per common share calculations reflect preferred dividend requirements of $943,000 in 1996 and $930,000 for 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenues for 1995 were $58,065,000, an increase of $190,000, or 0.3%, over 1994. This increase reflects a $1,557,000 increase in MRI revenues under fixed fee contracts and an increase in CT and other revenues totaling $125,000, offset by a $1,492,000, or 2.9%, decrease in scan-based MRI revenues. The decrease in scan-based MRI revenues resulted from a 5.8% increase in scan volume offset by an 8.2% decrease in average revenues realized per MRI scan. Management attributes the volume increases to Alliance's continuing MRI systems upgrade program, which has enabled Alliance to obtain new long-term contracts from both existing and new customers. The average number of scans per day for each MRI system remained unchanged at 5.8. Management believes the decrease in average revenues realized per scan is the result of continuing competitive pressure in the MRI service industry and cost containment efforts by health care payors, as well as obtaining contracts with customers that have high scan volumes which justify lower scan prices on incremental scan volume. The increase in MRI revenues under fixed fee contracts is a result of a higher number of systems deployed in full-time temporary assignments, including several older systems awaiting trade-in on new equipment. CT and other revenues increases are generally associated with the acquisition of a mobile CT business and the gain on sale of equipment and a related service contract, offset by lower other imaging revenue resulting from the disposition of Alliance's full-service imaging center in Fresno, California as of September 30, 1995. Alliance operated 76 MRI systems at December 31, 1995, compared to 72 systems at December 31, 1994. The average number of MRI systems operated by Alliance was 74 in 1995, compared with 73 during 1994.

  Operating expenses, excluding depreciation, totaled $28,342,000 in 1995, a decrease of $2,751,000, or 8.8%, from 1994. Payroll and related employee expenses decreased $336,000, or 2.7%, to $12,153,000 due to more efficient staffing associated with cost reduction efforts and a larger number of systems staffed by customer personnel in 1995. Maintenance and cryogen contract expense declined $288,000, or 3.1%, to $9,079,000, as a result of an increased number of newer, efficiently-operating systems in the fleet in 1995 and lower contract rates, partially offset by an increased number of systems. Equipment rental expense decreased $828,000, or 33.9%, to $1,618,000, as operating leases expired and Alliance returned the related equipment to the lessor. The leased equipment was generally replaced with low cost used MRI systems purchased by Alliance. Professional medical services, supplies, site fees and repairs expenses collectively decreased $1,443,000 or 40.0%, to $2,805,000, primarily as a result of reduced physician staffing and other cost control efforts at Alliance's full-service imaging center in Fresno, California, which was disposed of effective September 30, 1995.

  Depreciation expense during 1995 decreased $1,222,000, or 9.1%, from the 1994 level due to a lower amount of depreciable assets, resulting from equipment write-downs in late 1994, partially offset by equipment additions in 1995. Amortization expense in 1995 increased $402,000, or 42.6%, over 1994 because of the revision of the amortization period for goodwill from 40 to 25 years, effective October 1, 1994, and a small business acquisition in 1995.

  Selling, general and administrative expenses were essentially unchanged from the prior year. Payroll and related employee expenses increased $629,000, or 15.7%, as a result of long-term deferred incentive compensation costs and inflationary pressures. Bad debt expense decreased $609,000, or 100.0%, to zero in 1995

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

as a result of revised billing practices and continuing intensive collection efforts, primarily with respect to Alliance's retail accounts receivable.

  Interest expense of $5,053,000 in 1995 was $5,705,000, or 53.0%, lower than in 1994 primarily as a result of Alliance's comprehensive debt restructuring, effective as of December 31, 1994, and lower average outstanding debt balances in 1995.

  Alliance recorded special charges totaling $13,339,000 in the fourth quarter of 1994. No such charges were incurred in 1995. Including these charges, the loss before taxes totaled ($17,966,000) in 1994, compared to income before taxes of $4,829,000 in 1995, an improvement of $22,795,000. Although the preceding amounts before taxes are not representative of operating performance in accordance with GAAP, they have been provided to highlight the significant non-recurring element contained within the GAAP net income measurement. This improvement resulted from significantly reduced operating expenses (including depreciation), substantially lower interest expense and the absence of special charges in 1995. Income before taxes in 1995 increased $9,456,000 over 1994's loss before taxes without the effects of special charges.

  An income tax provision of $727,000 was recorded in 1995. Alliance's pre-tax income in 1995 was substantially offset by net operating loss carryforwards; however, certain federal alternative minimum taxes and state tax liabilities applied to this income, giving rise to the tax provision recorded. In 1994, an income tax provision of $1,100,000 was recorded as a result of federal alternative minimum tax and certain state income taxes related to cancellation of debt income for tax purposes associated with Alliance's financial restructuring, as well as increased valuation allowances for deferred tax assets. However, these reserved tax assets may be available to reduce future income tax provisions. At December 31, 1995, Alliance had approximately $33,000,000 in federal net operating loss carryforwards available to offset future taxable income, subject to certain limitations.

  Alliance's net income was $4,102,000 in 1995, compared to a net loss of ($19,066,000) in 1994, an increase of $23,168,000, primarily attributable to the increased operating profits, lower interest expense and absence of special charges in 1995, as explained above. Net income in 1995 increased $9,354,000 over the net loss in 1994 without the effect of the special charges and related tax impact. Although the preceding amount of net loss excludes the effects of special charges and income taxes is not representative of operating performance in accordance with GAAP, it has been provided to highlight the significant non-recurring element contained within the GAAP net loss measurement. This increase is attributable to higher operating profit and lower interest expense in 1995.

  Earnings per common share totaled $0.28 in 1995, compared to a loss per common share of ($2.68) in 1994 (which includes ($1.94) net loss per common share for special charges). Although the preceding earnings per share amount for 1994 is not representative of operating performance in accordance with GAAP, it has been provided to highlight the significant non-recurring element contained within the GAAP earnings per share calculation. The 1995 earnings per common share calculation reflects preferred dividend requirements totaling $930,000 which arose as part of Alliance's financial restructuring, effective December 31, 1994. There were no preferred dividend requirements in 1994.

RESULTS OF OPERATIONS OF SMT

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

  Revenues for the six months ended June 30, 1997 increased $4,289,000, or 49%, to $13,014,000 compared to $8,725,000 for the six months ended June 30, 1996. The increase in revenues is principally due to three new MRI systems placed into service during the latter part of the 1996 first quarter, four additional systems subsequently placed into service during 1996, and a new system placed into service during mid-April 1997. In addition, the upgrade of three systems to newer technology during 1996 and increased utilization of SMT's mobile MRI systems also contributed to the increased revenues. Revenues derived from hospitals which SMT serviced in both comparable periods increased approximately 22% during the six months ended June 30, 1997 compared to the six months ended June 30, 1996, primarily as a result of increased scan volume. SMT operated an average of approximately 18.5 systems during the six months ended June 30, 1997 compared to approximately 13 systems during the six months ended June 30, 1996. During the six months ended June 30, 1997, SMT performed 31,900 MRI scans representing an increase of 11,273, or 55%, over the 20,627 MRI scans during the six months ended June 30, 1996. Average scans per day per system increased
0.6 to 11.5 during the six months ended June 30, 1997 compared to 10.9 during the six months ended June 30, 1996. The average fee per scan approximated $396 for the six months ended June 30, 1997 versus $414 for the six months ended June 30, 1996. The $18, or 4%, decrease in average fee per scan primarily related to discounted fees on incremental scans.

  Operating expenses increased $1,262,000, or 44%, to $4,153,000 during the six months ended June 30, 1997 compared to $2,891,000 during the six months ended June 30, 1996. Approximately $970,000, or 77% of the increase, is due to operating expenses associated with three new systems purchased in the first quarter of 1996, the four additional systems subsequently purchased during 1996, and the new system placed into service during April 1997. The remaining increase of $292,000, or 23%, is primarily due to higher payroll costs for operational personnel. Operating expenses per scan decreased $10, or 7%, to approximately $130 compared to $140 per scan during the six months ended June 30, 1996 primarily due to higher scan volumes.

  Depreciation and amortization expenses increased $1,085,000, or 52%, for the six months ended June 30, 1997 to $3,194,000 from $2,109,000 during the six months ended June 30, 1996. This increase was primarily due to depreciation expense associated with the three new systems purchased in the first quarter of 1996, the four additional systems subsequently purchased during 1996, the new system placed into service in April 1997, as well as the upgrade of three systems to newer technology during 1996.

  Selling, general and administrative costs for the six months ended June 30, 1997 increased $534,000 to $1,907,000, or 14% of revenues, compared to $1,373,000, or 16% of revenues, during the six months ended June 30, 1996. The increase is primarily due to an approximate $308,000 increase in executive compensation and costs related to SMT's management bonus plan, an approximate $94,000 increase in marketing expenses, $41,000 increase in miscellaneous taxes, $35,000 increase in travel and entertainment, $26,000 increase in director fees and expenses, and $16,000 increase in insurance costs, partially offset by a reduction in consulting expenses.

  Interest expense for the six months ended June 30, 1997 increased $133,000 to $1,080,000 from $946,000 during the six months ended June 30, 1996, primarily as a result of the three new systems purchased in the first quarter of 1996, the four additional systems subsequently purchased during 1996, the new system purchased in April 1997, as well as the upgrade of three systems to newer technology during 1996. This increase was partially offset by interest savings of approximately $114,000 related to the payoff of three leases in March 1997. Interest expense decreased as a percentage of revenue to 8% in the six months ended June 30, 1997 compared to 11% of revenue during the six months ended June 30, 1996.

  SMT recorded $220,000 of expenses with respect to professional fees incurred related to its tender offer and merger.

  SMT reported income before extraordinary loss of $1,640,000 during the six months ended June 30, 1997 versus $1,020,000 during the six months ended June 30, 1996. Income tax expense for the six months ended June 30, 1997 was $1,095,000, an effective tax rate of approximately 40%, as compared to income tax expense of $469,000, an effective tax rate of approximately 32%, for the six months ended June 30, 1996. SMT reported an extraordinary loss on early extinguishment of debt of $181,000, net of an income tax benefit of $115,000, primarily as a result of prepayment penalties related to the repayment of debt.

  Earnings per common share totaled $0.27 in the first six months of 1997, compared to earnings per common share of $0.27 for the same period in 1996. SMT reported an extraordinary loss, net of income taxes, in the first quarter of 1997 of $181,000, or ($0.03) per common share, on early extinguishment of debt in March 1997.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  SMT achieved a considerable increase in profitability during 1996. Net income during 1996 increased $1,038,000, or 76%, to $2,411,000 from $1,373,000 during 1995. The increase in profitability is principally due to increased revenues attributed to new systems placed into service in late 1995, seven additional systems placed into service throughout 1996, the upgrade of four systems to newer technology in 1996, as well as increased utilization of SMT's mobile MRI systems. Lower financing costs and higher down payments on new and upgraded mobile MRI systems have also contributed to the increased profitability during 1996. SMT operated an average of approximately 14 systems during 1996.

  Revenues during 1996 increased $4,002,000, or 27%, to $19,022,000 compared to $15,020,000 in 1995. Excluding 1995 revenues of approximately $548,000 related to SMT's cardiac partnerships, which were sold on June 30, 1995, mobile MRI revenues increased approximately 32%. This increase in revenues was primarily attributed to the aforementioned new systems placed into service during late 1995, the seven additional systems placed into service during 1996, the upgrade of four systems to newer technology in 1996 and the increased utilization of SMT's existing mobile MRI systems. Revenues derived from hospitals which SMT serviced in both comparable periods increased approximately 13% in 1996 compared to 1995 primarily as a result of increased MRI procedures. During 1996, SMT performed 45,185 MRI scans, representing an increase of 12,103 scans, or 37%, over the 33,082 MRI scans during 1995. Average scans per day per system increased 0.5 to 10.9 scans per day during 1996 compared to 10.4 during 1995. The average fee per scan for 1996 approximated $408 for 1996 versus $435 for 1995. The $27, or 6%, decrease in average fee per scan primarily related to discounted fees on incremental scan volume provided to customers based upon higher scan volumes.

  Operating expenses increased $884,000, or 16%, to $6,280,000 during 1996 compared to $5,396,000 in 1995. Excluding approximately $179,000 of operating expenses associated with the cardiac partnerships which were sold on June 30, 1995, mobile MRI operating expenses increased $1,063,000 primarily due to approximately $1,350,000 of operating expenses associated with SMT's new systems purchased in late 1995 and the seven systems added during 1996, partially offset by a decrease of approximately $287,000, or 6%, in operating expenses of systems in operation for both comparable periods. This 6% decrease was primarily a result of $141,000 savings on state sales tax on certain systems, $122,000 savings on lower maintenance and cryogen contracts, $64,000 savings on the rental of tractors used to transport the MRI systems and $42,000 savings on general repairs and maintenance costs, partially offset by higher payroll costs for operating personnel. Operating expenses per scan decreased $24, or 15%, to approximately $139 compared to $163 per scan during 1995.

  Depreciation and amortization expenses increased $1,046,000, or 28%, in 1996 to $4,725,000 from $3,679,000 in 1995. This increase was primarily due to depreciation expense associated with SMT's new systems purchased during late 1995, the seven additional systems placed into service in 1996, as well as the four systems upgraded during 1996.

  Selling, general and administrative costs for 1996 increased $405,000 to $2,877,000, or 15% of revenues, compared to $2,472,000, or 16% of revenues in 1995. The increase was primarily due to an approximate $200,000 increase in executive compensation and costs related to SMT's management bonus plan. The remaining increase is due to higher corporate expenses such as travel, insurance and costs associated with SMT's Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") accreditation.

  Interest expense for 1996 increased $284,000 to $2,041,000 from $1,758,000 in 1995, primarily as a result of the new systems purchased during late 1995, the seven additional systems placed into service in 1996 as well as the four systems upgraded during 1996. However, interest expense decreased as a percentage of revenue to 11% in 1996 compared to 12% of revenue in 1995. This decrease as a percentage of revenue was primarily due to higher down payments on new and upgraded mobile MRI systems as well as more favorable lease terms obtained on equipment financings and refinancings during 1995 and 1996.

  Other expense in 1996 reflects a $300,000 net state sales tax refund. The refund was the result of sales tax paid to a certain state over a period of time which SMT determined (by obtaining a private letter ruling from the

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

state) was actually exempt from such tax. SMT obtained formal notice of the refund in September 1996 and received the cash refund in January 1997.

  SMT reported net income of $2,411,000 in 1996 versus $1,373,000 in 1995. Income tax expense for 1996 was $1,178,000, an effective tax rate of approximately 33%, as compared to income tax expense of $478,000, an effective tax rate of approximately 26%, for 1995. Income tax expense for 1996 reflects a net $105,000 deferred tax benefit resulting from an adjustment to SMT's federal net operating loss carryforward. Excluding the $105,000 tax adjustment, SMT's effective tax rate for 1996 approximated 36%. The increase in income tax expense reflects the significant increase in profitability of SMT during 1996.

  Primary earnings per common share totaled $0.61 in 1996, compared to $0.46 for 1995, an increase of 32.6%. Fully diluted earnings per common share totaled $0.59 in 1996, compared to $0.46 for 1995, an increase of 28.3%.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  SMT realized a significant increase in profitability during 1995. Net income during 1995 increased $963,000, or 235%, to $1,373,000 from $410,000 during
1994. The increase in profitability is primarily due to increased revenues, lower costs due to increased utilization of SMT's systems, the impact of a cost reduction program begun in 1994 and lower financing costs.

  Revenues during 1995 increased $1,785,000, or 13%, to $15,020,000 compared to $13,235,000 in 1994. Revenues, excluding $548,000 and $1,018,000 for 1995 and 1994, respectively, related to the Cardiac and Nuclear SPECT partnerships which SMT sold on June 30, 1995, increased 19% from 1994 to 1995. This increase is primarily due to increased utilization of SMT's MRI systems. Revenues of existing systems increased approximately 8% in 1995 compared to 1994. Further, SMT operated an average of ten systems during 1995 versus nine systems in 1994. During 1995, SMT performed 33,082 MRI scans, representing an increase of 7,587 scans, or 30%, over the 25,495 scans performed during 1994. Average scans per day averaged 10.4 during 1995 compared to approximately 9.0 scans per day during 1994. The average fee per scan for 1995 approximated $435 versus $476 per scan during 1994. The $41, or 9% decrease in average fee per scan is primarily due to discounted fees on incremental scans.

  Operating expenses during 1995 decreased $496,000, or 8%, to $5,396,000 compared to $5,892,000 in 1994. This decrease was primarily due to various cost containment measures implemented during late 1994 and early 1995, as well as the purchase and upgrade during November 1994 of a mobile system which had previously been leased on an annual basis by SMT pursuant to an operating lease (accordingly, its lease payment was treated entirely as an operating expense). As a result of the purchase and upgrade, the lease costs were treated as depreciation and interest expenses. Operating expenses of existing systems decreased approximately 2% in 1995 compared to 1994, excluding the aforementioned lease adjustment. During 1994 and early 1995, SMT renegotiated its mobile MRI system maintenance contracts, property insurance rates and several other major operating expenditures resulting in annual cost savings of approximately $250,000. Operating expense per system decreased $68, or 29%, to $163 from $231 per scan during 1994.

  Depreciation and amortization expense increased $516,000, or 16%, to $3,679,000 in 1995 from $3,164,000 in 1994. The increase was primarily due to higher depreciation expense associated with SMT's new systems purchased in February and September of 1995 as well as its upgraded and refinanced systems.

  Selling, general and administrative costs for 1995 increased $578,000 to $2,472,000, or 16% of revenues, compared to $1,894,000, or 14% of revenues for 1994. The increase was primarily due to increased marketing expenses, increases in professional expenses related to SMT's shareholder rights plan and various securities filings and increased compensation costs related to SMT's management bonus plan.

  Interest expense for 1995 increased $120,000 to $1,758,000 from $1,638,000 but decreased as a percentage of revenue to 12% of revenue versus 13% of revenue in 1994. The increase in interest expense primarily reflects

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

the interest payments on the two new systems purchased during 1995. The decrease in interest expense as a percentage of revenues reflects the more favorable lease terms obtained on the systems refinanced during 1994 and 1995.

  Income tax expense for 1995 was $478,000 as compared to income tax expense of $94,000 for 1994. This increase reflects the significant increase in profitability of SMT during 1995.

  Earnings per common share totaled $0.46 in 1995, compared to $0.15 in 1994 (which includes ($0.05) net loss per common share for discontinued operations), an increase of 206.7%.

LIQUIDITY AND CAPITAL RESOURCES

  Alliance generated $12.8 million, $18.0 million and $21.7 million from operating activities in 1994, 1995 and 1996 respectively, and $10.9 million and $13.7 million in the first six months of 1996 and 1997, respectively. The increase in cash provided by operating activities reflects the increase in scan volumes and improved operating performance. Capital expenditures, consisting primarily of new equipment purchases, totaled $22.4 million, $11.4 million and $34.4 million in 1994, 1995 and 1996, respectively, and $20.3 million in the first six months of 1997. Since January 1, 1995, Alliance has upgraded 22 MRI systems and purchased 27 new MRI systems, including replacement systems. As of December 31, 1996, Alliance had binding equipment purchase commitments totalling approximately $29.2 million. Alliance expects to purchase the equipment under these commitments in 1997 and finance such purchases with installment debt primarily provided by the equipment manufacturers.

  SMT generated $3.6 million, $5.5 million, and $7.4 million from operating activities in 1994, 1995 and 1996, respectively, and $3.0 million and $6.8 million in the first six months of 1996 and 1997, respectively. The increase in cash provided by operating activities reflects the increase in scan volumes and improved operating performance. Capital expenditures, consisting primarily of new equipment purchases, totaled $4.6 million, $5.1 million and $18.1 million in 1994, 1995 and 1996, respectively and $6.0 million in the first six months of 1997. Since January 1, 1995, SMT has purchased 17 new MRI systems, including six replacement systems.

  The Company's primary cash needs consist of capital expenditures and debt service. The Company incurs capital expenditures for the purposes of (i) providing routine upgrades of its MRI systems; (ii) replacing or making major upgrades to older, less advanced systems with new state-of-the-art systems; and (iii) purchasing new systems. The Company estimates that routine annual upgrade expenditures average approximately $25,000 per system or approximately $2.8 million (Alliance: $2.3 million) in the aggregate, based on the fleet size at June 30, 1997. In addition to these routine expenditures, the Company expects capital expenditures to be approximately $26 million (Alliance: $19 million) in the last six months of 1997 which reflects the anticipated purchase of 14 new systems (Alliance: 12), including replacement systems. The Company expects capital expenditures to be approximately $35 million in 1998, which includes the anticipated purchase of 20 new MRI systems. The Company's decision to purchase a new system is typically predicated on obtaining new or extending existing customer contracts which serve as the basis of demand for the new system.

  After giving effect to the Transactions, the Company will be capitalized with $170.0 million of Notes, a $200.0 million Credit Agreement consisting of a $50.0 million Term Loan Facility and approximately $38.0 million of borrowings under a $150.0 million Revolving Loan Facility and $12.2 million of other obligations. The Notes will bear interest at the rate per annum set forth on the cover page of this Proxy Statement/Prospectus, payable semiannually, and will require no principal repayments until maturity. The Term Loan will mature on the sixth anniversary of the initial borrowing and will require annual principal repayments of $0.5 million per year during the first five years and $47.5 million in the sixth year. The Revolving Loan Facility will mature on the fifth anniversary of the initial borrowing and will have mandatory commitment reductions of $75.0 million on the fourth and fifth anniversaries of the initial borrowing. The interest rate under the Credit Agreement is expected to be based on LIBOR. The Credit Agreement will contain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and prepayments of other indebtedness. In addition, the Credit Agreement will require loans to be prepaid with 100% of the net proceeds of non-ordinary-course asset sales or other dispositions of property, issuances of debt obligations and certain preferred stock and certain insurance proceeds, 75% of annual excess cash flow and 50% of the net proceeds from common equity and certain preferred stock issuances, in each case subject to limited exceptions. Voluntary prepayments are permitted in whole or in part. See "Description of the Credit Agreement".

  The Company believes that after giving effect to the Transactions and the incurrence of indebtedness related thereto, based on current levels of operations and anticipated growth, its cash from operations, together with other available sources of liquidity, including borrowings available under the Revolving Loan Facility, will be sufficient over the next several years to fund anticipated capital expenditures and make required payments of principal and interest on its debt, including payments due on the Notes and obligations under the Credit Agreement. In addition, the Company continually evaluates potential acquisitions and expects to fund such acquisitions from its available sources of liquidity, including borrowings under the Revolving Loan Facility.

  The Company's expansion and acquisition strategy may require substantial capital, and no assurance can be given that the Company will be able to raise any necessary additional funds through bank financing or the issuance of equity or debt securities on terms acceptable to the Company, if at all.

                                   INDUSTRY

  Diagnostic Imaging. Diagnostic imaging involves the use of non-surgical techniques to generate representations of internal organs on film or video. Diagnostic imaging systems have evolved from conventional x-rays to the advanced technologies of MRI, CT, ultrasound, nuclear medicine, mammography, positron emission tomography ("PET") and fluoroscopy. The market for diagnostic imaging services in the United States is estimated to be in excess of $50 billion annually, or 5% to 6% of total health care spending. MRI services constituted approximately $6 to $7 billion of the diagnostic imaging industry in 1996.

  Patients are typically billed for diagnostic imaging services by their hospitals. The bill consists of a technical fee or charge for use of the equipment as well as a professional fee for the services of the radiologist who interprets the data. Hospitals which outsource diagnostic imaging equipment and services pay providers directly and collect fees for service and technical charges from payors.

  Magnetic Resonance Imaging. Magnetic resonance imaging involves the use of high strength magnetic fields to produce computer-processed cross-sectional images of the anatomy. MRI services are provided by hospitals with in-house systems, independent fixed site operators and independent mobile operators. The approximately 4,000 MRI systems in the United States include 2,400 hospital owned systems, 1,000 independent fixed site systems and approximately 600 mobile systems. The MRI industry has experienced rapid growth as a result of increased physician acceptance of diagnostic imaging, substitution of MRI for other imaging modalities (including x-ray based techniques), expanding applications for MRI technology and health care reform which encourages outpatient services. Total scan volumes have increased from 5.4 million in 1990 to 8.8 million in 1996. According to an industry consultant, scan volumes are projected to grow at approximately 7% to 8% per year through 1999 and at 5% per year thereafter.

  The MRI services industry is highly fragmented. Recently, however, the industry has begun to undergo consolidation. The Company believes such consolidation is primarily the result of (i) economies of scale in the provision of services to a larger customer base; (ii) cost-effective purchasing of equipment, supplies and services by larger companies; and (iii) the decision by many smaller, capital constrained operators to sell their MRI businesses rather than make substantial investments in new imaging systems. Despite the recent trend, management estimates that as of July 31, 1997, the top eight MRI service providers operated only 13% of the total MRI systems in the United States.

  The history of the MRI industry can be divided into three periods: (i) initial growth from 1984-1992; (ii) downturn in 1993-1994; and (iii) renewed growth and consolidation beginning in 1995-1996. The increased use of MRI as a diagnostic tool between 1984 and 1992 resulted from a variety of factors including falling equipment costs, increased physician acceptance of the technology, increased number of clinical applications and Medicare reform enacted by Congress in 1983, which encouraged outpatient treatment.

  Changes in the health care industry and legislative reform between 1992 and 1994 slowed the growth of the MRI industry. The threat of health care reform and the desire to control medical costs and pricing, placed physicians under tremendous scrutiny to control costs and further contributed to the decrease in use of MRI by the medical profession. Simultaneously, the shift towards health maintenance organizations and the trend to decrease utilization of outpatient services and accept declining reimbursement rates (a 20% decline in reimbursement rates was experienced between 1992-1994) led to a period in which the use of MRI as a diagnostic tool was limited.

  Despite the new cost-conscious environment in which hospitals and physicians operated, the advantages of MRI as compared to other forms of diagnostic imaging, development of new practical uses of MRI and increased Medicare reimbursement (1%-2% increase per year between 1994-1996) resulted in increased MRI use beginning in 1995-1996. See "Business--Reimbursement."

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

  Imaging Systems and Technology. MRI technology dates back to 1971 when Dr. Raymond Damadian began applying principles of magnetic resonance to the field of diagnostic imaging. In 1984, the FDA approved the sale of MRI systems to community hospitals and private clinics. A principal element underlying magnetic resonance imaging is that atoms in various kinds of body tissue behave differently in response to a magnetic field, enabling the differentiation of internal organs and structures and normal and diseased tissue. MRI facilitates the diagnosis of diseases and disorders at an early state, often minimizing the cost and amount of care needed and frequently eliminates the need for invasive diagnostic procedures. MRI is the preferred imaging modality for the brain, the spine and other internal organs because it produces a superior image of soft tissue, without artifacts from bony structures that are sometimes apparent with x-ray based imaging techniques. In addition, unlike x-rays and CT, MRI does not expose patients to ionizing radiation. Applications for MRI include detection of brain lesions, such as multiple sclerosis, tumors, strokes and infections, spinal injuries, diseases and congenital disorders, and heart, chest, abdomen, ligament, tendon and joint injuries or diseases.

  The major components of an MRI system are a large magnet, radio wave equipment, and a computer for data storage and image processing. During an MRI study, a patient lies on a table which is then placed into the magnet. The patient spends approximately 15 to 45 minutes inside the magnet, depending upon the type of MRI system and diagnostic study, during which time images of multiple planes are acquired. Images obtained from an MRI examination are displayed on a computer screen in the form of a cross-section of the organ or tissue. This information can be stored on magnetic media for future access or printed on film for interpretation by a physician and retention in the patient's files.

  Depending upon type, features and options selected, an MRI system and related housing and installation generally cost between $1.6 million and $2.2 million. The largest manufacturers of MRI systems are General Electric Medical Systems, Siemens Medical Systems, Phillips N.V. and Picker International. These manufacturers also supply maintenance and service under warranties and contracts. Industry participants typically enter into contracts with the manufacturers after the expiration of the warranty for comprehensive maintenance programs on equipment to minimize downtime (the period of time equipment is unavailable during scheduled use hours because of malfunctions).

  Research and Contrast Enhancement. Research is currently being conducted for additional uses of MRI and the Company believes more applications for MRI may be developed in the future. Contrast agents enhance the use of MRI in the detection of neurological lesions, including specific types of brain tumors. Contrast agents also enhance images of the post-operative spine, and are under investigation for use in the liver and other organ systems. MRI's role in the evaluation of cardiac disease and diseases of the bone marrow and joints is also on the increase. New technological developments are expected to extend the clinical uses of this technology and to increase the number of scans performed by the Company's customers. In October 1995, Medicare began to reimburse MRA procedures on a limited basis. MRA utilizes MRI technology to view blood flow of the head and neck. Prior to October 1995, MRA procedures were considered experimental and were not reimbursed by Medicare. Some MRA procedures have been approved by Medicare; it is expected that additional MRA procedures will be approved in the near future.

  Mobile MRI. Mobile MRI operators provide a cost-effective alternative enabling hospitals to access MRI technology. Mobile MRI operators use specially designed vans or trailers to transport MRI systems to hospitals and provide trained technologists to perform the scans. Operators typically enter into long-term contracts to provide a scheduled amount of service on a fee-per-scan basis. Operators then design schedules for each system to rotate among multiple hospitals in a manner that optimizes the utilization of each system.

  Mobile MRI systems typically operate in non-metropolitan areas, targeting small to mid-sized hospitals that do not own imaging systems. These hospitals often cannot afford the significant capital investment associated with MRI systems or lack the patient volume to utilize the systems in a cost-effective manner. In addition, CON and other licensing requirements in many states have further limited hospitals' ability to purchase MRI systems. However, such hospitals need state-of-the-art diagnostic imaging technology to remain competitive. In addition, many medical professionals have become increasingly aware of the risks of medical malpractice suits and believe that such risks would be reduced by utilizing state-of-the-art medical technology and related services.

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                                   BUSINESS

        Information with respect to Alliance (without SMT) is provided parenthetically.

GENERAL

  The Company is a leading nationwide provider of diagnostic imaging services and the largest operator of state-of-the-art mobile diagnostic imaging systems and related outsourced radiology services in the United States. The Company primarily provides MRI systems and services to hospitals and other health care providers on a mobile, shared user basis. The Company also provides dedicated, full-time MRI systems and services as well as full-service management of imaging operations for selected hospitals. The Company's services enable small to mid-size hospitals to gain access to advanced diagnostic imaging technology and related value-added services without making a substantial investment in equipment and personnel.

  In connection with the Offering, Alliance intends to consummate the Recapitalization and acquire SMT, a leading provider of mobile MRI services in the Mid-Atlantic region of the United States. Since the beginning of 1995, Alliance and SMT have each substantially increased revenues by adding new customers and increasing scan volumes at existing customer sites. During the same period, the growth rate of EBITDA for each of Alliance and SMT has exceeded the growth rate of revenues principally as a result of spreading costs (which are primarily fixed) over a larger revenue base and implementing cost reduction and containment measures .

  The Company operates a fleet of 111 MRI systems (Alliance: 90) and services over 420 MRI customers (Alliance: 340) in 36 states under exclusive contracts with an average remaining length of approximately 25 months (Alliance: 24) as of July 31, 1997. Pro forma combined revenues, EBITDA and loss before extraordinary gain of the Company for the six months ended June 30, 1997 were $52.9 million (Alliance: $39.9 million), $25.1 million (Alliance: $18.1 million) and $0.1 million (Alliance: income before extraordinary gains of $4.1 million), respectively.

COMPETITIVE STRENGTHS

  The Company attributes its market leadership and its significant opportunities for continued growth and increased profitability to the following strengths:

  Largest Provider of Mobile MRI Services. The Company operates 111 MRI systems (Alliance: 90) in 36 states. The Company believes that the next largest mobile operator has a fleet of approximately 70 MRI systems. Compared to its smaller competitors, the Company believes it will benefit from (i) significant equipment purchasing savings; (ii) attractive service and maintenance contracts from its primary equipment suppliers; (iii) strong name recognition and a reputation for quality service; (iv) substantial financial flexibility and access to lower-cost capital; and (v) the ability to efficiently deploy systems in a manner which maximizes fleet utilization while satisfying customer requirements.

  Technologically Advanced MRI Fleet. On a pro forma combined basis, the Company has invested approximately $95 million (Alliance: $66 million) since January 1, 1995 to replace and upgrade existing systems and to purchase new systems. As a result, the Company believes that it has upgraded substantially all of its systems and expects most of its capital expenditures for at least the next three to five years to relate to new system purchases. Of the Company's 111 MRI systems (Alliance: 90), 88 are state-of-the-art, high-field
1.0 or 1.5 Tesla systems (Alliance: 69) and 15 are state-of-the-art, mid-field
0.5 Tesla systems (Alliance: 13). The Company believes its fleet is among the newest and most advanced in the industry, enabling the Company to perform a wider variety and greater volume of scans and produce higher quality images, which the Company believes provides a significant competitive advantage. Moreover, all of the Company's state-of-the-art systems are designed to facilitate hardware and software upgrades. As a result, the Company's systems should remain on

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

the leading edge of technological developments. In addition, while many of its competitors lease their systems, the Company owns the vast majority of its systems, generally providing greater flexibility and lower costs over the life of the systems.

  Exclusive, Long-Term Contracts in Attractive Markets. The Company generates substantially all of its revenues from exclusive, long-term contracts with hospitals and other health care providers, with the price for its services determined on a fee-per-scan basis. The Company has 61, 94 and 109 contracts that will expire, if not renewed or extended, in 1997, 1998 and 1999, respectively (Alliance: 58, 84 and 77). The Company's contracts typically offer tiered pricing with lower fees on incremental scans, allowing customers to benefit from increased scan volumes and the Company to benefit from the operating leverage associated with increased scan volumes. Accordingly, tiered pricing enables the Company to retain customers who may be considering purchasing their own MRI systems rather than renewing a contract with a mobile provider. As of July 31, 1997, the Company had more than 420 MRI customers (Alliance: 340) under exclusive contracts which averaged approximately 25 months (Alliance: 24) in remaining length. Most of the Company's contracts are with hospitals that have fewer than 200 beds, many of which may lack the financial resources or patient volume to justify the purchase of an MRI system.

  Superior Customer Service and Strong Customer Relationships. The Company positions itself as a service company rather than solely as an equipment provider and competes on the basis of value-added services in addition to price. The Company differentiates itself from competitors by aggressively marketing its services to referring physicians, radiologists and hospital administrators and by having the advanced imaging systems, trained technologists, fleet management capabilities and fleet size to accommodate the growing needs of its customers. Value-added services offered by the Company include patient scheduling and pre-screening, insurance pre-authorization, appointment confirmation, billing, managed care contracting, and management reporting services. The Company often provides two technologists per mobile system per shift and is therefore able to accommodate higher patient volume and operate with greater efficiency, resulting in high customer satisfaction levels. As a result, the Company enjoys strong customer relationships, having added more than 160 net new MRI customers (Alliance: 125) from January 1, 1995 through June 30, 1997 and renewed or extended a substantial majority of its customer contracts in this period.

  Substantial Operating Leverage. Because of the significant amount of fixed costs associated with operating an MRI system, MRI service providers benefit from operating leverage, with increased utilization rates resulting in significant increases in operating earnings and operating margins. On a pro forma combined basis, the Company's average scans per system per day increased to 7.8 (Alliance: 7.0) for the six months ended June 30, 1997 from 7.2 (Alliance: 6.5) for the six months ended June 30, 1996. Over the same period, the Company's pro forma combined EBITDA margin increased to 47.4% (Alliance:
45.4%) from 43.9% (Alliance: 41.9%).

  Favorable Payment Terms. Approximately 94% (Alliance: 92%) of the Company's billings are direct to hospitals. The hospitals, in turn, generally pay the Company prior to collecting from patients and third party payors. Accordingly, the Company's exposure to uncollectible patient receivables is minimized. In addition, management believes that the Company's average number of DSO of receivables, which was 42 days (Alliance: 44) as of July 31, 1997, is among the most favorable in the mobile MRI industry and more favorable than the DSO of many health care companies.

  Experienced Management Team. The Company's senior management team has an average of ten years (Alliance: nine) of industry experience and eight years (Alliance: six) of experience with Alliance or SMT. The Company's senior and operating managers have successfully developed and implemented sophisticated marketing, fleet management and financial strategies which have enabled the Company to become the largest and among the most efficient and profitable mobile MRI operators. Upon consummation of the Transactions and after giving effect to the Company's option plans, management will own in excess of 16% of the capital stock of the Company on a fully diluted basis.

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

BUSINESS STRATEGY

  The Company's management team has developed and implemented a business strategy designed to maximize return on invested capital and in turn increase revenues and EBITDA. The Company's revenues, EBITDA and EBITDA margin on a pro forma combined basis for the six months ended June 30, 1997 increased to $52.9 million (Alliance: $39.9 million), $25.1 million (Alliance: $18.1 million) and 47.4% (Alliance: 45.4%), respectively, from $40.0 million (Alliance: $31.3 million), $17.6 million (Alliance: $13.1 million) and 43.9% (Alliance: 41.9%) for the six months ended June 30, 1996. In addition, for the six months ended June 30, 1997, on a pro forma combined basis, the Company's loss before extraordinary gain decreased to $136,000 from a loss before extraordinary gain of $5.4 million for the six months ended June 30, 1996. The Company achieved comparable customer revenue growth of 18.5% and 9.7%, respectively (Alliance:
17.3% and 8.8%, respectively), in the first six months of 1997 and in the year ended December 31, 1996. In addition, during the three months ended June 30, 1997, the Company added a total of five (Alliance: three) net mobile MRI systems. Management believes that the recent financial performance of the Company does not yet fully reflect the benefit of these new systems.

  The primary components of the Company's business strategy are to (i) increase scan volumes; (ii) maximize return on invested capital; (iii) expand the scope of services provided; (iv) pursue strategic acquisitions; and (v) realize operating synergies.

  Increase Scan Volumes. The Company believes that the demand for MRI procedures will continue to grow as new applications are developed and MRI continues to gain acceptance and replace other imaging modalities. The Company has an opportunity to significantly increase its scan volumes by both adding new customers and increasing scans performed for existing customers. In response to the growing demand for MRI procedures, the Company added 29 net MRI systems (Alliance: 18) and 160 net new MRI customers (Alliance: 125) from January 1, 1995 to June 30, 1997. The Company expects to add 34 net MRI systems by the end of 1998. The Company's decision to purchase new systems is typically predicated on obtaining new customer contracts which serve as the basis of demand for the new MRI systems.

  Maximize Return on Invested Capital. The Company actively manages the utilization of its MRI systems to maximize its return on invested capital (i.e., the amount of cash flow generated by each system relative to the carrying value of such system). In the six months ended June 30, 1997, on a pro forma combined basis, the Company generated an annualized return on invested capital of 43.7% (Alliance: 43.3%). The Company typically upgrades the quality of its fleet in markets where demand is greatest and redeploys less advanced systems in markets where demand is lower in order to generate incremental cash flow. The Company estimates that, on average, a system can be utilized in a high demand market for approximately eight years when properly maintained and upgraded, after which time the system can either be utilized in a market with less demand or traded in for a new system.

  Expand the Scope of Services Provided. The Company intends to leverage its national presence and customer service capabilities by introducing new services, the demand for which management believes will increase as hospitals continue to outsource departments and cost centers and seek incremental revenue sources. The Company expects to expand into open MRI services, lithotripsy services (which involves the utilization of sound waves to eliminate kidney stones and urinary calculus in the bladder) and full-service management of hospital radiology departments. Open MRI systems are used on claustrophobic patients and patients whose size prohibits them from entering traditional MRI systems. Management believes that with the introduction of its first open MRI system in the fourth quarter of 1997, the Company will be the first operator to offer mobile open MRI service.

  Pursue Strategic Acquisitions. Management has designed an acquisition strategy for the Company which capitalizes on the consolidation occurring in the industry as well as the Company's ability to (i) access substantial and lower cost financial resources; (ii) realize significant synergies, operating expense reductions and overhead cost savings; (iii) apply its consolidation strategy to expand outside of diagnostic imaging in related services; (iv) utilize the Company's expertise in logistics and fleet management; and (v) leverage the Company's existing

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


customer relationships to expand into new modalities. Alliance and SMT are each currently engaged in acquisition discussions with several other MRI service providers.

  Realize Operating Synergies. Management believes the Recapitalization and the SMT Acquisition will create substantial cost savings, including (i) identified operating and administrative cost savings; (ii) economies in purchasing equipment, supplies and services; and (iii) route consolidation efficiencies. Management believes the SMT Acquisition and future acquisitions will enable the Company to redeploy systems in overlapping markets, resulting in higher utilization rates and the opportunity to increase penetration in other markets.

OPERATIONS

  Customer Base. The Company believes that many hospitals and other health care providers require access to MRI services to remain competitive in the health care marketplace. Regulatory and licensing requirements in many states may also limit access to MRI systems. In addition, many health care providers lack sufficient patient volume or financial resources to justify the purchase of an MRI system. Such providers contract for mobile, shared-user systems or single-user, full-time systems to gain access to MRI technology and to provide comprehensive MRI services to their patients. In addition, many health care providers, regardless of whether their patient utilization levels and financial resources justify the purchase of an MRI system, prefer to contract with the Company for full-time or shared-user imaging systems to (i) obtain the use of an MRI system without any capital investment or financial risk;
(ii) retain the ability to switch system types and avoid technological risk;
(iii) obtain MRI services in jurisdictions in which the use of the Company's services facilitates the procurement of regulatory approvals; (iv) avoid future uncertainty as to reimbursement policies; (v) eliminate the need to recruit, train and manage qualified technologists; (vi) outsource their entire MRI service to obtain access to needed technology while avoiding financial investment or risk and obtaining management expertise; or (vii) provide additional imaging services when patient demand exceeds their in-house capability.

  The Company's MRI and CT services, which include imaging systems, technologists and support services, are provided on both a mobile, shared-user basis and on a full-time basis to single customers. As of July 31, 1997, the Company provided imaging systems and related technologists and support services to 460 customers (Alliance: 376) (424 for MRI services (Alliance:
340) and 60 for CT services (Alliance only); some customers contract for both modalities) consisting primarily of small to mid-sized hospitals (i.e., hospitals with 50-200 beds). The Company believes that many of such hospitals lack the patient volume or financial resources to justify the purchase of an MRI system. As of July 31, 1997, the Company provided services and equipment to customers in 36 states.

  Typically, the Company's MRI systems are contracted on average for five to six days a week. The Company believes that as customers become familiar with the basic or expanded technology and its applications, the corresponding MRI system's rate of usage generally increases, causing the number of scans per day to increase and eventually leading to requests for additional days of usage.

  Contract Terms. Contract fees are charged on a fee-per-scan, fee-per-day or fee-per-month basis (with numerous variations within each billing method to accommodate particular customers' needs). Generally, the Company provides technologists under contracts billed on a fee-per-scan or fee-per-day basis but not under contracts billed on a fee-per-month basis. Although a typical contract offers daily flat-rate options, most customers currently pay on a fee-per-scan basis. The amount of fees paid on this basis depends upon the type of imaging system provided, the term of the contract, the types and number of scans performed as well as the day of the week on which scans are performed. The contracts typically allow the Company to reduce the number of days of service provided based upon the customer's scan volume, or to terminate the contract if the Company is unable to realize a profit on the services provided. The Company typically enters into exclusive, one to eight year contracts that include automatic renewal provisions. In addition, the Company's marketing representatives consistently seek to renew and extend contracts prior to expiration. From January 1, 1995 through June 30, 1997, the Company renewed or extended 238 (Alliance: 191) of its customer contracts. As of July 31, 1997, the Company's contracts averaged approximately 25 months (Alliance: 24 months) in remaining length.

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

  Imaging Systems. At July 31, 1997, the Company operated 111 MRI systems (Alliance: 90) and 11 CT systems (Alliance only). Of the 111 MRI systems (Alliance: 90), 88 are state-of-the-art, high-field 1.0 or 1.5 Tesla systems (Alliance: 69) and 15 are state-of-the-art, mid-field 0.5 Tesla systems (Alliance: 13). These systems are designed to facilitate hardware and software upgrades. As a result, the Company's systems should remain at the leading edge of technological developments. Further, of the 111 MRI systems, 99 are housed in mobile coaches (Alliance: 78) and 12 are housed in relocatable modular buildings on hospital campuses or installed in the hospital facility (Alliance only). Substantially all of the imaging systems are owned by the Company. One of such systems is a fixed-site system at a large hospital in Georgia operated by a partnership of which a subsidiary of the Company is a partner.

  The Company orders substantially all of its imaging systems from major medical device manufacturers, primarily General Electric Medical Systems, Siemens Medical Systems and Picker International. Generally, the Company orders its imaging systems from such major manufacturers while simultaneously contracting with health care providers for their use, thereby reducing the Company's system utilization risk. The Company's MRI systems are installed in specially-designed trailers or relocatable, modular buildings. The trailers and relocatable modular buildings are designed jointly by the imaging system manufacturer and the housing manufacturer and are designed to provide image quality identical to those installed in hospital facilities.

  Fleet Management. The Company seeks to maximize cash flow and return on assets by actively managing its fleet to maximize utilization. The Company employs logistics management systems and redeploys or trades in older MRI systems when it purchases new MRI systems. MRI systems are currently scheduled for as little as one-half day and up to seven days per week at any particular facility. Generally, technologists and a driver are assigned to each of the mobile operating systems. Movement of the systems typically occurs at night via a fleet of Company-owned or leased tractors. The drivers move the systems and activate them upon arrival at each imaging site so that the systems are operational when the Company's technologists arrive on the following scheduled imaging day.

  Regional Management. The Company's seven regional offices market, manage and staff the operation of its imaging systems. The Company's regional offices are located in Anaheim and Roseville, California; Pittsburgh, Pennsylvania; Chicago, Illinois; Colorado Springs, Colorado; Burlington, Connecticut; and Macon, Georgia. Each region has individuals responsible for sales and operations management.

  Licensing and JCAHO Accreditation. Most states do not currently license MRI providers such as the Company, although many do subject such providers to CON requirements. Hospitals with which the Company has contracted are subject to a variety of regulations and standards of state licensing and other authorities and accrediting bodies such as the JCAHO. As an outside vendor, the Company may be required to comply with such regulations and standards to enable the hospitals with which it has contracted to maintain their permits, approvals and accreditation.

  During January 1997, SMT received accreditation with commendation from the JCAHO. Alliance is in the process of seeking accreditation from JCAHO. As of June 30, 1997, SMT is the only mobile JCAHO accredited provider. Management believes that accreditation is of significant importance to hospital administrators, who frequently have the responsibility of selecting outsourced service providers.

CUSTOMER SUPPORT

  As part of its full service package, the Company provides several levels of support to a hospital or health care provider. The Company's technologists who staff the MRI systems regularly work with the hospital radiologists, referring physicians and nursing staff to perform the scans. The technologists also work with regional technical advisors who are specialists in MRI technology and consult on specialized technical problems, hold periodic training sessions for the technologists, radiologists, referring physicians and health care customers and provide problem-solving services. These specialists play a central role in the Company's retention of accounts and building of scan volumes. Management believes that targeted direct marketing at each hospital with assigned responsibility for support services is a key element for broadening the awareness of MRI technology, building scan volumes and obtaining contract renewals.

SALES AND MARKETING

  Currently, the Company's sales force consists of 13 members (Alliance only) who identify and contact candidates for the Company's services each with the overall management and sales responsibility for a specific region of the country. Direct marketing plays a primary role in the Company's development of new customers. The Company employs 13 marketing representatives (Alliance: 9) who develop scan volumes at existing and new customer locations by introducing the Company's services to referring physicians and keeping such physicians apprised of the Company's MRI service capabilities. In addition, certain of the Company's executive officers and regional vice presidents spend a portion of their time marketing the Company's services. The Company believes that having senior managers involved in sales and contract negotiations enhances its ability to obtain new and retain existing customers.

MAINTENANCE

  For its MRI and CT systems, the Company primarily relies upon the manufacturer to provide maintenance and service under warranties and service contracts. These service contracts require the Company to pay fixed monthly fees or variable fees on a risk-sharing basis.

  Timely, effective service is essential to maintaining high utilization rates on the Company's MRI systems. If the Company experiences greater than anticipated malfunctions of its equipment or if it is unable to promptly obtain the service necessary to keep its systems functioning effectively, its business could be adversely affected.

  The Company contracts with the MRI equipment manufacturers for comprehensive maintenance programs on its systems to minimize downtime (the period of time equipment is unavailable during scheduled use hours because of malfunctions). These maintenance contracts commence upon the expiration of the applicable warranty period. The systems are generally warranted by the systems manufacturer for a specified period of time, usually one year to eighteen months from the date of purchase. During the warranty period and maintenance contract term, the Company receives uptime guarantees (a guarantee that equipment will function for a specified percentage of scheduled use hours.) However, these guarantees are not expected to substantially compensate the Company for loss of revenue for downtime.

REIMBURSEMENT

  Substantially all the Company's revenues are derived directly from health care providers rather than from private insurers, other third party payors or governmental entities. Consequently, the Company historically has not had material direct exposure to, or direct connection with, patient billing, collections or reimbursement by insurance companies, other third parties or Medicare. However, to a lesser extent, the Company's revenues are generated from direct billings to patients or their third party payors which are recorded net of contractual discounts and other arrangements for providing services at less than established patient billing rates. On a pro forma basis, net revenues from direct patient billing would have amounted to approximately 6% of the Company's revenue in 1996 (Alliance: 8%).

  Most private health care insurers, including various Blue Cross and Blue Shield Plans, reimburse approximately 70% to 100% of the health care provider's charge for MRI and CT scans. Such insurers may impose limits on reimbursement for imaging services or deny reimbursement for tests that do not follow recommended diagnostic procedures. Because patient reimbursement may indirectly affect the levels of fees the Company can charge its customers by constricting the health care providers' profit margin, widespread application of restricted or denied reimbursement schedules could adversely affect the Company's business. Conversely, at lower reimbursement rates, a health care provider might find it financially unattractive to own an MRI or CT system, but could benefit from purchasing the Company's services.

  Congress has attempted to restrict rising federal reimbursement costs under the Medicare program by setting predetermined payment amounts for reimbursement of inpatient services according to each patient's diagnosis related group ("DRG"). Because a DRG rate compensates a hospital for all services rendered to a patient, a hospital cannot be separately reimbursed by Medicare for an MRI scan or other procedure performed on an inpatient. DRG payment rates for inpatient services became effective in the early 1980's and have been adjusted downward since then. Currently, those payment rates are not applicable to outpatient services; instead, Medicare reimbursement for imaging services furnished in a hospital outpatient setting is subject to alternative, generally more favorable, payment limits tied to the physician fee schedule described below. However, it is possible that DRG payment rates or other limits might be implemented with respect to outpatient services in the future.

  Because payments have generally been less restricted in non-hospital outpatient settings, in prior years there has been rapid growth in MRI systems at non-hospital free-standing facilities which provide outpatient services. HHS, as required by statute, has issued fee schedules for reimbursing physicians who treat Medicare patients. Under these fee schedules, physician reimbursement for professional services is based on a set of values assigned to each service provided by a physician. The fee schedules also generally apply to reimbursement for technical services (such as those provided by the Company) except in limited circumstances. There can be no assurance that Medicare payments will remain comparable to present levels. In particular, on June 18, 1997, the Health Care Financing Administration ("HCFA") issued a proposed rule affecting, among other things, the practice expense component of the physician fee schedule, physician supervision requirements for certain diagnostic tests and the adoption of a new definition of an independent diagnostic testing facility. Under the proposed rule, the Relative Value Units ("RVU") for MRI scans would be relatively unchanged, but the RVUs for MRI scans with contrast would be reduced significantly. The proposed effective date of the rule is January 1, 1998. However, as part of federal budget legislation recently signed into law, implementation of the practice expense changes will be delayed until January 1, 1999, with a three year transition period for implementing the new method for calculating practice expenses. While the impact of the proposed changes is dependent on numerous factors, including whether the proposed rule is adopted substantially in the proposed form and whether the Company's hospital customers will seek similar adjustments in payments to the Company for scans with contrast agents to the extent they are currently charged additional amounts for contrast exams, there can be no assurance that such practice expense changes will not, directly or indirectly, have a material adverse effect on the Company's business or results of operations.

  The Budget Reconciliation Act for 1998 that was recently signed into law contains a number of changes to the Medicare program which will adversely affect hospitals and which could therefore potentially have an impact on suppliers of goods and services to hospitals, including the Company. In particular, among other things, the Act requires implementation of a prospective payment system for outpatient services beginning in 1999; and reduces hospital inpatient reimbursement for both operating and capital expenses compared with reimbursement levels that would have prevailed absent any change in law. The Company believes that approximately 15% to 20% of its hospital customers' MRI revenues are derived from Medicare patients.

REGULATION

  Many aspects of the health care industry in the United States, including the Company's business, are subject to extensive federal and state government regulation. Although the Company believes that its operations comply with applicable regulations, there can be no assurance that subsequent adoption of laws or interpretations of existing laws will not regulate, restrict or otherwise adversely affect the Company's business.

  The marketing and operation of the Company's MRI and CT systems are subject to state laws prohibiting the practice of medicine by non-physicians and the rebate or division of fees between physicians and non-physicians. Management believes that its operations do not involve the practice of medicine because all professional medical services relating to its operations, such as the interpretation of the scans and related diagnoses, are separately provided by licensed physicians not employed by the Company. Further, the Company believes that its operations do not violate state laws with respect to the rebate or division of fees.

  The Company is subject to federal and state laws which govern financial and other arrangements between health care providers. These include the federal Medicare and Medicaid anti-kickback statutes which prohibit bribes, kickbacks, rebates and any other direct or indirect remuneration in return for or to induce the referral of an individual to a person for the furnishing, directing or arranging of services, items or equipment for which payment may be made in whole or in part under the Medicare, Medicaid or other federal health care programs. Violation of the anti-kickback statute may result in criminal penalties and exclusion from the Medicare and other federal health care programs. Many states have enacted similar statutes which are not necessarily limited to items and services paid for under the Medicare or a federally funded health care program. In recent years, there has been increasing scrutiny by law enforcement authorities, HHS, the courts and Congress of financial arrangements between health care providers and potential sources of patient and similar referrals of business to ensure that such arrangements are not designed as mechanisms to pay for patient referrals. HHS interprets the anti-kickback statute broadly to apply to distributions of partnership and corporate profits to investors who refer federal health care program patients to a corporation or partnership in which they have an ownership interest and to payments for service contracts and equipment leases that are designed to provide direct or indirect remuneration for patient referrals or similar opportunities to furnish reimbursable items or services. In July 1991, HHS issued "safe harbor" regulations that set forth certain provisions which, if met, will assure that health care providers and other parties who refer patients or other business opportunities, or who provide reimbursable items or services, will be deemed not to violate the anti-kickback statute. The Company is also subject to separate laws governing the submission of false claims. The Company is a party to a partnership for the provision of MRI services. The Company believes that the partnership is in compliance with the anti-kickback statute. The Company believes that its other operations likewise comply with the anti-kickback statutes.

  A federal law, commonly known as the "Stark Law," also imposes civil penalties and exclusions for referrals for "designated health services" by physicians to certain entities with which they have a financial relationship subject to certain exceptions. "Designated health services" include, among others, MRI services. While implementing regulations have been issued relating to referrals for clinical laboratory services, no implementing regulations have been issued regarding the other designated health services, including MRI services. In addition, several states in which the Company operates have enacted or are considering legislation that prohibits "physician self-referral" arrangements or requires physicians to disclose any financial interest they may have with a health care provider to their patients to whom they recommend that provider. Possible sanctions for violating these provisions include loss of licensure and civil and criminal sanctions. Such state laws vary from state to state and seldom have been interpreted by the courts or regulatory agencies. Nonetheless, strict enforcement of these requirements is likely. The Company believes its operations comply with these federal and state physician self-referral laws.

  In some states, a CON or similar regulatory approval is required prior to the acquisition of high-cost capital items, including diagnostic imaging systems or provision of diagnostic imaging services by the Company or its customers. CON regulations may limit or preclude the Company from providing diagnostic imaging services or systems. A significant increase in the number of states regulating the Company's business within the CON or state licensure framework could adversely affect the Company. Conversely, repeal of existing CON regulations in jurisdictions where the Company has obtained or operates under a CON could also adversely affect the Company. This is an area of continuing legislative activity, and there can be no assurance that the Company will not be subject to CON and licensing statutes in other states in which it operates or may operate in the future.

LIABILITY INSURANCE

  While the Company's imaging systems are at a customer's facility, they operate only under the direction of licensed physicians on the customer's staff who direct the procedures, supervise the Company's technologists and interpret the results of the examinations. Currently, there are no known biological hazards associated with MRI. However, there is a risk of harm to a patient who has a ferrous material or certain types of cardiac pacemakers within his or her body. Patients are carefully screened to safeguard against this risk. To protect against possible exposure for professional liability, the Company maintains professional liability insurance.

COMPETITION

  The market for diagnostic imaging services and imaging systems is highly competitive. In addition to direct competition from other mobile providers, the Company competes with free-standing imaging centers and health care providers that have their own diagnostic imaging systems and with equipment manufacturers that sell or lease imaging systems to health care providers for full-time installation. Some of the Company's direct competitors which provide contract MRI services may have access to greater financial resources than the Company. In addition, some of the Company's customers are capable of providing the same services to their patients directly, subject only to their decision to acquire a high-cost diagnostic imaging system, assume the associated financial risk, employ the necessary technologists and satisfy applicable licensure and CON requirements, if any. The Company competes against other MRI service providers on the basis of quality of services, quality and magnetic field strength of imaging systems, price, availability and reliability.

EMPLOYEES

  As of July 31, 1997, on a pro forma combined basis, the Company had 599 employees (Alliance: 474), of whom approximately 497 were trained diagnostic imaging technologists, patient coordinators, technical support staff or other field operations personnel (Alliance: 385). Of the Company's employees, 145 are employed on a part-time or "as needed" basis (Alliance: 129) None of the Company's employees are represented by a labor organization and the Company is not aware of any activity seeking such organization. The Company considers its relations with its employees to be satisfactory.

PROPERTIES

  The Company leases approximately 15,000 square feet of space in an office building in Anaheim, California for its executive and principal administrative offices. This office will be expanded to a total of approximately 24,500 square feet during the fourth quarter of 1997. The Company also leases a 15,600 square foot operations warehouse in Orange, California and 5,500 square feet of office space in Wexford, Pennsylvania, as well as space for its other regional offices.

LEGAL PROCEEDINGS

  The Company from time to time is involved in routine litigation incidental to the conduct of its business. The Company believes that no litigation pending against it will have a material adverse effect on its consolidated financial position or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

  Pursuant to the Recapitalization Merger Agreement, at the Recapitalization Effective Time, the Investor will be entitled to designate such number of directors of Alliance as will give the Investor a majority of such directors. Alliance has agreed that, immediately following approval of the Recapitalization Merger Agreement by its stockholders, it will obtain resignation from each director unless the Investor requests otherwise. Pursuant to such provision and under the DGCL (as a result of the Investor's ownership of 84% of the outstanding shares of Alliance Common Stock following consummation of the Transactions), the Investor intends that the individuals set forth in the following table will be the directors and executive officers of the Company upon consummation of the Transactions.


     NAME                               AGE POSITION
     ----                               --- --------
     Richard N. Zehner................   44 Chairman, President,
                                            Chief Executive Officer and
                                            Director
     Vincent S. Pino..................   49 Executive Vice President,
                                            Chief Operating Officer and
                                            Director
     Jeff D. Bergman..................   42 Senior Vice President and Director
     Daniel Dickman...................   50 Senior Vice President and Director
     Terrence M. White................   43 Senior Vice President,
                                            Chief Financial Officer and
                                            Secretary
     Robert H. Falk...................   58 Director
     Michael S. Gross.................   35 Director
     Joshua J. Harris.................   32 Director
     Michael D. Weiner................   44 Director

  Richard N. Zehner has been the Chairman, President and Chief Executive Officer of Alliance since November 1988. Mr. Zehner was a founder and has been the President of Alliance and its predecessors since 1983. From 1987 until November 1988 he served as a director and President and Chief Operating Officer of Alliance.

  Vincent S. Pino has been the Executive Vice President and Chief Operating Officer of Alliance since December 1991 and August 1993, respectively, and a director since June 1991. From November 1988 to August 1993, he was the Chief Financial Officer of Alliance.

  Jeff D. Bergman has been Chief Executive Officer, Chairman of the Board and President of SMT since its formation in 1991 and held the same positions with SMT's predecessor since 1987. In 1983, Mr. Bergman joined Mobile Diagnostech, Inc. ("MDI"), a provider of mobile CT scanners and MRI equipment and a developer and manager of fixed-site oncology centers. Mr. Bergman is also an official in the National Football League. Mr. Bergman officiated Super Bowl XXXI in New Orleans, LA in January 1997.

  Daniel Dickman has been Executive Vice President and Chief Operating Officer of the Company since 1991 and held the same positions with the Company's predecessors, Shared Medical Technologies, Inc. since 1987 and Shared MRI-4, Inc. since its inception in 1990. In 1987, Mr. Dickman joined the Company to manage the Company's equipment routes and fixed-site modalities. He has over 12 years of experience in healthcare management consulting and systems design, and was formerly employed by Blue Cross of Western Pennsylvania as Manager of Hospital Consulting.

  Terrence M. White joined Alliance in July 1993 as Senior Vice President, Chief Financial Officer and Secretary. From 1975 through May 1993, he was employed by Ernst & Young LLP and its predecessor, and was a partner in such firms since 1987.

  Robert H. Falk has been an officer of certain affiliates of Apollo since 1992. Prior to 1992, Mr. Falk was a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Falk is also a director of Converse Inc., Culligan Water Technologies, Inc., Florsheim Group Inc. and Samsonite Corporation.

  Michael S. Gross is a founding principal of Apollo and has served as an officer of certain affiliates of Apollo since 1990. Mr. Gross is also a director of Allied Waste Industries, Inc., Breuners Home Furnishings Corporation, Converse Inc., Florsheim Group Inc., Furniture Brands International, Inc., Proffitt's, Inc. and Urohealth, Inc.

  Joshua J. Harris has served as an officer of certain affiliates of Apollo since 1990. Mr. Harris is a director of Converse Inc., Breuners Home Furnishings Corporation, Florsheim Group Inc. and NRT Incorporated.

  Michael D. Weiner has been an officer of certain affiliates of Apollo since 1992. Prior to 1992, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius LLP. Mr. Weiner is also a director of Converse Inc., Capital Apartment Properties, Inc., Continental Graphics Holdings, Inc., Florsheim Group Inc., NRT Incorporated and WMC Finance Co.

EXECUTIVE COMPENSATION

  The following sets forth historical executive compensation information of the Company's Chief Executive Officer and the other four most highly compensated executive officers whose total cash compensation exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers") and who will serve as executive officers of the Company upon consummation of the Transactions. The compensation information of Messrs. Zehner, Pino and White, as well as that for Messrs. Bergman and Dickman, reflect their historical positions as executive officers of Alliance and SMT, respectively. Alliance and SMT historical executive compensation plans differ in form, targets, timing and methods and, except for the Summary Compensation Table, are set forth separately in the following sections.

SUMMARY COMPENSATION TABLE

  The following table sets forth for the fiscal years indicated the annual and long-term compensation of the Named Executive Officers who will serve as executive officers of the Company upon consummation of the Transactions.

                                     ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                         -------------------------------------------- -------------------------
                                                                       SECURITIES
                                                                       UNDERLYING
   NAME AND PRINCIPAL                                  OTHER ANNUAL      STOCK      ALL OTHER
        POSITION         YEAR(1)  SALARY     BONUS    COMPENSATION(2) OPTIONS/SARS COMPENSATION
   ------------------    ------- -------- ----------- --------------- ------------ ------------
Richard N. Zehner.......  1996   $296,000 $419,025          --         155,000(3)   $15,596(4)
 Chairman, President,
 Chief
 Executive Officer and    1995    278,750  191,544          --             -- (3)    15,495(4)
 Director                 1994    260,000  280,462          --         205,000(3)    15,490(4)
Vincent S. Pino.........  1996    208,000  192,140          --         125,025(3)     3,596(4)
 Executive Vice Presi-
 dent, Chief
 Operating Officer and    1995    195,500  113,666          --             -- (3)     3,486(4)
 Director                 1994    182,000  230,393          --         125,000(3)     2,125(4)
Terrence M. White.......  1996    150,000  108,150          --          90,025(3)     3,488(4)
 Senior Vice President,
 Chief
 Financial Officer and    1995    131,250   70,605          --             -- (3)     3,351(4)
 Secretary                1994    120,000  209,083          --          45,000(3)     1,402(4)
Jeff D. Bergman.........  1996    209,000  134,000(5)       --          14,500(6)     9,534(7)
 Senior Vice President    1995    180,000   73,700(5)       --         224,000(6)     4,500(7)
 and Director             1994    161,000   19,000(5)       --          50,000(6)    45,000(7)
Daniel Dickman..........  1996    209,000  134,000(5)       --          14,500(6)    12,633(7)
 Senior Vice President    1995    180,000   73,700(5)       --         224,000(6)     6,500(7)
 and Director             1994    161,000   19,000(5)       --          50,000(6)     6,500(7)

--------
(1) Rows specified "1996," "1995" and "1994" represent fiscal years ended December 31, 1996, 1995 and 1994, respectively.

(2) With respect to each Named Executive Officer for each fiscal year, excludes perquisites, which did not exceed the lesser of $50,000 or 10% of the Named Executive Officer's salary and bonus for the fiscal year.
(3) All stock options granted to these Named Executive Officers were granted under the Alliance's 1991 Stock Option Plan. Option grant figures for 1994 include replacement options for previously granted options, in addition to new issuances.
(4) Includes 401(k) matching contributions (for 1996, 1995 and 1994, respectively: Mr. Zehner--$3,164, $3,077 and $3,077; Mr. Pino--$3,164,
  $3,077 and $1,749; Mr. White--$3,164, $3,077 and $1,154); the balance for each of these Named Executive Officer represents life insurance premiums paid by Alliance.
(5) Amounts shown are for payments made pursuant to SMT's Profit Sharing Plan. Employment agreements between Messrs. Bergman and Dickman, respectively, and SMT, required SMT to maintain a profit sharing plan.
(6) Any stock options granted to SMT's Named Executive Officers were granted under SMT's 1991 and 1996 Employee Stock Option Plans. Such grants have not been adjusted herein for the January 1997 7% stock dividend by SMT.
(7) Amounts shown for fiscal 1996 include disability insurance premiums totaling $7,814 and $10,443 and split-dollar life insurance premiums totaling $720 and $1,190 for Messrs. Bergman and Dickman, respectively. Amounts shown for fiscal 1996 also include, for each of SMT's Named Executive Officers, SMT's 401(k) contribution of $1,000.

                     ALLIANCE EXECUTIVE COMPENSATION PLAN

  Alliance compensates its executive officers using a plan that includes a predetermined target level of annual cash compensation for each officer. The plan is set by the Compensation Committee of Alliance's Board of Directors (the "Compensation Committee") at the beginning of the fiscal year. The actual total level of compensation for the fiscal year is determined after the end of the fiscal year based on the level of achievement of various criteria. The compensation plan establishes a minimum annual remuneration (i.e., base salary), a maximum compensation level and a target compensation amount.

  The annual minimum, target and maximum compensation levels established for Alliance's Named Executive Officers for 1996 is presented in the following table, together with the total actual cash compensation earned.

                                                                          1996
                                               1996     1996     1996    AMOUNT
NAME                                         MINIMUM  MAXIMUM   TARGET   EARNED
----                                         -------- -------- -------- --------
Richard N. Zehner........................... $296,000 $740,000 $518,000 $715,025
Vincent S. Pino.............................  208,000  416,000  312,000  400,140
Terrence M. White...........................  150,000  270,000  210,000  258,150

  The actual amounts of cash compensation to Mr. Zehner, Mr. Pino and Mr. White, Alliance's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, were determined by the Compensation Committee based on its evaluation of the extent to which Alliance's 1996 earnings per share and cash flow budgets and individual objectives applicable to each executive were achieved. These amounts were generally more than the target amounts because Alliance significantly exceeded its earnings per share, cash flow and operating budgets. A predetermined percentage of the possible compensation award above the minimum amount is determined with respect to each of the criteria mentioned above for the respective officers.

                  ALLIANCE OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth grants of stock options during 1996 to Alliance's Named Executive Officers pursuant to Alliance's 1991 Stock Option Plan. No stock appreciation rights have ever been granted to Alliance's Named Executive Officers.

                                                                              POTENTIAL REALIZABLE VALUE AT
                                         PERCENTAGE OF                         ASSUMED ANNUAL RATE OF STOCK
                            NUMBER OF    OPTIONS/SARS  EXERCISE OR                PRICE APPRECIATION FOR
                             SHARES       GRANTED TO    BASE RICE                     OPTION TERM(3)
                           UNDERLYING    EMPLOYEES IN   PER SHARE  EXPIRATION ------------------------------
          NAME           OPTIONS/SARS(1)  FISCAL YEAR   ($/SH)(2)     DATE      0%       5%          10%
          ----           --------------- ------------- ----------- ---------- ------------------ -----------
Richard N. Zehner.......     155,000         31.7%       $3.5625     3/1/06   $    0 $   347,268 $   880,045
Vincent S. Pino.........     125,025         25.6%        3.5625     3/1/06        0     280,111     709,855
Terrence M. White.......      90,025         18.4%        3.5625     3/1/06        0     201,695     511,136

--------
(1) All options granted in 1996 vest on March 1, 2003; however, vesting of the 1996 option shares will be accelerated based on achievement of the following per share stock prices for 15 consecutive trading days, as reported by NASDAQ: $4.75--25%; $5.50--50%; $6.25--75%; $7.00--100%;
    subject to a maximum vesting of one-third per year from February 29, 1996 regardless of stock price (no limits after year three). As of March 15, 1997, Alliance's stock price had achieved the first three accelerated vesting hurdles, and the 1996 options were two-thirds vested at such date.

(2) All options were granted at market value (based on the closing price as reported on the Nasdaq SmallCap Market on the business day prior to the grant date) at the date of grant.

(3) Valuations based upon the assumed rates of stock price appreciation are based upon appreciation over a ten-year period from the $3.5625 exercise price of the options. The 5% and 10% assumed annual rates of appreciation would result in the price of the Alliance's common stock increasing to $5.80 and $9.24 per share, respectively.

 ALLIANCE AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                                 OPTION VALUE

  The following table presents information with respect to options exercised by each of Alliance's Named Executive Officers in 1996, as well as the unexercised options to purchase the Alliance Common Stock granted under Alliance's 1991 Stock Option Plan to Alliance's Named Executive Officers and held by them as of December 31, 1996. The value of unexercised in-the-money options as of the end of the fiscal year is based on the last reported sales price of the Alliance Common Stock on the Nasdaq SmallCap Market on December 31, 1996 of $5.75 per share.

                                           NUMBER OF SHARES UNDERLYING             VALUE OF UNEXERCISED
                          SHARES            UNEXERCISED OPTIONS/SARS               IN-THE MONEY OPTIONS/
                         ACQUIRED                  AT YEAR-END                    SARS AT FISCAL YEAR-END
NAME AND PRINCIPAL          ON     VALUE   ---------------------------           -------------------------
POSITION                 EXERCISE REALIZED EXERCISABLE       UNEXERCISABLE       EXERCISABLE UNEXERCISABLE
------------------       -------- -------- -----------       --------------      ----------- -------------
Richard N. Zehner.......     --        --            243,750             116,250 $1,401,563       $668,438
Vincent S. Pino.........     --        --             31,256              93,769    179,722        539,172
Terrence M. White.......  45,000  $230,625            22,506              67,519    129,375        388,234

         ALLIANCE LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

  In addition to the annual plan described above under "--Alliance Executive Compensation Plan," Alliance instituted a long-term executive incentive plan ("LTIP") in 1995 to provide future awards in cash or equivalent amounts of Alliance common stock to key executives. The objective of the plan is to advance the long-term interests of Alliance and its stockholders by providing substantial incentives to meet or exceed certain cash flow goals necessary to ensure that Alliance would be able to service its long-term obligations on a continuing basis, and that it would be able to pay certain preferred stock dividends in cash, thereby avoiding the substantial dilution to existing common stockholders if such dividends were paid in common stock equivalents. As of

January 2, 1997, Alliance had retired all of its Series A 6% Redeemable Preferred Stock (the "Series A Preferred Stock"), thereby fully satisfying the second objective of the LTIP.

  The following awards under the plan were earned by Alliance's Named Executive Officers in 1996:

                                                                          ESTIMATED FUTURE PAY-OUTS
                                                                         UNDER NON-STOCK PRICE-BASED
                         NUMBER SHARES,          PERFORMANCE OR                    PLAN(1)
                            UNITS OR           OTHER PERIOD UNTIL        ---------------------------
NAME                      OTHER RIGHTS       MATURATION OR PAY-OUT       THRESHOLD  TARGET  MAXIMUM
----                     -------------- -------------------------------- --------- -------- --------
Richard N. Zehner.......    $356,250    Four-Year Period Ending 12/31/98    $ 0    $356,250 $356,250
Vincent S. Pino.........     285,000    Four-Year Period Ending 12/31/98      0     285,000  285,000
Terrence M. White.......     213,750    Four-Year Period Ending 12/31/98      0     213,750  213,750

--------
(1) Under the LTIP, amounts may be accrued with respect to each of the fiscal years from 1995 to 1998 based upon two factors: (a) the extent to which Alliance's actual earnings before depreciation, amortization, interest, taxes and equipment charges (as more precisely defined in the LTIP, "EBDIT") exceeds targeted EBDIT for such year and (b) the extent to which Alliance pays dividends on its Series A Preferred Stock in cash for such year (thereby avoiding the potential dilution to holders of common stock from the payment of dividends in common stock equivalents). As noted above, Alliance retired all of the Series A Preferred Stock as of January 2, 1997, thereby satisfying the Series A Preferred Stock dividend criteria of the LTIP. Therefore, the cumulative amount of the dividend component of the award was deemed earned and was accrued in fiscal 1996. Amounts accrued under the LTIP are allocated to specified senior officers. Amounts in the table reflect the potential pool amounts accrued in 1996 allocable to each of Alliance's Named Executive Officers based upon the two criteria summarized above as applied to fiscal 1996.

                     SMT OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning the stock options and warrants granted to each of SMT's Named Executive Officers for services rendered in 1996:

                                                 INDIVIDUAL GRANTS(1)
                                      ------------------------------------------
                                                 % OF TOTAL
                                      NUMBER OF   OPTIONS
                                      SECURITIES GRANTED TO EXERCISE
                                      UNDERLYING EMPLOYEES   OR BASE
                                       OPTIONS   IN FISCAL    PRICE   EXPIRATION
NAME                                  GRANTED(#)    YEAR    ($/SHARE)    DATE
----                                  ---------- ---------- --------- ----------
Jeff D. Bergman......................   7,000        18%     $ 4.50    4/11/06
                                        7,500         3%      6.875    10/1/06
Daniel Dickman.......................   7,000        18%       4.50    4/11/06
                                        7,500         3%      6.875    10/1/06

--------
(1) Not adjusted for the January 1997 7% stock dividend by SMT. All such options were exercisable in full on the date of grant.

                       SMT OPTION EXERCISES AND HOLDINGS

  The following table sets forth information with respect to each of SMT's Named Executive Officers concerning the exercise of options during 1996 and unexercised options held as of December 31, 1996:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                 NUMBER OF
                                                 SECURITIES        VALUE OF
                                                 UNDERLYING      UNEXERCISED
                                                UNEXERCISED      IN-THE-MONEY
                         SHARES                   OPTIONS          OPTIONS
                       ACQUIRED ON   VALUE       AT FISCAL        AT FISCAL
NAME                   EXERCISE(1)  REALIZED    YEAR END(1)        YEAR END
----                   ----------- ---------- ---------------- ----------------
                                              (# EXERCISABLE/  ($ EXERCISABLE/
                           (#)        ($)     # UNEXERCISABLE) $ UNEXERCISABLE)
Jeff D. Bergman.......   136,500   $  996,000    186,000/--       391,000/--
Daniel Dickman........   136,500    1,021,000    186,000/--       391,000/--

--------
(1)Not adjusted for the January 1997 7% stock dividend by SMT.

                            EMPLOYMENT ARRANGEMENTS

  In connection with the acquisition of SMT by Three Rivers, SMT and each of Messrs. Bergman and Dickman entered into new employment agreements, dated as of June 24, 1997, (the "SMT Employment Agreements") pursuant to which each of Messrs. Bergman and Dickman will continue to serve in their current positions with SMT. Each of the SMT Employment Agreements provides for a three-year term, with an additional quarter to be added at the end of the fifth quarter of the term and each quarter thereafter.

  Under the SMT Employment Agreements, Mr. Bergman and Mr. Dickman will each receive a base salary of $240,000 per annum. Each of the SMT Employment Agreements contains customary terms (including confidentiality and non-competition arrangements) and other benefits and provisions which are generally comparable to the benefits and provisions provided to such persons in their prior employment agreements with SMT.

  In addition, pursuant to the SMT Employment Agreements, SMT has agreed to make available a fixed annual bonus pool equal to 15% of SMT's pre-tax income (excluding the effect of such bonus pool and adjusted for any non-recurring gains or losses) for the 12 months ended June 30, 1997, but in no event greater than

$1,240,000. Payments of such bonuses are conditioned on SMT achieving reasonable performance objectives established by SMT's compensation committee. Each of Mr. Bergman and Dickman will be eligible to receive up to one quarter of the annual bonus pool.

  The SMT Employment Agreements provide that if the employee is terminated other than for "cause" or if such employee terminates for "good reason," the employee shall be entitled to a continuation of full salary and bonus compensation and benefits for a period equal to the remainder of the term. If the employee is terminated for "cause" or if the employee terminates "without good reason," the employee shall only be entitled to accrued salary and other accrued benefits prior to the date of termination. Each of the SMT Employment Agreements provide that the employee must refrain from competing with SMT, interfering with its customer relationships or recruiting its employees is extended until the second anniversary of the date when the severance benefits end.

  Under the SMT Employment Agreements, each of Mr. Bergman and Mr. Dickman has the right to terminate his employment, as does SMT, upon at least 90 days' notice, effective as of the first anniversary of the closing of the acquisition of SMT by Three Rivers with such person agreeing to provide consulting services to SMT for a period of two years following such termination and to continue to receive payment of his base salary during such two-year period. The consulting arrangement would require Mr. Bergman or Mr. Dickman, as the case may be, to be available no more than one day per week, via telephone, at the request of management while taking into account such person's prior commitments and scheduling constraints.

  In addition, Messrs. Zehner and Pino have entered into the Employment Agreements. See "CERTAIN RELATED AGREEMENTS--Employment Agreements."

                            PRINCIPAL STOCKHOLDERS

  Immediately after the Transactions, and assuming the conversion of all outstanding options to purchase Three Rivers Common Stock into options to purchase Alliance Common Stock, Apollo will own approximately 84.1% of the outstanding shares of Alliance Common Stock (approximately 71.2% on a fully diluted basis), BT will own approximately 5.9% of the outstanding shares of Alliance Common Stock (approximately 5.0% on a fully diluted basis) and management of Alliance and SMT will own in excess of 15% of the shares of Alliance Common Stock on a fully diluted basis. Following the consummation of the Transactions, and depending on the number of stockholders remaining, Alliance anticipates that it may be necessary and/or desirable to have Alliance's Common Stock, which is currently traded on The Nasdaq SmallCap Market, delisted and deregistered from the reporting requirements of the Exchange Act. See "RISK FACTORS--Possible Delisting; Loss of Liquidity."

  The following table sets forth information regarding the beneficial ownership of Alliance Common Stock as of September 2, 1997, for each person known to the Company to beneficially own more than 5% of such stock, each director and director nominee of the Company, each of the executive officers and all executive officers and directors of the Company as a group. Unless otherwise specified, the address of each such person is 1065 North PacifiCenter Drive, Suite 200, Anaheim, CA 92806.

                                          NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                 BENEFICIALLY OWNED PERCENT OF CLASS
------------------------                 ------------------ ----------------
Newport Investment LLC (1).............      9,714,407            66.0%
c/o Apollo Advisors II, L.P.
2 Manhattanville Road
Purchase, New York 10577
GE Fund (2)............................      3,000,000            21.5%
20825 Swenson Drive, Suite 100
Waukesha, Wisconsin 53186
Northwestern Mutual Life Insurance Co.
 (8)...................................      2,030,063            18.5%
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Travelers Insurance Group, Inc. (3)(8).      1,024,499             9.3%
One Tower Square
Hartford, Connecticut 06183
Meridian Trust Company, as trustee for
 DLJ Capital Corp. (4).................        933,435             8.5%
c/oMeridian Asset Management, Inc.
    55 Valley Stream Parkway
    Malvern, Pennsylvania 19355
Lincoln National Life Insurance Co.
 (8)...................................        549,971             8.5%
1300 South Clinton Street
Fort Wayne, Indiana 46801
Richard N. Zehner (5)..................        565,472             5.0%
Vincent S. Pino (5)....................        447,395             4.1%
Robert B. Waley-Cohen (5)(6)...........        188,092             1.7%
James E. Buncher (5)...................          7,500             0.1%
John C. Wallace (5)....................         10,000             0.1%

                                             NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED PERCENT OF CLASS
------------------------                    ------------------ ----------------
Terrence M. White (5)......................       114,517             1.0%
Douglas M. Hayes...........................           --              --
Jeff D. Bergman............................           --              --
Daniel Dickman.............................           --              --
Robert H. Falk.............................           --              --
Michael S. Gross...........................           --              --
Joshua J. Harris...........................           --              --
Michael D. Weiner..........................           --              --
All Directors and Executive Officers as a
 group 13 persons (7)......................     1,332,976            11.6%

--------
(1) The Investor is owned by AIF III (91.18%), Overseas Partners (5.45%) and UK Partners (3.37%). The general partner of each such limited partnership is Advisors. The address for each such limited partnership and such general partner is c/o Apollo Advisors II, L.P., 2 Manhattanville Road, Purchase, New York 10577. Pursuant to the Stockholder Agreement, Apollo has the right to cause a majority of the outstanding shares of Alliance Common Stock to be voted in favor of the Recapitalization Merger Agreement and the Recapitalization and has an option to acquire all of such shares and, therefore beneficially owns such shares. See "CERTAIN RELATED AGREEMENTS--Stockholder Agreement."
(2) The GE Fund holds 18,000 shares of Series D Preferred Stock which are convertible into 3,000,000 shares of Common Stock. General Electric Company ("GE") transferred such 18,000 shares of Series D Preferred Stock to the GE Fund in July 1997. GE continues to own a warrant to purchase 50,000 shares of Alliance Common Stock.
(3) The Travelers Insurance Group, Inc. shares voting and dispositive powers with its affiliates, Associated Madison Companies, Inc. and The Travelers Inc.
(4) Meridian Trust Company is the Trustee under the Amended and Restated Voting Trust Agreement, dated December 29, 1988, by and between DLJ Capital Corp. and Meridian Trust Company.
(5) Includes shares that the following Named Executive Officers and Directors presently have the right to acquire by exercise of options: Mr. Zehner 308,333 shares; Mr. Pino 83,350 shares; Mr. White 60,017 shares; Mr. Waley-Cohen 20,000 shares; Mr. Buncher 7,500 shares; and Mr. Wallace 5,000 shares.
(6) Includes 84,046 shares of Alliance Common Stock held by Felicity A. Waley-Cohen, Mr. Waley-Cohen's wife.
(7) Includes shares that all executive officers and directors as a group presently have the right to acquire by exercise of options.
(8) Includes shares that the following stockholders presently have the right to acquire by exercise of warrants: The Northwestern Mutual Life Insurance Company 41,863; The Travelers Insurance Group, Inc. and affiliates 25,371; The Lincoln National Life Insurance Company 12,686.

                     DESCRIPTION OF ALLIANCE COMMON STOCK

GENERAL

  Alliance is authorized by its Restated Certificate of Incorporation, as amended, to issue an aggregate of 50,000,000 shares of Alliance Common Stock and 1,000,000 shares of preferred stock. The following is a summary of certain of the rights and privileges pertaining to the Alliance Common Stock. For a full description of Alliance Common Stock, reference is made to Alliance's Restated Certificate of Incorporation, as amended, a copy of which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus forms a part.

VOTING RIGHTS

  The holders of the Alliance Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Alliance Common Stock can, if they choose to do so, elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

DIVIDEND RIGHTS

  All shares of Alliance Common Stock are entitled to share in such dividends as the Board of Directors may from time to time declare from sources legally available therefor.

LIQUIDATION RIGHTS

  Upon liquidation or dissolution of Alliance, whether voluntary or involuntary, all shares of Alliance Common Stock are entitled to share equally in the assets available for distribution to stockholders after payment of all prior obligations of Alliance.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

  If the Recapitalization Merger Agreement is approved by the requisite vote of the holders of shares of Company Common Stock at the Special Meeting, promptly after the Recapitalization Effective Time, Alliance's Restated Certificate of Incorporation, as amended, will be amended and restated so as to read in its entirety in the form set forth as an exhibit to Amendment No. 1 to the Recapitalization Merger Agreement, which is included in Annex A and, as so amended, until thereafter further amended as provided therein and under the DGCL, will be the certificate of incorporation of Alliance following the Recapitalization Effective Time. The Amended and Restated Certificate of Incorporation will decrease the total number of shares of Alliance Common Stock that Alliance is authorized to issue from 50,000,000 to 9,000,000 and will decrease the total number of authorized shares of preferred stock that Alliance is authorized to issue from 1,000,000 to 500,000. Of the 9,000,000 shares of common stock, 500,000 will be non-voting common stock (but will otherwise be substantially identical to the voting common stock). The voting common stock will be convertible into non-voting common stock at any time and from time to time at the election of the holder thereof.

  Promptly after the Recapitalization Effective Time, the Company expects to file a Certificate of Elimination with respect to the Company's Series C 5% Cumulative Convertible Redeemable Preferred Stock, Series D 4% Cumulative Redeemable Convertible Preferred Stock and Series E 4% Cumulative Redeemable Convertible Preferred Stock.

  In addition, the Bylaws of Newco as in effect at the Recapitalization Effective Time will be the Bylaws of Alliance following the Recapitalization until thereafter changed or amended as provided therein or by applicable law.

                                 LEGAL MATTERS

  The validity of the shares of Alliance Common Stock being retained in the Recapitalization is being passed upon for Alliance by Irell & Manella LLP, Los Angeles, California.

  Irell & Manella LLP has delivered an opinion concerning certain Federal Income tax consequences of the Recapitalization. See "The Transactions-- Certain Tax Consequences of the Recapitalization."

                                    EXPERTS

  The consolidated financial statements and financial statement schedule of Alliance at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of SMT at December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, appearing in this Proxy Statement/Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                  OTHER INFORMATION AND STOCKHOLDER PROPOSALS

  Management of Alliance knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed proxy or their substitutes will vote the Proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the Proxy.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ALLIANCE IMAGING, INC.
  Report of Independent Auditors--Ernst & Young LLP.......................  F-2
  Consolidated Balance Sheets at December 31, 1995 and 1996 and at June
   30, 1997 (unaudited)...................................................  F-3
  Consolidated Statements of Operations for the years ended December 31,
   1994, 1995
   and 1996 and for the six months ended June 30, 1996 and 1997
   (unaudited)............................................................  F-4
  Consolidated Statements of Cash Flows for the years ended December 31,
   1994, 1995
   and 1996 and for the six months ended June 30, 1996 and 1997
   (unaudited)............................................................  F-5
  Consolidated Statements of Preferred Stock, Common Stock, Additional
   Paid-In Capital
   and Accumulated Deficit for the years ended December 31, 1994, 1995 and
   1996 and for the six months ended June 30, 1997 (unaudited)............  F-7
  Notes to Consolidated Financial Statements..............................  F-8
  Quarterly Financial Data (unaudited).................................... F-20
SMT HEALTH SERVICES INC.
  Report of Independent Auditors--KPMG Peat Marwick LLP................... F-22
  Consolidated Balance Sheets at December 31, 1995 and 1996 and at June
   30, 1997 (unaudited)................................................... F-23
  Consolidated Statements of Earnings for the years ended December 31,
   1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997
   (unaudited)............................................................ F-24
  Consolidated Statements of Cash Flows for the years ended December 31,
   1994, 1995 and 1996 and for the six months ended June 30, 1996 and 1997
   (unaudited)............................................................ F-25
  Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996 and for the six months ended
   June 30, 1997 (unaudited).............................................. F-27
  Notes to Consolidated Financial Statements.............................. F-28
  Quarterly Financial Data (unaudited).................................... F-45

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Alliance Imaging, Inc.

  We have audited the accompanying consolidated balance sheets of Alliance Imaging, Inc. as of December 31, 1995 and 1996 and the related consolidated statements of operations, cash flows and preferred stock, common stock, additional paid-in capital and accumulated deficit for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Alliance's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alliance Imaging, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Orange County, California

February 21, 1997, except for Note 4, as to which the date is March 26, 1997, and Note 9, as to which the date is July 23, 1997

                             ALLIANCE IMAGING, INC.

                          CONSOLIDATED BALANCE SHEETS

                                             DECEMBER 31,            JUNE 30,
                                       --------------------------  ------------
                                           1995          1996          1997
                                       ------------  ------------  ------------
                                                                   (UNAUDITED)
ASSETS
Current assets:
  Cash and short-term investments....  $ 11,128,000  $ 10,867,000  $ 13,817,000
  Accounts receivable, net of allow-
   ance for doubtful account of
   $367,000 in 1995 and $513,000 in
   1996 (Note 4).....................     5,583,000     8,889,000     9,207,000
  Prepaid expenses...................       369,000       710,000     1,014,000
  Other receivables..................       109,000       345,000        39,000
                                       ------------  ------------  ------------
    Total current assets.............    17,189,000    20,811,000    24,077,000
Equipment, at cost (Note 4)..........   112,014,000   121,354,000   138,729,000
Less accumulated depreciation........   (52,368,000)  (43,735,000)  (48,953,000)
                                       ------------  ------------  ------------
                                         59,646,000    77,619,000    89,776,000
Goodwill, net of accumulated amorti-
 zation of $5,690,000 in 1995 and
 $7,568,000 in 1996..................    23,971,000    27,990,000    27,256,000
Deposits and other assets............     2,521,000     2,090,000     2,161,000
                                       ------------  ------------  ------------
    Total assets.....................  $103,327,000  $128,510,000  $143,270,000
                                       ============  ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................  $    692,000  $  1,765,000  $  2,773,000
  Accrued compensation and related
   expenses..........................     2,310,000     3,465,000     2,855,000
  Other accrued liabilities..........     5,025,000     6,341,000     8,688,000
  Current portion of long-term debt
   (Note 4)..........................     9,948,000    16,323,000    19,618,000
                                       ------------  ------------  ------------
    Total current liabilities........    17,975,000    27,894,000    33,934,000
Long-term debt, net of current por-
 tion (Note 4).......................    65,932,000    72,702,000    60,930,000
Other liabilities....................       596,000     2,029,000     2,207,000
Deferred income taxes (Note 3).......       790,000     4,831,000     4,831,000
                                       ------------  ------------  ------------
    Total liabilities................    85,293,000   107,456,000   101,902,000
Commitments (Note 6)
Redeemable preferred stock, Series A,
 $.01 par value;
 155,000 shares authorized; shares
 issued and outstanding
 (at liquidation and redemption
 value)--155,000 in 1995
 and 44,286 in 1996..................    16,430,000     4,694,000           --
Convertible preferred stock, $.01 par
 value; 22,000 shares authorized;
 3,876 shares issued and outstanding
 in 1996 (Note 5)....................           --        388,000    18,388,000
Common stock, $.01 par value;
 25,000,000 shares authorized; shares
 issued and outstanding--10,836,171
 in 1995 and 10,913,388 in 1996 (Note
 5)..................................       108,000       109,000       109,000
Additional paid-in capital...........    31,908,000    34,404,000    36,171,000
Accumulated deficit..................   (30,412,000)  (18,541,000)  (13,300,000)
                                       ------------  ------------  ------------
    Total liabilities and
    stockholders' equity.............  $103,327,000  $128,510,000  $143,270,000
                                       ============  ============  ============

                            See accompanying notes.

                             ALLIANCE IMAGING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                          ------------------------------------- -------------------------
                              1994         1995        1996         1996         1997
                          ------------  ----------- ----------- ------------ ------------
                                                                       (UNAUDITED)
Revenues................  $ 57,875,000  $58,065,000 $68,482,000 $ 31,302,000 $ 39,911,000
Costs and expenses:
  Operating expenses,
   excluding
   depreciation.........    31,093,000   28,342,000  32,344,000   15,019,000   17,815,000
  Depreciation expense..    13,424,000   12,202,000  12,737,000    6,048,000    7,144,000
  Selling, general and
   administrative
   expenses.............     6,284,000    6,294,000   8,130,000    3,160,000    3,990,000
  Amortization expense,
   primarily goodwill...       943,000    1,345,000   1,952,000      745,000    1,165,000
  Interest expense, net
   of interest income of
   $253,000 in 1994,
   $437,000 in 1995 and
   $502,000 in 1996.....    10,758,000    5,053,000   5,758,000    2,683,000    3,557,000
  Asset impairment and
   other special
   charges..............    13,339,000          --          --           --           --
                          ------------  ----------- ----------- ------------ ------------
    Total costs and
     expenses...........    75,841,000   53,236,000  60,921,000   27,655,000   33,671,000
Income (loss) before
 income taxes and
 extraordinary gains....   (17,966,000)   4,829,000   7,561,000    3,647,000    6,240,000
Provision for income
 taxes (Note 3).........     1,100,000      727,000   1,060,000      545,000    2,125,000
                          ------------  ----------- ----------- ------------ ------------
Income (loss) before
 extraordinary gains....   (19,066,000)   4,102,000   6,501,000    3,102,000    4,115,000
Extraordinary gains, net
 of taxes...............           --           --    6,300,000          --     1,332,000
                          ------------  ----------- ----------- ------------ ------------
Net income (loss).......   (19,066,000)   4,102,000  12,801,000    3,102,000    5,447,000
Less: Preferred stock
 dividends..............           --       930,000     943,000      468,000          --
Add: Excess of carrying
 amount of preferred
 stock repurchased over
 consideration paid.....           --           --    1,764,000          --     1,906,000
                          ------------  ----------- ----------- ------------ ------------
Income (loss) applicable
 to common stock........  $(19,066,000) $ 3,172,000 $13,622,000 $  2,634,000 $  7,353,000
                          ============  =========== =========== ============ ============
Weighted average common
 and common equivalent
 shares outstanding.....     7,124,000   11,158,000  11,494,000   11,416,000   13,456,000
                          ============  =========== =========== ============ ============
Earnings per share:
  Income before items
   below................  $      (2.68) $      0.28 $      0.48 $       0.23 $       0.31
  Excess of carrying
   amount of preferred
   stock repurchased
   over consideration
   paid.................           --           --         0.15          --          0.14
                          ------------  ----------- ----------- ------------ ------------
  Income (loss) before
   extraordinary gains..         (2.68)        0.28        0.63         0.23         0.45
  Extraordinary gains,
   net of taxes.........           --           --         0.55          --          0.10
                          ------------  ----------- ----------- ------------ ------------
Income (loss) applicable
 to common stock........  $      (2.68) $      0.28 $      1.18 $       0.23 $       0.55
                          ============  =========== =========== ============ ============


                            See accompanying notes.

                             ALLIANCE IMAGING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                  JUNE 30,
                          --------------------------------------  ------------------------
                              1994         1995         1996         1996         1997
                          ------------  -----------  -----------  -----------  -----------
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......  $(19,066,000) $ 4,102,000  $12,801,000  $ 3,102,000  $ 5,447,000
Adjustments to reconcile
 net income (loss) to
 net cash
 provided by operating
 activities:
 Extraordinary gains....           --           --    (6,300,000)         --    (1,332,000)
 Depreciation and amor-
  tization..............    14,367,000   13,547,000   14,689,000    6,793,000    8,309,000
 Amortization of de-
  ferred financing
  charges...............       406,000       85,000      411,000      207,000       28,000
 Distributions in excess
  of (undistributed) in-
  come of investee......        69,000     (262,000)     (91,000)       2,000       91,000
 Special charges........    13,339,000          --           --           --           --
 Increase (decrease) in
  deferred income taxes.       665,000     (173,000)   1,041,000          --           --
 Gain on disposal of
  equipment.............           --      (335,000)         --           --           --
 Gain on sale of invest-
  ment..................           --           --      (750,000)         --           --
Changes in operating as-
 sets and liabilities:
 Accounts receivable,
  net...................      (527,000)   1,261,000   (2,474,000)  (1,216,000)    (240,000)
 Prepaid expenses.......       167,000      (78,000)    (306,000)    (348,000)    (304,000)
 Other receivables......       151,000      (18,000)     (49,000)     (55,000)     306,000
 Other assets...........       (71,000)     (96,000)     (72,000)      (7,000)    (451,000)
 Accounts payable, ac-
  crued compensation and
  other accrued liabili-
  ties..................     3,344,000     (520,000)   2,115,000    2,107,000    1,661,000
 Other liabilities......       (60,000)     530,000      716,000      281,000      178,000
                          ------------  -----------  -----------  -----------  -----------
Net cash provided by op-
 erating activities.....    12,784,000   18,043,000   21,731,000   10,866,000   13,693,000
INVESTING ACTIVITIES
Equipment purchases.....   (20,093,000) (10,243,000) (26,510,000) (14,360,000) (19,036,000)
Decrease in deposits on
 equipment..............       232,000      448,000      264,000    2,212,000      247,000
Purchase of contracts
 and related assets of
 Mobile M.R. Venture,
 Ltd....................           --           --      (455,000)    (455,000)         --
Purchase of common stock
 of Royal Medical Health
 Services, Inc. and re-
 lated assets, net of
 cash acquired..........           --           --    (1,844,000)  (1,844,000)         --
Purchase of common stock
 of Sun MRI Services,
 Inc.,
 net of cash acquired...           --           --      (269,000)         --           --
Purchase of contracts
 and related assets of
 West Coast
 Mobile Imaging.........           --           --       (90,000)         --           --
Purchase of contracts
 and related assets of
 Advanced Healthcare Di-
 agnostic Service, Inc..           --      (412,000)         --           --           --
Purchase of MRI con-
 tracts and related as-
 sets of Pacific
 Medical Imaging, Inc...           --           --           --           --      (756,000)
Proceeds from sale of
 investment.............           --           --       968,000          --           --
Proceeds from sale of
 equipment..............           --     2,418,000          --           --           --
                          ------------  -----------  -----------  -----------  -----------
Net cash used in invest-
 ing activities.........   (19,861,000)  (7,789,000) (27,936,000) (14,447,000) (19,545,000)

                                                                     (continued)

                            ALLIANCE IMAGING, INC.
              CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)

                                                                       SIX MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,                   JUNE 30,
                          ----------------------------------------  ------------------------
                              1994          1995          1996         1996         1997
                          ------------  ------------  ------------  -----------  -----------
FINANCING ACTIVITIES
Payment of preferred
 stock dividends........  $        --   $        --   $ (1,594,000) $  (930,000) $  (471,000)
Purchase of senior sub-
 ordinated debentures...           --            --     (5,714,000)         --    (2,286,000)
Partial prepayment of
 senior notes...........           --            --     (3,537,000)         --           --
Repurchase of Series A
 preferred stock........           --            --     (6,307,000)         --    (2,523,000)
Principal payments on
 long-term debt.........   (11,141,000)  (12,763,000)  (13,630,000)  (5,608,000)  (9,190,000)
Proceeds from long-term
 debt...................    12,276,000    11,116,000    23,889,000   10,227,000   18,123,000
Proceeds from senior
 bridge loan............           --            --     12,872,000          --     5,128,000
Increase in deferred fi-
 nancing charges........           --        (54,000)      (76,000)     (76,000)         --
Proceeds from exercise
 of employee stock op-
 tions..................           --         97,000        41,000       20,000       21,000
                          ------------  ------------  ------------  -----------  -----------
Net cash provided by fi-
 nancing activities.....     1,135,000    (1,604,000)    5,944,000    3,633,000    8,802,000
                          ------------  ------------  ------------  -----------  -----------
Net increase (decrease)
 in cash and short-term
 investments............    (5,942,000)    8,650,000      (261,000)      52,000    2,950,000
Cash and short-term in-
 vestments at beginning
 of year................     8,420,000     2,478,000    11,128,000   11,128,000   10,867,000
                          ------------  ------------  ------------  -----------  -----------
Cash and short-term in-
 vestments at end of
 year...................  $  2,478,000  $ 11,128,000  $ 10,867,000  $11,180,000  $13,817,000
                          ============  ============  ============  ===========  ===========
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW INFORMA-
 TION
Cash paid during year
 for:
Interest................  $  8,690,000  $  5,483,000  $  5,562,000  $ 2,724,000  $ 3,727,000
Income Taxes............       104,000       629,000       378,000      202,000      283,000
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES
Net book value of assets
 exchanged..............     2,291,000     1,104,000     3,521,000    1,871,000    1,295,000
Issuance of common and
 Series A preferred
 stock in connection
 with debt restructur-
 ing....................    18,125,000           --            --           --           --
Preferred Stock dividend
 accrued................           --        930,000       266,000      468,000          --
Excess of carrying
 amount of preferred
 stock repurchased over
 consideration paid.....           --            --      1,764,000          --     1,906,000
Conversion of senior
 bridge loan into Series
 D 4% convertible pre-
 ferred stock...........           --            --            --           --    18,000,000

  During the 1996 second quarter, Alliance purchased all of the common stock of Royal Medical Health Services, Inc. and related assets for cash consideration of approximately $1,914,000. In conjunction with the acquisition, liabilities were assumed as follows:

        Fair value of assets acquired.............................. $ 8,601,000
        Cash paid for common stock.................................  (1,914,000)
                                                                    -----------
          Liabilities assumed...................................... $ 6,687,000
                                                                    ===========

As additional consideration for the above purchase, Alliance issued convertible stock in the amount of $388,000 and common stock warrants valued at $212,000. As a result of this transaction, Alliance recorded goodwill of approximately $3,945,000.

  During the 1996 third quarter, Alliance purchased all of the common stock of Sun MRI Services, Inc. for cash consideration of approximately $391,000. In connection with the acquisition, liabilities were assumed as follows:

        Fair value of assets acquired............................... $1,602,000
        Cash paid for common stock..................................   (391,000)
                                                                     ----------
          Liabilities assumed....................................... $1,211,000
                                                                     ==========

                            See accompanying notes.

                             ALLIANCE IMAGING, INC.

                  CONSOLIDATED STATEMENTS OF PREFERRED STOCK,
                    COMMON STOCK, ADDITIONAL PAID-IN-CAPITAL
                            AND ACCUMULATED DEFICIT

                                                       SERIES C
                           SERIES A REDEEMABLE       CONVERTIBLE
                             PREFERRED STOCK       PREFERRED STOCK      COMMON STOCK     ADDITIONAL
                          ----------------------  ------------------ -------------------   PAID-IN    ACCUMULATED
                           SHARES      AMOUNT     SHARES   AMOUNT      SHARES    AMOUNT    CAPITAL      DEFICIT
                          --------  ------------  ------ ----------- ---------- -------- -----------  ------------
Balance at December 31,
 1993...................       --   $        --      --  $       --   7,114,371 $ 71,000 $29,356,000  $(14,518,000)
Issuance of common and
 Series A preferred
 stock in connection
 with debt restructuring
 (Note 5)...............   155,000    15,500,000     --          --   3,500,000   35,000   2,457,000           --
Net loss for year ended
 December 31, 1994......       --            --      --          --         --       --          --    (19,066,000)
                          --------  ------------  ------ ----------- ---------- -------- -----------  ------------
Balance at December 31,
 1994...................   155,000    15,500,000     --          --  10,614,371  106,000  31,813,000   (33,584,000)
Exercise of common stock
 options................       --            --      --          --     221,800    2,000      95,000           --
Preferred stock divi-
 dends..................       --        930,000     --          --         --       --          --       (930,000)
Net income for year
 ended December 31,
 1995...................       --            --      --          --         --       --          --      4,102,000
                          --------  ------------  ------ ----------- ---------- -------- -----------  ------------
Balance at December 31,
 1995...................   155,000    16,430,000     --          --  10,836,171  108,000  31,908,000   (30,412,000)
Payment of 1995 pre-
 ferred stock dividends.       --       (930,000)    --          --         --       --          --            --
Exercise of common stock
 options................       --            --      --          --      77,217    1,000      39,000           --
Issuance of common stock
 warrants in connection
 with senior and subor-
 dinated debt amendment.       --            --      --          --         --       --      259,000           --
Issuance of common stock
 warrants in connection
 with transfer and
 amendment of senior
 notes..................       --            --      --          --         --       --      222,000           --
Issuance of Series C
 preferred stock in
 connection with
 acquisition of Royal
 Medical Health
 Services, Inc..........       --            --    3,876     388,000        --       --          --            --
Issuance of common stock
 warrants in connection
 with acquisition of
 Royal Medical Health
 Services, Inc..........       --            --      --          --         --       --      212,000           --
Preferred stock divi-
 dends..................       --        930,000     --          --         --       --          --       (930,000)
Payment of 1996 pre-
 ferred stock dividends.       --       (664,000)    --          --         --       --          --            --
Repurchase of Series A
 preferred stock........  (110,714)  (11,072,000)    --          --         --       --    1,764,000           --
Net income for year
 ended December 31,
 1996...................       --            --      --          --         --       --          --     12,801,000
                          --------  ------------  ------ ----------- ---------- -------- -----------  ------------
Balance at December 31,
 1996...................    44,286     4,694,000   3,876     388,000 10,913,388  109,000  34,404,000   (18,541,000)
Exercise of common stock
 options (unaudited)....       --            --      --          --      27,750      --       21,000           --
Repurchase of Series A
 redeemable preferred
 stock (unaudited)......   (44,286)   (4,694,000)    --          --         --       --    1,906,000           --
Transaction costs asso-
 ciated with conversion
 of senior bridge loan
 into Series D preferred
 stock (unaudited)......       --            --      --          --         --       --     (160,000)          --
Conversion of senior
 bridge loan into Series
 D preferred stock (un-
 audited)...............       --            --   18,000  18,000,000        --       --          --            --
Series C preferred stock
 dividend (unaudited)...       --            --      --          --         --       --          --        (14,000)
Series D preferred stock
 dividend (unaudited)...       --            --      --          --         --       --          --       (192,000)
Net income for the six
 months ended June 30,
 1997 (unaudited).......       --            --      --          --         --       --          --      5,447,000
                          --------  ------------  ------ ----------- ---------- -------- -----------  ------------
Balance at June 30, 1997
 (unaudited)............       --   $        --   21,876 $18,388,000 10,941,138 $109,000 $36,171,000  $(13,300,000)
                          ========  ============  ====== =========== ========== ======== ===========  ============

                            See accompanying notes.

                            ALLIANCE IMAGING, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.  DESCRIPTION OF ALLIANCE AND BASIS OF FINANCIAL STATEMENT PRESENTATION

  DESCRIPTION OF ALLIANCE--Alliance Imaging, Inc. (Alliance) provides outsourced radiology services and high technology diagnostic imaging systems and related technical support services, as well as management and information services, to hospitals and other healthcare providers. Diagnostic imaging services are provided on both a mobile, shared-user basis as well as on a full-time basis to single customers. Alliance operates entirely within the United States and is one of the largest providers of magnetic resonance imaging (MRI) and computed tomography (CT) services in the country. The equipment used by Alliance is sophisticated and subject to accelerated obsolescence in the event of significant technological change.

  BASIS OF FINANCIAL STATEMENT PRESENTATION--The accompanying consolidated financial statements include the accounts of Alliance Imaging, Inc. and its consolidated subsidiaries. The accompanying unaudited consolidated financial statements have been prepared by Alliance Imaging, Inc. in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of Alliance, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997.

  USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  DEBT RESTRUCTURING--Effective December 31, 1994, Alliance completed a comprehensive debt restructuring with the holders of its senior notes and senior subordinated debentures. The restructuring included a reduction in interest rates, an exchange of a portion of the debentures for issuance of redeemable preferred and common stock and the extension of the repayment terms on all of the remaining debt. These transactions were accounted for as a troubled debt restructuring. Supplemental loss per common share for the year ended December 31, 1994, based on historical loss per share adjusted to give effect to the issuance of common shares in exchange for debt in the debt restructuring and a reduction of related interest expense assuming the exchange had occurred on January 1, 1994, is ($1.77) based on 10,614,000 weighted average common shares outstanding.

  SPECIAL CHARGES--During the fourth quarter of 1994, Alliance recorded special charges totaling $13,339,000 related to an equipment exchange transaction, the impairment of certain equipment, debt restructuring and employee severances. Alliance entered into an agreement with one of its major equipment vendors to exchange several older MRI scanners for more technologically advanced scanners which had been refurbished. The fair value of the assets received, net of related debt incurred, was less than the net book value of the assets exchanged, resulting in a non-cash pre-tax charge of $2,156,000. Alliance also evaluated the carrying values of all of its remaining older mid-field mobile MRI scanners. An impairment analysis of these scanners resulted in an $8,670,000 non-cash pre-tax charge to reduce the net book values to their estimated current market value. Alliance then identified assets to be held for sale or other disposition and recorded a non-cash pre-tax charge of $1,831,000 to write these assets down to their estimated net realizable value on disposition. In addition, Alliance recorded pre-tax special charges of $440,000 related to debt restructuring and $242,000 for employee severances.

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND SHORT-TERM INVESTMENTS--Alliance considers short-term investments with original maturities of three months or less to be cash equivalents.

  ACCOUNTS RECEIVABLE--Alliance provides shared and single-user diagnostic imaging equipment and technical support services to the healthcare industry and directly to patients on an outpatient basis. Substantially all of Alliance's accounts receivable are due from hospitals, other healthcare providers and health insurance providers located throughout the United States. Services are generally provided pursuant to long-term contracts and directly to patients, and generally collateral is not required. Receivables generally are collected within industry norms for third-party payers. Credit losses are provided for in the consolidated financial statements.

  EQUIPMENT--Equipment is stated at cost and is generally depreciated using the straight-line method over an initial estimated life of three to eight years to an estimated residual value, generally approximating between five and 20 percent of original cost. If Alliance continues to operate the equipment beyond its initial estimated life, the residual value is then depreciated to a nominal salvage value over three years.

  Routine maintenance and repairs are charged to expense as incurred. Major repairs and purchased software and hardware upgrades, which extend the life or add value to the equipment, are capitalized and depreciated over the remaining useful life.

  With the exception of a small amount of office furniture and equipment, substantially all of the property owned by Alliance relates to diagnostic imaging equipment, tractors and trailers used in the business.

  GOODWILL--Alliance amortizes goodwill over a period of one to 25 years. For acquired entities, the amortization period selected is primarily based upon the estimated life of the customer contracts, including expected renewals, and related other assets acquired, not to exceed 20 years. The Financial Accounting Standards Board (FASB) issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", in March 1995. Statement 121 requires long-lived assets and certain intangibles held and used by Alliance to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is to be performed at the lowest level at which undiscounted net cash flows can be directly attributable to long-lived assets. Alliance adopted Statement 121 in the first quarter of 1996 with no material effect on Alliance's financial statements.

  REVENUE RECOGNITION--The majority of Alliance's revenues are derived directly from healthcare providers. To a lesser extent, revenues are generated from direct billings to patients or their medical payers which are recorded net of contractual discounts and other arrangements for providing services at less than established patient billing rates. Net revenues from direct patient billing amounted to approximately 13%, 10% and 8% of revenues in the years ended December 31, 1994, 1995 and 1996, respectively. No single customer accounted for 3% or more of consolidated revenues in each of the three years in the period ended December 31, 1996. All revenues are recognized at the time the service is performed.

  INCOME TAXES--Alliance calculates deferred taxes and related income tax expense using the liability method. This method determines deferred taxes by applying the current tax rate to the cumulative temporary differences between recorded carrying amounts and the corresponding tax basis of assets and liabilities. A

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)

valuation allowance is established for deferred tax assets unless their realization is considered more likely than not. Alliance's provision for income taxes is the sum of the change in the balance of deferred taxes between the beginning and the end of the period plus income taxes currently payable.

  INVESTMENT TAX CREDITS--Alliance accounts for investment tax credits under the flow through method.

  FAIR VALUES OF FINANCIAL INSTRUMENTS--FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimated cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Statement 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Alliance.

  The following methods and assumptions were used by Alliance in estimating its fair value disclosures for financial instruments:

  Cash and short-term investments--The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

  Long-term debt--The fair values of Alliance's long-term debt are estimated using discounted cash flow analyses, based on Alliance's current incremental rates for similar types of borrowing arrangements.

    The carrying amounts and estimated fair values of Alliance's financial instruments are as follows:

                                  DECEMBER 31, 1995        DECEMBER 31, 1996
                               -----------------------  -----------------------
                                CARRYING      FAIR       CARRYING      FAIR
                                 AMOUNT       VALUE       AMOUNT       VALUE
                               ----------- -----------  ----------- -----------
Cash and short-term invest-
 ments........................ $11,128,000 $11,128,000  $10,867,000 $10,867,000
Long-term debt................  75,880,000  61,500,000   89,025,000  84,150,000
Redeemable preferred stock....  16,430,000  (See Below)   4,694,000   2,788,000

  As more fully discussed in Note 4, Alliance has repurchased all of its redeemable preferred stock. Alliance paid approximately $2,788,000 to retire the December 31, 1996 balance and consequently believes $2,788,000 reasonably approximates the fair value of its redeemable preferred stock balance at December 31, 1996. The original fair value of Alliance's redeemable preferred stock of $15,500,000 was determined by independent valuation consultants as of December 31, 1994. Although it was not practicable to reevaluate the estimated fair value of the preferred stock as of December 31, 1995 because of the lack of a quoted market price and the inability to estimate fair value without incurring excessive costs, Alliance believes the $16,430,000 carrying amount at December 31, 1995, which represents the original fair value of the preferred stock increased for the 1995 cumulative dividend, reasonably approximates its fair value at that date.

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  EARNINGS PER COMMON SHARE--Earnings per common share have been computed based on the weighted average number of shares outstanding during each year and the assumed exercise of dilutive stock options and warrants less the number of treasury shares assumed to be purchased from the proceeds using the average market price of Alliance's common stock. The earnings per common share for the six month periods ended June 30, 1997 and 1996 are based upon weighted average common and common equivalent shares outstanding during the period. For the six month period ended June 30, 1996 common equivalent shares include vested stock options with exercise prices lower than current market value, as well as the assumed conversion of the Series D convertible preferred stock into common shares. Supplemental earnings per share for the six months ended June 30, 1997 based on historical earnings per share adjusted assuming the conversion of the senior bridge loan into Series D convertible preferred stock had occurred on January 1, 1997 is $0.30 per share. This calculation ignores amounts reported in the 1997 historical results as gain arising from the repurchase of the senior subordinated debentures and as the earnings per share benefit arising from the excess of carrying value of the preferred stock repurchased over the consideration paid. Therefore, this supplemental earnings per share calculation is the most comparable to the $0.31 per share "income before items below" reported in Alliance's six months ended June 30, 1997 historical results of operations. In February 1997, the FASB issued Statement No. 128, "Earnings per Share", which is required to be adopted on December 31, 1997. At that time, Alliance will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options, warrants and the Series D convertible preferred stock will be excluded. The impact is expected to result in an increase to basic earnings per share for the six months ended June 30, 1996 and 1997 of $0.01 and $0.05 per share, respectively.

3. INCOME TAXES

  The provision for income taxes shown in the consolidated statements of operations consists of the following:

                                              1994       1995         1996
                                           ---------- -----------  -----------
Current:
  Federal................................. $      --  $   960,000  $ 2,958,000
  State...................................    120,000     970,000      735,000
                                           ---------- -----------  -----------
                                              120,000   1,930,000    3,693,000
Utilization of net operating loss carryo-
 vers.....................................        --   (1,029,000)  (2,649,000)
                                           ---------- -----------  -----------
                                              120,000     901,000    1,044,000
Deferred:
  Federal.................................    181,000    (181,000)         --
  State...................................    799,000       7,000      731,000
                                           ---------- -----------  -----------
                                              980,000    (174,000)     731,000
                                           ---------- -----------  -----------
                                           $1,100,000 $   727,000  $ 1,775,000
                                           ========== ===========  ===========

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  The provision for income taxes applicable to income before extraordinary gains and attributed to the extraordinary gains is as follows:

                                                    1994      1995       1996
                                                 ---------- --------  ----------
Provision for taxes on income before extraordi-
 nary gains:
  Current......................................  $  120,000 $901,000  $  329,000
  Deferred.....................................     980,000 (174,000)    731,000
                                                 ---------- --------  ----------
Total provision for taxes on income before ex-
 traordinary gains.............................   1,100,000  727,000   1,060,000
Provision for taxes on extraordinary gains
 (current).....................................         --       --      715,000
                                                 ---------- --------  ----------
                                                 $1,100,000 $727,000  $1,775,000
                                                 ========== ========  ==========

  Significant components of Alliance's deferred tax assets and (liabilities) at December 31 are as follows:

                                                         1995          1996
                                                     ------------  ------------
Deferred Tax Liabilities:
Equipment basis differences......................... $(10,738,000) $(12,981,000)
Cancellation of indebtedness........................          --     (2,258,000)
                                                     ------------  ------------
  Total deferred tax liabilities....................  (10,738,000)  (15,239,000)
Deferred Tax Assets:
Net operating losses................................   12,549,000     9,900,000
Cancellation of indebtedness........................    3,265,000           --
Accounts receivable.................................      266,000       266,000
Basis differences associated with other assets......    1,015,000     2,105,000
Other...............................................    1,174,000       330,000
                                                     ------------  ------------
  Total deferred tax assets.........................   18,269,000    12,601,000
Valuation allowance.................................   (8,631,000)   (2,193,000)
                                                     ------------  ------------
  Net deferred tax assets...........................    9,638,000    10,408,000
                                                     ------------  ------------
Net deferred taxes..................................   (1,100,000)   (4,831,000)
Current deferred tax liability......................      310,000           --
                                                     ------------  ------------
Noncurrent deferred tax liability................... $   (790,000) $ (4,831,000)
                                                     ============  ============

  The net change in Alliance's valuation allowance on deferred tax assets during the year ended December 31, 1996 totaled $4,664,000 and $1,774,000 for federal and state purposes, respectively.

  At December 31, 1996, for federal regular income tax purposes, Alliance had approximately $26,400,000 of operating loss carryovers expiring through 2006. Due to a change in ownership in November 1991, utilization of $19,700,000 of these net operating losses is subject to an annual limitation of approximately $2,200,000. Any unutilized annual limitation may be carried forward to future years. The annual limitation may be increased if built-in gains which existed on the date of the change in ownership are recognized by sale or other disposal of equipment. As a result of these limitations, Alliance has approximately $6,700,000 of operating loss carryovers available in 1997 for federal regular income tax purposes. Future changes in the ownership of Alliance could result in additional limitations on the utilization of its operating loss carryovers.

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  A reconciliation of the expected total provision for income taxes, computed using the federal statutory rate on income before extraordinary gains, is as follows:

                                        1994         1995         1996
                                     -----------  -----------  -----------
Computed expected provision
 (benefit).......................... $(6,288,000) $ 1,690,000  $ 2,646,000
State income taxes, net of federal
 benefit............................     919,000      313,000      572,000
Amortization of goodwill............     310,000      458,000      487,000
Alternative minimum tax.............     181,000       34,000      182,000
Increase (decrease) in valuation
 allowance on federal deferred
 tax assets.........................   5,936,000   (1,710,000)  (2,798,000)
Other...............................      42,000      (58,000)     (29,000)
                                     -----------  -----------  -----------
                                     $ 1,100,000  $   727,000  $ 1,060,000
                                     ===========  ===========  ===========

4. INDEBTEDNESS

  Long-term debt consisted of the following at December 31:

                                                     1995         1996
                                                  -----------  -----------
Obligations to lending institutions, secured by
 equipment, due in monthly installments through
 December 2001 with weighted average interest
 rates of 9.62% and 9.77% at December 31, 1995
 and 1996, respectively.........................  $32,547,000  $51,695,000
Senior notes, secured by equipment (see below)..   26,700,000   19,866,000
Senior bridge loan, due March 31, 1997 if not
 converted into preferred stock (see below),
 interest at 10% payable at maturity............           --   12,872,000
Senior subordinated debentures, unsecured, due
 in quarterly installments through 2005 with an
 effective interest rate of 0% (7.5% stated
 interest rate).................................   16,633,000    4,592,000
                                                  -----------  -----------
                                                   75,880,000   89,025,000
Less current portion............................    9,948,000   16,323,000
                                                  -----------  -----------
                                                  $65,932,000  $72,702,000
                                                  ===========  ===========

  Installment obligations to lending institutions and the senior notes are collateralized by equipment with a net book value of $77,339,000 at December 31, 1996.

  On December 31, 1996, Alliance entered into a Bridge Loan Agreement (enabling Alliance to borrow up to $18,000,000) and borrowed $12,872,000 under a senior bridge loan; an additional $5,128,000 was borrowed on January 2, 1997. The senior bridge loan is convertible into 18,000 shares of a new Series D convertible preferred stock (see Note 5). On December 31, 1996, Alliance used the proceeds of the senior bridge loan to repurchase $11,345,000 carrying value of its senior subordinated debentures (debentures) and $11,071,000 of its Series A redeemable preferred stock at a discount (plus related accrued interest and dividends). As a result, in the fourth quarter of 1996, Alliance recorded an extraordinary gain of $4,935,000, net of taxes of $560,000, from this early extinguishment of debt. In addition, the excess of carrying amount of preferred stock repurchased over consideration paid and other charges amounted to $1,764,000, which has been recognized as an increase in additional paid-in capital. In connection with this transaction, on January 2, 1997, Alliance used the additional senior bridge loan proceeds to repurchase the remaining balance of its debentures and Series A redeemable preferred stock at a discount (plus related accrued interest and dividends). Accordingly, in January 1997, Alliance

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)

recorded an extraordinary gain of $1,332,000, net of taxes of $920,000, from this early extinguishment of debt. The excess of carrying amount of preferred stock repurchased over consideration paid in January 1997 amounted to $1,906,000.

  On March 26, 1997, the holder of the senior bridge loan exercised its option to convert the senior bridge loan into 18,000 shares of Series D convertible preferred stock. At that time, senior notes not to exceed $9,000,000 held by the same lender become convertible into a new Series E preferred stock on or after January 1, 1998 (see Note 5). Supplemental earnings per share for the year ended December 31, 1996, based on historical earnings per share adjusted to give effect to (1) the issuance of the Series D preferred stock, and (2) the use of the $18 million proceeds therefrom on a pro rata basis to repurchase the debentures and Series A redeemable preferred stock repurchased in December 1996 and January 1997, and assuming the transactions had occurred on January 1, 1996, is $0.45 per share. This calculation ignores amounts reported in the historical results for 1996 as gains arising from the repurchase of the senior notes and debentures and as the earnings per share benefit arising from the excess of the carrying value of the preferred stock repurchased over the consideration paid. Therefore, this supplemental earnings per share calculation is most comparable to the $0.48 per share "income before items below" reported in Alliance's 1996 historical results of operations.

  In November 1996, Alliance arranged for the sale of all of its senior notes by the original holders to new owners. In connection with the sale, Alliance prepaid $5,300,000 of the senior notes at a discount and recorded an extraordinary gain of $1,365,000, net of taxes of $155,000, from this early extinguishment of debt. In addition, the new holders and Alliance agreed to remove or modify various restrictive covenants contained in the note purchase agreement governing the senior notes. The amended senior notes bear interest at a stated annual rate of 7.5%, with interest payable monthly, and require minimum mandatory quarterly principal payments of $150,000 in 1997 increasing to $1,800,000 in 2003. Alternatively, Alliance may make voluntary monthly principal and interest payments of $335,000 through October 2002 to fully retire the notes. Alliance may also prepay the notes at any month end at specified discounts from their face amount. The senior notes agreement contains limitations on equipment additions, incurrence of debt and other similar items.

  The carrying amount of long-term debt as of December 31, 1996 is due as follows (assuming voluntary prepayments of Alliance's senior notes, and excluding the senior bridge loan, which was converted to preferred stock in March 1997, and the debentures refinanced thereby):

        Year ending December 31:
          1997...................................................... $16,323,000
          1998......................................................  17,263,000
          1999......................................................  14,914,000
          2000......................................................  11,403,000
          2001......................................................   8,097,000
          2002......................................................   3,561,000
                                                                     -----------
                                                                     $71,561,000
                                                                     ===========

  Of Alliance's total indebtedness at December 31, 1996, $83,552,000 is an obligation of Alliance and $5,473,000 is an obligation of Alliance's consolidated subsidiaries.

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  Alliance has a $3 million revolving line of credit with a bank. The line bears interest at the bank's prime rate (8.5% at December 31, 1995 and 8.25% at December 31, 1996) plus two percent, with a commitment fee of 0.375% per year on the unused balance, and is secured by substantially all of Alliance's accounts receivable. The line of credit had not been utilized through December 31, 1996.

5. PREFERRED AND COMMON STOCK

  PREFERRED STOCK--Alliance is authorized to issue 1,000,000 shares of preferred stock, undesignated as to series. The Board of Directors has the authority to establish the voting powers, designations, preferences and other special rights for each series of preferred stock issued.

  In connection with Alliance's debt refinancing effective December 31, 1996 (see Note 4), Alliance authorized 18,000 shares of a new Series D convertible preferred stock and 9,000 shares of a new Series E convertible preferred stock. The holders of the Series D and E convertible preferred stock, when issued, are entitled to receive cumulative dividends at the rate of 4% per annum of the stated liquidation value (subject to increase, to a maximum of 8%, under certain circumstances). Unpaid dividends accumulate and are payable quarterly by Alliance in cash. Shares of Series D convertible preferred stock are convertible at the option of the holder at any time on or before December 31, 2006 into shares of common stock at a conversion price of $6.00 per common share, subject to adjustment. Shares of Series E convertible preferred stock are convertible at the option of the holder at any time on or before December 31, 2006 into shares of common stock at a conversion price of the greater of $6.00 per share of common stock or the market price (as defined) per common share at date of issuance of the Series E convertible preferred stock. Shares of Series D and E convertible preferred stock are subject to redemption at the option of Alliance after December 31, 2006.

  In connection with the Royal acquisition (Note 8), Alliance issued 3,876 shares of a new Series C convertible preferred stock. The Series C convertible preferred stock bears a dividend of 5% of its original liquidation value ($388,000) payable annually in cash and is redeemable at Alliance's option. Holders of Series C convertible preferred stock may convert their stock into common stock at a price of $5.00 per common share.

  In the event of liquidation, dissolution or winding up of Alliance, the holders of Series C, D and E convertible preferred stock shall be entitled to receive an amount equal to the stated liquidation value per share (plus accumulated but unpaid dividends) prior to any distributions to common stockholders. No sinking fund has been or will be established for the retirement or redemption of shares of Series C, D or E convertible preferred stock.

  The holders of shares of preferred stock are not entitled to any voting rights with respect to any matters voted upon by the common stockholders. However, a majority of preferred stockholders (with each series voting as a single class) must approve certain corporate transactions including the authorization of additional classes or series of stock ranking prior to their stock, any increase in the number of authorized shares of their preferred stock series, any amendment to the terms of such preferred stock series and similar actions.

  STOCK OPTIONS AND AWARDS--Alliance has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Alliance's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  Alliance's 1991 Stock Option Plan provides that up to 2,000,000 shares may be granted to management and key employees. Options are granted at their fair market value at the date of grant. All options granted have 10 year terms and vest and become fully exercisable at the end of three to four years of continued employment. The weighted-average remaining contractual life of options outstanding as of December 31, 1996 is 9.6 years. The following table summarizes the activity under this plan.

                                                                WEIGHTED AVERAGE
                                                       SHARES    EXERCISE PRICE
                                                      --------  ----------------
     Outstanding at December 31, 1993................  509,000      $3.5423
       Granted.......................................  738,400       0.4375
       Canceled...................................... (505,000)      3.5535
                                                      --------      -------
     Outstanding at December 31, 1994................  742,400       0.4375
       Granted.......................................   32,000       2.1172
       Exercised..................................... (221,800)      0.4375
       Canceled......................................  (11,600)      0.4375
                                                      --------      -------
     Outstanding at December 31, 1995................  541,000       0.5369
       Granted.......................................  489,200       3.5625
       Exercised.....................................  (77,217)      0.5151
       Canceled......................................   (2,000)      1.6875
                                                      --------      -------
     Outstanding at December 31, 1996................  950,983      $2.0926
                                                      ========      =======

  At December 31, 1996, 430,700 of these options were exercisable at $0.4375, 121,050 were exercisable at $3.5625, and 12,667 were exercisable at prices between $1.6875 and $2.375.

  In 1991, options for 30,000 shares not covered by the 1991 Stock Option Plan were granted to three non-employee directors at an exercise price of $8.25 per share. In 1993, options for 40,000 shares were granted at exercise prices ranging from $1.125 to $2.50 per share. In 1995, options for an additional 10,000 shares were granted at an exercise price of $1.6875 per share. These options vest over a four year period. At December 31, 1996, options for 40,000 shares had been canceled and options for 30,000 shares were exercisable.

  Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if Alliance has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated as of the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996: risk-free interest rate of 5.72%; no dividend yield; volatility factor of the expected market price of Alliance's common stock of
 .43; and a weighted-average expected life of the option of seven years. The weighted-average fair value of options granted during 1996 is $1.93.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Alliance's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' maximum vesting period. Alliance's pro forma information for the year ended December 31, 1996 follows:

        Pro forma net income........................................ $12,577,000
        Pro forma earnings per share................................       $1.17

  At December 31, 1996 Alliance had 328,900 warrants outstanding to purchase common stock with exercise prices ranging from $2.50 to $5.00 per share over terms of three to ten years. The weighted-average grant-date fair value of the warrants was $2.13.

6. COMMITMENTS

  Alliance has contracts with its equipment vendors for comprehensive maintenance and cryogen coverage for its MRI and CT systems. The contracts are between one and five years and extend through December 2001, but may be canceled by Alliance under certain circumstances. Contract payments are approximately $9,200,000 per year. At December 31, 1996, Alliance had binding equipment purchase commitments totaling approximately $29,200,000.

  Alliance leases office and warehouse space and certain equipment under non-cancelable operating leases. The office and warehouse leases generally call for minimum monthly payments plus maintenance and inflationary increases. The future minimum payments under such leases are as follows:

        Year ending December 31:
          1997....................................................... $1,478,000
          1998.......................................................    960,000
          1999.......................................................    668,000
          2000.......................................................    141,000
          2001.......................................................     34,000
                                                                      ----------
                                                                      $3,281,000
                                                                      ==========

  Alliance's total rental expense, which includes short-term equipment rentals, for the years ended December 31, 1994, 1995 and 1996 was $2,781,000, $1,923,000 and $3,380,000, respectively.

7. 401(K) SAVINGS PLAN

  Alliance established a 401(k) Savings Plan in January 1990. All employees of Alliance are eligible to participate after a six month waiting period. Employees may contribute between 1% and 15% of their annual compensation. Alliance matches 33.3 cents for every dollar of employee contributions up to 7% of their compensation, subject to the limitations imposed by the Internal Revenue Code. Alliance may also make discretionary contributions depending on profitability. Alliance incurred and charged to expense $119,000, $140,000 and $157,000 during 1994, 1995 and 1996, respectively, related to the plan.

8. ACQUISITION

  On April 26, 1996, Alliance acquired all of the outstanding shares of Royal Medical Health Services, Inc. (Royal) of Pittsburgh, Pennsylvania. Like Alliance, Royal is a provider of comprehensive MRI services. Alliance issued 3,876 shares of Series C convertible preferred stock valued at $388,000, common stock warrants valued at $212,000, and paid $1,914,000 in cash as consideration for the acquisition of Royal and certain related assets. The acquisition has been accounted for as a purchase and, accordingly, the results of operations of Royal have been included in Alliance's consolidated financial statements from the date of acquisition.

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)


  The unaudited pro forma information below presents combined results of operations as if the Royal acquisition had occurred at the beginning of the respective periods presented. The unaudited pro forma information is not necessarily indicative of the results of operations of the combined company had the acquisition actually occurred at the beginning of the periods presented, nor is it necessarily indicative of future results.

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                            1995        1996
                                                         ----------- -----------
     Revenues..........................................  $63,621,000 $70,518,000
     Income before extraordinary gains.................    4,492,000   6,487,000
     Net income........................................    4,492,000  12,787,000
     Earnings per share:
      Income before extraordinary gains................  $      0.32 $      0.48
      Income applicable to common stock................         0.32        1.18

9. SUBSEQUENT EVENT

  On July 23, 1997, Alliance entered into an Agreement and Plan of Merger (the "Recapitalization Merger Agreement"). Under the terms of the Recapitalization Merger Agreement, an entity formed by affiliates of Apollo Management, L.P. (collectively, "Apollo") will merge with and into Alliance (the "Recapitalization"). Each share of Alliance common stock, par value $.01 per share, issued and outstanding immediately prior to the effective time of the Recapitalization, other than dissenting shares, either (1) will be converted into the right to receive $11.00 in cash or (2) will be retained by such stockholder. The Recapitalization Merger Agreement requires that 727,273 shares in the aggregate of common stock be retained by Alliance's existing shareholders; therefore, the right to receive either $11.00 in cash for each share or to retain that share of Alliance common stock is subject to proration. Additionally, in connection with the Recapitalization and subject to certain conditions, Alliance will acquire all the shares of common stock of a new holding company formed by Apollo to acquire (the "SMT Acquisition") SMT Health Services Inc. ("SMT").

  The proposed Recapitalization is subject to stockholder approval. However, pursuant to a Stockholder Agreement, stockholders representing beneficial ownership of not less than 54.4% of Alliance common stock (the "Stockholders") have agreed to vote all shares beneficially owned by them in favor of the approval of the Recapitalization Merger Agreement and the Recapitalization and to convert or exercise all securities they hold that are convertible into or exercisable for shares of Alliance common stock prior to the time of the special meeting of shareholders called in connection with the Recapitalization. In addition, each Stockholder has granted to Apollo an option to acquire their shares of common stock, and a proxy to vote such shares in favor of the Recapitalization and the SMT Acquisition. At the closing of the Recapitalization and the SMT Acquisition, significant new sources of financing will be provided to Alliance for the purchase of shares of common stock in the Recapitalization, repayment of indebtedness, and for working capital purposes, among other uses.

  SMT, like Alliance, is a provider of comprehensive MRI services. Upon consummation of the SMT Acquisition, SMT will become an indirect wholly owned subsidiary of Alliance, with Apollo to receive 3,181,818 shares of Alliance common stock valued at approximately $33.6 million in connection with the SMT Acquisition. In addition, Alliance will assume and refinance approximately $55 million of SMT's debt. The acquisition will be accounted for as a purchase and, accordingly, results of operations of SMT will be included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price over the fair value of the net tangible assets acquired, substantially all of which is expected to be accounted for as goodwill, is estimated to total approximately $53 million and will be amortized over a 20 year life.

                            ALLIANCE IMAGING, INC.

          (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS ENDED
                     JUNE 30, 1996 AND 1997 IS UNAUDITED)

  After the consummation of the Recapitalization, the Company will adopt a new employee stock option plan pursuant to which options (the "New Options") with respect to a total of 527,272 shares of Alliance common stock (the "New Option Shares") will be available for grant. The New Option Shares will be allocated in amounts agreed upon between Apollo and the Company. Of the New Option Shares, 50% will vest in equal increments over four years ending on the fourth anniversary of the last day of the consummation of the Recapitalization. The remaining 50% will vest seven and one-half years after the date of grant, subject to acceleration if certain per-share equity targets are achieved. Vesting of New Options occurs only during an employee's term of employment. The exercise price for the New Options is expected to be at the fair market value at a grant date (i.e., $11.00 per share at the consummation of the Recapitalization)."

  As a part of the new financing to be provided, Alliance plans to sell $170 million of Senior Subordinated Notes (the "Notes") in an underwritten public offering. The Notes are to be unconditionally guaranteed, on a senior subordinated basis, jointly and severally, by all significant direct and indirect consolidated subsidiaries of Alliance, which consist of Royal Medical Health Services, Inc., Alliance Imaging of Central Georgia, Inc. and SMT Acquisition Corp., a newly formed corporation established by Apollo to effect its acquisition of SMT, which is expected to be acquired by Alliance in exchange for 3,181,818 shares of Alliance common stock prior to the issuance of the Notes. Separate financial statements of the subsidiary guarantors are not included herein because such guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes, and the aggregate net assets, earnings and equity of the guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis. Accordingly, management has determined that separate financial statements and other disclosures concerning the subsidiary guarantors would not provide material information to prospective purchasers of the Notes. The consolidated financial statements of SMT as of December 31, 1995 and 1996 and June 30, 1997 (unaudited) and for each of the three years in the period ended December 31, 1996 and the six month periods ended June 30, 1996 and 1997 (unaudited) are presented elsewhere herein. Combined summarized financial information for Royal Medical Health Services, Inc. and Alliance Imaging of Central Georgia, Inc. is set forth below (in thousands):

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                           1995   1996    1997
                                                          ------ ------ --------
Current assets........................................... $  --  $  131  $  127
Noncurrent assets........................................  1,450  8,163   8,269
                                                          ------ ------  ------
  Total assets........................................... $1,450 $8,294  $8,396
                                                          ====== ======  ======
Current liabilities...................................... $  --  $1,621  $1,648
Noncurrent liabilities...................................    641  4,238   3,535
Equity...................................................    809  2,435   3,213
                                                          ------ ------  ------
  Total liabilities and equity........................... $1,450 $8,294  $8,396
                                                          ====== ======  ======

                                                                    SIX MONTHS
                                                      YEAR ENDED       ENDED
                                                     DECEMBER 31,    JUNE 30,
                                                   ---------------- -----------
                                                   1994 1995  1996  1996  1997
                                                   ---- ---- ------ ---- ------
Revenues.......................................... $408 $558 $7,142 $569 $3,702
Costs and expenses................................  183  225  5,676  400  3,025
                                                   ---- ---- ------ ---- ------
Operating margin..................................  225  333  1,466  169    677
Provision for income taxes........................   14   50    205   28    231
                                                   ---- ---- ------ ---- ------
Net income........................................ $211 $283 $1,261 $141 $  446
                                                   ==== ==== ====== ==== ======

  The total assets, revenues and income before extraordinary items of the Company's non-guarantor subsidiaries on an individual and combined basis are less than 3% and therefore considered inconsequential.

                            ALLIANCE IMAGING, INC.

                           QUARTERLY FINANCIAL DATA

  Summarized quarterly unaudited financial data for the years ended December 31, 1995 and 1996, and the six month period ended June 30, 1997 follows:

                                                THREE MONTHS ENDED
                          ---------------------------------------------------------------
                                          JUNE 30,
                          MARCH 31, 1995    1995     SEPTEMBER 30, 1995 DECEMBER 31, 1995
                          -------------- ----------- ------------------ -----------------
Revenues................   $14,481,000   $14,766,000    $15,058,000        $13,760,000
Operating expenses,
 excluding depreciation.     7,169,000     7,148,000      7,121,000          6,904,000
Depreciation expense....     2,992,000     3,024,000      3,074,000          3,112,000
Selling, general and
 administrative
 expenses...............     1,542,000     1,597,000      1,549,000          1,606,000
Amortization expense,
 primarily goodwill.....       331,000       332,000        340,000            342,000
Interest expense, net...     1,254,000     1,349,000      1,273,000          1,177,000
Income before income
 taxes..................     1,193,000     1,316,000      1,701,000            619,000
Net income..............     1,021,000     1,112,000      1,447,000            522,000
Earnings per common
 share:.................
  Net income per common
   share................   $      0.07   $      0.08    $      0.11        $      0.02
                           ===========   ===========    ===========        ===========
Weighted average common
 and common equivalent
 shares outstanding.....    10,881,000    11,202,000     11,267,000         11,283,000
                           ===========   ===========    ===========        ===========

                                                THREE MONTHS ENDED
                          ---------------------------------------------------------------
                                          JUNE 30,
                          MARCH 31, 1996    1996     SEPTEMBER 30, 1996 DECEMBER 31, 1996
                          -------------- ----------- ------------------ -----------------
Revenues................   $14,686,000   $16,616,000    $17,795,000        $19,385,000
Operating expenses,
 excluding depreciation.     7,181,000     7,838,000      8,530,000          8,795,000
Depreciation expense....     2,866,000     3,182,000      3,122,000          3,567,000
Selling, general and
 administrative
 expenses...............     1,507,000     1,653,000      1,719,000          3,251,000
Amortization expense,
 primarily goodwill.....       344,000       401,000        564,000            643,000
Interest expense, net...     1,185,000     1,498,000      1,501,000          1,574,000
Income before income
 taxes and extraordinary
 gains..................     1,603,000     2,044,000      2,359,000          1,555,000
Extraordinary gains, net
 of taxes...............           --            --             --           6,300,000
Net income..............     1,364,000     1,738,000      1,949,000          7,750,000
Earnings per common
 share:
  Income before items
   below................   $      0.10   $      0.13    $      0.15        $      0.10
  Excess of carrying
   amount of preferred
   stock repurchased
   over consideration
   paid.................           --            --             --                0.15
                           -----------   -----------    -----------        -----------
  Income before
   extraordinary gains..          0.10          0.13           0.15               0.25
  Extraordinary gains,
   net..................           --            --             --                0.55
                           -----------   -----------    -----------        -----------
  Income applicable to
   common stock.........   $      0.10   $      0.13    $      0.15        $      0.80
                           ===========   ===========    ===========        ===========
Weighted average common
 and common equivalent
 shares outstanding.....    11,309,000    11,522,000     11,558,000         11,560,000
                           ===========   ===========    ===========        ===========

                             ALLIANCE IMAGING, INC.

                                                          THREE MONTHS ENDED
                                                      --------------------------
                                                                      JUNE 30,
                                                      MARCH 31, 1997    1997
                                                      -------------- -----------
Revenues............................................   $19,106,000   $20,805,000
Operating expenses, excluding depreciation..........     8,681,000     9,134,000
Depreciation expense................................     3,485,000     3,659,000
Selling, general and administrative expenses........     1,897,000     2,093,000
Amortization expense, primarily goodwill............       571,000       594,000
Interest expense, net...............................     1,933,000     1,624,000
Income before income taxes and extraordinary gain...     2,539,000     3,701,000
Extraordinary gain, net of taxes....................     1,332,000           --
Net income..........................................     3,036,000     2,411,000
Earnings per common share:
  Income before items below.........................   $      0.14   $      0.16
  Excess of carrying amount of preferred stock
   repurchased over consideration paid..............          0.16           --
                                                       -----------   -----------
  Income before extraordinary gain..................          0.30          0.16
  Extraordinary gain, net...........................          0.11           --
                                                       -----------   -----------
  Income applicable to common stock.................   $      0.41   $      0.16
                                                       ===========   ===========
Weighted average common and common equivalent shares
 outstanding........................................    11,985,000    14,934,000
                                                       ===========   ===========

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SMT Health Services Inc.:

  We have audited the accompanying consolidated balance sheets of SMT Health Services Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of SMT's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SMT Health Services Inc. and subsidiaries as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick llp

Pittsburgh, Pennsylvania

January 31, 1997, except as to
Note 18 which is as of March 4,
1997

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                              DECEMBER 31,          JUNE 30,
                                         ------------------------  -----------
                                            1995         1996         1997
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                 ASSETS
CURRENT ASSETS:
 Cash and cash equivalents--
  unrestricted.......................... $ 2,341,519  $ 4,643,158  $13,513,262
 Cash and cash equivalents--restricted
  (Note 10).............................   1,600,000      400,000      400,000
 Accounts receivable--no allowance for
  doubtful accounts.....................   1,059,567    1,726,442    2,127,781
 Notes receivable--current portion......      47,760       52,240       26,706
 Receivable from the sale of leases
  secured by equipment--current portion
  (Note 3)..............................     342,789      387,999      284,640
 Other current assets...................     249,961      615,257      367,244
                                         -----------  -----------  -----------
   Total current assets.................   5,641,596    7,825,096   16,719,633
                                         -----------  -----------  -----------
PROPERTY AND EQUIPMENT:
 Equipment..............................     174,556      200,709      203,779
 Furniture and fixtures.................      59,712       43,055       53,217
 Vehicles...............................     125,103      162,915      223,611
 Leasehold improvements.................      27,915       28,495       32,995
 Mobile MRI equipment...................  22,167,551   35,932,207   41,773,266
                                         -----------  -----------  -----------
   Total property and equipment.........  22,554,837   36,367,381   42,286,868
 Less accumulated depreciation and
  amortization..........................  (6,613,759)  (6,734,353)  (9,798,183)
                                         -----------  -----------  -----------
   Property and equipment, net..........  15,941,078   29,633,028   32,488,685
                                         -----------  -----------  -----------
OTHER ASSETS:
 Notes receivable--noncurrent...........      52,240          --           --
 Receivable from the sale of leases
  secured by equipment--noncurrent
  (Note 3)..............................     878,590      490,591      385,403
 Contract and license acquisition
  costs, net of accumulated
  amortization of $788,000, $889,000
  and $129,000, respectively............     109,260      631,933      590,353
 Deposits and other assets..............     506,041      594,915      552,241
 Deferred income taxes, net of
  valuation allowance of $103,000 at
  December 31, 1995 (Note 4)............     219,000      322,000          --
                                         -----------  -----------  -----------
   Total other assets...................   1,765,131    2,039,439    1,527,997
                                         -----------  -----------  -----------
TOTAL ASSETS............................ $23,347,805  $39,497,563  $50,736,315
                                         ===========  ===========  ===========

  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable........................ $   270,277  $   363,682  $   887,543
 Accrued wages and related taxes.........      57,823      111,664      117,498
 Current portion of long-term debt and
  capital lease obligations..............   4,380,930    6,349,962    5,927,827
 Other current liabilities...............     527,217      412,748    1,103,576
                                          -----------  -----------  -----------
   Total current liabilities.............   5,236,247    7,238,056    8,036,444
                                          -----------  -----------  -----------
Deferred tax liability...................         --           --       173,000
Long-term debt and capital lease
 obligations--less current portion.......  12,709,905   20,859,964   17,152,347
                                          -----------  -----------  -----------
   Total liabilities.....................  17,946,152   28,098,020   25,361,791
                                          -----------  -----------  -----------
STOCKHOLDERS' EQUITY:
 Common stock, $0.01 par value;
  authorized 10,000,000 shares; issued
  and outstanding 2,654,400, 3,695,030
  and 5,746,300, respectively............      26,544       36,950       57,463
 Cumulative convertible preferred stock;
  $0.01 par value; authorized 994,600
  shares; no shares issued and
  outstanding............................         --           --           --
 Additional paid-in capital (Note 5).....   6,636,070   12,081,614   24,576,612
 Retained earnings (accumulated
  deficit)...............................  (1,260,961)    (719,021)     740,449
                                          -----------  -----------  -----------
   Total stockholders' equity............   5,401,653   11,399,543   25,374,524
                                          -----------  -----------  -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY.................................. $23,347,805  $39,497,563  $50,736,315
                                          ===========  ===========  ===========

          See accompanying notes to consolidated financial statements.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                    SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                          -------------------------------------  ----------------------
                             1994         1995         1996         1996       1997
                          -----------  -----------  -----------  ---------- -----------
                                                                      (UNAUDITED)
REVENUES:
 Service revenue........  $13,235,019  $15,020,428  $19,021,954  $8,724,606 $13,014,262
 Interest income........       47,166      137,417      190,399      84,270     274,603
                          -----------  -----------  -----------  ---------- -----------
   Total revenues.......   13,282,185   15,157,845   19,212,353   8,808,876  13,288,865
                          -----------  -----------  -----------  ---------- -----------
COSTS AND EXPENSES:
 Operating expenses-
  third parties.........    5,054,997    5,216,121    6,279,915   2,890,727   4,152,758
 Operating expenses-
  lease expenses-re-
  lated parties.........      837,000      180,000          --          --          --
 Depreciation and amor-
  tization..............    3,163,606    3,679,246    4,724,909   2,108,997   3,193,672
 Selling, general and
  administrative........    1,894,037    2,472,023    2,877,421   1,373,233   1,907,332
 Professional fees re-
  lated to acquisition
  (Note 20).............          --           --           --          --      220,000
 Interest-third par-
  ties..................      239,193    1,671,013    2,005,429     946,443   1,012,762
 Interest-related par-
  ties..................    1,398,363       86,538       35,818         --       66,871
 Other (Note 17)........          --           --      (300,000)        --          --
                          -----------  -----------  -----------  ---------- -----------
   Total costs and ex-
    penses..............   12,587,196   13,304,941   15,623,492   7,319,400  10,553,395
                          -----------  -----------  -----------  ---------- -----------
Income from continuing
 operations before in-
 come taxes, minority
 interests, gain on sale
 and extraordinary item.      694,989    1,852,904    3,588,861   1,489,476   2,735,470
Minority interests in
 earnings of subsidiar-
 ies (Note 14)..........       59,231       49,906          --          --          --
                          -----------  -----------  -----------  ---------- -----------
Income from continuing
 operations before in-
 come taxes, gain on
 sale and extraordinary
 item...................      635,758    1,802,998    3,588,861   1,489,476   2,735,470
Gain on sale of partner-
 ship interests.........          --        48,219          --          --          --
                          -----------  -----------  -----------  ---------- -----------
Income from continuing
 operations before in-
 come taxes and extraor-
 dinary item............      635,758    1,851,217    3,588,861   1,489,476   2,735,470
Income taxes (Note 4)...       93,500      478,000    1,178,000     469,000   1,095,000
                          -----------  -----------  -----------  ---------- -----------
Income from continuing
 operations before
 extraordinary item.....      542,258    1,373,217    2,410,861   1,020,476   1,640,470
                          -----------  -----------  -----------  ---------- -----------
Discontinued operations:
 Loss on disposal of
  discontinued opera-
  tions, net of tax
  benefit of $102,000
  and $68,000 in 1995
  and 1994, respective-
  ly....................     (132,000)    (198,000)         --          --          --
 Extraordinary item,
  debt forgiveness, net
  of income tax expense
  of $102,000...........          --       198,000          --          --          --
                          -----------  -----------  -----------  ---------- -----------
                             (132,000)         --           --          --          --
                          -----------  -----------  -----------  ---------- -----------
Income before extraordi-
 nary item..............      410,258    1,373,217    2,410,861   1,020,476   1,640,470
Extraordinary loss on
 early extinguishment of
 debt
 (net of income tax ben-
 efit of $115,000) (Note
 19)....................          --           --           --          --      181,000
                          -----------  -----------  -----------  ---------- -----------
Net income..............  $   410,258  $ 1,373,217  $ 2,410,861  $1,020,476 $ 1,459,470
                          ===========  ===========  ===========  ========== ===========
Earnings (Loss) per com-
 mon share (Note 2):
Primary:
 Continuing operations
  before extraordinary
  item..................  $       .20  $       .46  $       .61  $      .27 $       .30
 Discontinued opera-
  tions before extraor-
  dinary item...........         (.05)         --           --          --          --
 Extraordinary loss per
  share (Note 19).......          --           --           --          --         (.03)
                          -----------  -----------  -----------  ---------- -----------
Earnings per common
 share..................  $       .15  $       .46          .61  $      .27 $       .27
                          ===========  ===========  ===========  ========== ===========
Fully diluted:
 Continuing operations
  before extraordinary
  item..................  $       .20  $       .46  $       .59  $      .27 $       .30
 Discontinued opera-
  tions before extraor-
  dinary item...........         (.05)         --           --          --          --
 Extraordinary loss per
  share (Note 19).......          --           --           --          --         (.03)
                          -----------  -----------  -----------  ---------- -----------
Earnings per common
 share..................  $       .15  $       .46  $       .59  $      .27 $       .27
                          ===========  ===========  ===========  ========== ===========
Weighted average shares
 outstanding (Note 2)...    2,705,400    2,770,230    3,232,505   2,919,000   5,081,000
                          ===========  ===========  ===========  ========== ===========

          See accompanying notes to consolidated financial statements.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                         ----------------------------------  ---------------------------
                            1994        1995        1996        1996        1997
                         ----------  ----------  ----------  ----------  ----------
                                                                  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income from
  continuing
  operations............ $  542,258  $1,373,217  $2,410,861  $1,020,476  $1,459,470
 Adjustments to
  reconcile net income
  from continuing
  operations to net
  cash provided by
  continuing operating
  activities:
   Extraordinary loss on
    early extinguishment
    of debt.............        --          --          --          --      296,000
   Depreciation and
    amortization........  3,163,606   3,679,246   4,724,909   2,108,997   3,193,672
   Negative amortization
    on capital lease
    obligations.........     51,017       5,521         --          --          --
   Minority interests in
    subsidiaries........     59,231      49,906         --          --          --
   Deferred income tax
    expense.............     48,500     288,000   1,288,000     359,000     740,000
   Gain on sale of
    partnership
    interests...........        --      (48,219)        --          --          --
   Other................    110,658      10,467         --          --          --
 Changes in assets and
  liabilities of
  continuing
  operations:
   Accounts and notes
    receivable..........    143,231      17,705    (544,660)   (244,708)   (375,805)
   Other current assets.    (72,347)     12,182    (470,751)   (179,106)    248,013
   Accounts payable and
    other...............    (14,348)    143,049     (21,064)    (53,075)  1,214,689
   Accrued wages and
    related taxes.......      8,073      10,134      53,841      12,866       5,834
                         ----------  ----------  ----------  ----------  ----------
NET CASH PROVIDED BY
 CONTINUING OPERATING
 ACTIVITIES.............  4,039,879   5,541,208   7,441,136   3,024,450   6,781,873
                         ----------  ----------  ----------  ----------  ----------
NET CASH USED IN
 DISCONTINUED OPERATING
 ACTIVITIES.............   (410,108)    (64,264)        --          --          --
                         ----------  ----------  ----------  ----------  ----------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES...  3,629,771   5,476,944   7,441,136   3,024,450   6,781,873
                         ----------  ----------  ----------  ----------  ----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:..
   Purchase of
    equipment...........   (234,833)   (269,354) (2,977,334) (1,389,258) (2,983,426)
   Construction of
    leasehold
    improvements........        --          --          --       (1,330)     (4,500)
   Payment for purchase
    of acquired
    entities, net of
    cash acquired.......    (44,000)               (642,840)   (642,840)        --
   Net change in cash
    restricted for
    equipment financing
    purposes............   (270,000) (1,131,500)  1,200,000     330,000         --
   Net cash received for
    sale of partnership
    interests...........        --      122,854         --          --          --
   Net cash received for
    sale of discontinued
    entities............    380,183     110,000         --          --          --
   Other................    (92,496)   (212,409)   (146,472)     66,450      12,036
                         ----------  ----------  ----------  ----------  ----------
NET CASH USED IN
 INVESTING ACTIVITIES...   (261,146) (1,380,409) (2,566,646) (1,636,978) (2,975,890)
                         ----------  ----------  ----------  ----------  ----------

                                                                     (Continued)


          See accompanying notes to consolidated financial statements.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

                             YEAR ENDED DECEMBER 31,         SIX MONTHS ENDED JUNE 30,
                         ----------------------------------  ----------------------------
                            1994        1995        1996        1996        1997
                         ----------  ----------  ----------  ----------  -----------
                                                                  (UNAUDITED)
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Principal payments
  under long-term debt
  and capital leases:
   Continuing
    operations:
     Third parties......   (633,485) (3,241,524) (4,735,551) (2,113,318)  (2,569,987)
     Related parties.... (2,593,808)   (329,627)    (64,329)        --      (124,153)
   Discontinued
    operations:
     Third parties......   (254,612)        --          --          --           --
     Related parties....   (182,918)    (27,807)        --          --           --
 Principal pay-off of
  capital leases........        --          --          --          --    (4,236,435)
 Extraordinary loss on
  early extinguishment
  of debt...............        --          --          --          --      (296,000)
 Issuance of common
  stock from exercise
  of stock options
  and warrants..........        --          --    2,227,029     944,822   12,270,511
 Other..................    116,505      (4,562)        --          --        20,185
                         ----------  ----------  ----------  ----------  -----------
NET CASH (USED IN)
 PROVIDED BY FINANCING
 ACTIVITIES............. (3,548,318) (3,603,520) (2,572,851) (1,168,496)   5,064,121
                         ----------  ----------  ----------  ----------  -----------
NET (DECREASE) INCREASE
 IN CASH AND CASH
 EQUIVALENTS--
 (UNRESTRICTED)-- ......   (179,693)    493,015   2,301,639     218,976    8,870,104
CASH AND CASH
 EQUIVALENTS--
 (UNRESTRICTED)--
 BEGINNING OF YEAR......  2,028,197   1,848,504   2,341,519   2,341,519    4,643,158
                         ----------  ----------  ----------  ----------  -----------
CASH AND CASH
 EQUIVALENTS--
 (UNRESTRICTED)--
 END OF YEAR............ $1,848,504  $2,341,519  $4,643,158  $2,560,495  $13,513,262
                         ==========  ==========  ==========  ==========  ===========




          See accompanying notes to consolidated financial statements.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
  YEARS ENDED DECEMBER 31, 1994, 1995, 1996 AND THE SIX MONTHS ENDED JUNE 30,
                                      1997

                                              PREFERRED                 RETAINED
                            COMMON STOCK        STOCK     ADDITIONAL    EARNINGS        TOTAL
                          ----------------- -------------   PAID-IN   (ACCUMULATED  STOCKHOLDERS'
                           SHARES   AMOUNT  SHARES AMOUNT   CAPITAL     DEFICIT)       EQUITY
                          --------- ------- ------ ------ ----------- ------------  -------------
BALANCES--December 31,
 1993...................  2,408,000 $24,080   --    $--   $ 5,940,858 $(2,721,884)   $ 3,243,054
 Net Income.............        --      --    --     --           --      410,258        410,258
                          --------- -------  ----   ----  ----------- -----------    -----------
BALANCES--December 31,
 1994...................  2,408,000  24,080   --     --     5,940,858  (2,311,626)     3,653,312
 Stock Dividend (Note
  12)...................    120,400   1,204   --     --       321,348    (322,552)           --
 Issuance of common
  stock
  (Note 9)..............    120,000   1,200   --     --       358,800         --         360,000
 Exercise of Stock
  Options...............      6,000      60   --     --        15,064         --          15,124
 Net Income.............        --      --    --     --           --    1,373,217      1,373,217
                          --------- -------  ----   ----  ----------- -----------    -----------
BALANCES--December 31,
 1995...................  2,654,400  26,544   --     --     6,636,070  (1,260,961)     5,401,653
 Exercise of Stock
  Options and Warrants
  (Notes 5 and 7).......    793,500   7,935   --     --     2,219,094         --       2,227,029
 Tax Adjustment
  Regarding Stock Option
  and Warrant Exercises
  (Notes 4, 5 and 7)....        --      --    --     --     1,360,000         --       1,360,000
 Stock Dividend (Note
  12)...................    247,130   2,471   --     --     1,866,450  (1,868,921)           --
 Net Income.............        --      --    --     --           --    2,410,861      2,410,861
                          --------- -------  ----   ----  ----------- -----------    -----------
BALANCES--December 31,
 1996...................  3,695,030  36,950   --     --    12,081,614    (719,021)    11,399,543
 Exercise of Stock
  Options and Warrants
  (unaudited) (Note 18).  2,051,270  20,513   --     --    12,249,998         --      12,270,511
 Tax Adjustment
  Regarding Stock Option
  and Warrant Exercises
  (unaudited)...........        --      --    --     --       245,000         --         245,000
 Net Income (unaudited).        --      --    --     --           --    1,459,470      1,459,470
                          --------- -------  ----   ----  ----------- -----------    -----------
BALANCES--June 30, 1997
 (unaudited)............  5,746,300 $57,463   --    $--   $24,576,612 $   740,449    $25,374,524
                          ========= =======  ====   ====  =========== ===========    ===========


          See accompanying notes to consolidated financial statements.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION

  SMT Health Services Inc. and its wholly-owned subsidiaries ("SMT") are engaged primarily in providing medical diagnostic imaging services to hospitals, physicians and patients. SMT, through its subsidiaries, operates 18 (20 at June 30, 1997) mobile magnetic resonance imaging (MRI) systems ("MRI systems") in Pennsylvania, West Virginia, North Carolina, Virginia, South Carolina, Kentucky and Ohio. SMT began operation of seven new MRI systems during 1996, including four MRI systems which began operations during the last four months of the year.

  SMT's common stock and warrants (Note 18) trade on the National Association of Securities Dealers, Inc. Automated Quotations Systems (Nasdaq) National Market System under the symbols "SHED" and "SHEDW", respectively (Note 20).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation Policy--The consolidated financial statements include the accounts of SMT Health Services Inc. and its wholly owned subsidiaries. The unaudited consolidated financial statements as of and for the six month periods ended June 30, 1996 and 1997 include the accounts of SMT and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  The unaudited consolidated financial statements included herein have been prepared by management in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures which are normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in accordance with SEC informational requirements.

  The financial statements reflect normal recurring accounting adjustments which, in the opinion of SMT's management, are necessary for a fair presentation of the financial position and results of operations for the interim periods. The results of operations for the six month period ended June 30, 1997 are not necessarily indicative of the results for the entire current fiscal year ending December 31, 1997.

  Certain amounts in the June 30, 1996 Consolidated Statements of Earnings and Cash Flows have been reclassified to conform with the June 30, 1997 presentation.

  Revenue Recognition--Revenue from diagnostic imaging services is recognized as patient services are performed.

  Service Agreements--SMT provides services directly to hospitals under Mobile MRI Service Agreements which expire at various times between 1997 and 2002 and, accordingly, bills and collects the fees for such services directly from the hospitals. Approximately 29% of SMT's billings and collections under these service contracts are processed through Hospital Shared Services (HSS), a representative of certain hospitals. As a fee for these services, HSS retains approximately 2.5% of gross billings to these hospitals and, accordingly, SMT records related revenues on a net basis. Such fees totaled approximately $120,000, $146,000 and $150,000 for 1994, 1995 and 1996, respectively.

  Cash and Cash Equivalents--Cash equivalents include highly-liquid investments with original maturities of ninety days or less.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

  Property and Equipment--Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, which is generally five years. Leased medical equipment is being amortized to its estimated residual value using the straight-line method over the lease or finance term of generally five years.

  Contract and License Acquisition Costs--Contract acquisition costs primarily represent the value of mobile service contracts acquired relating to the purchase of VA-MRI in November 1994 (Note 9) and are being amortized over an approximate four-year period which approximates the lives of the contracts.

  License acquisition costs represent the value of Certificate of Need licenses acquired in March 1996 (Note 16) and are being amortized over a ten year period.

  Income Taxes--SMT files a consolidated federal income tax return. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Net Earnings Per Common and Common Share Equivalent--The net earnings per common and common share equivalent are calculated using the weighted average common and common share equivalents outstanding during the year, except where anti-dilutive. Common share equivalents include shares issuable upon the exercise of stock options, rights and warrants less the number of shares assumed purchased with the proceeds available from the assumed exercise of the options, rights and warrants.

  The Treasury Stock Method of reflecting the use of proceeds from options and warrants may not adequately reflect potential dilution if options and warrants to acquire a substantial number of common shares (greater than 20% of the number of common shares outstanding for the period for which the computation is being made) are outstanding. In such instances, the Modified Treasury Stock Method must be utilized.

  SMT's options and warrants to acquire common shares exceeded 20% of the number of common shares outstanding for 1995, 1996 and for the six month periods ended June 30, 1996 and 1997 and accordingly, the Treasury Stock Method has been modified in determining the dilutive effect of the options and warrants on earnings per share data for those periods.

  Earnings per share for the year ended December 31, 1994 were not subject to the Modified Treasury Stock Method as this method was anti-dilutive. Accordingly, weighted average shares outstanding were 2,705,400 for 1994. The weighted average shares outstanding for 1994 reflect a retroactive adjustment increasing the weighted average shares outstanding by 297,400 shares to reflect the July 1995 5% and January 1997 7% stock dividends as if such dividends had occurred at the beginning of the respective period (Note 12).

  The Modified Treasury Stock Method resulted in adjusted net income for the year ended 1995 of approximately $2,699,000 and adjusted shares outstanding of approximately 5,884,000, resulting in earnings per common share of $.46 for the year ended December 31, 1995. Actual net income for the year ended December 31, 1995 of $1,373,217 divided by the actual weighted average shares outstanding for the year of 2,770,230 resulted in earnings per common share of $.50 for the year ended December 31, 1995. The 1995 earnings per share calculations have reflected a retroactive adjustment to reflect the January 1997 7% stock dividend (Note 12).

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


  For purposes of the earnings per share calculation, the Modified Treasury Stock Method resulted in adjusted net income for the year ended 1996 of approximately $3,435,000 and adjusted shares outstanding of 5,668,000, resulting in earnings per common share of $.61 for the year ended December 31, 1996 after giving effect to a seven percent (7%) common stock dividend paid to shareholders in January 1997 (Note 12). Actual net income for the year ended December 31, 1996 of $2,410,861 divided by the actual weighted average shares outstanding for the year of 3,232,505 resulted in earnings per common share of $.75 for the year ended December 31, 1996.

  The Modified Treasury Stock Method resulted in adjusted net income for the six months ended June 30, 1996 of $1,517,000 and adjusted shares outstanding of 5,562,000, resulting in earnings per common share of $.27 for the six months ended June 30, 1996. Actual net income for the six months ended June 30, 1996 of $1,020,000 divided by the actual weighted average shares outstanding for the six month period of 2,919,000 resulted in earnings per common share of $.35 for the six months ended June 30, 1996. The June 30, 1996 earnings per share calculations have reflected a retroactive adjustment to reflect the January 1997 7% stock dividend (Note 12).

  In addition, the Modified Treasury Stock Method utilized actual net income for the six months ended June 30, 1997 of $1,459,000 and adjusted shares outstanding of 5,426,000, resulting in earnings per common share of $.27 for the six months ended June 30, 1997. Actual net income for the six month period ended June 30, 1997 of $1,459,000 divided by the actual weighted average shares outstanding for the six month period of 5,081,000 resulted in earnings per common share of $.29 for the six months ended June 30, 1997.

  Fully diluted earnings per common share were anti-dilutive in 1994 and 1995 and for the six month periods ended June 30, 1996 and 1997. Fully diluted earnings per common share for 1996 were $.59 reflecting the higher year-end stock price.

  In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share. This Statement is effective for financial statements issued for periods ending after December 15, 1997 including "interim" periods and earlier application is not permitted. In summary, the Statement simplifies the standards for computing earnings per share primarily found in APB Opinion No. 15, Earnings Per Share and makes them comparable to international standards. The standard replaces the presentation of Primary Earnings Per Share with a presentation of Basic Earnings Per Share. It also requires dual presentation of basic and diluted earnings per share on the income statement of all entities with complex capital structures.

  Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

  Had SMT been permitted to adopt the Statement as of January 1, 1997, the six month periods ended June 30, 1996 and 1997 pro forma Basic and Diluted EPS would have been:

                                                               SIX       SIX
                                                             MONTHS    MONTHS
                                                              ENDED     ENDED
                                                            JUNE 30,  JUNE 30,
                                                              1996      1997
                                                            --------- ---------
   Basic:
     Earnings before extraordinary item.................... $     .35 $     .32
     Extraordinary loss per share..........................       --       (.03)
                                                            --------- ---------
       Net Basic Earnings per share........................ $     .35 $     .29
                                                            ========= =========
   Diluted:
     Earnings before extraordinary item.................... $     .27 $     .30
     Extraordinary loss per share..........................       --       (.03)
                                                            --------- ---------
     Net Diluted Earnings per share........................ $     .27 $     .27
                                                            ========= =========
     Weighted Average Shares Outstanding................... 2,919,000 5,081,000
                                                            ========= =========

  Geographic Concentration--SMT is engaged primarily in providing mobile MRI services to small-to-medium-sized hospitals in Pennsylvania, West Virginia, North Carolina, Virginia, South Carolina, Kentucky and Ohio.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Certain Significant Estimates--SMT operates mobile MRI systems which are capital intensive and subject to changes in technology. SMT primarily finances such equipment over a 48 to 60 month period and depreciates the equipment over the respective finance period to an estimated residual value which typically approximates 20% of the original cost of the equipment. The useful lives and residual values estimated by management are considered significant estimates. During 1995 and 1996, SMT upgraded its fleet of mobile MRI systems to newer state-of-the-art technology. Management does not currently anticipate significant technological advances which could materially affect its estimates.

  SMT is not dependent on any one customer or geographic region as a source of its revenues. However, SMT utilizes the services of HSS to process approximately 29% of its billings and collections (Note 2--Service Agreements).

  Long-Lived Assets--Effective January 1, 1996, SMT adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." In accordance with SFAS 121, management evaluates long-lived assets and related intangible assets for impairment whenever events or circumstances indicate the carrying amount may not be recoverable. No evidence existed which indicated any long-lived assets and related intangible assets were impaired and, therefore no write-down of recorded assets was necessary.

  Financial Instruments--Management believes that the carrying values of its financial instruments approximates their fair values and any differences which may exist between the carrying values and fair values are not material.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


  Stock-Based Compensation--During 1996, SMT adopted SFAS 123, "Accounting for Stock-Based Compensation". As permitted for under SFAS 123, SMT has elected to continue to follow the guidance of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", in accounting for its stock-based employee compensation arrangements. Because SMT elected the disclosure-only method available under SFAS 123, the adoption of SFAS 123 did not have any impact on the Consolidated Financial Statements (Note 7).

  Common Stock Dividend--On January 14, 1997, a 7% common stock dividend was paid to shareholders of record at the close of business on January 10, 1997. All stock related data in the Consolidated Financial Statements reflect the stock dividend for all periods presented (Note 12).

3. LONG-TERM DEBT AND LEASE OBLIGATIONS

  Long-term debt and capital lease obligations consist of the following:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995        1996
                                                        ----------- -----------
      Capital lease and loan obligations............... $17,090,835 $27,209,926
      Less current portion.............................   4,380,930   6,349,962
                                                        ----------- -----------
                                                        $12,709,905 $20,859,964
                                                        =========== ===========

  Future minimum lease payments under capital leases and maturities of long-term debt as of December 31, 1996 are as follows:

                                                                      CAPITAL
                                                         LONG-TERM     LEASE
      YEAR ENDING DECEMBER 31,                             DEBT     OBLIGATIONS
      ------------------------                          ----------- -----------
         1997.........................................  $ 2,037,232 $ 5,792,078
         1998.........................................    2,223,518   5,537,301
         1999.........................................    2,291,825   4,686,822
         2000.........................................    2,476,641   3,098,604
         2001.........................................    1,107,289   1,440,719
                                                        ----------- -----------
                                                                     20,555,524
      Less amounts representing interest..............               (3,482,103)
                                                                    -----------
                                                        $10,136,505 $17,073,421
                                                        =========== ===========

  As of December 31, 1996, the cost and accumulated amortization of property securing capital lease and loan obligations were $35,932,000 and $6,508,000, respectively. Interest rates under the long-term debt and capital leases ranged from approximately 8.0% to 13.5%.

  On July 31, 1996, SMT refinanced two MRI systems which had previously been refinanced in March 1995 to more favorable lease terms. The new leases totaled approximately $2.3 million (net of a $150,000 down payment) in the aggregate and are being financed over a thirty-six month period at an interest rate of 9.25%. The refinancing resulted in annual cashflow savings to SMT of approximately $200,000 (Note 10).

  SMT upgraded one of its .5 Tesla Signa systems to a 1.0 Tesla Horizon system. The new system was financed at a net total cost of approximately $2.0 million and was delivered in late February 1996. SMT financed the purchase of this new system with a 60 month dollar-out (bargain purchase option of one dollar) lease requiring monthly payments of approximately $44,000.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

  SMT contracted with several new hospital clients and purchased a new Siemens
1.0 Tesla Impact system which began service in mid-February 1996. The cost of this new system approximated $1.9 million which was financed with a 60 month loan requiring monthly payments of approximately $41,000.

  In April 1996, SMT upgraded one of the systems purchased from another mobile provider (Note 16) to a Siemens 1.0 Tesla Impact system. The new system was financed at a net total cost of approximately $1.9 million. SMT financed this new system with a 60 month loan requiring monthly payments of approximately $43,000.

  In June 1996, SMT upgraded one of its .5 Tesla Signa systems to a Siemens
1.0 Tesla Impact system. The new system was financed at a net total cost of approximately $2.0 million with a 60 month dollar-out lease requiring monthly payments of approximately $43,000.

  In May 1996, SMT signed an agreement with Siemens Medical Systems to upgrade the second system purchased from another mobile provider (Note 16) and to purchase a new system during the fourth quarter of 1996. Delivery of the upgraded system occurred in July 1996 and the new system was delivered and began operation on October 1, 1996. The upgrade's net cost approximated $1.9 million and SMT financed approximately $1.7 million with a 60 month finance agreement requiring monthly payments of approximately $36,000. SMT's new system cost approximately $1.9 million and SMT financed approximately $1.7 million requiring a monthly payment of approximately $37,000.

  During September 1996, SMT upgraded an older system to a new Siemens 1.0 Tesla Impact system. The cost of this new system approximated $1.9 million which was financed with a 60 month loan requiring monthly payments of approximately $39,000.

  SMT purchased and took delivery of two new GE 1.0 Tesla Horizon systems in September 1996. These systems were purchased at a cost of approximately $1.8 million each and SMT financed approximately $1.6 million and $1.5 million with 60 month finance agreements requiring monthly payments of approximately $34,000 and $32,000, respectively.

  On November 1, 1996, SMT purchased a mobile MRI system from Palmetto Community Health Network (the "Network") for approximately $390,000 and signed new service contracts with six South Carolina hospitals which are members of the Network. This new system represents SMT's eighteenth mobile system and the seventh new system acquired during 1996.

  SMT completed a previously negotiated upgrade of a .5 Tesla Signa system to a 1.0 Tesla Horizon system on November 2, 1996. The new system was financed at a net cost of approximately $1.5 million with a 60 month finance agreement requiring monthly payments of approximately $32,000.

  In December 1996, SMT upgraded the mobile MRI system purchased from the Network to a new 1.0 Tesla Horizon. The new system was financed at a net cost of approximately $1.4 million with a 60 month finance agreement requiring monthly payments of approximately $30,000.

  The long-term debt and capital lease obligations balance at December 31, 1996 includes approximately $880,000 of capital lease obligations due to third parties related to the equipment at the Auburn Regional Center for Cancer Care and Airport Regional Imaging Center which SMT had treated as discontinued operations and

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

sold in October 1994 and in June 1995, respectively. Accordingly, SMT has recorded an offsetting receivable for the lease receivables due from the purchaser of the centers. Such lease receivables are secured by the equipment and accounts receivable of the centers (Note 13).

  SMT leases certain tractors for the transportation of mobile MRI systems. Operating lease expenses related to such tractor rentals totaled $257,000, $313,000 and $346,000 for 1994, 1995 and 1996, respectively. Prior to July 1,
1995, SMT rented certain tractors from Shared Mobile Enterprises (Note 9).

  The future minimum lease payments (excluding variable mileage costs of $.063 per mile) required under these operating leases are as follows:

         YEAR ENDING DECEMBER 31,
         ------------------------
            1997.....................................  $  349,300
            1998.....................................     326,700
            1999.....................................     326,700
            2000.....................................     326,700
            2001.....................................     169,600
           Thereafter................................       3,300
                                                       ----------
            Total....................................  $1,502,300
                                                       ==========

  In addition, see Note 20 regarding the subsequent event.

4. INCOME TAXES

  Income tax expense attributable to income from continuing operations for the years ended December 31, 1994, 1995 and 1996 are as follows:

                   CURRENT                     DEFERRED                      TOTAL
         ---------------------------  --------------------------- ---------------------------
          1994     1995      1996      1994     1995      1996     1994     1995      1996
         ------- -------- ----------  ------- -------- ---------- ------- -------- ----------
Federal  $   --  $ 10,000 $      --   $44,000 $254,000 $1,014,000 $44,000 $264,000 $1,014,000
State     45,000  180,000   (110,000)   4,500   34,000    274,000  49,500  214,000    164,000
         ------- -------- ----------  ------- -------- ---------- ------- -------- ----------
         $45,000 $190,000 ($110,000)  $48,500 $288,000 $1,288,000 $93,500 $478,000 $1,178,000
         ======= ======== ==========  ======= ======== ========== ======= ======== ==========

  In addition to the deferred tax expense disclosed above, approximately $1,360,000 of deferred tax benefits were allocated to equity in connection with the tax deductions generated by the exercise of certain stock options and warrants.

  The difference between SMT's effective income tax rate and its statutory rate is reconciled below:

                                                 1994      1995        1996
                                               --------  ---------  ----------
   Income tax expense at statutory rate....... $216,158  $ 629,414  $1,220,213
   Increase (reduction) in income taxes
    resulting from:
     State and local income taxes, net of
      Federal income tax benefit..............   32,670    137,000     110,000
     Change in state net operating loss
      carryforward rules......................  (90,000)       --      (61,000)
     Decrease in valuation allowance..........  (72,500)  (312,000)   (103,000)
     Other items..............................    7,172     23,586      11,787
                                               --------  ---------  ----------
                                               $ 93,500  $ 478,000  $1,178,000
                                               ========  =========  ==========

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


  The components of the net deferred tax asset recognized in the December 31, 1995 and 1996 consolidated balance sheets of SMT are presented below:

                                                          1995         1996
                                                       -----------  -----------
   Deferred tax assets:
     Net operating loss carryforwards................  $ 1,415,794  $ 3,518,800
     Non-deductible accrued expenses.................      139,291       75,000
     Other...........................................       37,203       19,000
                                                       -----------  -----------
                                                         1,592,288    3,612,800
   Deferred tax liabilities:
     Diagnostic medical equipment, principally due to
      differences in depreciation....................   (1,270,288)  (3,290,800)
                                                       -----------  -----------
                                                           322,000      322,000
     Less valuation allowance........................     (103,000)         --
                                                       -----------  -----------
     Net deferred tax asset..........................  $   219,000  $   322,000
                                                       ===========  ===========

  Deferred income taxes are provided to account for temporary differences between financial statement accounting and income tax reporting and relate principally to differences in reporting for diagnostic medical equipment, depreciation and net operating loss carryforwards. The net change in the total valuation allowance for the years ended December 31, 1995 and 1996 was a decrease of $312,000 and a decrease of $103,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate relation of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not SMT will realize the benefits for these deductible differences. The amount of the deferred tax asset considered realizable, however, could be reduced if estimates of future taxable income during the carryforward period are reduced.

  At December 31, 1996, SMT had net operating loss carryforwards for federal income tax purposes of approximately $8,200,000 which are available to offset future federal taxable income through 2010. SMT has approximately $10,100,000 of available carryforwards as of December 31, 1996 for state purposes which are available principally through 1999.

5. STOCKHOLDERS' EQUITY

  In accordance with SMT's March 1992 Initial Public Offering, SMT issued Warrants to purchase shares of common stock of SMT. Pursuant to the Warrant Agreement, the outstanding Warrants have been recapitalized to reflect the July 1995 5% and January 1997 7% common stock dividends (Note 12). Accordingly, the outstanding Warrants' exercise price of $7.00 entitled the holder to purchase 1.1235 shares of common stock of SMT (Note 18).

  As additional compensation in connection with the initial public offering, SMT granted to SMT's Initial Public Offering underwriter an option to purchase options which covered 120,000 units, each unit consisted of

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

1.05 shares of common stock and one SMT Warrant to purchase 1.05 shares of common stock. The Option was exercisable until March 4, 1997 and entitled the underwriter to purchase each unit at an exercise price equal to $5.94, subject to adjustment in certain events. The underwriter subsequently transferred the Options to principles of the underwriter (Transferees), who exercised the Options during 1996 resulting in net proceeds to SMT of approximately $719,000. During August 1996, one of the Transferees exercised 24,000 Warrants to purchase 25,200 shares of common stock of SMT resulting in additional proceeds to SMT of approximately $168,000. As a result of the 7% common stock dividend paid in January 1997 (Note 12), the remaining 96,000 underwriter Warrants were convertible to 107,856 shares of common stock.

  On August 9, 1995, SMT adopted the 1995 Director Warrant Plan (the "Plan") pursuant to which eligible directors received unregistered warrants to purchase common stock (the "Directors' Warrants"). The Plan allows for issuance of warrants to purchase up to 700,000 shares of common stock.

  On August 9, 1995, warrants to purchase up to 500,000 shares of common stock at an initial exercise price of $3.875 (the closing price of SMT's stock on the date of issue) were issued to five directors pursuant to the Plan. Separately, unregistered warrants to purchase 114,500 shares of common stock at an initial exercise price of $4.01 were also issued to an outside director, who was also a consultant to SMT, who was ineligible to participate in the Plan.

  During May 1996, the outside director who was also a consultant to SMT exercised the 114,500 Warrants and sold 114,500 shares of common stock. SMT received cash proceeds of approximately $459,000 related to the exercise of such Warrants.

  During January 1997, SMT's three outside directors each exercised 25,000 Director Warrants and sold 26,750 shares of common stock (after adjustment for the January 1997 7% common stock dividend--Note 12). SMT received cash proceeds of approximately $291,000 as a result of the exercise of the 75,000 Director Warrants.

  Pursuant to the 1995 Director Warrant Plan, the Director Warrants have been recapitalized to reflect the January 1997 7% common stock dividend (Note 12). Accordingly, the outstanding Director Warrants' exercise price of $3.875 now entitles the holder to purchase 1.07 shares of common stock of SMT. As of January 31, 1997, 425,000 Director Warrants to purchase 454,750 shares of common stock of SMT were outstanding.

  In October 1995, SMT signed an agreement retaining Commonwealth Associates ("Commonwealth") as its investment banking firm. Commonwealth, a New York-based investment banking firm specializing in serving the financial needs of emerging growth companies, had been engaged to assist SMT in establishing a long-term financial strategy and in evaluating possible transactions involving other mobile diagnostic providers. In addition to a cash retainer, SMT granted to Commonwealth 100,000 five-year Warrants to purchase SMT's common stock at $4.47, the closing bid price of the common stock on the day the Agreement was executed. The agreement with Commonwealth expired in April 1996. During July and October 1996, Commonwealth or a designated employee of Commonwealth exercised the 100,000 Warrants in a net transaction and SMT issued to Commonwealth or the designated employee an aggregate of 36,061 shares of common stock of SMT.

  In November 1995, SMT adopted a Preferred Stock Purchase Rights Plan (the "Rights Plan") which contains provisions to protect SMT in the event of an unsolicited offer to acquire control of SMT on terms which SMT's Board of Directors determines not to be in the best interest of SMT.

  The Rights Plan provides for the distribution to shareholders of one right for each share of common stock outstanding. When exercisable, each right will entitle shareholders to buy one one-hundredth of a newly issued share of SMT's Class A Series One Preferred Stock at an exercise price of $22.00. Each right has terms designed

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

to make it substantially the economic equivalent of one share of common stock. Shareholders of record as of the close of business on November 8, 1995 and thereafter will receive the rights. The rights will expire on November 30, 2005, unless further extended, and will be subject to redemption by the Board of Directors at $.01 per right at any time prior to the first date upon which they become exercisable. The rights themselves have no voting power, nor will they entitle a holder to receive dividends.

  In addition, see Note 20 regarding the subsequent event.

6. PREFERRED STOCK

  SMT is authorized to issue 994,600 shares of preferred stock ("Preferred Stock"), issuable in series. SMT had one authorized series of 5,400 Preferred Shares, par value $.01, designated as Series A Preferred Stock, which was converted to common stock in July 1993.

7. STOCK OPTION PLANS

  SMT's 1991 and 1996 Employee Stock Option Plans (the "Employee Plans") currently provide for the granting of options to employees to purchase up to 1,110,125 shares of SMT's common stock at the fair market value at the date of grant. Options granted to employees may either be incentive stock options (as defined in the Internal Revenue Code of 1986, as amended) or non-qualified stock options and expire ten years from date of grant.

                                                         OPTIONS OUTSTANDING
                                                       -------------------------
                                                        NUMBER   PRICE PER SHARE
                                                       --------  ---------------
   Balance--December 31, 1993.........................  145,514       $3.11
     Granted..........................................  203,179    $1.28-$2.00
     Exercised........................................      --             --
     Expired..........................................      --             --
                                                       --------
   Balance--December 31, 1994.........................  348,693    $1.28-$3.11
     Granted..........................................  431,349    $2.30-$3.56
     Exercised........................................      --             --
     Expired..........................................      --             --
                                                       --------
   Balance--December 31, 1995.........................  780,042    $1.28-$3.56
     Granted..........................................  309,770    $3.92-$6.43
     Exercised........................................ (439,900)   $1.28-$3.11
     Expired..........................................  (10,480)      $3.11
                                                       --------
   Balance--December 31, 1996.........................  639,432    $1.28-$6.43
                                                       ========

  All of the above outstanding options are non-qualified options.

  At December 31, 1996, options to purchase 639,432 shares were exercisable and no additional shares were available for future grant in accordance with the Employee Plans.

  The total number of options to purchase shares of common stock and the exercise prices of any options which were granted pursuant to the Employee Plan prior to July 1995 have been adjusted to reflect the July 1995 5% common stock dividend (Note 12).

  In January 1997, SMT granted a 7% common stock dividend. The aforementioned number of options to purchase shares of common stock and the exercise prices of such options reported above have been adjusted to reflect the January 1997 dividend (Note 12).

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


  SMT's 1991 Director Stock Option Plan for non-employee directors (the "Directors' Plan") currently provides for the granting of options to non-employee directors to purchase up to 112,350 shares of SMT's common stock at the fair market value on the date of grant. Under the Directors' Plan, each eligible director automatically receives options to purchase 2,247 shares of SMT's common stock on December 31 of each year. Options granted under the Directors' Plan may be exercised within ten years of the date of grant and while the recipient of the option is a director of SMT.

                                                          OPTIONS OUTSTANDING
                                                        ------------------------
                                                        NUMBER   PRICE PER SHARE
                                                        -------  ---------------
   Balance--December 31, 1993..........................  21,294    $1.66-$3.00
     Granted...........................................  10,647       $2.06
     Exercised.........................................     --             --
     Expired...........................................     --             --
                                                        -------
   Balance--December 31, 1994..........................  31,941    $1.66-$3.00
     Granted...........................................   8,547       $4.09
     Exercised.........................................  (6,000)   $1.66-$3.00
     Expired...........................................    (300)   $1.66-$3.00
                                                        -------
   Balance--December 31, 1995..........................  34,188    $1.66-$4.09
     Granted...........................................   6,741       $7.94
     Exercised......................................... (23,100)   $1.66-$4.09
     Expired...........................................  (2,100)      $4.09
                                                        -------
   Balance--December 31, 1996..........................  15,729    $1.66-$7.94
                                                        =======

  As of December 31, 1996, options to purchase 15,729 shares of common stock were exercisable under the Directors' Plan and 65,484 shares were available for future grant in accordance with the Director Plan.

  The total number of options to purchase shares of common stock and the exercise prices of any options which were granted pursuant to the Directors' Plan prior to July 1995 have been adjusted to reflect the July 1995 5% common stock dividend (Note 12).

  In February 1994, the Board of Directors granted additional vested options to purchase 42,000 shares of SMT's common stock at an exercise price of $1.78 per share, the fair market value of the common stock at the date of grant, to two non-management members of the Board of Directors. During June and September 1996, the two non-management members of the Board of Directors (one now a former director), exercised the 42,000 options and sold 42,000 shares of common stock received upon the option exercise. SMT realized net proceeds of approximately $75,000 from the exercise of the 42,000 options.

  In January 1997, SMT granted a 7% common stock dividend. The aforementioned number of options to purchase shares of common stock and the exercise prices of such options reported above have been adjusted to reflect the January 1997 dividend (Note 12).

  SFAS 123 requires companies who continue to apply APB Opinion No. 25 to account for their stock-based employee compensation arrangements to provide pro forma net income and earnings per share as if the fair value based method had been used to account for compensation cost (Note 2). The per share weighted average fair value of stock options granted during 1995 and 1996 approximated $672,000 and $393,000 on the date of grant

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)

using the Black Scholes option--pricing model with the following weighted-average assumptions: 1995--expected dividend yield 0.0%, risk-free interest rate of 7.05%, expected volatility of the stock 33%, and expected life of three years; 1996--expected dividend yield 0.0%, risk-free interest rate of 7.05%, expected volatility of the stock of 33%, an expected life of three years. Accordingly, pro forma net income and earnings per share would have been $771,000 ($.37 per share) and $2,017,000 ($.54 per share) for the years ended December 31, 1995 and 1996, respectively, if SMT had accounted for its stock based employee compensation arrangements using the fair value method. The 1995 and 1996 effects of applying SFAS 123 for providing pro forma disclosures are not likely to be representative of the effects on pro forma net income and earnings per share for future years because the number of option grants and the fair value assigned to the grants could differ.

8. BENEFIT PLANS

  SMT maintains an annual bonus plan for key executives and employees which is based primarily upon the pre-tax earnings of SMT. SMT expensed approximately $115,000, $348,000 and $584,000 for the program during 1994, 1995 and 1996, respectively.

  SMT maintains and administers an employee savings plan pursuant to Internal Revenue Code Section 401(k). The Plan provides for discretionary contributions as determined by SMT's Board of Directors. SMT contributed approximately $18,000, $18,000 and $34,000 to the Plan in 1994, 1995 and 1996, respectively.

9. RELATED PARTY TRANSACTIONS

  A former shareholder/director of SMT was also a consultant to SMT and SMT had entered into a five-year consulting agreement with him through November 1996 pursuant to which he was to receive a fee of $75,000 per year. On March 27, 1996, SMT prepaid the remaining $50,000 due under the Consulting Agreement and terminated the Consultant Agreement. Fees paid to this former shareholder/director totaled approximately $75,000 for each of the past three years.

  Prior to July 1, 1995, SMT subleased certain truck cabs from Shared Mobile Enterprises ("SME"), which, in turn, leased such truck cabs from an independent third party leasing company. Effective July 1, 1995, SME released SMT from its obligations under ten long-term subleases in exchange for the issuance to SME of 120,000 unregistered common shares valued at $3 per share, the weighted average closing price for the stock for the prior thirty trading days. SMT received an opinion from an independent financial advisor that the transaction was fair to SMT and its shareholders. At the same time, with the concurrence of the third party leasing company, SMT assumed SME's obligations under its original lease and modified that lease by (1) extending the lease term by one additional year and (2) adding one additional truck cab to the schedule of leased property with a corresponding increase in base rental payments. The $360,000 value of the shares represents the present value of the excess of the sublease payments over the original lease payments. SMT has capitalized the $360,000 and is amortizing this prepaid rent over a period which approximates the lease term. SME was one hundred percent beneficially owned by certain officers/directors and a former director/consultant of SMT who owned approximately 14% of SMT's outstanding common shares. Total rental expense paid to SME for the years ended December 31, 1994 and 1995 was approximately $257,000 and $180,000, respectively (Note 3).

  Certain shareholders/officers of SMT, who own approximately 14% of the outstanding common stock of SMT, also collectively owned 50% of the outstanding capital stock of Upstate MRI, Inc., a.k.a., Virginia MRI, Inc. ("VA MRI"), which owned and operated a mobile MRI system which provided service in Virginia and North Carolina. SMT and the shareholders/officers of SMT guaranteed the lease on such mobile MRI system.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


  On June 1, 1993, SMT entered into a one-year operating lease with VA MRI where SMT leased the VA MRI Mobile System ("VA Mobile System") and related service contracts in return for a monthly rental of $58,000, which lease was renewed on June 1, 1994. A previously negotiated management agreement between VA MRI and SMT, pursuant to which SMT received $5,000 per month in administrative fees, plus reimbursement of all expenses, in return for managing the operations of VA MRI was terminated.

  On November 14, 1994, SMT purchased the VA Mobile System in consideration for the assumption of all of VA MRI's lease obligations totaling approximately $400,000 (approximate fair market value of the equipment). In addition, VA MRI transferred and assigned to SMT its rights in the service contracts related to the VA Mobile System in consideration for the forgiveness of the remaining approximately $50,000 owed to SMT pursuant to a note and the payment by SMT of $44,000. SMT capitalized the approximately $94,000 as contract acquisition costs which are being amortized over the term of the service contracts which approximates four years (Note 2).

  In addition, on November 14, 1994, upon completion of the VA Mobile System purchase, SMT traded in the VA Mobile System and upgraded this MRI system to a General Electric 1.0 Tesla Signa which SMT has financed with a 66 month lease requiring monthly payments of approximately $41,000. This new lease transfers the ownership of such mobile MRI system to SMT at the completion of the lease. The original VA Mobile System lease assumed by SMT has been terminated in conjunction with this transaction.

  A certain director of SMT is a director of, consultant to and shareholder of DVI Inc., the parent of DVI Financial Services Inc. ("DVI").

  During 1992 and 1993, SMT entered into numerous leasing transactions with DVI pertaining to both continuing and discontinued operations involving total financing of approximately $15.6 million. During 1994, SMT did not enter into any new leases with DVI and refinanced with third parties $3.2 million of leases held by DVI. During the first quarter of 1995, SMT refinanced its remaining leases with DVI, totaling approximately $6.5 million, with third-party lease companies. Interest rates under financing agreements with DVI ranged from 11% to 14%. During 1996, SMT financed the acquisition of a new mobile MRI system with DVI. SMT and DVI entered into a 60 month capital lease financing approximately $1.5 million at an interest rate of approximately 9.5%. Total payments to DVI during 1994, 1995 and 1996 with respect to capital lease obligations were approximately $3.9 million, $440,000 and $100,000, respectively, including $1.4 million, $87,000, and $36,000, respectively, of interest expense associated with such capital leases.

  In March 1995, DVI sold 368,000 shares of SMT's common stock which it had received during SMT's initial public offering, pursuant to registration statements under the Securities Act of 1933, as amended.

10. COMMITMENTS AND CONTINGENCIES

  The lease for SMT's principal facility expires in April 1999. Rent expense for SMT's principal facility was $69,000, $76,000 and $76,000 for 1994, 1995 and 1996, respectively. Future minimum lease payments under this lease are as follows:

             YEAR
            ENDING
           DECEMBER                            FUTURE MINIMUM
              31,                              LEASE PAYMENTS
           --------                            --------------
            1997..............................    $ 87,900
            1998..............................      87,900
            1999..............................      29,300
                                                  --------
            Total.............................    $205,100
                                                  ========

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


  Pursuant to capital lease obligations (Note 3) and related maintenance contracts, which begin upon expiration of the manufacturer's warranty period of generally 12 to 18 months and which contracts expire at various dates through the year 2001, SMT is currently obligated to pay approximately $118,000 per month for maintenance of equipment.

  In November 1992, SMT issued a letter-of-credit in the amount of $198,500 pursuant to a lease transaction related to its freestanding full-service diagnostic imaging center (Note 13). In exchange for restructuring the terms of the debt of this Center, SMT increased the outstanding letter-of-credit to an aggregate $400,000.

  In November 1994, SMT issued a letter-of-credit in the amount of $270,000 related to the purchase and financing of a new mobile MRI system. The lessor holding this letter-of-credit allowed the letter-of-credit to terminate on October 31, 1996.

  In relation to the refinancing of four mobile MRI systems in February and March 1995 (Note 3), SMT issued two letters-of-credit in the aggregate amount of $930,000. In February 1996, the lessor holding one of the letters-of-credit totaling $330,000 allowed the letter-of-credit to expire.

  On July 31, 1996, SMT refinanced two MRI systems which had previously been refinanced in March 1995 to more favorable lease terms. As a result of this refinancing, the $600,000 letter-of-credit which had been issued in March 1995 was terminated (Note 3).

  SMT must maintain a cash balance of $400,000 on deposit with the bank which issued the aforementioned letter-of-credit.

11. SUPPLEMENTAL CASH FLOW INFORMATION

  SMT entered into various capital leases or financing arrangements (including new MRI systems and upgrades) aggregating approximately $4,350,000, $4,800,000 and $15,135,000 during 1994, 1995 and 1996, respectively. SMT also entered into similar arrangements aggregating approximately $5,715,000 and $3,000,000 during the six months ended June 30, 1996 and 1997, respectively. These amounts were recorded as long-term debt and obligations under capital leases and as mobile MRI equipment.

  SMT refinanced various capital leases during 1994, 1995 and 1996 aggregating approximately $3,231,000, $7,092,000 and $2,474,000, respectively.

  Interest paid during 1994, 1995 and 1996 was approximately $1,474,000, $1,736,000 and $2,062,000, respectively.

  Taxes paid during 1994, 1995 and 1996 approximated $46,000, $71,000 and $240,000.

12. COMMON STOCK DIVIDENDS

  On July 10, 1995, SMT issued 120,400 common shares in conjunction with a 5% common stock dividend for all shareholders of record on June 30, 1995. As a result of the stock dividend, approximately $323,000 was charged to accumulated deficit and, in accordance with Accounting Principles Board Opinion 15, "Earnings Per Share", (APB 15), SMT reflected the 5% common stock dividend in calculating earnings per share for 1994.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


  On January 14, 1997, SMT issued 247,130 common shares in accordance with a 7% common stock dividend for all shareholders of record on January 10, 1997. The December 31, 1996 financial statements have been adjusted to reflect this post balance sheet equity activity (Note 2). Further, in accordance with APB 15, SMT has reflected the 7% common stock dividend in calculating earnings per share for all periods presented (Note 2).

  In accordance with SMT's Warrant Agreement, SMT's publicly-traded Warrants were recapitalized to reflect the common stock dividend. As a result, each Warrant certificate entitled the holder to purchase 1.1235 shares of stock for $7.00. In July 1995, SMT issued a similar 5% common stock dividend. Such publicly traded warrants expired on March 4, 1997 (Note 18).

13. DISCONTINUED OPERATIONS

  On December 30, 1993, SMT formally adopted a plan to sell its freestanding full-service diagnostic imaging center and its radiation oncology center during 1994 and 1995.

  The following table presents net revenues, losses from discontinued operations, losses on disposal of discontinued operations and selected balance sheet information relating to the freestanding full-service diagnostic imaging and radiation oncology businesses as of, and for the years ended, December 31, 1994 and 1995:

                                                               1994      1995
                                                            ---------- --------
   Net revenues............................................ $1,660,077 $821,000
   Loss from discontinued operations.......................        --       --
   Loss on disposal of discontinued operations, net of tax
    benefit of $68,000 in 1994.............................    132,000      --
   Accounts receivable, net................................    148,189      --
   Leased medical equipment, net...........................  1,305,897      --
   Leasehold improvements, net.............................    277,176      --
   Deferred costs, net.....................................    197,297      --
   Other assets, net.......................................    137,291      --
   Accounts payable and accrued expenses...................     88,154      --
   Long-term debt and capital lease obligations............  1,305,728      --
   Reserve for loss on discontinued operations.............    456,302      --

  SMT sold substantially all of the assets of the Auburn Regional Center for Cancer Care on October 31, 1994. The sale price of the Center was approximately $1.3 million comprised of $400,000 in cash and the assumption of the Center's liabilities. SMT remains obligated on approximately $270,000 of capital leases as of December 31, 1996. The buyer has agreed to use its best efforts to have SMT released from these leases and has secured its obligations to SMT to perform on these leases through a pledge of certain assets in favor of SMT (Note 3). SMT had previously established a discontinued operations reserve and accordingly, no gain or loss was recorded as a result of this sale.

  In January 1995, SMT restructured the majority of the long-term debt and capital lease obligations of the freestanding imaging center resulting in debt forgiveness of approximately $300,000, a lower interest rate and extension of the term to 66 months, including interest only payments for the first six months. The debt forgiveness was considered in determining the adequacy of the reserve for loss on discontinued operations as of December 31, 1994. In relation to this debt restructuring, SMT increased the letter-of-credit outstanding to $400,000 (Note 10).

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


  On June 30, 1995, SMT completed the sale of substantially all of the assets of its remaining freestanding diagnostic imaging center, Airport Regional Imaging Center ("Airport Center"), located in Coraopolis, Pennsylvania for a total sale price of approximately $300,000, including cash and net trade receivables. Although the buyer assumed all future operating liabilities of the Airport Center, SMT remains obligated on approximately $600,000 of capital leases as of December 31, 1996. The buyer has agreed to use its best efforts to have SMT released from these leases and has secured its obligations to SMT to perform on these leases through a pledge of stock and certain assets in favor of SMT (Note 3). SMT had previously established a discontinued operations reserve and accordingly, no gain or loss was recognized as a result of this sale.

14. SALE OF PARTNERSHIP INTERESTS

  On June 30, 1995, in conjunction with the sale of the Airport Center which had been treated as a discontinued operation (Note 13), SMT sold its majority ownership and general partner rights in four cardiac care partnerships for a total sale price of $300,000 comprised of $200,000 in cash and a $100,000, thirty-month note. SMT recognized a pre-tax gain on this sale of $48,219. The partnerships, which constituted approximately seven percent of SMT's revenues, had total assets of approximately $1.4 million, comprised primarily of diagnostic equipment and accounts receivable, and total liabilities of approximately $1.2 million comprised primarily of capital lease obligations associated with the diagnostic equipment.

15. LITIGATION

  SMT had been named as a defendant, along with a hospital which contracts for SMT's MRI services, in a claim filed by a woman who alleged to have incurred partial paralysis as a result of being mishandled during an MRI procedure. The claim had been filed for $6.0 million in damages. The claim was settled by SMT's insurance company in November 1996 with no admission of liability by SMT and no financial effect to SMT.

16. ACQUISITION

On March 21, 1996, SMT purchased certain assets of a mobile provider which operated mobile units in the state of North Carolina (the "Seller"). The purchase price approximated $600,000 in cash (net of negotiated trade-in value of approximately $500,000 (which approximated the purchase price of the systems acquired) for two of the Seller's mobile MRI systems) in exchange for MRI Programs including Certificate of Need licenses or exemptions and certain customer service contracts. SMT traded-in and upgraded one of the purchased systems to newer technology in April 1996 and traded-in and upgraded the second system during July 1996 (Note 3).

17. SALES TAX REFUND

  During September 1996, SMT received formal notification of a state sales tax refund of approximately $300,000, net of expenses. The refund is the result of sales tax paid to a certain state over a period of time which SMT determined (by obtaining a private letter ruling from the state) was actually exempt from such tax. Payment of the refund was received in January 1997.

18. WARRANT CONVERSION

  During January through March 4, 1997 (the Warrants expired at 5:00 p.m. on March 4, 1997) 1,677,000 Warrants (Note 5) were exercised and SMT issued 1,882,000 shares of common stock of SMT. SMT received net cash proceeds of approximately $11.7 million as a result of such Warrant exercises. The Warrants ceased trading on March 5, 1997.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

             (INFORMATION AT JUNE 30, 1997 AND FOR THE SIX MONTHS
                  ENDED JUNE 30, 1996 AND 1997 IS UNAUDITED)


19.  EXTINGUISHMENT OF DEBT (UNAUDITED)

  During March 1997, SMT paid-off the remaining principal balance of three capital lease obligations totaling $4,236,000. The total amount paid to extinguish the capital leases totaled $4,532,000. The difference between the amount paid to extinguish the capital leases and the net carrying amount of the debt totaled $296,000, relating primarily to pre-payment penalties, and has been recorded as an extraordinary loss, net of income taxes, in accordance with Accounting Principles Board Opinion No. 26 "Early Extinguishment of Debt" (APB 26). The interest rates under the capital leases ranged from 10.6% to 13.5%. The monthly cashflow savings approximates $128,000 and the interest expense savings for 1997 approximates $400,000 before income taxes.

20.  SUBSEQUENT EVENTS (UNAUDITED)

  On June 23, 1997, SMT signed a definitive agreement with Three Rivers Acquisition Corp. ("Three Rivers"), an affiliate of Apollo Management, L.P. ("Apollo"), pursuant to which Three Rivers agreed to acquire all of the outstanding shares of SMT for $11.75 per share through a cash tender offer which commenced June 30, 1997, to be followed by a merger. The total transaction is valued at approximately $100 million including outstanding stock options and warrants and the assumption of debt.

  On August 5, 1997, Three Rivers successfully completed its tender offer for all of the outstanding shares of common stock of SMT. The depository for the offer informed Three Rivers that 5,280,297 shares (91.9% of the outstanding shares) were validly tendered and not withdrawn prior to the expiration of the offer, including 2,841 shares tendered pursuant to notice of guaranteed delivery procedures. All shares validly tendered and not withdrawn were accepted for payment of $11.75 per share in cash. The remaining shares of SMT will be converted into the right to receive $11.75 per share in cash in a merger between SMT and Three Rivers. The merger was consummated on September 29, 1997, and in connection therewith, SMT recorded approximately $1.4 million of compensation expense resulting from the conversion of fully vested SMT employee stock options into options to acquire Three Rivers common stock.

  On August 5, 1997, Three Rivers Holding Corp., Three Rivers, SMT and various lenders entered into an $80 million credit facility that was used to fund a portion of the cash tender and to refinance approximately $19 million of SMT indebtedness. The remainder of the credit facility will be used for working capital requirements and general corporate purposes of SMT. The remainder of the cash tender offer was funded with approximately $33.6 million from Three Rivers.

  SMT accrued $220,000 as of June 30, 1997 for professional fees related to the aforementioned merger and tender offer. The fees were primarily related to legal and accounting services.

  On July 23, 1997, Alliance Imaging, Inc. ("Alliance") entered into an Agreement and Plan of Merger (the "Recapitalization Merger Agreement"). Under the terms of the Recapitalization Merger Agreement, an entity formed by Apollo, will merge with and into Alliance (the "Recapitalization"). In connection with the Recapitalization and subject to certain conditions, Alliance will acquire all the shares of common stock of Three Rivers.

                   SMT HEALTH SERVICES INC. AND SUBSIDIARIES

                           QUARTERLY FINANCIAL DATA

  Summarized quarterly unaudited financial data for the years ended December 31, 1995 and 1996, and the six month period ended June 30, 1997 follows:

                                                 THREE MONTHS ENDED
                          -----------------------------------------------------------------
                          MARCH 31, 1995 JUNE 30, 1995 SEPTEMBER 30, 1995 DECEMBER 31, 1995
                          -------------- ------------- ------------------ -----------------
Revenues................    $3,644,765    $3,851,784       $3,821,904        $3,701,975
Operating expenses,
 excluding depreciation.     1,366,635     1,487,476        1,327,119         1,214,891
Depreciation and
 amortization...........       936,510       919,897          869,543           953,296
Selling, general and
 administrative
 expenses...............       564,559       598,235          652,536           656,693
Interest expense, net...       419,362       423,084          389,525           388,163
Income before income
 taxes..................       330,608       448,496          583,181           488,932
Net income..............       241,608       329,496          431,181           370,932
Earnings per common
 share:
  Continuing operations.    $     0.09    $     0.11       $     0.13        $     0.13
  Discontinued
   operations...........           --            --               --                --
                            ----------    ----------       ----------        ----------
  Net income per share..    $     0.09    $     0.11       $     0.13        $     0.13
                            ==========    ==========       ==========        ==========
Weighted average common
 and common equivalent
 shares outstanding.....     2,705,000     2,705,000        2,834,000         2,838,000
                            ==========    ==========       ==========        ==========
                                                 THREE MONTHS ENDED
                          -----------------------------------------------------------------
                          MARCH 31, 1996 JUNE 30, 1996 SEPTEMBER 30, 1996 DECEMBER 31, 1996
                          -------------- ------------- ------------------ -----------------
Revenues................    $4,128,035    $4,596,571       $4,754,324        $5,543,024
Operating expenses,
 excluding depreciation.     1,365,973     1,524,754        1,586,903         1,802,285
Depreciation and
 amortization...........       989,174     1,119,823        1,198,155         1,417,757
Selling, general and
 administrative
 expenses...............       682,266       690,967          629,144           875,044
Interest expense, net...       404,141       458,032          457,392           531,283
Income before income
 taxes..................       686,481       802,995        1,182,730           916,655
Net income..............       457,481       562,995          915,730           474,655
Earnings per common
 share:
 Primary:
  Net income per share..    $     0.13    $     0.14       $     0.20        $     0.14
                            ==========    ==========       ==========        ==========
 Fully diluted:
 Net income per share...    $     0.13    $     0.14       $     0.20        $     0.12
                            ==========    ==========       ==========        ==========
Weighted average common
 and common equivalent
 shares outstanding.....     2,840,000     2,998,000        3,402,000         3,689,000
                            ==========    ==========       ==========        ==========
                               THREE MONTHS ENDED
                          ----------------------------
                          MARCH 31, 1997 JUNE 30, 1997
                          -------------- -------------
Revenues................    $6,239,307    $6,801,955
Operating expenses,
 excluding depreciation.     1,985,299     2,167,459
Depreciation and
 amortization...........     1,559,792     1,633,880
Selling, general and
 administrative
 expenses...............       941,871       965,461
Interest expense, net...       500,577       304,453
Income before income
 taxes and extraordinary
 loss...................     1,251,768     1,483,702
Extraordinary loss, net
 of taxes...............       181,000           --
Net income..............       580,768       878,702
Earnings per common
 share:
  Earnings before
   extraordinary item...    $     0.15    $     0.15
  Extraordinary loss per
   share................         (0.03)          --
                            ----------    ----------
  Net income per share..    $     0.12    $     0.15
                            ==========    ==========
Weighted average common
 and common equivalent
 shares outstanding.....     4,443,000     5,718,000
                            ==========    ==========

Note: Weighted average common and common equivalent shares outstanding for all periods have been adjusted to reflect a 1995 5% common stock dividend and a January 1997 7% common stock dividend.

                                    ANNEX A

                    RECAPITALIZATION MERGER AGREEMENT,

         AMENDMENT NO. 1 TO THE RECAPITALIZATION MERGER AGREEMENT

       AND AMENDMENT NO. 2 TO THE RECAPITALIZATION MERGER AGREEMENT

                                                                         ANNEX A




                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                            NEWPORT INVESTMENT LLC,

                                      AND

                             ALLIANCE IMAGING, INC.

                           DATED AS OF JULY 23, 1997

                                     A-I-1

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                     ------
 ARTICLE I THE MERGER...............................................  A-I-5
    1.1  The Merger................................................   A-I-5
    1.2  Consummation of the Merger................................   A-I-5
    1.3  Effects of the Merger.....................................   A-I-5
    1.4  Certificate of Incorporation and Bylaws...................   A-I-5
    1.5  Directors and Officers....................................   A-I-5
    1.6  Company Actions...........................................   A-I-5
 ARTICLE II EFFECTS OF THE MERGER...................................  A-I-6
    2.1  Stockholders' Meeting.....................................   A-I-6
    2.2  Retained Share Elections..................................   A-I-6
    2.3  Conversion of Shares......................................   A-I-7
    2.4  Proration.................................................   A-I-7
    2.5  Conversion of Common Stock of Newco.......................   A-I-7
    2.6  Exchange of Certificates..................................   A-I-7
 ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......... A-I-10
    3.1  Organization..............................................  A-I-10
    3.2  Capitalization............................................  A-I-10
    3.3  Subsidiaries..............................................  A-I-11
    3.4  Authority.................................................  A-I-11
    3.5  Consents and Approvals; No Violations.....................  A-I-12
               SEC Documents; Financial Statements; Other Financial
    3.6  Information...............................................  A-I-12
    3.7  Information Supplied......................................  A-I-13
    3.8  Absence of Certain Changes or Events......................  A-I-14
    3.9  Litigation................................................  A-I-14
    3.10 Contracts.................................................  A-I-14
    3.11 Compliance with Laws......................................  A-I-15
    3.12 Environmental Matters.....................................  A-I-15
    3.13 Absence of Changes in Benefit Plans; Labor Relations......  A-I-16
    3.14 Employment Matters; Affiliate Transactions................  A-I-16
    3.15 ERISA Compliance..........................................  A-I-17
    3.16 Taxes.....................................................  A-I-18
    3.17 [Intentionally Omitted]...................................  A-I-19
    3.18 Title to Properties; Condition of Assets..................  A-I-19
    3.19 Intellectual Property.....................................  A-I-19
    3.20 Non-Compete...............................................  A-I-20
    3.21 Voting Requirements.......................................  A-I-20
    3.22 State Takeover Statutes...................................  A-I-20
    3.23 Brokers; Schedule of Fees and Expenses....................  A-I-20
    3.24 Opinion of Financial Advisor..............................  A-I-20
    3.25 Certain Additional Regulatory Matters.....................  A-I-21
    3.26 Medicare/Medicaid Participation; Accreditation............  A-I-21
    3.27 Regulated Customers.......................................  A-I-22
    3.28 Insurance.................................................  A-I-22
 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF INVESTOR AND NEWCO....     A-I-23
    4.1  Organization..............................................  A-I-23
    4.2  Authority.................................................  A-I-23
    4.3  Consents and Approvals; No Violations.....................  A-I-23
    4.4  Information Supplied......................................  A-I-24

                                     A-I-2

                                                                           PAGE
                                                                          ------
    4.5  Interim Operations of Newco...................................   A-I-24
    4.6  Brokers.......................................................   A-I-24
    4.7  Financing.....................................................   A-I-24
 ARTICLE V COVENANTS....................................................  A-I-25
    5.1  Conduct of Business...........................................   A-I-25
    5.2  No Solicitation...............................................   A-I-26
    5.3  Certain Tax Matters...........................................   A-I-27
    5.4  Other Actions.................................................   A-I-28
    5.5  Advice of Changes; Filings....................................   A-I-28
    5.6  Financial Information.........................................   A-I-28
    5.7  Redemption of Preferred Stock and Senior Debt.................   A-I-28
    5.8  Refinancing of Outstanding Indebtedness.......................   A-I-28
    5.9  Matters Involving SMT ........................................   A-I-28
    5.10 Insurance.....................................................   A-I-29
 ARTICLE VI ADDITIONAL AGREEMENTS.......................................  A-I-30
    6.1  Preparation of Proxy Statement/Prospectus.....................   A-I-30
    6.2  Access to Information; Confidentiality........................   A-I-30
    6.3  Reasonable Efforts; Notification..............................   A-I-30
    6.4  Stock Option Plans and Warrants...............................   A-I-31
    6.5  Indemnification, Exculpation..................................   A-I-32
    6.6  Registration Rights Agreement.................................   A-I-32
    6.7  [Intentionally Omitted].......................................   A-I-32
    6.8  Directors.....................................................   A-I-32
    6.9  Fees and Expenses.............................................   A-I-33
    6.10 Public Announcements..........................................   A-I-34
    6.11 Stop Transfer.................................................   A-I-34
 ARTICLE VII CONDITIONS.................................................  A-I-35
    7.1  Conditions to Each Party's Obligation to Effect the Merger....   A-I-35
    7.2  Conditions to the Company's Obligation To Effect the Merger...   A-I-35
         Conditions to Investor's and Newco's Obligations to Effect the
    7.3  Merger........................................................   A-I-35
 ARTICLE VIII TERMINATION AND AMENDMENT.................................  A-I-37
    8.1  Termination...................................................   A-I-38
    8.2  Effect of Termination.........................................   A-I-38
    8.3  [Intentionally Omitted].......................................   A-I-38
    8.4  Extension; Waiver.............................................   A-I-38
    8.5  Amendment.....................................................   A-I-38
 ARTICLE IX MISCELLANEOUS...............................................  A-I-39
    9.1  Nonsurvival of Representations, Warranties and Agreements.....   A-I-39
    9.2  Notices.......................................................   A-I-39
    9.3  Interpretation................................................   A-I-40
    9.4  Entire Agreement; Third Party Beneficiaries...................   A-I-40
    9.5  Governing Law.................................................   A-I-40
    9.6  Counterparts..................................................   A-I-40
    9.7  Assignment....................................................   A-I-40
    9.8  Enforcement...................................................   A-I-41
         Signature Page................................................   A-I-42
         Exhibit and Schedule Index....................................   A-I-43

                                     A-I-3

  AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of July 23, 1997, between NEWPORT INVESTMENT LLC, a Delaware limited liability company ("Investor"), and ALLIANCE IMAGING, INC., a Delaware corporation (the "Company").

  WHEREAS, the Board of Directors of the Company has determined that it is fair and in the best interests of its stockholders for a corporation to be formed, and wholly-owned, by Investor, to merge with and into the Company (the "Merger") pursuant to Section 251 of the Delaware General Corporation Law ("DGCL") upon the terms and subject to the conditions set forth herein;

  WHEREAS, the Board of Directors of the Company has adopted resolutions approving the Merger, this Agreement and the transactions to which the Company is a party contemplated hereby, and has agreed, upon the terms and subject to the conditions set forth herein, to recommend that the Company's stockholders approve the Merger and this Agreement;

  WHEREAS, the parties have agreed (subject to the terms and conditions of this Agreement), as soon as practicable following the approval by the stockholders of the Company, to effect the Merger, as more fully described herein;

  WHEREAS, it is intended that the Merger be treated as a recapitalization of the Company for financial reporting purposes;

  WHEREAS, concurrently with the execution of this Agreement and as an inducement to Investor to enter into this Agreement, Investor and certain stockholders of the Company are entering into a Stockholder Agreement (the "Stockholder Agreement") pursuant to which such stockholders have, among other things, granted to Investor an irrevocable proxy to vote their Shares (as hereinafter defined) in favor of the Merger and all other actions necessary to consummate the Merger, upon the terms and subject to the conditions set forth in the Stockholder Agreement;

  WHEREAS, concurrently with the execution of this Agreement and as an inducement to Investor to enter into this Agreement, the Company and certain members of the Company's senior management are executing and delivering the Employment Agreements, in substantially the form attached hereto as EXHIBIT A (the "Employment Agreements") pursuant to which such persons have, among other things, agreed to certain confidentiality and non-solicitation covenants; and

  WHEREAS Investor and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Investor and the Company hereby agree as follows:

                                     A-I-4

                                   ARTICLE I

                                  THE MERGER

1.1 THE MERGER.

  Prior to the Effective Time (as defined below), Investor shall form a new corporation to be called Newport Acquisition Corp. ("Newco") in accordance with the relevant provisions of the DGCL. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the DGCL, Newco shall be merged with and into the Company as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VII hereof. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the laws of Delaware. The separate corporate existence of Newco shall cease.

1.2 CONSUMMATION OF THE MERGER.

  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, as required by the DGCL, and shall take all such other and further actions as may be required by law to make the Merger effective as promptly as practicable. Prior to the filing referred to in this Section, a closing (the "Closing") will be held at the offices of O'Sullivan Graev & Karabell, LLP, 30 Rockefeller Plaza, 41st Floor, New York, New York (or such other place as the parties may agree) for the purpose of confirming all the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

1.3 EFFECTS OF THE MERGER.

  The Merger shall have the effects set forth in the applicable provisions of the DGCL and set forth herein.

1.4 CERTIFICATE OF INCORPORATION AND BYLAWS.

  (a) The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  (b) The by-laws of Newco (the "By-laws") as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

1.5 DIRECTORS AND OFFICERS.

  The directors of Newco immediately prior to the Effective Time and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation until their respective successors are duly elected and qualified.

1.6 COMPANY ACTIONS.

  The Company hereby represents and warrants that (a) its Board of Directors (at a meeting duly called and held), has (i) determined that the Merger (upon the terms and subject to the conditions of this Agreement) is fair to and in the best interests of the stockholders of the Company, (ii) resolved to approve this Agreement, the Merger, the issuance of shares of common stock of the Company, par value $0.01 per share (the "Shares") to the Investor as sole shareholder of Newco in connection with the Merger, and to recommend (subject to Section 5.2 of this Agreement) approval of the Merger and this Agreement by the stockholders of the Company, (iii) taken all necessary steps to render
Section 203 of the DGCL inapplicable to the Merger and the transactions

                                     A-I-5
contemplated by this Agreement, and (iv) resolved to elect not to be subject, to the extent permitted by law, to any state takeover law other than Section 203 of the DGCL that may purport to be applicable to the Merger, or the transactions contemplated by this Agreement, and (b) Salomon Brothers Inc (the "Financial Advisor") has advised the Company's Board of Directors that, in its opinion, the consideration to be received and retained by the Company's stockholders in the Merger is fair, from a financial point of view, to such stockholders.

                                  ARTICLE II

                             EFFECTS OF THE MERGER

2.1 STOCKHOLDERS' MEETING.

  (a) Subject to Section 5.2 of this Agreement, the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its stockholders as soon as practicable for the purpose of obtaining the approval of this Agreement, include in the registration statement on Form S-4 that includes a proxy statement relating to any required approval by or meeting of the Company's stockholders with respect to this Agreement and the Merger (the "Proxy Statement/Prospectus") for use in connection with the Special Meeting, the recommendation of the Company's Board of Directors that stockholders of the Company vote in favor of the Merger and approve this Agreement. The Investor and, subject to Section 5.2 of this Agreement, the Company agree to use commercially reasonable efforts to cause the Special Meeting to occur as soon as possible under applicable law and the Company's Bylaws after the Company has responded to all SEC comments with respect to the preliminary Proxy Statement/Prospectus as provided in Section 6.1.

  (b) Prior to the mailing of the Proxy Statement/Prospectus, Newco shall appoint an independent bank or trust company to act as paying agent (the "Paying Agent"), which Paying Agent shall be reasonably satisfactory to the Company, for the payment of the cash portion of the Merger Consideration.

2.2 RETAINED SHARE ELECTIONS.

  (a) Each person who is a record holder of Shares on or prior to 5:00 p.m., New York City time, on the date of the Special Meeting or the date of any meeting of stockholders held pursuant to any adjournment of the Special Meeting (the "Election Date") will be entitled, with respect to all or any portion of his or its Shares, to make an election to retain Shares as set forth in, and subject to the provisions of this Section 2.2.

  (b) The Company shall prepare and mail a form of election, which form shall be subject to the approval of Investor (the "Election Form"), with the Proxy Statement/Prospectus to the record holders of Shares as of the record date for the Special Meeting, which Election Form shall be used by each record holder of Shares who wishes to elect to retain Shares in lieu of such Shares being converted into the right to receive the Cash Merger Price (as defined below) for each such Share. Notwithstanding anything to the contrary contained in this Agreement, any such election shall be subject to proration as set forth below. The Company will use commercially reasonable efforts to make the Election Form and the Proxy Statement/Prospectus available to all persons who become holders of Shares during the period between such record date and the Election Date. Any such holder's election to retain Shares shall have been validly made only if the Paying Agent shall have received at its designated office, on or prior to the Election Date, an Election Form properly completed and signed in accordance with such rules as the Paying Agent may establish pursuant to Section 2.2(e), and accompanied by either (i) certificates for the Shares to which such Election Form relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company or (ii) an appropriate guarantee of delivery of such certificates as set forth in such Election Form from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (a "Notice of Guaranteed Delivery"). Notwithstanding anything to the contrary contained herein, any Election Form accompanied by a Notice of Guaranteed Delivery shall be deemed not validly made if the certificate or certificates are in fact delivered to the Paying Agent after three (3) Nasdaq Stock Market trading days after the date of execution of such guarantee of delivery.

                                     A-I-6

  (c) Any Election Form may be revoked by the stockholder submitting such Election Form if a written notice of revocation is received by the Paying Agent prior to 5:00 p.m., New York City time, on the Election Date. In addition, all Election Forms shall be revoked automatically if this Agreement is terminated pursuant to Section 8.1. If an Election Form is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Election Form relates shall be returned by the Paying Agent to the stockholder submitting the same to the Paying Agent.

  (d) For purposes of this Agreement, (i) "Elected Retained Share" shall mean a Share in respect of which an election to retain such Share is validly made and not validly revoked prior to the Election Date and (ii) "Elected Cash Share" shall mean a Share in respect of which either an election to retain such Share is not validly made prior to the Election Date or an election to retain such Share is validly revoked prior to the Election Date.

  (e) The Paying Agent may, with the mutual agreement of the Investor and the Company, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

  (f) The Paying Agent shall determine (i) whether or not elections to retain Shares have been validly made or validly revoked pursuant to this Section 2.2 and (ii) when elections and revocations have been received by it. If the Paying Agent determines that any election to retain Shares was not validly made, such Shares shall be converted in the Merger into the right to receive the Cash Merger Price (as defined below). The Paying Agent shall also make all computations as to the allocation and the proration contemplated by Section
2.4. All determinations and calculations by the Paying Agent shall be conclusive and binding on the holders of Shares.

2.3 CONVERSION OF SHARES.

  (a) All Shares held in the treasury of the Company (the "Excluded Shares") shall be canceled and shall cease to exist as of the Effective Time, without any consideration being payable therefore.

  (b) Notwithstanding anything in this Agreement to the contrary, Shares which would otherwise constitute Elected Cash Shares or Non-Elected Cash Shares hereunder, which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Cash Merger Price (as defined below), but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the DGCL, unless and until such holders shall have effectively withdrawn or lost their rights to appraisal under the DGCL. If any such holder shall have effectively withdrawn or lost such right, such holder's Shares shall be converted into the right to receive the Cash Merger Price (as defined below). The Company shall give prompt notice to the Investor of any demands received by the Company for appraisal of Shares, and the Investor shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Investor, make any payment with respect to, or settle or offer to settle, any such demands.

  (c) By virtue of the Merger, each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, shall be retained or converted into the right to receive cash as follows:

    (i) Each Share that is an Elected Retained Share and each Share that is a Non-Elected Retained Share (as defined in Section 2.4(c)) (in either case, a "Retained Share") shall be retained by the holder thereof following the Effective Time, shall remain outstanding and shall represent one share of Common Stock, par value $.01 per share, of the Surviving Corporation; and

    (ii) Each Share that is an Elected Cash Share and each Share that is a Non-Elected Cash Share (as defined in Section 2.4(b)) shall be converted into the right to receive from the Surviving Corporation $11.00 in cash (the "Cash Merger Price").

                                     A-I-7

2.4 PRORATION.

  (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Retained Shares (the "Actual Retained Share Number") shall be equal to 727,273 Shares.

  (b) If the aggregate number of Shares constituting Elected Retained Shares (the "Elected Retained Share Number") exceeds the Actual Retained Share Number, then the number of Shares which shall be Retained Shares pursuant to
Section 2.3(c)(i) shall be reduced by such excess number of Shares (each such Share included among such excess, a "Non-Elected Cash Share"). In such event, each holder of Elected Retained Shares shall be allocated Non-Elected Cash Shares in lieu of Retained Shares such that (after giving effect to Section 2.6(e)) each such holder shall be deemed to hold Non-Elected Cash Shares in an amount equal to (x) the total number of Elected Retained Shares held by such holder less (y) the product of (A) a fraction, the numerator of which is the Actual Retained Share Number, and the denominator of which is the Elected Retained Share Number, multiplied by (B) the total number of Elected Retained Shares held by such holder.

  (c) If the Actual Retained Share Number is greater than the Elected Retained Share Number, then the aggregate number of Shares which shall be converted into the right to receive cash pursuant to Section 2.3(c)(ii) shall be decreased by a number of Shares equal to the excess of the Actual Retained Share Number over the Elected Retained Share Number (each Share included among such excess, a "Non-Elected Retained Share"). In such event, each holder of Elected Cash Shares (other than the Investor) shall be allocated a portion of the Non-Elected Retained Shares in lieu of Elected Cash Shares (after giving effect to Section 2.6(e)) equal to (i) the number of Elected Cash Shares held by such holder, multiplied by (ii) a fraction, the numerator of which is the number of Non-Elected Retained Shares and the denominator of which is the aggregate number of Elected Cash Shares held by all holders (other than the Investor).

2.5 CONVERSION OF COMMON STOCK OF NEWCO.

  (a) The shares of common stock, par value $.01 per share ("Newco Share"), of Newco, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time 3,363,636 shares of Common Stock of the Surviving Corporation.

  (b) If the Investor shall purchase Shares prior to the Effective Time pursuant to the Stockholder Agreement, a number of such Shares, to be determined in Investor's discretion, may be contributed by the Investor to Newco immediately prior to the Effective Time and shall be cancelled and shall cease to exist as of the Effective Time without any consideration being payable therefor. Any other Shares purchased by the Investor shall be retained by the Investor and shall be entitled to receive the Cash Merger Price (but shall not be treated as Retained Shares).

2.6 EXCHANGE OF CERTIFICATES.

  (a) As soon as reasonably practicable as of or after the Effective Time of the Merger, Newco shall deposit with the Paying Agent, for the benefit of the holders of Shares, for payment in accordance with this Article II, the funds necessary to pay the Cash Merger Price for each Share.

  (b) As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented Shares, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, shall be entitled to a certificate or certificates representing the number of full Retained Shares of the Surviving Corporation, if any, to be retained by the holder thereof as Retained Shares pursuant to this Agreement and the amount of cash, if any, into which the number of Shares previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal

                                     A-I-8
exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted, in whole or in part, pursuant to this Agreement, into the right to receive cash, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of such cash. If any certificate for Retained Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Company or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Retained Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6(b), each certificate for Shares shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Cash Merger Price for each Share (other than any Retained Share) and a new certificate for each Retained Share, as contemplated by Section 2.1.

  (c) No dividends or other distributions with respect to Retained Shares with a record date after the Effective Time of the Merger shall be paid to the holder of any certificate for Shares not surrendered with respect to the Retained Shares represented thereby and no cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to Section 2.6(e) until the surrender of such certificate in accordance with this Article II. Subject to applicable law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole Retained Shares issued in connection therewith, without interest (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional retained share to which such holder is entitled pursuant to Section 2.6(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger therefor paid with respect to such Retained Shares, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Retained Shares.

  (d) All cash paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.6(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

  (e) Notwithstanding any other provision of this Agreement, each holder of Shares retained pursuant to the Merger who would otherwise have been entitled to retain a fraction of a Retained Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Merger Price.

  (f) Any cash deposited with the Paying Agent pursuant to this Section 2.6 (the "Exchange Fund") which remains undistributed to the holders of the certificates representing Shares 180 days after the Effective Time of the Merger shall be delivered to the Surviving Corporation at such time and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general unsecured creditors thereof for payment of their claim for cash, if any.

  (g) None of Newco or the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public office pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to one year after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined below)), any such cash in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                     A-I-9

  (h) The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Investor, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Cash Merger Price as contemplated hereby, Investor shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

  (i) The Company shall pay all charges and expenses of the Paying Agent.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company represents and warrants to Investor and, when formed in accordance with the terms of this Agreement, Newco, as follows (all schedule references in this Article III are to the schedules to the Disclosure Statement provided by the Company to Investor as of the date hereof):

3.1 ORGANIZATION.

  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had a material adverse effect (as defined in Section 9.3 of this Agreement) that has not been cured and reasonably would not be expected to have a material adverse effect or prevent or materially delay the consummation of the Merger. The Company has made available to Investor or Newco or their respective counsel, representatives or advisors, complete and correct copies of its Certificate of Incorporation and By-laws, as amended to the date hereof.

3.2 CAPITALIZATION.

  The authorized capital stock of the Company consists of 50,000,000 Shares and 1,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"), 4,000 of which are designated as Series C 5% Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series C Shares"), 18,000 of which are designated as Series D 4% Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series D Shares") and 9,000 of which are designated as Series E 4% Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series E Shares" and, collectively with the Series C Shares and the Series D Shares, the "Convertible Preferred Shares"). At the close of business the business day immediately preceding the date hereof (except, with respect to subclause (d) below, at the close of business on July 22, 1997), (a) 10,943,138 Shares were issued and outstanding, (b) no Shares were held by the Company in its treasury, (c) 1,409,233 Shares were reserved for issuance upon exercise of outstanding Company Stock Options (as defined in Section 6.4), (d) 79,676 Shares were issuable upon the conversion of the outstanding Series C Shares,
(e) 3,000,000 Shares were issuable upon the conversion of the outstanding Series D Shares, (f) no Shares were issuable upon the conversion of the outstanding Series E Shares, (g) 328,900 Shares were issuable upon the exercise of outstanding Warrants (as defined in Section 6.4), (h) 3,876 Series C Shares were issued and outstanding, (i) 18,000 Series D Shares were issued and outstanding and (j) no Series E Shares were issued and outstanding and 9,000 Series E Shares were reserved for issuance upon the conversion of the Company's Senior Notes (of which $18,481,867.14 aggregate principal amount is currently outstanding). The

                                    A-I-10

Senior Notes may be repaid at the option of the Company at any time or from time to time and, to the extent convertible into Series E Shares, may not be converted into Series E Shares prior to January 1, 1998. Except as set forth above, and except for shares issued since the close of business on the business day immediately preceding the date hereof upon the exercise of any then outstanding Company Stock Option or any then outstanding Warrant or upon the conversion of any then outstanding Convertible Preferred Shares, since such date no shares of capital stock or other voting securities of the Company were issued, reserved for issuance, issuable or outstanding. All outstanding Shares are, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the amount of Senior Notes convertible into Series E Shares (which Series E Shares are convertible into Shares), there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company (other than as set forth in Section 6.4).

3.3 SUBSIDIARIES.

  (a) The authorized capital stock of each of the subsidiaries (as defined in Section 9.3 of this Agreement) of the Company (the "Subsidiaries"; provided that Georgia Magnetic Imaging Center, L.P., a Georgia limited partnership ("GMIC"), shall be deemed to be a Subsidiary only for purposes of Sections 3.3, 3.5(a), 3.6(a), 3.6(d), 3.25, 3.26 and 6.9) is set forth on Schedule 3.3.
All of the outstanding shares of capital stock of Subsidiaries are owned of record and beneficially by the Company, free and clear of all mortgages, liens, pledges, charges, encumbrances or other security interests (collectively, "Liens").

  (b) Except as set forth on Schedule 3.3, since December 31, 1996, no shares of capital stock or other voting securities of any Subsidiary were issued, reserved for issuance, issuable or outstanding. All outstanding shares of capital stock of Subsidiaries are, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Subsidiaries may vote. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary is a party or by which any of them is bound obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of any Subsidiary or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary. Except for the Company's interest in the Subsidiaries, neither the Company nor any Subsidiary owns directly or indirectly any interest or investment in the form of debt or equity in, and neither the Company nor any Subsidiary is subject to any obligation or requirement to provide for or to make any investment in, any person (other than financially insignificant holdings of publicly reporting companies held in order to obtain filings).

3.4 AUTHORITY.

  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger and this Agreement, the approval of the Merger and the approval and adoption of this Agreement by the holders of a majority of the Shares outstanding as of the record date for the Special Meeting (the "Company Stockholder Approval")). The

                                    A-I-11
execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions to which the Company is a party contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger and this Agreement, the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

3.5 CONSENTS AND APPROVALS; NO VIOLATIONS.

  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act of 1933 as amended (the "Securities Act") and the Exchange Act (including the filing with the SEC of the Proxy Statement/Prospectus) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will
(a) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws or partnership agreement, as applicable, of the Company or any of its Subsidiaries (or, in the case of GMIC, any agreement or contract related to the Company's investment therein), (b) except as disclosed on Schedule 3.5 require any filing with, notice to, or Permit (as defined in Section 3.11), authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity"), (c) result in the creation or imposition of any Liens upon the properties or assets of the Company or any Subsidiary, (d) except as set forth on Schedule 3.5, result in a violation or breach of, require any notice to any party pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or right of non-renewal or contractually require any prepayment or offer to purchase any debt or give rise to the loss of a material benefit) under, any of the terms, conditions or provisions of any Commitment (as defined in Section 3.10) to which the Company or any of its Subsidiaries is a party or by which the Company's or any of its Subsidiaries' properties or assets may be bound, (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (f) except as disclosed on Schedule 3.5 result in the loss, forfeiture, revocation, termination or diminution of any Permit, except in the case of clauses (b), (c), (d), (e) or (f) for failures to fulfill requirements, Liens, losses, forfeitures, revocations, diminutions, violations, breaches or defaults that, individually or in the aggregate, have not had a material adverse effect that has not been cured and reasonably would not be expected to have a material adverse effect or prevent or materially delay the consummation of the Merger.

3.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; OTHER FINANCIAL INFORMATION.

  (a) The Company has filed with the SEC all reports, forms, schedules and statements and other documents required to be filed by it (the "SEC Documents"). As of their respective filing dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements included in the SEC Documents complied, as of their respective filing dates as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit

                                    A-I-12
adjustments). Except as set forth on Schedule 3.6 and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date hereof, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet or in the notes thereto. Management of the Company has no reason to believe that with respect to its and its Subsidiaries' long-lived assets and intangible assets which are subject to Financial Accounting Standards No. 121, as of June 30, 1997, the undiscounted future cash flows related to such assets did not exceed the carrying values thereof recorded as of such date, as required by GAAP.

  (b) Schedule 3.6(b) sets forth, as of the close of business on July 3, 1997,
(A) the consolidated indebtedness owed by the Company and its Subsidiaries to any third party (separately identifying the portion of such indebtedness incurred in respect of (i) any Magnetic Resonance Imaging unit (each, an "MRI Unit") owned, leased or on order by the Company or any Subsidiary, including, mobile and fixed site MRI Units, (ii) any equipment owned, leased or on order by the Company or any Subsidiary, which equipment is used to provide computed axial tomography services and imaging systems (each a "CT Unit"), and (iii) the construction costs incurred in respect of any fixed site location), and
(B) the Company's aggregate consolidated cash and cash equivalents, in the case of clauses (A) and (B), each calculated in accordance with GAAP, consistently applied. The term "indebtedness" shall include indebtedness for borrowed money, reimbursement obligations with respect to letters of credit and similar instruments, obligations incurred, issued or assumed as the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business consistent with past practice), obligations of others secured by (or, for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured) any Lien on property or assets of the Company or any Subsidiary, capital lease obligations, and obligations in respect of guarantees of any of the foregoing or any "keep well" or other agreement to maintain any financial statement condition of another person, in each case, whether or not matured, liquidated, fixed, contingent, or disputed.

  (c) Schedule 3.6(c) sets forth, (i) as of June 30, 1997, a fixed asset schedule that includes a general description of each MRI Unit and CT unit (including upgrades thereto) owned or subject to capital lease obligations by the Company or any Subsidiary as of that date, and (ii) as of the date of this Agreement, a list (the "Commitments List") of all outstanding commitments by the Company or any Subsidiary to purchase an MRI Unit or CT Unit (including upgrades thereto), indicating for each such commitment the purchase price as indicated on the purchase order therefor placed with the manufacturer or other seller of such unit.

  (d) To the Company's knowledge, the financial statements of GMIC as of December 31, 1996, and June 30, 1997, set forth on Schedule 3.6(d), were prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except that the June 30, 1997 financial statements were prepared on the income tax basis of accounting, which is a comprehensive basis of accounting other than GAAP), and fairly present, in all material respects, the financial position of GMIC as of the dates thereof and the results of its operations and cash flows (except the June 30, 1997 financial statements, which do not contain a statement of cash flows) for the periods then ended (subject, in the case of unaudited statements, to normal year end adjustments).

3.7 INFORMATION SUPPLIED.

  None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in any documents to be filed by the Company with the SEC or any other Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, with respect to the Proxy Statement/Prospectus, as supplemented if necessary, on the date it is sent or given to stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Investor or Newco specifically for inclusion or incorporation by reference therein.

                                    A-I-13

The Proxy Statement/Prospectus and any such other documents filed by the Company with the SEC or with any other Governmental Entity will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS.

  Except as set forth on Schedule 3.8 hereto, since the date of the most recent audited financial statements included in the SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with prior practice, and there has not been (a) any material adverse change, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, except for regular dividends on the Series D Shares and Series C Shares in accordance with the terms thereof,
(c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (d)
(i) any granting by the Company or any Subsidiary to any officer of the Company of any increase in compensation, (ii) any granting by the Company or any Subsidiary to any officer, employee, director or consultant of any increase in severance or termination pay or (iii) any entry by the Company or any Subsidiary into any written employment agreement, or any severance or termination agreement or arrangement with any officer, employee, director or consultant, (e) any damage, destruction or loss to property, whether or not covered by insurance, that, individually or in the aggregate, has not been cured and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect, (f) any change in accounting methods, principles or practices by the Company or any Subsidiary, (g) any delivery of a notice of non-renewal or any other failure to renew contracts or agreements between the Company or any Subsidiary, on the one hand, and hospitals, clinics, medical or healthcare providers, health maintenance organizations or other customers or third party payors, on the other hand, which are material, individually or in the aggregate, except that any such event shall not be deemed material for this purpose to the extent that the Company has obtained new or additional contracts as replacements thereof, or (h) any loss of any employee who earned more than $100,000 in the most recent fiscal year (in salary, bonus and other cash compensation).

3.9 LITIGATION.

  Except as disclosed on Schedule 3.9, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary (other than such rules or orders that are of general application to the Company's industry, none of which has had or would likely have, a material adverse effect).

3.10 CONTRACTS.

  Except as set forth on Schedule 3.10, filed as exhibits to or otherwise reflected in the report on Form 10-K filed with the SEC by the Company related to the fiscal year ended December 31, 1996 and all SEC Documents filed thereafter (collectively, the "Recent SEC Documents"), or delivered to or made available to Investor or Newco, or their respective counsel, representatives or advisors, there are no (a) notes, bonds, mortgages, indentures, material leases, or material Permits to which the Company is a party or which affects its assets, or (b) other material contracts, agreements or other instruments or obligations or any amendments, supplements or restatements of any of the foregoing ((a) and (b), collectively, "Commitments") that (i) relate to real property, (ii) relate to services provided by the Company to or at hospitals, clinics, medical or healthcare providers or other customers or services paid for by health maintenance organizations or other third party payors, (iii) relate to the construction, reconstruction, maintenance, transportation or use of Magnetic Resonance Imaging equipment, (iv) relate to any proposed Alternative Transaction (as defined below) as to which discussions have not been terminated prior to the date hereof, including all Commitments containing confidentiality, standstill, non-solicitation or similar provisions, (v) relate to contracts for the provision of services provided to the Company by physicians, physician groups or other medical professionals or (vi) are otherwise material to the

                                    A-I-14
business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in violation of or in default under (nor does there exist any condition affecting the Company, or to the Company's knowledge, other parties to such Commitments which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a violation of or default under) any material Commitment to which it is a party or by which it or any of its properties or assets is bound. Each Commitment constitutes a valid and binding obligation of the Company and/or Subsidiary party thereto and, to the knowledge of the Company, each other party thereto, enforceable against such other party in accordance with its terms.

3.11 COMPLIANCE WITH LAWS.

  The Company and each Subsidiary is in compliance with all applicable statutes, laws, codes, ordinances, regulations, rules, Permits, judgments, decrees and orders of any Governmental Entity applicable to its assets, properties, business or operations, except for such failures to be in compliance as have not had a material adverse effect that has not been cured and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect. The Company and each Subsidiary has in effect (and the Company and/or each Subsidiary has timely made appropriate filings for issuance or renewal thereof) all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all certificates of need and authorizations under Environmental Laws (as defined below) and exemptions from any of the foregoing (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect. Schedule 3.11 contains a list of all material Permits (including, without limitation, all Certificates of Need), and copies thereof have been provided to Investor or its counsel. No default under any Permit has occurred, except for defaults under Permits that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect. The Company has received no notice of any pending investigation or review by any Governmental Entity with respect to the Company or any Subsidiary. To the Company's knowledge, no such investigation or review is threatened.

3.12 ENVIRONMENTAL MATTERS.

  Except as set forth in Schedule 3.12:

  (a) the Company and each Subsidiary is, and has been, in compliance with all applicable Environmental Laws (as defined below) except for any noncompliance that, individually or in the aggregate, has not had a material adverse effect that has not been cured and would not reasonably be expected to have a material adverse effect. The term "Environmental Laws" means any Federal, state, provincial, regional, municipal, local or foreign judgment, order, decree, statute, law, ordinance, rule, regulation, code, permit, consent, approval, license, writ, decree, directive, injunction or other enforceable governmental requirement, including any registration requirement, relating to:
(A) Releases (as defined below) or threatened Releases of Hazardous Materials (as defined below) into the environment; (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials; or (C) otherwise relating to pollution or protection of health or safety or the environment;

  (b) there has been no Release or threatened Release of Hazardous Materials, in, on, under or affecting any property now or previously owned, leased, controlled or operated by the Company or any Subsidiary or, to the knowledge of the Company, any adjacent site that has had or would reasonably be expected to have a material adverse effect. The term "Release" has the meaning set forth in 42 U.S.C. (S) 9601(22). The term "Hazardous Materials" means any pollutant, contaminant, hazardous, radioactive or toxic substance, material, constituent or waste, or any other waste, substance, chemical or material regulated under any Environmental Law, including (1) petroleum, crude oil and any fractions thereof, (2) natural gas, synthetic gas and any mixtures thereof, (3) asbestos and/or asbestos-containing material, (4) radon and (5) polychlorinated biphenyls ("PCBs"), or materials or fluids containing PCBs;

                                    A-I-15

  (c) there is no pending, or, to the knowledge of the Company, threatened claim, action, demand, investigation or inquiry of or against the Company by any Governmental Entity or other person relating to any actual or potential violations of Environmental Law or any actual or potential obligation to investigate or remediate a Release or threatened Release of any Hazardous Materials;

  (d) neither the Company nor any Subsidiary has assumed, whether by contract or operation of law, any liabilities or obligations arising under Environmental Laws in connection with properties or facilities previously owned, leased or operated by the Company or any Subsidiary or in connection with any divisions, subsidiaries, companies or other entities formerly owned by the Company or any Subsidiary; and

  (e) there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on or about, under or within any property, owned, leased, controlled or operated by the Company or any Subsidiary, and no such tanks, incinerators or impoundments have been removed from any such property; and

  (f) neither the Company nor any Subsidiary has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, except for any such use, disposal, transportation or arrangement that has not had a material adverse effect that has not been cured and reasonably would not be expected to have a material adverse effect.

3.13 ABSENCE OF CHANGES IN BENEFIT PLANS; LABOR RELATIONS.

  Except as disclosed on Schedule 3.13 or as expressly provided in this Agreement, since the date of the most recent audited financial statements included in the SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan or arrangement providing benefits to any current or former employee, officer or director of the Company or any Subsidiary (for the avoidance of doubt, regular salary and/or wage increases and modifications to bonus, commission and other incentive compensation arrangements in case with respect to non-officer employees of the Company or any Subsidiary in the ordinary course of business and consistent with past practice are excluded from the foregoing). Except as set forth in
Schedule 3.13 and except as provided in the Company's certificates and bylaws or as expressly provided in this Agreement, there exist no employment, consulting, severance, termination or indemnification agreements or arrangements between the Company and any current or former employee, officer or director of the Company. Schedule 3.13 contains a list of all amounts payable or that will or may become payable to each director, officer or employee or former director, officer or employee of the Company or any Subsidiary pursuant to any employment, change-in-control, severance or termination agreement or arrangement, other than pursuant to the Employment Agreements, as a result of the Merger. There are no collective bargaining or other labor union agreements to which the Company or any Subsidiary is a party or by which it is bound. To the knowledge of the Company, since January 1, 1994, the Company has not encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

3.14 EMPLOYMENT MATTERS; AFFILIATE TRANSACTIONS.

  (a) Schedule 3.14(a) sets forth a list of all directors and officers of the Company and each Subsidiary as of the date hereof and the aggregate salary, bonus and other cash compensation paid and the number of Company Stock Options and/or Warrants granted or issued to each such officer and director and to each employee of the Company or any Subsidiary in the most recently completed fiscal year and paid and granted or issued to each such person from the beginning of the current fiscal year through June 30, 1997.

  (b) Schedule 3.14(b) sets forth a list of all outstanding Company Stock Options and Warrants as of the date hereof, showing for each such Company Stock Option and Warrant: (i) the number of Shares issuable, (ii) the number of vested Shares, (iii) the date of grant, (iv) the exercise price and (v) the holder thereof.

                                    A-I-16

  (c) Schedule 3.14(c) or the Recent SEC Documents sets forth a description of all transactions between the Company or its Subsidiaries, on the one hand, and any of their respective Affiliates, directors, officers, employees, or consultants, on the other hand, in each case consummated at any time since January 1, 1996 (except for ordinary course commercial transactions involving MRI Units, CT Units and related equipment, and the maintenance thereof, with General Electric Company and its Affiliates (a "GE Transaction")). Except as set forth on Schedule 3.14(c) or reflected in the Recent SEC Documents, or pursuant to a GE Transaction, there are no agreements or arrangements between the Company or its Subsidiaries, on the one hand, and any of their respective Affiliates, directors, officers, employees or consultants, on the other hand, with respect to any such transactions. No Affiliate, director, officer, employee or consultant of the Company owns any interest in any asset or property (real or personal, tangible or intangible), business or contract used or intended for use or otherwise relating to the business currently conducted or proposed to be conducted by the Company or any Subsidiary, other than pursuant to a GE Transaction or reflected in the Recent SEC Documents.

3.15 ERISA COMPLIANCE.

  (a) Schedule 3.15(a) contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other benefit plans maintained or contributed to by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (the Company and each such other person or entity, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers or directors of the Company or dependents of any such person (collectively, "Benefit Plans"). The Company has delivered or made available to Investor or Newco, or their respective counsel, representatives or advisors, true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan. None of the following have occurred which could have a material adverse effect: (A) any failure to administer any Benefit Plan in all material respects in accordance with its terms, (B) any failure by the Company or any Subsidiary or any Benefit Plan to comply in all material respects, or any failure of any Benefit Plan to be operated and administered in all material respects, in accordance with the applicable provisions of ERISA and the Code, (C) any "reportable event" or "prohibited transaction" (as such terms are defined in ERISA and the Code),
(D) any termination of any Benefit Plan which results in a "reportable event," or (E) the consummation of the transactions entered into pursuant to this Agreement if such transactions result in a "reportable event."

  (b) Except as disclosed in Schedule 3.15(b), all Pension Plans intended to qualify under Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under
Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect, and no event has occurred that would adversely affect its qualification or materially increase its costs in a manner which would constitute a material adverse effect. There have been no material violations of ERISA or the Code with respect to the filing of applicable documents, notices or reports (including, without limitation, annual reports filed on IRS Form 5500) relating to any Benefit Plan maintained by the Company or any Commonly Controlled Entity with any Governmental Authority or the furnishing of such required documents to the participants or beneficiaries of such Benefit Plans.

  (c) Neither the Company nor any Commonly Controlled Entity has within the five year period immediately preceding the date hereof maintained, contributed to or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any Commonly Controlled Entity is required to contribute to any "multiemployer plan" (as defined in Section 4001(a) (3) of ERISA) or

                                    A-I-17
has withdrawn from any multiemployer plan where such withdrawal has resulted or would result in any "withdrawal liability" (within the meaning of Section 4201 of ERISA) that has not been fully paid.

  (d) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.15(d), (1) no such Benefit Plan is funded through a "welfare benefits fund", as such term is defined in Section 419 (e) of the Code, (2) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000 (b)(1) of the Code, complies substantially with the applicable requirements of Section 4980B(f) of the Code and (3) except as provided in writing in such plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former employees) from being amended or terminated without material liability to the Company or any Subsidiary on or at any time after the Effective Time. Except as set forth in Schedule 3.15(d), no Benefit Plan that is a welfare benefit plan provides for post-retirement medical or life insurance benefits coverage to any current or former employee, officer, or director of the Company or any dependent of any such individual except as may be required under Section 4980B of the Code.

  (e) Except as set forth on Schedule 3.15(e) and except with respect to the Company Stock Options, no employee or director of the Company will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement. It shall be assumed for purposes of the preceding sentence that no payments will be received by, or accelerated to, any such employee or director as a result of the termination of such individual's employment/service relationship by the Surviving Corporation after the Effective Time.

  (f) All contributions due and payable on or before the Closing Date in respect of any Benefit Plan have been made in full and proper form, or adequate accruals have been provided for in the financial statements contained in the SEC Documents, in accordance with GAAP, for all other contributions or amounts in respect of the Benefit Plans for periods ending on the Closing Date, or, in the case of any contributory Benefit Plan, amounts have been contributed to such Benefit Plan within the time prescribed by the Code, ERISA, or any regulations thereunder or interpretations thereof by the Internal Revenue Service or the Department of Labor.

  (g) As of the Closing Date, there are no actions, suits, disputes, arbitrations or claims pending (other than routine claims for benefits) and the Company has received no notice of any legal, administrative or other proceedings or governmental investigations pending or, to the knowledge of the Company and any Commonly Controlled Entity, threatened against any Benefit Plan or against the assets of any Benefit Plan.

3.16 TAXES.

  (a) The Company has filed all tax returns and reports required to be filed by it (which returns are true and complete in all material respects) and has paid all taxes due and required to be paid by it. The most recent financial statements contained in the SEC Documents reflect an adequate reserve for all taxes payable by the Company or any Subsidiary for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Subsidiary that have not either been fully paid or specifically reserved against in the financial statements included in the SEC Documents, and, except as set forth on Schedule 3.16, no requests for waivers of the time to assess any such taxes are pending. Except as disclosed in
Schedule 3.16, none of the income tax returns of the Company or any Subsidiary have been or is currently being examined by the United States Internal Revenue Service or any other Governmental Entity. Schedule 3.16 sets forth the periods during which the Company's and its Subsidiaries' Consolidated Federal net operating loss carryforwards (the "NOL Carryforwards") arose and the expiration dates of the NOL Carryforwards, identifies which portions thereof are currently limited under Section 382 of the Code or the "separate return limitation year" ("SRLY") rules of the consolidated return regulations, and, in the case of NOL Carryforwards currently limited under Section 382 of the Code, the relevant Section 382 limitation (within the meaning of Section 382(b) (1) of the Code). As used in this Agreement, "taxes" shall mean all Federal, state, local and foreign income, property, sales, payroll, employment, excise, withholding and

                                    A-I-18
other taxes, tariffs or other governmental charges in the nature of a tax as well as any interest, penalties and additions to tax.

  (b) Except as set forth on Schedule 3.16, no amount that could be received pursuant to the Benefit Plans or any executed and delivered agreements between the Company or any Subsidiary and any officer, director or employee thereof in effect as of the date hereof (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance, change-in-control or termination agreement, other compensation arrangement or Benefit Plan currently in effect would either alone, or in combination with any other amounts to be paid, be an "excess parachute payment" (as such term is defined in Section 280G(b) (1) of the Code). No officer, director or employee of the Company or any Subsidiary is entitled to receive any additional payment from the Company, any Subsidiary, the Surviving Corporation, or any other person referred to in Q&A 10 under proposed Treasury Regulation Section 1.280G-1 (a "Parachute Gross-Up Payment") in the event that the 20 per cent parachute excise tax of Section 4999(a) of the Code is imposed on such person.

  (c) All Company Stock Options granted under any Stock Option Plan qualify, under Section 162(m)(4) of the Code, as an exception from "applicable employee remuneration," and as such, no deduction of the Company or any Subsidiary relating to the Company Stock Options, shall be disallowed by reason of
Section 162(m) of the Code.

3.17 [Intentionally Omitted]

3.18 TITLE TO PROPERTIES; CONDITION OF ASSETS.

  (a) Except as set forth in Schedule 3.18, the Company and each Subsidiary has good and marketable title to, or valid leasehold interests in, all its material properties and assets except for such as are no longer used in the conduct of its businesses or as have been disposed of in the ordinary course of business. All such material assets and properties are free and clear of all Liens other than those set forth in Schedule 3.18 and except for Liens that, individually or in the aggregate, do not interfere with the ability of the Company or any Subsidiary to conduct its business as currently conducted and do not adversely affect the value of, or the ability to sell, in any material respect, such assets and properties.

  (b) The properties and assets of the Company and its Subsidiaries are in reasonably good repair and operating condition, ordinary wear and tear excepted and are sufficient for the conduct of the business of the Company and Subsidiaries as presently conducted.

  (c) Except as set forth in Schedule 3.18, the Company and each Subsidiary has complied in all material respects with the terms of all material leases to which it is a party or under which it is in occupancy, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such material leases.

  (d) Neither the Company nor any Subsidiary owns any real property.

3.19 INTELLECTUAL PROPERTY.

  The Company and each Subsidiary owns, or is validly licensed or otherwise has the right to use, without any obligation to make any fixed or contingent payments, including any royalty payments, as applicable, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs that are used in the conduct of the business of the Company as now operated (collectively, "Intellectual Property Rights"). Schedule 3.19 sets forth a description of all patents, trademarks and copyrights and applications therefor owned by or licensed to the Company that are used in the conduct of the business of the Company as now operated (excluding

                                    A-I-19
customary commercial software licenses). Except as set forth in Schedule 3.19, no claims are pending or, to the knowledge of the Company, threatened that the Company is, and to the knowledge of the Company, neither the Company nor any Subsidiary is, infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, except as set forth in Schedule 3.19, no person is infringing the rights of the Company with respect to any Intellectual Property Right. The Company has not licensed, or otherwise granted, to any third party, any rights in or to any Intellectual Property Rights.

3.20 NON-COMPETE.

  Except for local vicinity covenants provided to certain healthcare customers of the Company or a Subsidiary or as set forth in Schedule 3.20, neither the Company nor any Subsidiary is subject to any agreement, covenant or understanding that restricts the Company or any Subsidiary from entering or conducting any line of business in any location at any time.


3.21 VOTING REQUIREMENTS.

  The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Merger.

3.22 STATE TAKEOVER STATUTES.

  The Board of Directors of the Company has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section is applicable to the Merger, this Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or the transactions contemplated by this Agreement.

3.23 BROKERS; SCHEDULE OF FEES AND EXPENSES.

  No broker, investment banker, financial advisor, finder or other person is entitled to any brokerage, investment banker's, financial advisor's, finder's or other fee or commission for which Investor, Newco or any of their respective Affiliates (other than, after the Merger, the Company) will be liable in connection with the execution of this Agreement by the Company or the performance by the Company or its Subsidiaries of the Company's obligations hereunder. The fees and expenses incurred and to be incurred by or on behalf of the Company and/or its Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and expenses of the Financial Advisor and the fees and expenses of the Company's legal counsel (including any counsel retained by any independent committee of the Board of Directors of the Company or any other counsel retained to represent the interests of the Company or its directors or shareholders), shall not exceed, in the aggregate, the applicable amount set forth in a disclosure letter delivered to Investor on the date hereof (the "Disclosure Letter").

3.24 OPINION OF FINANCIAL ADVISOR.

  The Board of Directors of the Company has received the opinion of the Financial Advisor, addressed to the Board, dated the date of this Agreement to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received and retained by holders of Shares pursuant to the Merger is fair from a financial point of view to such holders, and a copy of such opinion, signed and addressed to the Company's Board, has been delivered to Investor.


                                    A-I-20

3.25 CERTAIN ADDITIONAL REGULATORY MATTERS.

  Except where a matter has not had a material adverse effect that has not been cured or where a material adverse effect would not reasonably be expected to occur, none of (x) the Company, any Affiliate of the Company, or, the officers, directors, or employees or agents of the Company or any Affiliate,
(y) to the Company's knowledge (for this purpose, without independent investigation or inquiry), any of the Persons having a direct or indirect ownership interest in the Company or any of its Subsidiaries within the meaning of Section 1320a-7(b)(8) of Title 42 of the United States Code or (z) to the Company's knowledge (for this purpose, without independent investigation or inquiry), any of the Persons who provide professional services under agreements with any of the Company or any Affiliate as agents of such entities, have engaged in any activities which constitute violations of, or are cause for imposition of civil penalties upon the Company or mandatory or permissive exclusion of the Company from Medicare or Medicaid, under Sections 1320a-7, 1320a-7a, 1320a-7b, or 1395nn of Title 42 of the United States Code, the federal Civilian Health and Medical Plan of the Uniformed Services statute ("CHAMPUS"), or the regulations promulgated pursuant to such statutes or regulations or related state or local statutes including the following activities:

  (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

  (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

  (c) presenting or causing to be presented a claim for reimbursement under CHAMPUS, Medicare, Medicaid or any other State Health Care Program (as defined below) or Federal Health Care Program (as defined below) that is (i) for an item or service that the Person presenting or causing to be presented knows or should know was not provided as claimed, or (ii) for an item or service and the Person presenting knows or should know that the claim is false or fraudulent;

  (d) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (i) in return for referring, or to induce the referral of, an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid, or any other State Health Care Program or any Federal Health Care Program, or
(iii) in return for, or to induce, the purchase, lease, or order, or the arranging for or recommending of the purchase, lease, or order, of any good, facility, service, or item for which payment may be made in whole or in part by CHAMPUS, Medicare or Medicaid or any other State Health Care Program or any Federal Health Care Program; or

  (e) knowingly and willfully making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading) of a material fact with respect to (i) the conditions or operations of a facility in order that the facility may qualify for CHAMPUS, Medicare, Medicaid or any other State Health Care Program certification or any Federal Health Care Program certification, or (ii) information required to be provided under Section 1124(A) of the Social Security Act ("SSA") (Section 1320a-3 of Title 42 of the United States Code).

3.26 MEDICARE/MEDICAID PARTICIPATION; ACCREDITATION.

  (a) Except where a matter has not had a material adverse effect that has not been cured or where a material adverse effect would not reasonably be expected to occur, neither the Company nor any existing officers or directors of the Company who (based on advice by Investor to the Company) is expected to be an officer, director, agent (as defined in 42 C.F.R. Section 1001.1001(a)(2)), or managing employee (as defined in SSA Section 1126(b) or any regulations promulgated thereunder) of the Company: (1) has had a civil monetary penalty assessed against it under Section 1128A of the SSA or any regulations promulgated thereunder; (2) has

                                    A-I-21
been excluded from participation under the Medicare program or a state health care program as defined in SSA Section 1128(h) or any regulations promulgated thereunder ("State Health Care Program") or a federal health care program as defined in SSA Section 1128B(f) ("Federal Health Care Program"); or (3) has been convicted (as that term is defined in 42 C.F.R. Section 1001.2) of any of the following categories of offenses as described in SSA Section 1128(a) and
(b)(1), (2), (3) or any regulations promulgated thereunder:

    (i) criminal offenses relating to the delivery of an item or service under Medicare or any State Health Care Program or any Federal Health Care Program;

    (ii) criminal offenses under federal or state law relating to patient neglect or abuse in connection with the delivery of a health care item or service; criminal offenses under federal or state law relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service or with respect to any act or omission in a program operated by or financed in whole or in part by any federal, state or local governmental agency;

    (iii) federal or state laws relating to the interference with or obstruction of any investigation into any criminal offense described above in this clause (a); or

    (iv) criminal offenses under federal or state law relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance.

  (b) The Company or a Subsidiary has a Medicare provider number, and a participating provider agreement in force with a Medicare Part B carrier, in each locale, as applicable, in which the Company or such Subsidiary bills directly to Medicare for services furnished by the Company or such Subsidiary.

  (c) The Company or a Subsidiary has a Medicaid number and a participating provider agreement in each state, as applicable, in which the Company or such Subsidiary bills directly to such states' Medicaid agency for services provided by the Company or such Subsidiary.

  (d) The Company or a Subsidiary intends to seek accreditation from a private accrediting organization and has no reason to believe that such accreditation will not be issued in the ordinary course.

3.27 REGULATED CUSTOMERS.

  To the Company's knowledge (for this purpose, without independent investigation or inquiry) each party to each Commitment (other than the Company and its Subsidiaries) and each other person to which the Company or any Subsidiary provides services has all Permits necessary or advisable for the conduct of its business and there are no adverse claims, suits, actions, proceedings or investigations pending or threatened against such person, in each case, relating to such Commitment or services.

3.28 INSURANCE.

  The Company has in full force and effect the insurance policies set forth in
Schedule 3.28 (the "Insurance Policies").

                                    A-I-22

                                  ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF INVESTOR AND NEWCO

  Investor represents and warrants to the Company, with respect to itself and Newco and, when formed in accordance with the terms hereof, Newco represents and warrants to the Company, as follows:

4.1 ORGANIZATION.

  Investor is, and Newco, from and after formation in accordance with Section
1.1 hereof (hereinafter, such formation shall be referred to as the "Formation"), will be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now being conducted. Investor is and, from and after Formation, Newco will be, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not be reasonably expected to either prevent or materially delay the consummation of the Merger or impair its ability to perform its obligations hereunder. Investor has made, and from and after Formation, Newco will make available to the Company complete and correct copies of their certificate of formation, operating agreement, certificate of incorporation and by-laws, as amended to the date hereof.

4.2 AUTHORITY.

  Investor has, and Newco, from and after Formation, will have the requisite power and authority to execute and deliver this Agreement and the Stockholder Agreement, and to consummate the transactions contemplated by this Agreement and the Stockholder Agreement. The execution, delivery and performance of this Agreement and the Stockholder Agreement, and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreement, have been (or, will be, in case of Newco) duly authorized by all necessary action on the part of Investor and Newco and no other proceedings on the part of Investor and Newco are (or, will be, in the case of Newco) necessary to authorize this Agreement or the Stockholder Agreement or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and the Stockholder Agreement has been (or, will be, in the case of Newco) duly executed and delivered by Investor and Newco and constitutes (or, will constitute, in the case of Newco) a valid and binding obligation of Investor and Newco enforceable against Investor and Newco in accordance with its terms.

4.3 CONSENTS AND APPROVALS; NO VIOLATIONS.

  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Exchange Act, the HSR Act, the DGCL and state takeover laws, neither the execution, delivery or performance of this Agreement or the Stockholder Agreement by Investor and Newco, nor the consummation by Investor and Newco of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or formation or by-laws or operating agreement, or comparable documents of Investor and Newco, as the case may be, (ii) require any filing with, notice to, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not reasonably be expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, require any notice to any party pursuant to, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Investor or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Investor, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which could not, individually or in the aggregate, be reasonably expected to either prevent or materially delay the consummation of the Merger or impair its ability to perform its obligations hereunder.

                                    A-I-23

4.4 INFORMATION SUPPLIED.

  None of the written information supplied or to be supplied by Investor or Newco specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus, as supplemented if necessary, and any other documents to be filed by the Company with the SEC or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, with respect to the Proxy Statement/Prospectus, as supplemented if necessary, on the date it is sent or given to stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5 INTERIM OPERATIONS OF NEWCO.

  Newco was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.6 BROKERS.

  No broker, investment banker, financial advisor, finder or other person is entitled to any brokerage, investment banker's, financial advisor's, finder's or other fee or commission for which the Company will be liable in connection with the execution of this Agreement by Investor and Newco or the performance by Investor and Newco of their obligations hereunder.

4.7 FINANCING.

  Investor has sufficient sources of liquid capital funds, and concurrently with the Effective Time will fund, in cash, to the Company at least (a) $37 million in equity capital and (b) $35 million in subordinated PIK notes of the Company having substantially the terms and conditions reflected on Schedule
4.7 attached hereto (the "Junior Notes"). Investor has delivered to the Company true and correct copies of signed letters received by Investor with respect to the balance of the financing (the "Financing Letters") required for the consummation of the transactions contemplated hereby. A copy of each Financing Letter is set forth in EXHIBIT B. Assuming satisfaction of all applicable conditions set forth in the Financing Letters and full funding thereunder, such financing, together with the equity capital in Newco and proceeds from the issuance of the Junior Notes, will provide sufficient funds to (i) pay the aggregate Cash Merger Price with respect to all outstanding Shares, on a fully diluted basis, (ii) prepay, redeem, refinance or renegotiate the Company's existing indebtedness, if required to consummate the Merger and the other transactions contemplated hereby, and pay any and all fees, expenses, costs and penalties in connection with any such prepayment, redemption, refinancing or renegotiation and in connection with obtaining of the financing contemplated by the Financing Letter, (iii) pay the fees and expenses of the Financial Advisor and the Company's legal counsel (subject to Section 3.23 hereof), (iv) consummate all of the other transactions contemplated by this Agreement, and (v) provide sufficient working capital needs of the Company following the Merger (as determined by Investor).

                                    A-I-24

                                   ARTICLE V

                                   COVENANTS

5.1 CONDUCT OF BUSINESS.

  From the date hereof to the Effective Time, except as set forth on Schedule 5.1, the Company shall, and shall cause each Subsidiary to, carry on its business in the ordinary course consistent with past practice and use reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees and others having significant business dealings with it. Without limiting the generality of the foregoing, from the date hereof to the Effective Time, the Company shall not and shall cause each Subsidiary not to (except as expressly permitted by this Agreement or with Investor's consent, which consent shall be deemed given after Investor's receipt of the Company's written request for a waiver of a covenant in this Section 5.1, which request has not been rejected in writing by Investor within three days after Investor's signed receipt thereof by overnight courier service):

  (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than regular dividends on the Company's Series D Shares in accordance with the terms of such securities, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any Shares or any capital stock of the Company or any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

  (b) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the conversion of the Company's Series D Shares and Series C Shares, in accordance with the terms of such securities and the issuance of Shares upon the exercise of Company Stock Options or Warrants outstanding on the date hereof in accordance with their present terms);

  (c) amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

  (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets or stock of, or by any other manner, any business or any person, other than as set forth on Schedule 5.1 or
(ii) any assets except for the purchase of (x) equipment as identified on the Commitments List or the schedule of anticipated commitments, as set forth on
Schedule 5.1 (the "Anticipated Commitments List") or (y) equipment or other assets in the ordinary course of business, provided that the amount thereof does not exceed, individually or in the aggregate, $1,000,000, other than as set forth on Schedule 5.1;

  (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except (i) immaterial assets, (ii) in the ordinary course of business (including for trade-ins) and (iii) where the amount of such sales does not exceed, individually or in the aggregate, $1,000,000;

  (f) except as identified on the Commitments List, the Anticipated Commitments List or in the ordinary course of business consistent with past practice, or as set forth in Schedule 5.1 (i) incur any indebtedness or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or
(ii) make any loans, advances (other than advances to Subsidiaries or among Subsidiaries) or capital contributions to, or investments in, any other person;

                                    A-I-25

  (g) make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $250,000, except as identified on the Commitments List, the Anticipated Commitments List or otherwise in the ordinary course of business consistent with past practice in order to satisfy actual or expected contractual commitments to customers, or as set forth in
Schedule 5.1;

  (h) make any material tax election or settle or compromise any material income tax liability;

  (i) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

  (j) modify, amend or terminate any Commitment to which the Company or any Subsidiary is a party, or waive, release or assign any rights or claims, other than in the ordinary course of business consistent with past practice;

  (k) enter into any Commitment relating to the provision of services by the Company or any Subsidiary, the maintenance of any MRI Unit or CT Unit or the distribution, sale or marketing by third parties of the Company's or any Subsidiary's services, including any Commitment with any hospital, clinic, medical or healthcare provider, health maintenance organization or other customer or third party payor, other than in the ordinary course of business consistent with past practice;

  (l) except as required to comply with applicable law or with Investor's consent, (i) adopt, enter into, terminate or amend any Benefit Plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, other than, in the case or non-officer employees, in the ordinary course of business consistent with past practice (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or officer (other than as set forth on Schedule 5.1), (iii) pay any material benefit not provided for under any Benefit Plan, (iv) except as permitted in clause (ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder) or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan; or

  (m) authorize any of, or commit or agree to take any of, the foregoing actions.

5.2 NO SOLICITATION.

  (a) The Company shall, shall cause each Subsidiary to and shall direct and use reasonable efforts to cause its and its Subsidiaries' officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Investor and Newco that may be ongoing with respect to an Alternative Transaction (as hereinafter defined). The Company shall not, shall cause each Subsidiary not to and shall not authorize and shall direct and use reasonable efforts to cause its and its Subsidiaries' officers, directors, employees and any investment banker, financial advisor, attorney, accountant or other representative retained by it not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that may lead to an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any proposed Alternative Transaction; provided, however, that if, during the 45 days following the date of this Agreement, the Board of Directors of the Company determines in good faith, after consultation with its financial advisors, and following receipt of written advice from outside counsel, that action is required by reason of the Board of

                                    A-I-26

Directors' fiduciary duties to the Company's stockholders under applicable law, the Company may (subject to compliance with Section 5.2(c)), during such 45 day period, in response to an unsolicited Third Party Proposal (as defined herein), (A) furnish information with respect to the Company to the person making such Third Party Proposal pursuant to a confidentiality agreement that is at least as protective of the Company's interests as is the Confidentiality Agreement (as defined in Section 6.2), (B) participate in negotiations regarding such Third Party Proposal, and (C) take any position (and disclose such position to its stockholders) with regard to such Third Party Proposal pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act; provided, however, that in the case of clause (C), (x) the Company shall have provided Investor and Newco with as much advance notice of its position and proposed disclosure as is practicable under the circumstances, and (y) neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.2(b), withdraw or modify its position with respect to the Merger or this Agreement or approve or recommend such Third Party Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director, officer or employee of the Company or any Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative of the Company, acting on behalf of the Company, shall be deemed to be a breach of this Section 5.2(a) by the Company. For purposes of this Agreement, a "Third Party Proposal" means a bona fide proposal from a third party, which proposal did not result from a breach of this Section 5.2(a) by the Company and which third party the Board of Directors of the Company determines in good faith, taking into account all factors that the Board of Directors reasonably deems relevant and upon the advice of the Company's financial advisor, has the capacity and is reasonably likely to have the ability to consummate a Superior Proposal (as defined in Section 8.1(g)). For purposes of this Agreement, an "Alternative Transaction" means any direct or indirect acquisition or purchase of assets of the Company or any Subsidiary outside the ordinary course of business or any outstanding equity securities of the Company or any Subsidiary, any tender offer or exchange offer that if consummated would result in any person beneficially owning equity securities of the Company or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the transactions contemplated by this Agreement and other than the acquisition of Shares pursuant to the exercise of Company Stock Options or Warrants that are issued and outstanding as of the date hereof or conversion of Series C Shares or Series D Shares.

  (b) Neither the Board of Directors of the Company nor any Committee thereof shall (i) withdraw or modify, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, any Alternative Transaction or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement, including any exclusivity agreement (an "Acquisition Agreement") with respect to an Alternative Transaction unless the Board of Directors of the Company shall have previously terminated this Agreement pursuant to Section 8.1(g).

  (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) of this Section 5.2, the Company shall immediately advise Investor orally and in writing of any request for information or of any proposal or any inquiry regarding any Alternative Transaction, the material terms and conditions of such request, proposal or inquiry and the identity of the person making such request, proposal or inquiry. The Company will keep Investor fully informed of the status and details (including amendments or proposed amendments) of any such request, proposal or inquiry.

5.3 CERTAIN TAX MATTERS.

  From the date hereof until the Effective Time, (i) the Company and each Subsidiary will file all tax returns and reports ("Post-Signing Returns") required to be filed; (ii) the Company and each Subsidiary will timely pay all taxes shown as due and payable on the Company's Post-Signing Returns that are so filed; (iii) the Company and each Subsidiary will make provision for all taxes payable by the Company for which no Post-Signing Return is due prior to the Effective Time; and (iv) the Company will promptly notify Investor of any action, suit, proceeding, claim or audit pending against or with respect to the Company and each Subsidiary in respect of any

                                    A-I-27
tax where there is a reasonable possibility of a determination or decision which would reasonably be expected to have a significant adverse effect on the Company's or any Subsidiary's tax liabilities or tax attributes.

5.4 OTHER ACTIONS.

  The Company shall not, and shall cause each Subsidiary not to, take or omit to take any action, the taking or omission of which would reasonably be expected to result in (a) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or inaccurate or (b) any of the conditions set forth in Section 7.2 not being satisfied (subject to the Company's right to take actions specifically permitted by Section 5.1, Section
5.2 or Section 8.1).

5.5 ADVICE OF CHANGES; FILINGS.

  The Company shall confer with Investor on a regular and frequent basis as reasonably requested by Investor, report on operational matters and promptly advise Investor orally and, if requested by Investor, in writing, of any material change with respect to the Company or any Subsidiary. The Company shall promptly provide to Investor (or its counsel) copies of all filings made by the Company or any Subsidiary with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

5.6 FINANCIAL INFORMATION.

  The Company shall furnish to Investor the following financial information (all to be prepared in accordance with generally accepted accounting principles consistently applied):

  (a) as soon as available but in any event within 20 days of each calendar month, the unaudited consolidated balance sheets and income statements of the Company, showing its financial condition as of the close of such month and the results of operations during such month and for the then elapsed portion of the Company's fiscal year, in each case, setting forth the comparative figures for the corresponding month in the prior fiscal year and the corresponding elapsed portion of the prior fiscal year; and

  (b) all documents filed with or submitted to the SEC by the Company simultaneously with such filing or submission.

5.7 REDEMPTION OF PREFERRED STOCK AND SENIOR DEBT.

  The Company shall cause (a) all of its outstanding shares of Preferred Stock (including the Series C Shares and the Series D Shares; provided that in the case of the Series C Shares, Investor will give the Company at least 35 days notice of the anticipated Election Date) to be redeemed or converted into Shares on or prior to the Election Date in accordance with the terms set forth in the applicable Certificates of Designation and (b) all of its outstanding Senior Notes to be redeemed on or prior to the Election Date in accordance with their terms.

5.8 REFINANCING OF OUTSTANDING INDEBTEDNESS.

  The Company will use all commercially reasonable efforts to cause satisfaction of the condition set forth in Section 7.3(h) of this Agreement, to the extent requested by Investor.

5.9 MATTERS INVOLVING SMT

  (a) The Company (and where applicable, the Investor) covenants and agrees that, prior to the Effective Time, it shall (i) cause the formation of a new Delaware corporation, all of the capital stock of which shall be owned by the Company ("SMT Acquisition") and (ii) if Three Rivers Acquisition Corp., a Delaware corporation ("Three Rivers Acquisition"), becomes the owner of all of the shares of common stock, par value $.01, of SMT Health Services Inc., a Delaware corporation ("SMT"), assuming the exercise of all options, warrants and other

                                    A-I-28
rights to acquire shares of common stock, par value $.01, of SMT, the Company shall (subject to the performance by the Investor of its covenants set forth in Section 5.9(d)) cause SMT Acquisition to enter into an Agreement and Plan of Merger (the "SMT/Alliance Merger Agreement") among Three Rivers Holding Corp. and the Company pursuant to which, if Three Rivers Acquisition is merged (the "SMT/Three Rivers Merger") with and into SMT on the terms and conditions set forth in the Agreement and Plan of Merger dated as of June 24, 1997 (the "SMT/Three Rivers Merger Agreement"), among SMT, Three Rivers Holding Corp., a Delaware corporation ("Three Rivers Holding Corp.") and Three Rivers Acquisition, and the other conditions set forth in Section 5.9(c) shall have been satisfied or waived then, promptly after the Effective Time, (A) SMT Acquisition and Three Rivers Holding Corp. shall be merged (the "SMT/Alliance Merger"), (B) each share of SMT Acquisition issued and outstanding as of the effective time of the SMT/Alliance Merger will be converted into one fully paid and non-assessable share of common stock, par value $.01, of Three Rivers Holding Corp., as the surviving corporation, and (C) the shares of common stock, par value $.01, of Three Rivers Holding Corp. outstanding immediately prior to the effective time of the SMT/Alliance Merger would be converted into, in the aggregate, 3,181,818 fully paid and non-assessable Shares of the Company as the Surviving Corporation of the Merger.

  (b) The Company further covenants and agrees that (i) if the SMT/Alliance Merger Agreement is executed prior to the mailing of the Proxy Statement/Prospectus, it shall, if requested by the Investor, submit the SMT/Alliance Merger Agreement and the SMT/Alliance Merger to its shareholders for the shareholders' approval at the Special Meeting and (ii) it will cause SMT Acquisition to consummate the transactions contemplated by the SMT/Alliance Merger Agreement, pursuant to the terms and subject to the conditions set forth therein.

  (c) Notwithstanding anything to the contrary contained herein, the consummation of the transactions contemplated by the SMT/Alliance Merger Agreement shall be subject to reasonable and customary terms and conditions, including the satisfaction or waiver of the following conditions:

    (i) the SMT/Three Rivers Merger shall have been consummated in accordance with the terms and conditions of the SMT/Three Rivers Merger Agreement;

    (ii) the Merger shall have been consummated in accordance with the terms of this Agreement;

    (iii) the waiting period applicable to the consummation of the SMT/Alliance Merger under the HSR Act, if applicable, shall have expired or shall have been terminated; and

    (iv) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Authority that prohibits or materially restricts the consummation of the SMT/Alliance Merger or makes such consummation illegal (each party agreeing to use commercially reasonably efforts to have any such prohibition lifted).

  (d) The Investor covenants and agrees that if Three Rivers Acquisition becomes the owner of all of the shares of common stock, par value $.01, of SMT (excluding any shares of such common stock and options and other rights to acquire such common stock that may be issued to management of SMT in connection with the transactions contemplated by the SMT/Three Rivers Merger Agreement), assuming the exercise of all options, warrants and other rights to acquire shares of common stock, par value $.01, of SMT, the Investor shall (x) (subject to the performance by the Company of its covenants set forth in Section 5.9(a)) cause Three Rivers Holding Corp. to enter into the SMT/Alliance Merger Agreement with SMT Acquisition and to consummate the transactions contemplated thereby; and (y) concurrently with such consummation, cause the Company to redeem all Junior Notes then outstanding for the unpaid principal amount thereof plus accrued interest and otherwise in accordance with the terms thereof.

5.10 INSURANCE.

  The Company shall maintain the Insurance Policies in full force and effect.

                                    A-I-29

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

6.1 PREPARATION OF PROXY STATEMENT/PROSPECTUS.

  The Company shall, as soon as practicable, prepare and file a preliminary Proxy Statement/Prospectus with the SEC, reasonably satisfactory to Investor, and will use its best efforts to respond to any comments of the SEC and its staff and to cause the Proxy Statement/Prospectus to be declared effective and mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC or its staff. The Company will notify Investor promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus or for additional information and will supply Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement/Prospectus, or any amendment or supplement thereto, to which Investor reasonably objects, unless required by law, rule, regulation or the SEC staff, in the opinion of outside counsel; provided, that Investor shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Proxy Statement/Prospectus. In connection with such preliminary Proxy Statement/Prospectus, Proxy Statement/Prospectus and any amendment or supplement thereto, Investor and, from and after formation, Newco shall promptly provide all information reasonably requested by the Company.

6.2 ACCESS TO INFORMATION; CONFIDENTIALITY.

  The Company and its Subsidiaries shall afford to Investor, and to Investor's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours from the date hereof to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall furnish promptly to Investor (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and
(b) all other information concerning its business, properties and personnel as Investor may reasonably request. Investor will hold, and will cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to hold, any and all information received from the Company, directly or indirectly, in confidence, according to the terms of the confidentiality agreement dated as of April 25, 1997, between the Company and an affiliate of Investor (the "Confidentiality Agreement").

6.3 REASONABLE EFFORTS; NOTIFICATION.

  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by,

                                    A-I-30
and to fully carry out the purposes of, this Agreement, (v) reasonably cooperating with all potential sources of financing to Investor in connection with the Merger, and the other transactions contemplated by this Agreement, and the taking of all reasonable steps as may be necessary or advisable to consummate one or more financing transactions with such potential sources of financing, including participating in "road shows" with respect to the issuance of securities in one or more private placements or transactions registered under the Securities Act, (vi) if necessary to obtain recapitalization accounting treatment of the Merger and the transactions contemplated by this Agreement, taking reasonable actions to restructure the Merger and the transactions contemplated by this Agreement and (vii) with respect to any Shares that Investor has acquired by exercise of any option pursuant to the Stockholder Agreement or otherwise, or which Investor has the right to vote, including, without limitation, pursuant to a proxy granted pursuant to the Stockholder Agreement or otherwise, Investor's voting or causing the voting in favor of, or granting or causing the granting of consent or approval with respect to, the Merger and the adoption by the Company of the Merger Agreement and, if applicable,, the SMT/Alliance Merger Agreement and SMT/Alliance Merger. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any of the other transactions contemplated by this Agreement or the Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement, the Stockholder Agreement or any other transaction contemplated by this Agreement or the Stockholder Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, the Stockholder Agreement and the other transactions contemplated by this Agreement or the Stockholder Agreement. Nothing in this Agreement shall be deemed to require Investor to dispose of or hold separate any asset or collection of assets.

  (b) The Company shall give prompt notice to Investor of, to the knowledge of the Company (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or (ii) the failure by it or any Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or any Subsidiary under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreement of the parties or the conditions to the obligations of the parties under this Agreement.

  (c) Each of Investor and, from and after formation, Newco shall give prompt notice to the Company of, to the knowledge of Investor or Newco (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, or any adverse development with respect to the financing contemplated by the Financing Letters referred to in Section 4.7; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.4 STOCK OPTION PLANS AND WARRANTS.

  (a) As soon as practicable following the date hereof but in no event later than the Effective Time, the Company (or, if appropriate, the Board of Directors of the Company or any committee administering the Stock Option Plans (as defined below)) shall take action, including by adopting resolutions or taking any other actions, so as to allow each outstanding option to purchase Shares (a "Company Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") and each outstanding warrant or other right or option to purchase Shares (a "Warrant") in each case outstanding immediately prior to the date hereof, whether or not then exercisable, either (i) shall be canceled at the Effective Time in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of Shares subject to such Company Stock Option or Warrant immediately prior to the Effective Time and (y) the excess of the Cash Merger Price over the per Share exercise

                                    A-I-31
price of such Company Stock Option or Warrant (the "Net Amount") or (ii) shall be converted immediately prior to the Effective Time into the right solely to receive the Net Amount; provided, that no such cash payment has been made. The Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option or a Warrant (except for the payment described above) without the consent of Investor (which consent will not be unreasonably withheld).

  (b) All Stock Option Plans shall be terminated as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time. The Company shall ensure that following the Effective Time, no holder of a Company Stock Option or Warrant or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Investor or the Surviving Corporation, except as agreed to otherwise by the Investor.

  (c) The Surviving Corporation shall continue to be obligated to pay the Net Amount to holders of any Company Stock Options or Warrants converted in accordance with clause (y) of Section 6.4(a).

  (d) The Company shall pay its portion and withhold and deposit the proper amount of all Federal and state payroll and employment taxes required to be paid and withheld from the Net Amount.


6.5 INDEMNIFICATION, EXCULPATION.

  (a) All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing as of the date hereof in favor of the current or former directors, officers and employees of the Company, as provided in the Company's or Subsidiary's Certificate of Incorporation and/or its By-Laws and/or any indemnification agreements and pursuant to applicable law shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than 5 years after the Effective Time; provided, however, that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

  (b) For a period of at least five years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect standard policies of directors' and officers' liability insurance in an aggregate coverage amount not less than the coverage amounts maintained by the Company as of the date hereof and including coverage with respect to claims arising from facts or events which occurred before the Effective Time to the extent available.

  (c) The provisions of this Section 6.5 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives.

6.6 REGISTRATION RIGHTS AGREEMENT.

  Prior to the Effective Time, the Company shall execute and deliver to Investor a registration rights agreement (the "Registration Rights Agreement") in a form mutually acceptable to Investor and the Company, such agreement to provide Investor with three demand registration rights and unlimited piggyback and S-3 registration rights for its Shares, all subject to customary terms and provisions.

6.7 [INTENTIONALLY OMITTED].

6.8 DIRECTORS.

  At the Effective Time, Investor shall be entitled to designate such number of directors (the "Investor Nominees") of the Surviving Corporation as will give Investor a majority of such directors. In connection with the foregoing, immediately following receipt of Shareholder Approval, the Company will obtain a resignation from each director of the Company unless Investor requests otherwise.

                                    A-I-32

6.9 FEES AND EXPENSES.

  (a) Except as otherwise provided herein and as provided below in this
Section 6.9, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  (b) If this Agreement is terminated (i) pursuant to Section 8.1(g), (ii) by Investor pursuant to Section 8.1(b) or 8.1(e) as a result of any willful breach by the Company of any covenant or agreement made in this Agreement or
(iii) by Investor pursuant to Section 8.1(b) or 8.1(e) as a result of any failure or failures to be true as of the date hereof of one or more of the representations and warranties made by the Company in this Agreement, which failures to be true are reasonably expected to have an aggregate negative impact on the value of the Company and its Subsidiaries taken as a whole (a "Negative Impact"), of $25 million or more, the Company shall pay to Investor within 90 days of such termination (except for any termination pursuant to Section 8.1(g), in which case payment shall be made promptly upon such termination) $10,000,000 (or, in the case of clause (iii), $5,000,000) plus all Expenses (as defined below).

  (c) If this Agreement is terminated (i) by Investor pursuant to Section 8.1(b) or 8.1(e) as a result of any breach by the Company, other than a willful breach, of any covenant or agreement made in this Agreement, (ii) by Investor pursuant to Section 8.1(b) or 8.1(e) as a result of any failure or failures to be true as of the date hereof of one or more representations and warranties made by the Company in this Agreement which failures to be true in the aggregate have a Negative Impact of less than $25 million, (iii) by Investor pursuant to Section 8.1(b) or 8.1(e) as a result of any failure or failures to be true as of the time of such termination one or more representations and warranties, which representations and warranties were true as of the date hereof, (iv) by Investor pursuant to Section 8.1(b) as a result of a failure of the condition set forth in Section 7.3(c) to be satisfied, or
(v) pursuant to Section 8.1(f), the Company shall promptly pay to Investor all Expenses, and, if, within 180 days of such termination either an Alternative Transaction shall be consummated or the Company shall enter into an Acquisition Agreement providing for an Alternative Transaction (in either event, the "Tail Condition") then the Company shall pay to Investor, upon the closing of such transaction, if and whenever it occurs, $5,000,000.

  (d) If this Agreement is terminated by Investor pursuant to 8.1(b) as a result of a failure of the condition set forth in Section 7.1(a) to be satisfied or pursuant to Section 8.1(d), the Company shall pay to Investor all Expenses, and if the Tail Condition is subsequently satisfied, shall pay to Investor upon the closing of the relevant transaction, if and whenever it occurs, $10,000,000; provided, however that no amounts whatsoever shall be payable to Investor under this Section 6.9(d) if, at the Special Meeting or any adjournments or postponements thereof, the Investor fails to vote or cause to be voted, or fails to grant or to cause the granting of consent or approval with respect to, any Shares owned by it or any Affiliate thereof or as to which it or any Affiliate thereof has voting rights, in favor of the Merger and the adoption by the Company of the Merger Agreement and, if applicable, the SMT/Alliance Merger Agreement and SMT/Alliance Merger.

  (e) If this Agreement is terminated (i) by Investor pursuant to Section 8.1(b) in connection with the failure of any of the conditions set forth in any of the following Sections: 7.1(b), 7.1(c), 7.1(d), 7.3(b), 7.3(d), 7.3(e),
7.3(f), 7.3(g), 7.3(h) or 7.3(i) and the Tail Condition is subsequently satisfied or (ii) by Investor pursuant to Section 8.1(c) and the Tail Condition is subsequently satisfied, the Company shall pay to Investor, upon the closing of the relevant transaction, if and whenever it occurs, $5,000,000 plus Expenses.

  (f) The Company acknowledges that the agreements contained in this Section
6.9 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Investor would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 6.9, and, in order to obtain such payment, Investor commences a suit which results in a judgment against the Company for the amounts set forth in this Section 6.9, the Company shall pay to Investor all costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on such amounts (excluding Investor's costs and expenses) at the prime rate of the Bankers Trust Company in effect on the date

                                    A-I-33
such payment was required to be made. If such a suit results in a judgment against Investor and/or Newco, Investor shall pay to the Company all costs and expenses (including attorney's fees and expenses) in connection with such suit. "Expenses" shall mean all reasonably documented out-of-pocket expenses incurred by Investor and Newco in connection with this Agreement (including the financing contemplated hereby), the Stockholder Agreement and the transactions contemplated hereby and thereby, including fees and expenses of its, and its financing sources', printer, consultants, attorneys, accountants, and other advisors; provided, however, that (i) such expenses shall not include any advisory or similar fees paid to Investor or any Affiliate thereof or to any investment banking firm or placement agent retained in connection with the financing contemplated by this Agreement, and (ii) unless the Company has previously agreed in writing to increase such amount, the aggregate amount of such Expenses shall not exceed (i) $3,000,000 if such termination occurs prior to September 1, 1997, or (ii) $5,000,000 if such termination occurs thereafter (the parties further agreeing that such amounts shall be reduced, dollar for dollar, to the extent that the Company funds the expenses (excluding for the services of the Company's professionals) of filing or printing the Proxy Statement/Prospectus or the solicitation of proxies with respect thereto).

  (g) After the Effective Time, the Company will pay to an Affiliate of Investor a fee of $2,500,000 in connection with arranging the transactions contemplated hereby (including the financings thereof) and an annual management fee of $500,000 and agree to continue to receive financial advisory services from such Affiliate on an ongoing basis with compensation to be determined.

6.10 PUBLIC ANNOUNCEMENTS.

  Investor and, from and after formation, Newco, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

6.11 STOP TRANSFER.

  The Company shall not register the transfer of any certificate representing any Subject Shares (as defined in the Stockholder Agreement), unless such transfer is made to Investor or Newco or otherwise in compliance with the Stockholder Agreement. The Company will inscribe upon any certificates representing Subject Shares submitted by a Stockholder (as defined in the Stockholder Agreement) for such purpose the following legend:

  "THE SHARES OF [COMMON STOCK] [PREFERRED STOCK], $.01 PAR VALUE OF ALLIANCE IMAGING, INC. REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT DATED AS OF JULY 23, 1997, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, EXCEPT IN ACCORDANCE THEREWITH. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT THE PRINCIPAL EXECUTIVE OFFICES OF ALLIANCE IMAGING, INC."

                                    A-I-34

                                  ARTICLE VII

                                  CONDITIONS

7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER.

  The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

  (a) The Company Stockholder Approval shall have been obtained as required by and in accordance with applicable law and the Certificate of Incorporation.

  (b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibits or restricts the consummation of the Merger or makes such consummation illegal (each party agreeing to use commercially reasonable efforts to have any such prohibition lifted).

  (c) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

  (d) The Registration Statement on Form S-4 (or an alternative form prescribed by the SEC) shall have been declared effective and shall not be the subject of any stop order, unless the parties shall have mutually determined that registration under the Securities Act is not required with respect to the Merger.

7.2 CONDITIONS TO THE COMPANY'S OBLIGATION TO EFFECT THE MERGER.

  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions: All of the representations and warranties of Investor and Newco set forth in this Agreement shall be true and correct in all material respects as of the date hereof and (except for those that are expressly made only as of another date) as of the Effective Time as though made on and as of such time, and Investor and Newco shall have performed in all material respects all covenants and agreements required to be performed by then under this Agreement at or prior to the Effective Time.

7.3 CONDITIONS TO INVESTOR'S AND NEWCO'S OBLIGATIONS TO EFFECT THE MERGER.

  The obligations of Investor and Newco to effect the Merger shall be subject to the satisfaction or waiver by Investor and Newco, prior to the proposed Effective Time, of the following conditions:

  (a) All of the representations and warranties of the Company set forth in this Agreement, shall be true and correct in all material respects as of the date hereof and (except for those that are expressly made only as of another date) as of the Effective Time as though made on and as of such time, and the Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

  (b) None of the following shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the NASDAQ, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions, or a disruption of or material adverse change in either the syndication market for credit facilities or the financial, banking or capital markets, (iii) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (iv) in the case of any of the foregoing existing as of the date hereof, a material acceleration or worsening thereof.

  (c) There shall not have occurred any material adverse change.

  (d) The conditions set forth in the Financing Letters shall have been satisfied or waived and the funding referred to therein shall be available to Investor and Newco on terms no less favorable to Investor and Newco than are set forth in such Financing Letters, unless the failure of such conditions to be satisfied or waived, or the non-availability of such funds is caused solely by any actions or failures to act of Investor or Newco that constitute a breach of any representation, warranty or covenant of either of them set forth in this Agreement.

                                    A-I-35

  (e) All filings required to be made prior to the Effective Time with, and all consents, approvals, authorizations and Permits required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the consummation of the Merger, have been made and/or obtained, other than those the failure of which to be made and/or obtained would not reasonably be expected to have a material adverse effect or prevent or materially delay the consummation of the Merger.

  (f) All notices required to be given prior to the Effective Time with, and all consents, approvals, authorizations, waivers and amendments required to be obtained prior to the Effective Time from, any third party in connection with the consummation of the Merger and the finances thereof, have been made and/or obtained (or, if the notice, consent, approval, authorization, waiver or amendment that is not so made and/or obtained is required pursuant to the terms of any of the Company's indebtedness or obligations for money borrowed, the Company repays such indebtedness or obligation on or prior to the Effective Time), other than those the failure of which to be made and/or obtained would not reasonably be expected to have a material adverse effect or prevent or materially delay the consummation of the Merger; provided that the Company shall have obtained the items set forth on Schedule 7.3(f).

  (g) Investor shall have received advice from Ernst & Young LLP that the Merger will qualify for recapitalization accounting treatment in accordance with GAAP consistently applied.

  (h) The Company shall have taken appropriate steps to arrange for the payment or prepayment of capital leases, promissory notes and other loan or financing obligations (collectively, "Obligations"; provided, that such term shall not include (i) obligations under operating leases classified as such in accordance with GAAP or (ii) any obligations incurred from and after October 1, 1997) to which the Company or any Subsidiary is a party or by which the assets or properties of the Company or any Subsidiary are bound (including those in respect of MRI Units and CT Units), such that, immediately following the Effective Time (and assuming the receipt of equity and debt financing by the Company in connection with the Merger, as contemplated by this Agreement), the Company will be able to pay (or prepay) the aggregate amount of all such Obligations, including the amount of any prepayment penalties or similar payments related thereto (but excluding from such aggregate amount (i) no more than an aggregate principal amount of $10 million of Obligations that the Company elects to leave outstanding (the "Carryover Obligations") and (ii) accrued interest on the Obligations being paid) for an amount not to exceed $76,000,000 (assuming that all regular payments due on or before October 1, 1997 in respect of the Obligations have been paid); provided, further that (x) the consummation of the Merger will neither give rise to a right of acceleration of, nor constitute an event of default under the terms of, any Carryover Obligations, except, in either case, as set forth on Schedule 7.3(h) and (y) the Company will not incur additional indebtedness or financing obligations (again, excluding operating leases) during the fourth quarter of 1997 in excess of an aggregate principal or face amount thereof equal to $11 million.

  (i) The holders of less than 10% of the outstanding Shares shall have validly elected to demand the appraisal of their Shares pursuant to Section 262 of the DGCL.

                                    A-I-36

                                 ARTICLE VIII

                           TERMINATION AND AMENDMENT

8.1 TERMINATION.

  This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the stockholders of the Company as follows:

  (a) By mutual written consent of Investor and the Company.

  (b) By either Investor or the Company if the Effective Time shall not have occurred on or before December 31, 1997 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date).

  (c) By either Investor or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

  (d) By either Investor or the Company if the Company Stockholder Approval is not obtained by reason of the failure to obtain the required vote upon a vote held at a duly called meeting of stockholders or at any adjournment thereof.

  (e) By Investor, if (x) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct in any material respect, in each case either as of when made or (except for representations and warranties made only as of a specific date) have since become, and at the time of termination remain, untrue in any material respect, or (y) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement (other than as a result of a breach by the Investor or the Newco of any of their obligations under this Agreement) and such breach of failure shall continue unremedied for ten (10) days after the Company has received written notice from the Investor or the Newco of the occurrence of such breach or failure; provided, however, that in remedying any such breach or failure the Company shall not have spent any money, incurred any liabilities or undertaken any obligations that, individually or together with the breach or failure so remedied, would itself constitute a breach of or failure to perform any representation, warranty or covenant of this Agreement.

  (f) By Investor if there shall have occurred any material adverse change.

  (g) By either Investor or the Company if, prior to the Effective Time, (i) the Board of Directors of the Company determines that a Third Party Proposal for an Alternative Transaction constitutes a Superior Proposal (as defined below), (ii) the Company promptly notifies Investor of its determination in writing, which writing shall set forth the terms and conditions of the Third Party Proposal and the identity of the person making the Third Party Proposal,
(iii) ten days have elapsed following receipt by Investor of such written notice, (iv) during such ten day period the Company cooperates with Investor with the intent of enabling, but not obligating, Investor and the Company to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, and (v) at the end of such ten day period, the Board of Directors of the Company continues to believe that such Third Party Proposal constitutes a Superior Proposal and the Company pays to Investor the amount specified under Section 6.9(b) pursuant to the terms thereof. For purposes of this Agreement, a "Superior Proposal" means any Third Party Proposal to acquire, directly or indirectly at least 80% of the Shares or all or substantially all of the assets of the Company; provided that (i) the Board of Directors of the Company determines in its good faith judgment (following consultation with and the receipt of the advice of the Company's financial advisor) that such Third Party Proposal is on terms that are more favorable to the Company's stockholders than the Merger (taking into account all factors that the Board of Directors reasonably deems relevant, including, in the judgment of the Board of Directors, the amount and form

                                    A-I-37
of consideration to be received in respect of Shares, and the timing of, and likelihood of closing such proposal and the relative value of any non-cash consideration) and (ii) the Board of Directors of the Company determines in its good faith judgment (following receipt of the written advice of its outside counsel) that the failure to recommend or accept such Third Party Proposal would violate the fiduciary duties of the Board of Directors of the Company to stockholder under applicable law.

  (h) by the Company if (i) any of the representations and warranties of the Investor or the Newco contained in this Agreement shall fail to be true and correct in any material respect, in each case either when made or (except for representations and warranties made only as of a specific date) have since become, and at the time of termination remain, untrue in any material respect, or (ii) Investor or the Newco shall have breached or failed to comply in any material respect with any of its obligations under this Agreement (other than as a result of a breach by the Company of any of its obligations under this Agreement) and such breach or failure shall continue unremedied for ten (10) days after the Investor or the Newco has received written notice from the Company of the occurrence of such breach or failure; provided, however, that in remedying any such breach or failure neither Investor nor Newco shall have spent any money, incurred any liabilities or undertaken any obligations that, individually or together with the breach or failure so remedied, would itself constitute a breach of or failure to perform any representation, warranty or covenant of this Agreement.

8.2 EFFECT OF TERMINATION.

  In the event of a termination of this Agreement by either the Company or Investor as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Investor, Newco or the Company or their respective officers or directors, except with respect to Section 4.6, the last sentence of Section 6.2, Section 6.9, Section 8.1, this Section 8.2 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

8.3 [INTENTIONALLY OMITTED]

8.4 EXTENSION; WAIVER.

  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to Section 8.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

8.5 AMENDMENT.

  To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Investor and Newco at any time before or after obtaining Company Stockholder Approval. After obtaining Company Stockholder Approval, no amendment shall be made which decreases the Merger Consideration or which materially and adversely affects the rights of the Company's stockholders hereunder without the approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.


                                    A-I-38

                                  ARTICLE IX

                                 MISCELLANEOUS

9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

  None of the representations, warranties or covenants (subject to the succeeding sentence) in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

9.2 NOTICES.

  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  if to Investor or Newco, to

    Newport Investment LLC
    c/o Apollo Management, L.P.
    1301 Avenue of the Americas, 38th Floor
    New York, New York 10019
    Attention: Josh Harris
    Telecopy No.: (212) 261-4102

  with a copy to:

    O'Sullivan Graev & Karabell, LLP
    30 Rockefeller Plaza, 41st Floor
    New York, NY 10112
    Attention: John J. Suydam, Esq.
    Telecopy No.: (212) 408-2420

  and

  if to the Company, to

    Alliance Imaging, Inc.
    1065 PacifiCenter Drive
    Suite 200 Anaheim, CA 92806
    Attention: Richard N. Zehner
    Telecopy No.: (714) 688-3377

  with a copy to:

    Irell & Manella LLP
    333 South Hope Street
    Suite 3300
    Attention: Anthony T. Iler, Esq.
    Telecopy No.: (213) 229-0515

                                    A-I-39

9.3 INTERPRETATION.

  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used in this Agreement, "material adverse effect" means, when used in respect of the Company, any effect or condition that, individually or in the aggregate with any other effect or condition, is materially adverse to the assets, properties, business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, "material adverse change" means, when used in respect of the Company, any change or event that, individually or in the aggregate with any other change or event, is materially adverse to the assets, properties, business, financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole. As used in this Agreement, except where expressly indicated otherwise, the phrase "knowledge" with respect to the Company, means to the actual knowledge of the Company, its Subsidiaries, and each of their respective directors and officers, after due inquiry (i.e., the amount of inquiry that would be undertaken by a reasonably prudent business person given like facts and circumstances). As used in this Agreement, the term "person" shall be interpreted broadly and shall include any person, individual, corporation, limited partnership, limited liability company, trust, association or other entity or business organization of any kind or division thereof.

9.4 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES.

  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section
6.5 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.5 GOVERNING LAW.

  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

9.6 COUNTERPARTS.

  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7 ASSIGNMENT.

  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


                                    A-I-40

9.8 ENFORCEMENT.

  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                    A-I-41

  IN WITNESS WHEREOF, Investor and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          NEWPORT INVESTMENT LLC, A
                                           DELAWARE LIMITED LIABILITY COMPANY

                                          By /s/ Michael Gross
                                            ------------------------------------
                                             NAME: MICHAEL GROSS
                                             TITLE:PRESIDENT


                                          Alliance Imaging, Inc., a Delaware
                                           corporation

                                             /s/ Richard N. Zehner
                                          By  _________________________________
                                             NAME: RICHARD N. ZEHNER TITLE:
                                             CEO


                                     A-I-42

                                   EXHIBITS

Exhibit A: Form of Employment Agreements: Zehner and Pino
Exhibit B: Financing Letters

                                   SCHEDULES

Company Disclosure Statement: Schedules to the following sections of the Agreement (names of Schedules are for descriptive purposes only):

   3.3     Subsidiaries
   3.5     Consents and Approvals
   3.6(b)  Indebtedness
   3.6(c)  Fixed Assets; Commitments List
   3.6(d)  GMIC financial statements
   3.8     Absence of Certain Changes
   3.9     Litigation
   3.10    Contracts
   3.11    Permits
   3.12    Environmental
   3.13    Absence of Changes in Benefits Plans
   3.14(a) Salary and Options
   3.14(b) Outstanding options and warrants
   3.14(c) Affiliate transactions
   3.15(a) ERISA plans
   3.15(b) 401(a) plans
   3.15(d) Welfare Benefits/Group health
   3.15(e) Benefits in connection with Merger
   3.16    Taxes
   3.18    Liens on Assets
   3.19    Intellectual Property
   3.20    Non-competes
   3.23    Disclosure of Fees/Expenses letter
   3.28    Insurance
   5.1     Covenants/Anticipated Commitments List

Schedule 4.7: Terms of Junior Notes
Schedule 7.3(f): Required Consents
Schedule 7.3(h): Certain Debt

                                    A-I-43

                                          AMENDMENT NO. 1 TO AGREEMENT AND
                                          PLAN OF MERGER, dated as of August
                                          13, 1997 (this "Amendment"), to that
                                          certain AGREEMENT AND PLAN OF MERGER
                                          (the "Agreement"), dated as of July
                                          23, 1997, between ALLIANCE IMAGING,
                                          INC., a Delaware corporation (the
                                          "Company") and Newport Investment
                                          LLC, a Delaware limited liability
                                          company (the "Investor").

  WHEREAS, the Company and the Investor have entered into the Agreement;

  WHEREAS, the Company and the Investor agree that it is in the best interest of each of them and their respective stockholders or equity holders, as the case may be, to make certain amendments to the Agreement.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

                                   ARTICLE I

                                  AMENDMENTS

  1.1 Section 1.4 of the Agreement is amended by deleting Section 1.4(a) in its entirety and replacing it with the following new Section 1.4(a):

    "(a) The Amended and Restated Certificate of Incorporation of the Company, in substantially the form attached as Exhibit 1.4(a), shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law."

  1.2 Section 2.2 (a) of the Agreement is amended and restated in its entirety as follows:

    "(a) Each person who is a record holder of Shares, or a record holder of any option, warrant or security convertible, exercisable or exchangeable for Shares pursuant to the terms of such option, warrant or security as of the record date for the Special Meeting (the "Election Date") will be entitled to make an election to retain Shares as set forth in, and subject to the provisions of this Section 2.2, with respect to all or any portion of (i) Shares held by such holder as of the record date and (ii) Shares held by such holder at the time an election is made to the extent such Shares have been issued pursuant to the conversion, exercise or exchange of options, warrants or other securities held as of the record date.

  1.3 Section 2.2(b) of the Agreement is amended by deleting the third sentence thereof in its entirety.

  1.4 Sections 2.2(b), 2.2(c), 2.2(d), and 5.7 of the Agreement are amended by deleting the words "Election Date" each time they appear therein and replacing them with the words "date of the Special Meeting."

  1.5 Section 3.1 of the Agreement is amended by deleting the last sentence thereof in its entirety and replacing it with the following sentence:

    "The Company has made available to Investor or Newco or their respective counsel, representatives or advisors, complete and correct copies of its Restated Certificate of Incorporation (the "Certificate of Incorporation"), as in effect on the date hereof and in effect immediately prior to the Effective Time, and the By-Laws, as amended to the date hereof."

                                  ARTICLE II

                                 MISCELLANEOUS

2.1 EFFECT OF AMENDMENT.

  Except as amended hereby, the Agreement remains in full force and effect in accordance with its terms.

                                    A-II-1

2.2 Entire Agreement; Third Party Beneficiaries.

  This Amendment and the Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

2.3 Governing Law.

  This Amendment shall be governed and construed in accordance with the laws of the State of Delaware.

2.4 Counterparts.

  This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

2.5 Assignment.

  Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent will not be unreasonably withheld. Subject to the preceding sentence, this Amendment will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Remainder of this page intentionally left blank; next page is signature page]

                                    A-II-2

  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          ALLIANCE IMAGING, INC., a Delaware
                                           corporation


                                          By:        /s/ Terrence M. White
                                             -----------------------------------
                                             Name:  Terrence M. White
                                             Title: Senior Vice President,
                                                    Chief Financial Officer and
                                                    Secretary

                                          NEWPORT INVESTMENT LLC, a Delaware
                                           limited liability company

                                                      /s/ Josh Harris
                                          By: _________________________________
                                            Name:Josh Harris
                                            Title:Vice President

                                     A-II-3

 [EXHIBIT 1.4(A) TO AMENDMENT NO. 1 TO THE RECAPITALIZATION MERGER AGREEMENT]

                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                            ALLIANCE IMAGING, INC.
                            A DELAWARE CORPORATION

  ONE: The name of this corporation is Alliance Imaging, Inc.

  TWO: The address of this corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

  THREE: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law ("DGCL").

  FOUR: The total number of shares of all classes of stock which this corporation shall have authority to issue is Ten Million Five Hundred Thousand (10,500,000), consisting of:

    (i) Ten Million (10,000,000) shares of Common Stock (hereinafter referred to as "Common Stock") consisting of:

      (a) Nine Million Five Hundred Thousand (9,500,000) shares of voting common stock of the par value of one cent ($.01) (hereinafter referred to as "Voting Common"); and

      (b) Five Hundred Thousand (500,000) shares of non-voting common stock of the par value of one cent ($.01) (hereinafter referred to as "Non-Voting Common") each.

    (ii) Five Hundred Thousand (500,000) shares of preferred stock of the par value of one cent ($.01) (hereinafter referred to as the "Preferred Stock"), the rights, preferences and limitations of which shall be determined by the Board of Directors.

  A. Common Stock

  Except where otherwise provided by law, by this Amended and Restated Certificate of Incorporation, or by resolution of the Board of Directors pursuant to this Article FOUR, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions. All holders of Common Stock issued and outstanding shall have and possess the exclusive right to notice of stockholders' meetings.

  1. Voting Rights

  Except as otherwise required by applicable law or as set forth herein, the holders of shares Non-Voting Common shall not be entitled to vote and the holders of shares of Voting Common shall be entitled to vote as a single class on all matters to be voted on by this corporation's shareholders. Except as otherwise set forth herein or required by applicable law, each share of Voting Common shall entitle the holder thereof to cast one vote.

  2. Conversion Rights

  The holders of shares of Voting Common shall be entitled, at their option, to convert their Voting Common to Non-Voting Common at any time and from time to time, on a one-for-one basis.

  3. Distributions

  Subject to all of the rights of the Preferred Stock, dividends may be paid on the Common Stock, as and when declared by the Board of Directors, out of any funds of this corporation legally available for the payment of such dividends.

  B. Preferred Stock

  The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the

                                A-II--Exhibit-1
applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

  FIVE: The following provisions are inserted for the management of the business and the conduct of the affairs of this corporation, and for further definition, limitation and regulation of the powers of this corporation and of its directors and stockholders:

  A. The business and affairs of this corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by the DGCL or by this Amended and Restated Certificate of Incorporation or the Bylaws of this corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by this corporation.

  B. The Board of Directors may adopt, amend or repeal the Bylaws of this corporation.

  C. Election of directors need not be by written ballot.

  SIX: The officers of this corporation shall be chosen in such a manner, shall hold their offices for such terms and shall carry out such duties as are determined solely by the Board of Directors, subject to the right of the Board of Directors to remove any officer or officers at any time with or without cause.

  SEVEN: No director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit. This Article SEVEN is also contained in Article V, Section 5.1 of this corporation's Bylaws. No amendment to or repeal of this Article SEVEN shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as amended.

  EIGHT: A. RIGHT TO INDEMNIFICATION. Each person who was or is made a party to or is threatened to be made a party to or is involuntarily involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she is or was a director or officer of this corporation, or is or was serving (during his or her tenure as director and/or officer) at the request of this corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, whether the basis of such Proceeding is an alleged action or inaction in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by this corporation to the fullest extent authorized by the DGCL (or other applicable law), as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such Proceeding. Such director or officer shall have the right to be paid by this corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL (or other applicable law) requires, the payment of

                                A-II--Exhibit-2
such expenses in advance of the final disposition of any such Proceeding shall be made only upon receipt by this corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it should be determined ultimately that he or she is not entitled to be indemnified under this Article EIGHT or otherwise.

  B. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under paragraph A of this Article EIGHT is not paid in full by this corporation within ninety (90) days after a written claim has been received by this corporation, the claimant may at any time thereafter bring suit against this corporation to recover the unpaid amount of the claim, together with interest thereon, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim, including reasonable attorneys' fees incurred in connection therewith. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL (or other applicable law) for this corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on this corporation. Neither the failure of this corporation (or of its full Board of Directors, its directors who are not parties to the Proceeding with respect to which indemnification is claimed, its stockholders, or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL (or other applicable law), nor an actual determination by any such person or persons that such claimant has not met such applicable standard of conduct, shall be a defense to such action or create a presumption that the claimant has not met the applicable standard of conduct.

  C. NON-EXCLUSIVITY OF RIGHTS. The rights conferred by this Article EIGHT shall not be exclusive of any other right which any director, officer, representative, employee or other agent may have or hereafter acquire under the DGCL or any other statute, or any provision contained in this corporation's Amended and Restated Certificate of Incorporation or Bylaws, or any agreement, or pursuant to a vote of stockholders or disinterested directors, or otherwise.

  D. INSURANCE AND TRUST FUND. In furtherance and not in limitation of the powers conferred by statute:

    (1) this corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of this corporation, or is serving at the request of this corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not this corporation would have the power to indemnify him against such liability under the provisions of law; and

    (2) this corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the fullest extent permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amount as may become necessary to effect indemnification as provided therein, or elsewhere.

  E. INDEMNIFICATION OF EMPLOYEES AND AGENTS OF THIS CORPORATION. This corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, including the right to be paid by this corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any employee or agent of this corporation to the fullest extent of the provisions of this Section or otherwise with respect to the indemnification and advancement of expenses of directors and officers of this corporation.


                                A-II--Exhibit-3

  F. AMENDMENT. This Article EIGHT is also contained in Article V, Sections
5.2 through 5.7 of this corporation's Bylaws. Any repeal or modification of this Article EIGHT shall not change the rights of an officer or director to indemnification with respect to any action or omission occurring prior to such repeal or modification.

  NINE: This corporation reserves the right to alter, amend, rescind or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                A-II--Exhibit-4

                                    ANNEX B

                             STOCKHOLDER AGREEMENT

                                                                        ANNEX B

                                   STOCKHOLDER AGREEMENT, dated as of July 23,
                                 1997, among NEWPORT INVESTMENT LLC, a
                                 Delaware limited liability company (the
                                 "Investor") and the individuals listed on SCHEDULE A attached hereto (each, a "Stockholder" and, collectively, the "Stockholders").

  Whereas, the Investor and Alliance Imaging, Inc. (the "Company") propose to enter into an Agreement and Plan of Merger dated as of the effective date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for the merger with and into the Company of a corporation to be formed and wholly owned by the Investor (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is attached hereto as Exhibit I;

  Whereas, each Stockholder owns (a) the number of shares of common stock, par value $.01 per share, of the Company (the "Common Stock") set forth opposite his or its name on SCHEDULE A attached hereto and/or (b) shares of Series D Cumulative Redeemable Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series D Stock" and collectively with the Common Stock, the "Capital Stock"), which are convertible into the number of shares of Common Stock set forth opposite his or its name on SCHEDULE A attached hereto (such shares of Capital Stock, together with any other shares of Capital Stock of the Company acquired by such Stockholders after the date hereof and during the term of this Agreement (including, without limitation, through the conversion of any convertible securities or through the exercise of any Company Stock Options or Warrants), being collectively referred to herein as the "Subject Shares");

  Whereas, each Stockholder owns Company Stock Options or Warrants pursuant to which such Stockholder has the right to acquire the number of shares of Common Stock set forth opposite his or its name on SCHEDULE A attached hereto;

  Whereas, as a condition to its willingness to enter into the Merger Agreement, the Investor has requested that each Stockholder enter into this Agreement;

  Now, Therefore, to induce the Investor to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows (capitalized terms used herein but not defined herein have the meanings set forth in the Merger Agreement):

1. REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER.

  Each Stockholder hereby represents and warrants, severally and not jointly, to the Investor as of the date hereof in respect of himself or itself as follows:

    (A) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Stockholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act, informational filings wit h the SEC, and compliance with any applicable state securities laws, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any certificate or articles of incorporation, bylaws, certificate or articles of limited partnership, limited partnership agreement, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or to the Stockholder's property or assets, including the Subject Shares, (ii) to such Stockholder's knowledge, require any filing with, or permit, authorization, consent or approval of, or notice to, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational, or (iii) to such Stockholder's knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or any of the Stockholder's properties or assets, including the Subject Shares. If the Stockholder is a natural person and is married, and the Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

    (B) The Subject Shares. The Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, Company Stock Options and/or Warrants set forth opposite his or its name on SCHEDULE A. attached hereto, free and clear of any Liens (except for any Subject Shares that are held of record by the Depositary Trust Company, or its nominee, for the benefit of any Stockholder, which shall be transferred into record ownership of such Stockholder as soon as practicable after the date hereof). The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company or any Subsidiary or any option, warrants, rights or other securities convertible into or exercisable for shares of capital stock of the Company other than the Subject Shares, Company Stock Options and Warrants set forth opposite his or its name on Schedule A attached hereto, and other than the Company's Senior Notes which are convertible into shares of the Company's Series E Cumulative Redeemable Convertible Preferred Stock, par value $.01, none of which Senior Notes are so convertible prior to January 1, 1998. Except as set forth on Schedule 1(b), the Stockholder has the sole right to vote Subject Shares owned by it, and, none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

    (C) Brokers. No broker, finder, investment banker or other person retained by such Stockholder is entitled to any brokerage, finder's or other fee or commission in connection with the execution of this Agreement by such Stockholder or the performance by such Stockholder of its obligations hereunder (it being understood that Salomon Brothers Inc may be entitled to certain fees and expenses in connection with the transactions contemplated by the Merger Agreement, which fees and expenses shall be paid by the Company as set forth in the Merger Agreement).

2. OPTION TO PURCHASE SHARES.

  Each Stockholder hereby severally grants to the Investor an option to purchase (the "Option"), in the Investor's sole discretion, all Subject Shares set forth opposite such Stockholder's name on SCHEDULE A hereto, at a price per Share equal to the Cash Merger Price or, in respect of a share of Series D Stock, an amount in cash equal to the Cash Merger Price for each Share that would have been received had such share of Series D Stock been converted into Shares immediately prior to such purchase (the "Exercise Price"). The Option shall be exercisable by the Investor, as to all Stockholders, at any time prior to the termination of this Agreement, by delivery of a notice of exercise to all Stockholders at the address of each Stockholder set forth in SCHEDULE A. The Subject Shares shall be delivered (with any appropriate executed stock power) by each Stockholder to Irell & Manella (the "Escrow Agent"), which shall hold the Subject Shares in escrow pending receipt by the Stockholder of the purchase price payable therefor; upon such receipt the Subject Shares shall be delivered by the Escrow Agent to Investor. Within ten business days after delivery of such notice, the Investor shall pay to each Stockholder a cash amount equal to the aggregate Exercise Price payable in respect of such Stockholder's Subject Shares against delivery of certificates representing such Subject Shares.

3. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

  (A) Authority. The Investor has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Investor, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Investor. This Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms. Except for the expiration or termination of the waiting periods under the HSR Act, informational filings with the SEC, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, (i) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, any certificate or articles of incorporation, bylaws, certificate or articles of limited partnership, limited partnership agreement, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Investor or to the Investor's property or assets, (ii) require any filing with, or permit, authorization, consent or approval of, or notice to, any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Investor or any of the Investor's properties or assets.

  (B) Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission for which any Stockholder will be liable in connection with the execution of this Agreement by the Investor or the performance by the Investor of its obligations hereunder.

  (C) Complete Agreement; Additional or Side Agreements. This Agreement represents the complete agreement between the Investor and each Stockholder, and there are no additional or side agreements between the Investor and any Stockholder with respect to any matter referenced herein.

  (D) No Registration Requirement. No registration under the Securities Act (as defined below) is required in connection with the grant of the Option or the sale of Subject Shares pursuant to the exercise of the Option.

4. COVENANTS OF EACH STOCKHOLDER.

  Each Stockholder, severally and not jointly, agrees, subject to the terms and conditions of this Agreement, as follows:

    (A) In connection with any closing of a purchase and sale pursuant to the exercise of an Option, each Stockholder agrees to deliver to the Escrow Agent promptly after receipt of a notice of exercise, all certificates evidencing the Subject Shares held by such Stockholder, duly endorsed in blank for transfer, or accompanied by stock powers and such other documents as may be necessary in the Investor's judgment to transfer record ownership of the Subject Shares being sold pursuant to such exercise to or as directed by the Investor.

    (B) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (except for the Series D Stock, unless it shall first have been converted into Common Stock) in favor of the Merger and the adoption by the Company of the Merger Agreement.

    (C) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares (except for the Series D Stock, unless it shall first have been converted into Common Stock) against (i) any Alternative Transaction as such term is defined in Section 5.2 of the Merger Agreement, (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Common Stock, or (iii) any action that would cause the Company to breach any representation, warranty or covenant contained in the Merger Agreement. Subject to Section 11, the Stockholder further agrees not to enter into any agreement or take any action inconsistent with the foregoing.

    (D) The Stockholder shall not, prior to the earliest of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms, (A) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any or all of such Subject Shares or any interest therein or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person (unless such person agrees in writing to be bound by all of the terms of this Agreement and written notice of such Transfer is given promptly to Investor) other than pursuant to the terms of the Merger or (B) enter into any voting arrangement, directly or indirectly, whether by proxy, voting agreement or otherwise, in respect of the Subject Shares, and the Stockholder agrees not to commit or agree to take any of the foregoing actions.

    (E) Subject to the terms of Section 11, during the term of this Agreement, the Stockholder shall not, nor shall it permit any investment banker, financial advisor, attorney, accountant or other representative retained by it, to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that may lead to an Alternative Transaction or (ii) participate in any discussions or negotiations regarding any proposed Alternative Transaction.

    (F) [intentionally left blank]

    (G) Such Stockholder, and any beneficiary of a revocable trust for which such Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement.

    (H) Each Stockholder agrees that to the extent he or it receives notice, pursuant to Section 2, of Investor's exercise of its Option, he or it will, in accordance with applicable law, promptly (x) convert such shares of Preferred Stock owned by it into Common Stock (provided that any such conversion shall be contemporaneous with the purchase pursuant to such exercise of the Option) and (y) exercise such Warrants and Company Stock Options owned by it. With respect to Warrants and Company Stock Options that are not exercised prior to the Effective Time, it is agreed that each Stockholder shall be entitled to a "cashless net proceeds" exercise of such Warrants and Company Stock Options at the Effective Time.

5. GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

  Each Stockholder hereby irrevocably grants to, and appoints, the Investor and Josh Harris, in his capacity as an officer of the Investor, and any individual who shall hereafter succeed to any such office of the Investor, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, (i) to vote such Stoc kholder's Subject Shares (except for the Series D Stock, unless it shall first have been converted into Common Stock), or grant a consent or approval with respect to the Merger and the adoption by the Company of the Merger Agreement and (ii) to vote such Stockholder's Subject Shares (except for the Series D Stock, unless it shall first have been converted into Common Stock), against (x) any Alternative Transaction, as such term is defined in Section 5.2 of the Merger Agreement, (y) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company Common Stock, or (z) any action that would cause the Company to breach any representation, warranty or covenant contained in the Merger Agreement. The proxy granted pursuant to this Section (i) shall not affect the Stockholder's ability to make an election, pursuant to the terms and conditions of the Merger Agreement, to receive cash or stock as consideration in the Merger, (ii) shall terminate upon the termination of this Agreement pursuant to Section 9 and (iii) is subject to the Investor's compliance with
Section 14.

    (A) Each Stockholder represents that there are no proxies heretofore given in respect of such Stockholder's Subject Shares.

    (B) Each Stockholder hereby affirms that each irrevocable proxy granted pursuant to this Section 5 is given in connection with the execution of the Merger Agreement, and that each such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Such Stockholder hereby further affirms that each such irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that the holder of each irrevocable proxy may lawfully do or cause to be done by virtue hereof. Each such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law (the "DGCL"); provided, that each such irrevocable proxy shall terminate upon termination of this Agreement pursuant to Section 9.

6. FURTHER ASSURANCES.

  Each Stockholder will, at the Investor's expense, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Investor may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

7. CERTAIN EVENTS.

  Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to or acquired by such Stockholder.

8. ASSIGNMENT.

  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that (i) the Investor may assign any or all of its rights, interests and obligations hereunder to the extent it assigns its rights, interests or obligations pursuant to Section 9.7 of the Merger Agreement, and (ii) the Investor may assign, in its sole discretion, any and all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of the Investor, provided that the Investor will continue to remain primarily liable for its obligations hereunder in the event of any assignment pursuant to this clause (ii). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

9. TERM; TERMINATION.

  This Agreement shall become effective upon execution and delivery by all of the parties hereto (provided that Investor has received options from the parties hereto and, if applicable, the Company to purchase more than 50% of the Common Stock, on a fully diluted basis), and this Agreement and all rights and obligations of the parties hereunder, shall terminate on the earlier of
(a) December 31, 1997 (unless a notice pursuant to Section 2 shall have been sent within 10 business days prior to such date and the sale of Shares pursuant to such notice shall not have been consummated), (b) the date on which the Merger Agreement is terminated in accordance with its terms, unless within 15 business days of such date the Investor delivers the notice in connection with the Option as set forth in Section 2; provided, however, that if, in such event, the Investor sells, or agrees to sell, any Shares acquired pursuant to the exercise of the Option within 60 days of the date of such exercise, all proceeds from such sale in excess of $11.00 per Share shall be paid by the Investor to the Stockholders pro rata, based on their percentage ownership of Subject Shares (with Series D Stock deemed converted to Common Stock for this purpose), (c) subject to clause (b) above, the date on which a notice of termination is delivered by the Investor to the Stockholders or (d) the date on which the Investor breaches any of the covenants set forth in Section 14.

10. GENERAL PROVISIONS.

  (A) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

  (B) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by facsimile (with confirmation of delivery) or personally or sent by overnight courier (providing proof of delivery) to the Investor in accordance with Section 9.2 of the Merger Agreement and to the Stockholders at their respective addresses and facsimile numbers set forth on Schedule A attached hereto (or at such other address and facsimile number for a party as shall be specified by like notice).

  (C) Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be deemed made to an Article or a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

  (D) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

  (E) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  (F) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

  (G) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action, this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that by the execution and delivery hereof the Investor would become, or could reasonably be expected to become an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 203 of the DGCL from engaging in any "business combination" (as such terms are defined in Section 203 of the DGCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

  (H) Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

11. STOCKHOLDER CAPACITY.

  No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein (including, without limitation, the provisions of Section 4(e)) shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company.

12. ENFORCEMENT.

  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

13.  PUBLIC ANNOUNCEMENT.

  Neither the Investor nor any Stockholder shall issue any press release or make any public statement without the prior written consent of the other parties hereto, except as may be re quired by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

14.  INVESTOR COVENANTS.

  Investor covenants and agrees that without terminating this Agreement:

    (A) Neither the Merger Agreement nor this Agreement will be amended, and no condition in the Merger Agreement will be waived, so as to: (i) reduce the value of the consideration payable in the Merger, (ii) materially adversely affect the timing of the closing of the Merger, (iii) reduce the Cash Merger Price, or (iv) otherwise adversely affect the interests of the Stockholders.

    (B) Upon its formation, Newco will execute and deliver a joinder to the Merger Agreement, rendering it a party thereto, and obligating it to perform thereunder.

15.  PIGGYBACK REGISTRATION RIGHTS.

  From and after the Effective Time, the Investor shall cause the Company to grant to each Stockholder piggyback registration rights (subject to standard cutbacks) with respect to any offering of Common Stock made by the Investor that is registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Such piggyback registration rights shall be available only to the extent that, and so long as, such Stockholder's Subject Shares are not freely tradable (e.g., subject to Rule 145 or Rule 144) under the Securities Act.

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC

                                            By: /s/ Michael Gross
                                                 ______________________________
                                                 Name: Michael Gross
                                                 Title: President

                                          STOCKHOLDERS:

                                          _____________________________________
                                          Print Name of Stockholder

                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Name of Authorized Person Signing

                                          _____________________________________
                                          Title of Authorized Person Signing

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC


                                          By: _________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          Richard N. Zehner; Barbara Zehner;
                                          Richard N. Zehner, Trustee
                                          _____________________________________
                                          Print Name of Stockholder

                                          /s/ Richard N. Zehner; Barbara
                                          Zehner;
                                          /s/ Richard N. Zehner
                                          _____________________________________
                                          Signature

                                          _____________________________________
                                          Name of Authorized Person Signing

                                          _____________________________________
                                          Title of Authorized Person Signing

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC


                                          By: _________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          Vincent S. Pino, Custodian
                                          Vincent S. Pino
                                          Rosemary G. Pino
                                          _____________________________________
                                          Print Name of Stockholder

                                          /s/ Vincent S. Pino, Custodian
                                          /s/ Vincent S. Pino
                                          /s/ Rosemary G. Pino
                                          _____________________________________
                                          Signature

                                          Vincent S. Pino, Custodian
                                          Vincent S. Pino
                                          Rosemary G. Pino
                                          _____________________________________
                                          Name of Authorized Person Signing


                                          _____________________________________
                                          Title of Authorized Person Signing

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC


                                          By: _________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          CIG & Co.
                                          _____________________________________
                                          Print Name of Stockholder

                                          /s/ James R. Kuzemchak
                                          _____________________________________
                                          Signature

                                          James R. Kuzemchak
                                          _____________________________________
                                          Name of Authorized Person Signing

                                          Partner
                                          _____________________________________
                                          Title of Authorized Person Signing

                                          BENEFICIAL OWNERS:

                                          Connecticut General Life Insurance
                                           Company, CIGNA Property and
                                           Casualty Insurance Company, Life
                                           Insurance Company of North America
                                           and Century Indemnity Company

                                          By CIGNA Investments, Inc.

                                          By: /s/ James R. Kuzemchak
                                              _________________________________
                                              Name: James R. Kuzemchak
                                              Title: Managing Director

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC


                                          By __________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          Meridian Trust Company as Voting
                                           Trustee under Agreement dated
                                           12/29/88

                                          -------------------------------------
                                          Print Name of Stockholder

                                          /s/ Hans F. Hass
                                          -------------------------------------
                                          Signature

                                          Hans F. Hass
                                          -------------------------------------
                                          Name of Authorized Person Signing

                                          Assistant Vice President
                                          -------------------------------------
                                          Title of Authorized Person Signing

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC


                                          By: _________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          Northwestern Mutual Life Insurance
                                          Company
                                          -------------------------------------
                                          Print Name of Stockholder

                                          /s/ Gary A. Poliner
                                          -------------------------------------
                                          Signature

                                          Gary A. Poliner
                                          -------------------------------------
                                          Name of Authorized Person Signing

                                          Vice President
                                          -------------------------------------
                                          Title of Authorized Person Signing

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC


                                          By___________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          Bedrock Asset Trust I

                                          By: Wilmington Trust Company, not in
                                              its individual capacity but
                                              solely as owner trustee
                                          -------------------------------------
                                          Print Name of Stockholder

                                          /s/ Ann E. Roberts
                                          -------------------------------------
                                          Signature

                                          Ann E. Roberts
                                          -------------------------------------
                                          Name of Authorized Person Signing

                                          Senior Financial Services Officer
                                          -------------------------------------
                                          Title of Authorized Person Signing

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC


                                          By: _________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          THE LINCOLN NATIONAL LIFE INSURANCE
                                           COMPANY

                                          By: Lincoln Investment Management,
                                              Inc., Its Attorney-in-Fact
                                          _____________________________________
                                          Print Name of Stockholder

                                          /s/ Richard L. Corwin
                                          _____________________________________
                                          Signature

                                          Richard L. Corwin
                                          _____________________________________
                                          Name of Authorized Person Signing

                                          Vice President
                                          _____________________________________
                                          Title of Authorized Person Signing

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC


                                          By:_____________________________ ____
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          THE TRAVELERS INSURANCE COMPANY
                                          _____________________________________
                                          Print Name of Stockholder

                                          /s/ A. William Carnduff
                                          _____________________________________
                                          Signature

                                          A. William Carnduff
                                          _____________________________________
                                          Name of Authorized Person Signing

                                          Second Vice President
                                          _____________________________________
                                          Title of Authorized Person Signing

                                          TRAL & CO, as nominee for the
                                           Travelers Insurance Company

                                          By: /s/ Frank G. Pattison
                                              _________________________________
                                              Attorney-in-Fact

  In Witness Whereof, the Investor and the Stockholders have caused this Agreement to be duly executed and delivered effective as of the date of the Merger Agreement.

                                          NEWPORT INVESTMENT LLC


                                          By: _________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          THE GE FUND
                                          -------------------------------------
                                          Print Name of Stockholder

                                          /s/ Philip D. Ameen
                                          -------------------------------------
                                          Signature

                                          Philip D. Ameen
                                          -------------------------------------
                                          Name of Authorized Person Signing

                                          Attorney-in-Fact
                                          -------------------------------------
                                          Title of Authorized Person Signing

                                 SCHEDULE 1(B)

  Amended and Restated Standstill Agreement dated as of December 31, 1996, between the Registrant and Connecticut General Life Insurance Company, CIGNA Property and Casualty Insurance Company, Insurance Company of North America and Life Insurance Company of North America

  Amended and Restated Standstill Agreement, dated as of December 31, 1996, between Richard N. Zehner and Alliance Imaging, Inc.

  Amended and Restated Standstill Agreement, dated as of December 31, 1996, between each of The Northwestern Mutual Life Insurance Company, The Travelers Indemnity Company, The Travelers Insurance Company, The Travelers Life and Annuity Company, The Lincoln National Life Insurance Company and Bedrock Asset Trust I and Alliance Imaging, Inc.

  Amended and Restated Standstill Agreement, dated as of December 31, 1996, between DLJ Capital Corporation and Alliance Imaging, Inc.

  Voting Trust Agreement between Meridian Trust company, as voting trustee, and DLJ Capital corporation dated as of December 29, 1988

                                  SCHEDULE A

                                                                  NUMBER OF
                                                                SUBJECT SHARES
                                                                 PURSUANT TO
                                              NUMBER OF SHARES   EXERCISE OF
                                NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF             SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                   SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------           -------------- ------------------ --------------
Richard N. Zehner............                     257,139*         460,000
 9881 Orchard Lane
 Villa Park, CA 92667

--------
* Includes 196,593 shares as community property, 30,273 owned by Matthew Zehner, a minor son, and 30,273 shares owned by Michelle Zehner, a minor daughter. Richard N. Zehner is Trustee of the Zehner Children's Trusts for his children.

                                  SCHEDULE A

                                                                   NUMBER OF
                                                                 SUBJECT SHARES
                                                                  PURSUANT TO
                                               NUMBER OF SHARES   EXERCISE OF
                                 NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF              SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                    SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------            -------------- ------------------ --------------
Vincent S. and Rosemary G.
 Pino.........................                     364,045*         205,025
 31441 Island Drive
 Evergreen, CO 80439

--------
* Includes 302,800 shares held as community property, 37,027 in Vincent Pino's self-directed IRA account, 3,218 in Rosemary Pino's self-directed IRA account, 10,500 shares owned by Michael Pino, a minor son and 10,500 shares owned by Tiffany Pino, a minor daughter. Mr. Pino is custodian for his minor children.

                                   SCHEDULE A

                                                                  NUMBER OF
                                                                SUBJECT SHARES
                                                                 PURSUANT TO
                                              NUMBER OF SHARES   EXERCISE OF
                                NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF             SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                   SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------           -------------- ------------------ --------------
Bedrock Asset Trust I........                     385,150           8,880
 (Street)
 (City, State, Zip)

                                   SCHEDULE A

                                                                  NUMBER OF
                                                                SUBJECT SHARES
                                                                 PURSUANT TO
                                                 NUMBER OF       EXERCISE OF
                               NUMBER OF     SHARES OF COMPANY  COMPANY STOCK
NAME AND ADDRESS OF            SHARES OF       COMMON STOCK      OPTIONS AND
STOCKHOLDER                  SERIES D STOCK BENEFICIALLY OWNED     WARRANTS
-------------------          -------------- ------------------- --------------
GE Fund.....................     18,000          3,000,000
 c/o General Electric Com-                      (reflecting
 pany                                        convertibility of
 3135 Easton Turnpike                         Series D Stock)
 Fairfield, CT 06431

                                   SCHEDULE A

                                                                   NUMBER OF
                                                                 SUBJECT SHARES
                                                                  PURSUANT TO
                                               NUMBER OF SHARES   EXERCISE OF
                                 NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF              SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                    SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------            -------------- ------------------ --------------
The Northwestern Mutual Life
 Insurance Company............                    1,988,200          41,683
 720 East Wisconsin Avenue
 Milwaukee, WI 53202

                                   SCHEDULE A

                                                                    NUMBER OF
                                                                  SUBJECT SHARES
                                                                   PURSUANT TO
                                                NUMBER OF SHARES   EXERCISE OF
                                  NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF               SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                     SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------             -------------- ------------------ --------------
Meridian Trust Company as Vot-
 ing Trustee under
 agreement dated 12/29/88.....                      933,435
 600 Penn Street
 Reading, PA 19602

                                   SCHEDULE A

                                                                  NUMBER OF
                                                                SUBJECT SHARES
                                                                 PURSUANT TO
                                              NUMBER OF SHARES   EXERCISE OF
                                NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF             SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                   SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------           -------------- ------------------ --------------
CIG & Co. ...................                     485,000           11,200
 (Street)
 (City, State, Zip)

                                   SCHEDULE A

                                                                    NUMBER OF
                                                                  SUBJECT SHARES
                                                                   PURSUANT TO
                                                NUMBER OF SHARES   EXERCISE OF
                                  NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF               SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                     SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------             -------------- ------------------ --------------
The Travelers Insurance Compa-
 ny...........................                      431,385           10,986
 One Tower Square
 Hartford, CT 06138-2030
 Attn: A. William Carnduff

                                   SCHEDULE A

                                                                    NUMBER OF
                                                                  SUBJECT SHARES
                                                                   PURSUANT TO
                                                NUMBER OF SHARES   EXERCISE OF
                                  NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF               SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                     SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------             -------------- ------------------ --------------
The Travelers Indemnity Compa-
 ny...........................                      372,123           9,501
 One Tower Square
 Hartford, CT 06138-2030
 Attn: A. William Carnduff

                                   SCHEDULE A

                                                                    NUMBER OF
                                                                  SUBJECT SHARES
                                                                   PURSUANT TO
                                                NUMBER OF SHARES   EXERCISE OF
                                  NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF               SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                     SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------             -------------- ------------------ --------------
The Travelers Life and Annuity
 Company......................                      195,620           4,884
 One Tower Square
 Hartford, CT 06138-2030
 Attn: A. William Carnduff

                                   SCHEDULE A

                                                                   NUMBER OF
                                                                 SUBJECT SHARES
                                                                  PURSUANT TO
                                               NUMBER OF SHARES   EXERCISE OF
                                 NUMBER OF        OF COMPANY     COMPANY STOCK
NAME AND ADDRESS OF              SHARES OF       COMMON STOCK     OPTIONS AND
STOCKHOLDER                    SERIES D STOCK BENEFICIALLY OWNED    WARRANTS
-------------------            -------------- ------------------ --------------
The Lincoln National Life In-
 surance Company.............                      537,285           12,686
 200 E. Berry Street (2R-02)
 Fort Wayne, IN 46802

                                    ANNEX C

                          SALOMON BROTHERS INC OPINION

                                                          October  , 1997

Board of Directors
Alliance Imaging, Inc.
1065 Pacific Center Drive
Suite 200
Anaheim, CA 92806

Ladies and Gentlemen:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $.01 per share ("Company Common Stock"), of Alliance Imaging, Inc. (the "Company") of the consideration to be received and retained by such stockholders in connection with the proposed merger of the Company with Newport Acquisition Corp. ("Newco"), a new corporation to be incorporated and wholly owned by Newport Investment LLC ("Investor"), pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of July 23, 1997, between Investor and the Company.

  As more specifically set forth in the Agreement, and subject to the terms and conditions thereof, Newco will merge with and into the Company (the "Proposed Merger"), and all but 727,273 of the outstanding shares of Company Common Stock (other than shares held by Investor, Newco or any of their subsidiaries, shares held in treasury of the Company, or shares as to which appraisal rights have been properly exercised under applicable law) will be converted in the Proposed Merger into the right to receive $11.00 per Share in cash and the remaining 727,273 outstanding Shares will remain outstanding as stock of the Company upon consummation of the Proposed Merger ("Surviving Common Stock") and will represent approximately 17.8% of the Surviving Common Stock. Prior to the consummation of the Proposed Merger all shares of convertible preferred stock of the Company will be redeemed or converted into Company Common Stock, in which case such shares will be converted in the Proposed Merger as set forth in the preceding sentence, and all options and warrants of the Company shall be cashed out for, or converted into the right to receive, an amount equal to the net value of $11.00 per share less the exercise price of such option or warrant. The actual consideration received and retained by each individual holder of Company Common Stock will depend on whether such holder elects, and whether other holders elect, to retain Shares and the application of pro rationing provisions contained in the Agreement. As part of the Proposed Merger, the shares of capital stock of Newco will be converted into an aggregate of 3,363,636 shares of Surviving Common Stock, representing the approximately 82.2% of the remaining outstanding shares of Surviving Common Stock.

  You have informed us that in accordance with, and subject to certain conditions contained in, the Agreement the Company will cause the formation of a new wholly owned subsidiary ("SMT Acquisition") which will enter into an Agreement and Plan of Merger (the "SMT/Alliance Merger Agreement") with Three Rivers Holding Corp. ("Three Rivers Holding"), a corporation wholly owned by affiliates of Investor, providing for the merger (the "SMT/Alliance Merger") of SMT Acquisition with Three Rivers Holding promptly following consummation of the Proposed Merger. Prior to the execution of the SMT/Alliance Merger Agreement, Three Rivers Holding will have acquired SMT Health Services Inc. ("SMT") pursuant to the Agreement and Plan of Merger dated as of June 24, 1997 (the "SMT/Three Rivers Merger Agreement"), among Three Rivers Holding, Three Rivers Acquisition Corp. ("Three Rivers Acquisition"), a wholly-owned subsidiary of Three Rivers Holding, and SMT, which provides for a tender offer (the "Three River/SMT Tender Offer") by Three Rivers Acquisition for the shares of common stock of SMT followed by a merger (the "SMT/Three Rivers Merger") of Three Rivers Acquisition into SMT pursuant to which SMT will become a wholly-owned subsidiary of Three Rivers Holding. In accordance with the Agreement, upon consummation of the SMT/Alliance Merger, the shares of common stock of Three Rivers Holding outstanding immediately prior to the effective time of the SMT/Alliance Merger shall be converted into 3,181,818 newly issued, fully paid and non-assessable shares of Surviving Common Stock and SMT will become an indirect, wholly-owned subsidiary of the Company.

  We understand that, upon the consummation of the Proposed Merger, the SMT/Three Rivers Merger and the SMT/Alliance Merger, the holders of shares of Company Common Stock immediately prior to the Proposed Merger will own approximately 10.0% of the outstanding shares of Surviving Common Stock.

  As you are aware, Salomon Brothers Inc has acted as financial advisor to the Company in connection with the Proposed Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Proposed Merger. In addition, as you are aware Salomon Brothers Inc may propose to participate as syndication agent and as a member of the syndicate providing senior debt financing, and to participate as co-manager in the offering of high yield debt financing, to fund the cash payments to be made in the Proposed Merger. Additionally, Salomon Brothers Inc has previously rendered certain investment banking and financial advisory services to the Company and certain affiliates of Investor, for which we have received customary compensation. In addition, in the ordinary course of business, we may actively trade the debt and equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  In connection with rendering our opinion we have reviewed and analyzed, and relied solely upon, the following: (i) the final draft of the Agreement; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 1996 and the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 1997; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (v) certain publicly available information concerning SMT, including the Annual Reports on Form 10-K of SMT for the year ended December 31, 1996 and the Quarterly Report on Form 10-Q of SMT for the quarter ended March 31, 1997; (vi) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of SMT furnished to us by officers of Investor for purposes of our analysis; (vii) the SMT/Three Rivers merger Agreement; (viii) the Tender Offer Statement on
Schedule 14D-1 filed by Three Rivers Acquisition and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by SMT in connection with the Three Rivers/SMT Tender Offer; (ix) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities; and (x) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also discussed the foregoing, as well as other matters we believe relevant to our inquiry, with the management of the Company and officers of Investor.

  In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of the Company or SMT, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and officers of the Investor as to the future financial performance of the Company and of SMT and we express no view with respect to such projections or the assumptions on which they were based. We have assumed that the definitive Agreement will not, when executed, contain any terms or conditions that differ materially from the terms and conditions contained in the draft of such document we have reviewed, the conditions precedent to the Proposed Merger contained in the Agreement will be satisfied and the Proposed Merger will be consummated in accordance with the terms of the Agreement. We have also assumed that, if the SMT/Alliance Merger is consummated, it will have been consummated in accordance with the terms of the Agreement and, prior thereto, the conditions precedent to the SMT/Three Rivers Merger contained in the SMT/Three Rivers Merger Agreement will have been satisfied and the SMT/Three Rivers Merger will have been consummated in accordance with the terms of the SMT/Three Rivers Merger Agreement.

  In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of the Company and SMT; (ii) the business prospects of the Company and SMT; (iii) the historical and current market for the Company Common Stock and for the equity securities of certain other companies that we believe to be comparable to the Company; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. We have also considered the process that resulted in the negotiation of the Agreement, including discussions with other potential acquirors. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof. Our opinion as expressed below does not constitute an opinion or imply any conclusion as to the likely trading range for the Surviving Common Stock following consummation of the Proposed Merger or the SMT/Alliance Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be received and retained by the holders of Company Common Stock in the Proposed Merger and does not address the Company's underlying business decision to effect the Proposed Merger or the SMT/Alliance Merger or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Proposed Merger or the SMT/Alliance Merger, or what election such holder should make with respect to the retention of such holder's shares of Company Common Stock.

  This opinion is intended solely for the benefit and use of the Company (including its management and directors) in considering the transaction to which it relates and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Salomon Brothers Inc.

  Based upon and subject to the foregoing, we are of the opinion as investment bankers that the consideration to be received and retained by holders of Company Common Stock in the Proposed Merger is fair, from a financial point of view, to such stockholders.

                                          Very truly yours,

                                          SALOMON BROTHERS INC

                                    ANNEX D

                                APPRAISAL RIGHTS

                                                                        ANNEX D

(S) 262. APPRAISAL RIGHTS.

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the work "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the word "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal fights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by me terms or an agreement of merger or consolidation pursuant to (S)(S) 251,252, 254, 257, 258, 263 or 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal fights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S) 228 or
  (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal right, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mall to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Courts decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Restated Certificate of Incorporation, Bylaws and indemnification agreements with the Company's officers and directors provide for indemnification to the fullest extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust or other enterprise serving in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Company; provided, however, the Company shall not indemnify any director or officer in an action against the Company unless the Company shall have consented to such action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of the Company.

  Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that such person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually incurred by such person in connection with such action if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Amended and Restated Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions and agreements, the Company has been informed that in the opinion of the Staff of the Securities and Exchange Commission such indemnification is against policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT NO. NOTE  EXHIBIT DESCRIPTION
 ----------- ----  -------------------
 2.1         (13)  Agreement and Plan of Merger dated as of July 23, 1997 between Alliance and Newport Investment LLC (the "Recapitalization Merger Agreement").
 2.2         (13)  Amendment No. 1 dated as of August 13, 1997 to the Recapitalization Merger
                   Agreement.
 2.3         (12)  Amendment No. 2 dated as of October 13, 1997 to the Recapitalization
                   Merger Agreement.
 2.4         (14)  Guaranty Letter dated July 22, 1997, from AJF III to Alliance.
 3.1          (8)  Restated Certificate of Incorporation of Alliance.
 3.2         (14)  Amendment to Restated Certificate of Incorporation of Alliance.
 3.3         (13)  Form of Amended and Restated Certificate of Incorporation of Alliance.
 3.4         (12)  Form of By-Laws of Alliance, as amended.
 4.1         (14)  Commitment Letter from Bankers Trust Company, dated July 22, 1997.
  5          (14)  Opinion of Irell & Manella LLP re: Legality of Retained Shares.
  8          (12)  Opinion of Irell & Manella LLP re: Certain Tax Matters.
 9.1          (1)  Amended and Restated Voting Trust Agreement between Donaldson, Lufkin &
                   Jenrette Capital Corporation and Meridian Trust Company dated December 29,
                   1988.

EXHIBIT NO.  NOTE  EXHIBIT DESCRIPTION
-----------  ----  -------------------
10.1         (10)  Stockholder Agreement dated as of July 23, 1997 among Newport Investment
                   LLC and the stockholders of Alliance party thereto.
10.2          (4)  Registration Rights Agreement dated as of December 31, 1994 among the
                   Registrant, the Senior Noteholders and the Senior Subordinated
                   Debentureholders.
10.3          (7)  Amended and Restated 1991 Stock Option Plan of Alliance, including forms of agreement used thereunder.
10.4          (1)  Form of Indemnification Agreement between Alliance and its directors and/or officers.
10.5          (2)  Georgia Magnetic Imaging Center, Ltd. Limited Partnership Agreement dated as of March 22, 1985.
10.6          (2)  Amendment to Georgia Magnetic Imaging Center, Ltd., Limited Partnership
                   Agreement, dated as of July 1, 1993.
10.7          (3)  Employment Agreement dated as of September 9, 1993 between Alliance and
                   Terry A. Andrues.
10.8          (3)  Employment Agreement dated as of September 9, 1993 between Alliance and
                   Jay A. Mericle.
10.9          (9)  Amended and Restated Employment Agreement dated as of May 15, 1997 between
                   Alliance and Terrence M. White.
10.10         (3)  Employment Agreement dated as of June 6, 1994 between Alliance and Neil M.
                   Cullinan.
10.11         (3)  Employment Agreement dated as of June 6, 1994 between Alliance and Cheryl
                   A. Ford.
10.12         (5)  Employment Agreement dated July 7, 1995 between Alliance and Michael W.
                   Grismer.
10.13        (14)  Employment Agreement dated as of July 23, 1997 between Alliance and
                   Richard N. Zehner.
10.14        (14)  Employment Agreement dated as of July 23, 1997 between Alliance and
                   Vincent S. Pino.
10.15        (14)  Agreement Not to Compete dated as of July 23, 1997 among Newport
                   Investment LLC, Alliance, Richard N. Zehner and Vincent S. Pino.
10.16        (14)  Employment Agreement dated as of June 24, 1997 between SMT Health Services
                   Inc. and Jeff D. Bergman.
10.17         (9)  Amended and Restated Long-Term Executive Incentive Plan dated as of July
                   22, 1997.
10.18         (6)  Agreement and Plan of Merger, dated as of April 16, 1996, among Alliance,
                   Alliance Imaging of Pennsylvania, Inc. and Royal Medical Health Services
                   Inc.
10.19         (6)  Acquisition Agreement, among Alliance, A&M Trucking Inc. and each of Mark
                   J. Graham and Albert F. Calfo, II, dated April 16, 1996.
10.20         (8)  Stock Purchase Agreement, dated as of March 25, 1997, between Alliance and
                   General Electric Company.
10.21        (12)  1997 Three Rivers Holding Corp. Stock Option Plan, including form of agreement used thereunder.
10.22        (12)  Form of Three Rivers Holding Corp. Option Agreement.
10.23        (11)  Form of Registration Rights Agreement dated as of November   , 1997,
                   between Alliance and the Investor.
10.24        (12)  1997 Alliance Imaging, Inc. Stock Option Plan, including form of agreement used thereunder.
11           (14)  Statement of Computation of Per Share Earnings.
21.1         (14)  List of Subsidiaries.
23.1         (11)  Consent of Ernst & Young LLP.
23.2         (11)  Consent of KPMG Peat Marwick LLP.

EXHIBIT NO.  NOTE  EXHIBIT DESCRIPTION
-----------  ----  -------------------
23.3               Consent of Irell & Manella LLP (included in Exhibit 5).


23.4         (11)  Consent of Industry Consultant.
23.5         (11)  Consent of Salomon Brothers Inc.
24.1         (14)  Power of Attorney.
27.1               Financial Data Schedule.
99.1         (14)  Election Form.
99.2         (11)  Proxy Card.
99.3         (13)  Opinion of Salomon Brothers Inc.

--------
 (1) Incorporated by reference herein to the indicated exhibits filed in response to Item 16, "Exhibits" of Alliance's Registration Statement on Form S-1, No. 33-40805, initially filed on May 24, 1991.
 (2) Incorporated by reference herein to the indicated exhibits filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.
 (3) Incorporated by reference herein to the indicated exhibit filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.
 (4) Incorporated by reference herein to Exhibit 4.5 filed in response to Item 7, "Exhibits" of Alliance's Form 8-K Current Report dated January 25, 1995.
 (5) Incorporated by reference herein to Exhibit 10.36 filed in response to
     Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.
 (6) Incorporated by reference herein to the indicated Exhibit filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.
 (7) Incorporated by reference herein to Exhibits filed with Alliance's Registration Statement on Form S-1, No. 33-40805, initially filed on May 24, 1991 and Alliance's definitive Proxy Statement with respect to its Annual Meeting of Shareholders held May 16, 1996.
 (8) Incorporated by reference herein to the indicated Exhibit in response to
     Item 14(a)(3), "Exhibits" of Alliance's Annual Report on Form 10-K for the year ending December 31, 1996.
 (9) Incorporated by reference to indicated exhibits filed in response to Item 6, "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.
(10) Incorporated by reference herein to the indicated exhibits filed in response to Item 5, "Exhibits" of Alliance's Form 8-K Current Report dated August 1, 1997.
(11) Filed herewith.
(12) To be filed by amendment.
(13) Annexed to this Registration Statement.
(14) Previously filed.

  (b) Financial Statement Schedules

    Alliance Imaging, Inc.

      Report of Independent Auditors on Financial Statement Schedule
      Schedule II--Valuation and Qualifying Accounts

    SMT Health Services Inc.

      Report of Independent Auditors on Financial Statement Schedule
      Schedule II--Valuation and Qualifying Accounts

ITEM 22. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or nay material change to such information in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (7) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (8) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (9) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (10) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ANAHEIM STATE OF CALIFORNIA, ON THIS 15TH DAY OF OCTOBER, 1997.

                                          ALLIANCE IMAGING, INC.

                                                  /s/ Terrence M. White
                                          By: _________________________________
                                            Name: Terrence M. White
                                            Title:  Senior Vice President,
                                             Chief Financial
                                                   Officer and Secretary

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED ON THIS 15TH DAY OF OCTOBER, 1997, BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

              SIGNATURE                                   TITLE

                  *                       Chairman of the Board of Directors,
_____________________________________      President and Chief Executive
           RICHARD N. ZEHNER               Officer (Principal Executive
                                           Officer)

                  *                       Executive Vice President, Chief
_____________________________________      Operating Officer and Director
            VINCENT S. PINO

        /s/ Terrence M. White             Senior Vice President, Chief
_____________________________________      Financial Officer and Secretary
           TERRENCE M. WHITE               (Principal Financial Officer)

                  *                       Controller (Principal Accounting
_____________________________________      Officer)
          MICHAEL W. GRISMER

                  *                       Director
_____________________________________
           JAMES E. BUNCHER

                  *                       Director
_____________________________________
           DOUGLAS M. HAYES

                                          Director
_____________________________________
         ROBERT B. WALEY-COHEN

                  *                       Director
_____________________________________
            JOHN C. WALLACE

        /s/ Terrence M. White
_____________________________________
   *BY: TERRENCE M. WHITE, ATTORNEY-
                IN-FACT

          INDEPENDENT AUDITORS REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Alliance Imaging, Inc.

  We have audited the consolidated financial statements of Alliance Imaging, Inc. as of December 31, 1995 and 1996, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 21, 1997, except for Note 4, as to which the date is March 26, 1997, and Note 9, as to which the date is July 23, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Orange County, California

February 21, 1997, except for Note 4, as to which the date is March 26, 1997, and Note 9, as to which the date is July 23, 1997

                             ALLIANCE IMAGING, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                         BALANCE             DEDUCTIONS  BALANCE
                                           AT     ADDITIONS  (BAD DEBT    AT END
                                        BEGINNING CHARGED TO   WRITE-       OF
                                        OF PERIOD  EXPENSE     OFFS)      PERIOD
                                        --------- ---------- ----------  --------
Year ended December 31, 1994
 Allowance for Doubtful Accounts....... $360,000   $609,000  $(581,000)  $388,000
                                        ========   ========  =========   ========
Year ended December 31, 1995
 Allowance for Doubtful Accounts....... $388,000   $    --   $ (21,000)  $367,000
                                        ========   ========  =========   ========
Year ended December 31, 1996
 Allowance for Doubtful Accounts....... $367,000   $567,000  $(421,000)  $513,000
                                        ========   ========  =========   ========

          INDEPENDENT AUDITORS REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
SMT Health Services Inc.:

  Under date of January 31, 1997, except as to Note 18 which is as of March 4, 1997, we reported on the consolidated balance sheets of SMT Health Services Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of SMT's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

  In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
Pittsburgh, Pennsylvania
January 31, 1997, except as
for Note 18 which is as of
March 4, 1997

                            SMT HEALTH SERVICES INC.
                 SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

                          BALANCE AT    ADDITIONS       ADDITIONS                BALANCE
                          BEGINNING     CHARGED TO      CHARGED TO               AT END
      DESCRIPTIONS        OF PERIOD  COSTS & EXPENSES OTHER ACCOUNTS DEDUCTIONS OF PERIOD
      ------------        ---------- ---------------- -------------- ---------- ---------
YEAR ENDED DECEMBER 31,
 1994
Provision for loss on
 disposal of
 discontinued
 operations.............  $1,400,000     $200,000         $ --       $1,144,000 $456,000
                          ==========     ========         =====      ========== ========
Valuation allowance
 related to deferred tax
 assets.................  $  487,500     $    --          $ --       $   72,500 $415,000
                          ==========     ========         =====      ========== ========
Allowance for doubtful
 accounts...............  $   13,000     $    --          $ --       $   13,000 $    --
                          ==========     ========         =====      ========== ========
YEAR ENDED DECEMBER 31,
 1995
Provision for loss on
 disposal of
 discontinued
 operations.............  $  456,000     $    --          $ --       $  456,000 $    --
                          ==========     ========         =====      ========== ========
Valuation allowance
 related to deferred tax
 assets.................  $  415,000     $    --          $ --       $  312,000 $103,000
                          ==========     ========         =====      ========== ========
YEAR ENDED DECEMBER 31,
 1996
Valuation allowance
 related to deferred tax
 assets.................  $  103,000     $    --          $ --       $  103,000 $    --
                          ==========     ========         =====      ========== ========

                                 EXHIBIT INDEX

 EXHIBIT NO. NOTE  EXHIBIT DESCRIPTION
 ----------- ----  -------------------
  2.1        (13)  Agreement and Plan of Merger dated as of July 23, 1997 between Alliance and Newport Investment LLC (the "Recapitalization Merger Agreement").
  2.2        (13)  Amendment No. 1 dated as of August 13, 1997 to the Recapitalization Merger
                   Agreement.
  2.3        (12)  Amendment No. 2 dated as of October 13, 1997 to the Recapitalization
                   Merger Agreement.
  2.4        (14)  Guaranty Letter dated July 22, 1997, from AJF III to Alliance.
  3.1         (8)  Restated Certificate of Incorporation of Alliance.
  3.2        (14)  Amendment to Restated Certificate of Incorporation of Alliance.
  3.3        (13)  Form of Amended and Restated Certificate of Incorporation of Alliance.
  3.4        (12)  Form of By-Laws of Alliance, as amended.
  4.1        (14)  Commitment Letter from Bankers Trust Company, dated July 22, 1997.
   5         (14)  Opinion of Irell & Manella LLP re: Legality of Retained Shares.
   8         (12)  Opinion of Irell & Manella LLP re: Certain Tax Matters.
  9.1         (1)  Amended and Restated Voting Trust Agreement between Donaldson, Lufkin &
                   Jenrette Capital Corporation and Meridian Trust Company dated December 29,
                   1988.
 10.1        (10)  Stockholder Agreement dated as of July 23, 1997 among Newport Investment
                   LLC and the stockholders of Alliance party thereto.
 10.2         (4)  Registration Rights Agreement dated as of December 31, 1994 among the
                   Registrant, the Senior Noteholders and the Senior Subordinated
                   Debentureholders.
 10.3         (7)  Amended and Restated 1991 Stock Option Plan of Alliance, including forms of agreement used thereunder.
 10.4         (1)  Form of Indemnification Agreement between Alliance and its directors and/or officers.
 10.5         (2)  Georgia Magnetic Imaging Center, Ltd. Limited Partnership Agreement dated as of March 22, 1985.
 10.6         (2)  Amendment to Georgia Magnetic Imaging Center, Ltd., Limited Partnership
                   Agreement, dated as of July 1, 1993.
 10.7         (3)  Employment Agreement dated as of September 9, 1993 between Alliance and
                   Terry A. Andrues.
 10.8         (3)  Employment Agreement dated as of September 9, 1993 between Alliance and
                   Jay A. Mericle.
 10.9         (9)  Amended and Restated Employment Agreement dated as of May 15, 1997 between
                   Alliance and Terrence M. White.
 10.10        (3)  Employment Agreement dated as of June 6, 1994 between Alliance and Neil M.
                   Cullinan.
 10.11        (3)  Employment Agreement dated as of June 6, 1994 between Alliance and Cheryl
                   A. Ford.
 10.12        (5)  Employment Agreement dated July 7, 1995 between Alliance and Michael W.
                   Grismer.
 10.13       (14)  Employment Agreement dated as of July 23, 1997 between Alliance and
                   Richard N. Zehner.
 10.14       (14)  Employment Agreement dated as of July 23, 1997 between Alliance and
                   Vincent S. Pino.
 10.15       (14)  Agreement Not to Compete dated as of July 23, 1997 among Newport
                   Investment LLC, Alliance, Richard N. Zehner and Vincent S. Pino.
 10.16       (14)  Employment Agreement dated as of June 24, 1997 between SMT Health Services
                   Inc. and Jeff D. Bergman.
 10.17        (9)  Amended and Restated Long-Term Executive Incentive Plan dated as of July
                   22, 1997.
 10.18        (6)  Agreement and Plan of Merger, dated as of April 16, 1996, among Alliance,
                   Alliance Imaging of Pennsylvania, Inc. and Royal Medical Health Services
                   Inc.

EXHIBIT NO.  NOTE  EXHIBIT DESCRIPTION
-----------  ----  -------------------
10.19         (6)  Acquisition Agreement, among Alliance, A&M Trucking Inc. and each of Mark
                   J. Graham and Albert F. Calfo, II, dated April 16, 1996.
10.20         (8)  Stock Purchase Agreement, dated as of March 25, 1997, between Alliance and
                   General Electric Company.
10.21        (12)  1997 Three Rivers Holding Corp. Stock Option Plan, including form of agreement used thereunder.
10.22        (12)  Form of Three Rivers Holding Corp. Option Agreement.
10.23        (11)  Form of Registration Rights Agreement dated as of November   , 1997,
                   between Alliance and the Investor.
10.24        (12)  1997 Alliance Imaging, Inc. Stock Option Plan, including form of agreement used thereunder.
11           (14)  Statement of Computation of Per Share Earnings.
21.1         (14)  List of Subsidiaries.
23.1         (11)  Consent of Ernst & Young LLP.
23.2         (11)  Consent of KPMG Peat Marwick LLP.
23.3               Consent of Irell & Manella LLP (included in Exhibit 5).


23.4         (11)  Consent of Industry Consultant.
23.5         (11)  Consent of Salomon Brothers Inc.
24.1         (14)  Power of Attorney.
27.1               Financial Data Schedule.
99.1         (14)  Election Form.
99.2         (11)  Proxy Card.
99.3         (13)  Opinion of Salomon Brothers Inc.

--------

 (1) Incorporated by reference herein to the indicated exhibits filed in response to Item 16, "Exhibits" of Alliance's Registration Statement on Form S-1, No. 33-40805, initially filed on May 24, 1991.

 (2) Incorporated by reference herein to the indicated exhibits filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993.

 (3) Incorporated by reference herein to the indicated exhibit filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994.

 (4) Incorporated by reference herein to Exhibit 4.5 filed in response to Item 7, "Exhibits" of Alliance's Form 8-K Current Report dated January 25, 1995.

 (5) Incorporated by reference herein to Exhibit 10.36 filed in response to
     Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.

 (6) Incorporated by reference herein to the indicated Exhibit filed in response to Item 6(a), "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

 (7) Incorporated by reference herein to Exhibits filed with Alliance's Registration Statement on Form S-1, No. 33-40805, initially filed on May 24, 1991 and Alliance's definitive Proxy Statement with respect to its Annual Meeting of Shareholders held May 16, 1996.

 (8) Incorporated by reference herein to the indicated Exhibit in response to
     Item 14(a)(3), "Exhibits" of Alliance's Annual Report on Form 10-K for the year ending December 31, 1996.

 (9) Incorporated by reference to indicated exhibits filed in response to Item 6, "Exhibits" of Alliance's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

(10) Incorporated by reference herein to the indicated exhibits filed in response to Item 5, "Exhibits" of Alliance's Form 8-K Current Report dated August 1, 1997.

(11) Filed herewith.

(12) To be filed by amendment.

(13) Annexed to this Registration Statement.

(14) Previously filed.